EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

among

BRIGGS & STRATTON CORPORATION, as Lead Borrower,
the Subsidiary Borrowers from time to time party hereto,
as Borrowers,

VARIOUS LENDERS AND ISSUING BANKS,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, the Collateral Agent and the Swingline Lender
_______________________________________

Dated as of September 27, 2019

JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A.,
BANK OF MONTREAL,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Bookrunners

BANK OF AMERICA, N.A.,
BANK OF MONTREAL,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

ASSET BASED LENDING

US-DOCS\109703890.30

TABLE OF CONTENTS
Page

Article 1	Definitions and Accounting Terms 1

Section 1.01	Defined Terms 1

Section 1.02	Terms Generally and Certain Interpretive Provisions 82

Section 1.03	Exchange Rates; Currency Equivalent 84

Section 1.04	Additional Alternative Currencies 84

Section 1.05	Divisions 85

Section 1.06	Effectuation of Transactions 85

Section 1.07	Timing of Payment or Performance 85

Section 1.08	Joint and Several Liability 85

Section 1.09	Exchange Rates; Currency Equivalents; Basket Calculations 85

Section 1.10	Interpretation (Australia) and Code of Banking Practice (Australia) 86

Article 2	Amount and Terms of Credit 87

Section 2.01	The Commitments 87

Section 2.02	Loans 87

Section 2.03	Borrowing Procedure 89

Section 2.04	Evidence of Debt; Repayment of Loans 90

Section 2.05	Fees 91

Section 2.06	Interest on Loans 92

Section 2.07	Termination and Reduction of Commitments 95

Section 2.08	Interest Elections 96

Section 2.09	Optional and Mandatory Prepayments of Loans 97

Section 2.10	Payments Generally; Pro Rata Treatment; Sharing of Set‑offs 100

Section 2.11	Defaulting Lenders 101

Section 2.12	Swingline Loans 103

Section 2.13	Letters of Credit 104

Section 2.14	Settlement Amongst Lenders 113

Section 2.15	Revolving Commitment Increase 114

Section 2.16	Lead Borrower 115

Section 2.17	Overadvances 116

Section 2.18	Protective Advances 116

Section 2.19	Extended Loans 117

Section 2.20	MIRE Events 119

Article 3	Yield Protection, Illegality and Replacement of Lenders 120

Section 3.01	Increased Costs, Illegality, Etc. 120

Section 3.02	Compensation 122

Section 3.03	Change of Lending Office 123

Section 3.04	Replacement of Lenders 123

Article 4	Swiss Guaranty Limitations 125

Article 5	Taxes 127

Section 5.01	Net Payments 127

Article 6	Conditions Precedent 132

Section 6.01	Conditions Precedent to Credit Events on the Closing Date 132

Section 6.02	Conditions Precedent to All Credit Events 135

Article 7	[Reserved] 136

Article 8	Representations, Warranties and Agreements 136

Section 8.01	Organization; Powers 136

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Page

Section 8.02	Authorization 136

Section 8.03	Enforceability 137

Section 8.04	Governmental Approvals 137

Section 8.05	Financial Statements 137

Section 8.06	No Material Adverse Effect 137

Section 8.07	Title to Properties; Possession Under Leases; Flood Documentation 138

Section 8.08	Subsidiaries 138

Section 8.09	Litigation; Compliance with Law 138

Section 8.10	Federal Reserve Regulations 139

Section 8.11	Investment Company Act 139

Section 8.12	Use of Proceeds 139

Section 8.13	Tax 139

Section 8.14	No Material Misstatements 139

Section 8.15	Employee Benefit Plans 140

Section 8.16	Environmental Matters 140

Section 8.17	Security Documents 141

Section 8.18	Solvency 142

Section 8.19	Labor Matters 142

Section 8.20	Insurance 142

Section 8.21	Intellectual Property; Licenses, Etc. 142

Section 8.22	USA PATRIOT Act 143

Section 8.23	Anti-Corruption Laws and Sanctions 143

Section 8.24	[reserved] 143

Section 8.25	EEA Financial Institutions 143

Section 8.26	Beneficial Ownership Certificate 143

Section 8.27	Centre of Main Interests 143

Section 8.28	[reserved] 143

Section 8.29	[reserved] 143

Section 8.30	Borrowing Base Certificate 143

Section 8.31	Compliance with the Swiss Non-Bank Rules 144

Article 9	Affirmative Covenants 144

Section 9.01	Existence; Business and Properties 144

Section 9.02	Insurance 145

Section 9.03	Taxes 146

Section 9.04	Financial Statements, Reports, Etc. 147

Section 9.05	Litigation and Other Notices 148

Section 9.06	Compliance with Laws 149

Section 9.07	Maintaining Records; Access to Properties and Inspections 149

Section 9.08	Use of Proceeds 151

Section 9.09	Compliance with Environmental Laws 151

Section 9.10	Further Assurances; Additional Guarantors; Additional Security 151

Section 9.11	Unrestricted Subsidiaries 156

Section 9.12	Post-Closing 156

Section 9.13	[reserved] 156

Section 9.14	[reserved] 156

Section 9.15	Centre of Main Interests 156

Section 9.16	[reserved] 156

Section 9.17	[reserved] 156

Section 9.18	Collateral Monitoring and Reporting 156

Section 9.19	Financial Assistance 160

Section 9.20	Foreign Collateral 160

Section 9.21	Australian PPSA Undertaking 160

Section 9.22	Australian Tax Consolidation 161

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Page

Section 9.23	Compliance with the Swiss Non-Bank Rules 161

Article 10	Negative Covenants 161

Section 10.01	Indebtedness 161

Section 10.02	Liens 166

Section 10.03	Limitations on Certificate of Incorporation, By-Laws and Certain Other Agreements, Etc 171

Section 10.04	Investments, Loans and Advances 171

Section 10.05	Mergers, Consolidations, Sales of Assets and Acquisitions 175

Section 10.06	Restricted Payments 179

Section 10.07	Transactions with Affiliates 180

Section 10.08	Business of the Lead Borrower and the Subsidiaries; Etc. 183

Section 10.09	Restrictions on Subsidiary Distributions and Negative Pledge Clauses 183

Section 10.10	Financial Covenant 185

Section 10.11	Fiscal Quarter and/or Fiscal Year 185

Article 11	Events of Default 185

Section 11.01	Events of Default 185

Section 11.02	Application of Funds 190

Article 12	The Administrative Agent 195

Section 12.01	Appointment and Authorization 195

Section 12.02	Delegation of Duties 196

Section 12.03	Exculpatory Provisions 197

Section 12.04	Reliance by Administrative Agent 198

Section 12.05	No Other Duties, Etc. 198

Section 12.06	Non-reliance on Administrative Agent and Other Lenders 198

Section 12.07	Indemnification by the Lenders 198

Section 12.08	Rights as a Lender 199

Section 12.09	Administrative Agent May File Proofs of Claim; Credit Bidding 199

Section 12.10	Resignation of the Agents 200

Section 12.11	Collateral Matters and Guarantee Matters 201

Section 12.12	Bank Product Providers 202

Section 12.13	Withholding Taxes 202

Section 12.14	Australian Security Trust Deed 202

Section 12.15	Parallel Debt Undertaking 203

Section 12.16	[reserved] 204

Section 12.17	[reserved] 204

Section 12.18	Certain ERISA Matters 204

Article 13	Miscellaneous 205

Section 13.01	Payment of Expenses, Etc. 205

Section 13.02	Right of Set-off 207

Section 13.03	Notices 207

Section 13.04	Benefit of Agreement; Assignments; Participations, Etc. 208

Section 13.05	No Waiver; Remedies Cumulative 213

Section 13.06	Exclusions of the Australian PPSA; Australian PPSA Further Assurances 213

Section 13.07	Distributable Reserves 214

Section 13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT 214

Section 13.09	Counterparts 216

Section 13.10	[reserved] 216

Section 13.11	Headings Descriptive 216

Section 13.12	Amendment or Waiver; Etc. 216

Section 13.13	Survival 219

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Page

Section 13.14	[reserved] 219

Section 13.15	Confidentiality 219

Section 13.16	USA Patriot Act Notice 221

Section 13.17	[reserved] 221

Section 13.18	Release of Liens and Guarantees 221

Section 13.19	[reserved] 224

Section 13.20	Waiver of Sovereign Immunity 224

Section 13.21	Acknowledgement Regarding Any Supported QFCs 224

Section 13.22	Absence of Fiduciary Relationship 225

Section 13.23	Judgment Currency 225

Section 13.24	Electronic Execution of Assignments and Certain Other Documents 225

Section 13.25	Entire Agreement 225

Section 13.26	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 225

Section 13.27	Confirmation of Lender’s Status as a Swiss Qualifying Lender 226

Section 13.28	Termination of Commitments under Existing Credit Agreement 226

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SCHEDULE 1.01(A)	Designated Account Debtors

SCHEDULE 1.01(B)	Mortgaged Property

SCHEDULE 1.01(C)	Existing Letters of Credit

SCHEDULE 2.01	Commitments

SCHEDULE 8.04	Governmental Approvals

SCHEDULE 8.05	Financial Statements

SCHEDULE 8.08(a)	Subsidiaries

SCHEDULE 8.08(b)	Subscriptions

SCHEDULE 8.16	Environmental Matters

SCHEDULE 8.20	Insurance

SCHEDULE 8.21	Intellectual Property

SCHEDULE 9.12	Post-Closing Items

SCHEDULE 9.18	Deposit Accounts

SCHEDULE 10.01	Indebtedness

SCHEDULE 10.02(a)	Liens

SCHEDULE 10.04	Investments

SCHEDULE 10.07	Transactions with Affiliates

SCHEDULE 13.03	Lender Addresses

EXHIBIT A-1	Form of Notice of Borrowing

EXHIBIT A-2	Form of Notice of Swingline Borrowing

EXHIBIT A-3	Form of Notice of Conversion/Continuation

EXHIBIT B	Form of Note

EXHIBIT C-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT C-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT C-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT C-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT D	Form of Notice of Secured Bank Product Provider

EXHIBIT E	Form of Solvency Certificate

EXHIBIT F	[Reserved]

EXHIBIT G	Form of Perfection Certificate

EXHIBIT H	[Reserved]

EXHIBIT I	Form of U.S. Collateral Agreement

EXHIBIT J	Form of Compliance Certificate

EXHIBIT K	Form of Assignment and Assumption

-v-

THIS REVOLVING CREDIT AGREEMENT, dated as of September 27, 2019 among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), each of the other Borrowers (as hereinafter defined) party hereto from time to time, the Lenders (as hereinafter defined) party hereto from time to time, the Issuing Banks (as hereinafter defined) party hereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent, the Collateral Agent, the Australian Security Trustee and the Swingline Lender. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $625,000,000, consisting of (i) a North American Revolving Facility in an aggregate principal amount at any time outstanding not to exceed $585,000,000 and (ii) a Swiss Revolving Facility in an aggregate principal amount at any time outstanding not to exceed $40,000,000, (b) the Borrowers have requested that the Issuing Banks issue Letters of Credit under each Facility in an aggregate stated amount at any time outstanding not to exceed $50,000,000 and (c) the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans under each Facility in an aggregate principal amount at any time outstanding not to exceed $62,500,000.
NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the Borrowers and the Issuing Banks are willing to issue Letters of Credit on the terms and subject to the conditions set forth herein.

Article 1	DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.
“Account Party” shall have the meaning assigned to such term in Section 2.13(a).
“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York or, if applicable, in the Canadian PPSA or the Australian PPSA, in which any Person now or hereafter has rights and shall include all rights to payment for goods sold or leased, or for services rendered.
“Acquisition” shall mean any transaction or series of related transactions (unless solely among the Lead Borrower and/or one or more of its Subsidiaries) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person.
“Acquisition Debt” shall mean, as to any Acquisition, any Indebtedness assumed by the Lead Borrower or any of its Subsidiaries in connection therewith.
“Additional Mortgage” shall have the meaning assigned to such term in Section 9.10(c).

“Additional Security Documents” shall mean each document relating to Collateral that is entered into pursuant to any Initial Security Agreement or Section 9.10.
“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year.
“Administrative Agent” shall mean JPMCB, in its capacity as the Administrative Agent for the Lenders hereunder, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Administrative Agent appointed pursuant to Section 12.10.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Lead Borrower or any subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith; provided further that no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director (or the equivalent thereof) or senior officer of such Person.
“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Loan Documents, the Lead Arrangers and the Documentation Agent.
“Aggregate Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the Aggregate Exposures on such date.
“Aggregate Borrowing Base” shall mean the sum of all of the Borrowing Bases.
The Aggregate Borrowing Base or any component thereof at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(p) or Section 9.18(a), as applicable.
The Administrative Agent shall (i) promptly notify the Lead Borrower in writing (including via e-mail) whenever it determines that a Borrowing Base as of any specified date set forth on a Borrowing Base Certificate differs from such Borrowing Base as determined by the Administrative Agent for such date, (ii) discuss at such time the basis for any such deviation and any changes proposed by the Lead Borrower, including the reasons for any impositions of or changes in Reserves (in the Administrative Agent’s Permitted Discretion and subject to the definition thereof) or eligibility criteria, with the Lead Borrower, (iii) consider at such time, in the exercise of its Permitted Discretion, any additional factual information provided by the Lead Borrower relating to the determination of such Borrowing Base and (iv) promptly notify the Lead Borrower of its decision with respect to any changes proposed by the Lead Borrower. Pending a decision by the Administrative Agent to make any requested change, the initial determination of such Borrowing Base by the Administrative Agent shall continue to constitute such Borrowing Base.

“Aggregate Commitments” shall mean, at any time, the aggregate amount of the North American Revolving Commitments and the Swiss Revolving Commitments of all Lenders.
“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans plus (b) the LC Exposure, each determined at such time.
“Agreement” shall mean this Revolving Credit Agreement, as may be amended, restated, amended and restated, modified, supplemented, extended or renewed from time to time.
“ALTA” shall mean the American Land Title Association.
“ALTA Survey” shall mean, with respect to real property located in the United States, an ALTA survey (or its equivalent in non-ALTA jurisdictions) as of a date reasonably acceptable to the Administrative Agent and the title company issuing the applicable Mortgage Policy, certified to the Administrative Agent and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such real property is located and reasonably acceptable to the Administrative Agent, showing no Liens other than the Permitted Liens and containing any Table A items (or their equivalent in non-ALTA jurisdictions) reasonably requested by the Administrative Agent and sufficient in all respects to remove the standard survey exceptions from the applicable Mortgage Policy and to allow the issuance of such survey-related endorsements that the Administrative Agent shall reasonably request.
“Alternative Currency” shall mean, (a) with respect to the North American Revolving Facility, each currency approved in accordance with Section 1.04 and (b) with respect to the Swiss Revolving Facility, (i) Pound Sterling, (ii) Euros, (iii) Australian Dollars and (iv) Swiss Francs, in each case of this clause (b) together with each other currency that is approved in accordance with Section 1.04.
“AML Legislation” shall mean anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, in each case to the extent applicable to the Loan Parties.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Lead Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption or money-laundering.
“Applicable Account Diligence” shall have the meaning assigned to such term in the definition of “Eligible Accounts”.
“Applicable Inventory Diligence” shall have the meaning assigned to such term in the definition of “Eligible Inventory”.
“Applicable Margin” shall mean, with respect to any Type of Revolving Loan, the per annum margin set forth below, as determined by the Consolidated Fixed Charge Coverage Ratio as of the most recent determination date:

Level	Consolidated Fixed Charge Coverage Ratio	Base Rate Loans	LIBO Rate Loans and Overnight LIBO Rate Loans
I	> 1.75:1.00	0.50%	1.50%
II	> 1.40:1.00 ≤ 1.75:1.00	0.75%	1.75%
III	> 1.00:1.00 ≤ 1.40:1.00	1.00%	2.00%
IV	≤ 1.00:1.00	1.25%	2.25%

If at any time the Lead Borrower fails to deliver any Financial Statements or Compliance Certificate required under Section 9.04 on or before the date such Financial Statements and Compliance Certificate are due, Level IV shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such Financial Statements and Compliance Certificate are actually delivered, after which the Level shall be determined in accordance with this definition.
Except as otherwise provided in the paragraph below or in the immediately preceding paragraph, adjustments, if any, to the Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financial Statements and Compliance Certificate (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).
Notwithstanding anything to the contrary set forth in this definition, Level III shall be deemed to be applicable until the Administrative Agent’s receipt of the Financial Statements for the Lead Borrower’s first full fiscal quarter ending after the Closing Date (unless such Financial Statements demonstrate that Level IV should have been applicable during such period, in which case Level IV shall be deemed to be applicable during such period) and adjustments to the Level then in effect shall thereafter be effected in accordance with the terms of this definition.
“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of Notices of Borrowings and payments by Borrowers, notified in writing to the Lead Borrower.
“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate or branch of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.
“Asset Sale” shall mean (x) any Disposition (including any sale and lease-back of assets and any mortgage or lease of owned Real Property) to any person of any asset or assets of the Lead Borrower or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Lead Borrower or a Subsidiary.
“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the

Administrative Agent and the Lead Borrower (such approval by the Lead Borrower not to be unreasonably withheld, delayed or conditioned).
“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.
“AUD Rate” shall mean, for any Loans denominated in Australian Dollars, the AUD Screen Rate or, if applicable pursuant to the definition of “LIBO Rate”, the applicable Interpolated Rate or such other rate as determined pursuant to the terms of Section 3.01, as applicable.
“AUD Screen Rate” shall mean, with respect to any Interest Period, the Australian Bank Bill Swap Reference Rate (Bid) as administered by ASX Benchmarks Pty Limited (or any other Person that takes over the administration of such rate) for a tenor equal to such Interest Period displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and applied generally by the Administrative Agent to other credit facilities for which it acts as administrative agent for purposes of determining such rate) at or about 11:00 a.m. (Sydney, Australia time) on the Quotation Day for such Interest Period.
“Australian Account Control Deed” means each account control agreement over an Australian ADI Account held by a Loan Party between that Loan Party, the account bank that holds that Australian ADI Account and the Australian Security Trustee.
“Australian ADI Account” shall have the meaning assigned to such term in Section 10 of the Australian PPSA.
“Australian Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:
(a)    Eligible Cash of the Australian Loan Parties; plus
(b)    (i) the book value of all Eligible Accounts of the Australian Loan Parties owing by an Account Debtor that has an Investment Grade Rating multiplied by the advance rate of 90% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 95%) plus (ii) the book value of all other Eligible Accounts of the Australian Loan Parties multiplied by the advance rate of 85% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 90%); plus
(c)    the lesser of (i) the Cost of Eligible Inventory of the Australian Loan Parties multiplied by the advance rate of 75% and (ii) the Cost of Eligible Inventory of the Australian Loan Parties

multiplied by the appraised NOLV Percentage of Eligible Inventory of the Australian Loan Parties multiplied by the advance rate of 85% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 90%); minus
(d)    any Reserves pertaining to the Australian Loan Parties established from time to time by the Administrative Agent in accordance herewith (without duplication of any Reserves deducted in the calculation of any other Borrowing Base);
provided that in no event shall the aggregate amount of Eligible Cash included in all the Borrowing Bases exceed $35,000,000 at any time.
“Australian Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Australian Security Document (including any Additional Security Documents) or will be granted in accordance with requirements set forth in Section 9.12, including, without limitation, all collateral as described in the Australian Security Agreement. For the avoidance of doubt, in no event shall Australian Collateral include Excluded Property.
“Australian Corporations Act” shall mean the Corporations Act 2001 (Cth) of Australia.
“Australian Dollars” shall mean the lawful currency of Australia.
“Australian GAAP” shall mean generally accepted accounting principles, standards and practices in Australia.
“Australian Loan Parties” shall mean, individually and collectively, each Australian Subsidiary that is a Guarantor.
“Australian Pension Plan” shall mean a superannuation, retirement benefit or pension fund (whether established by deed or under any statute of Australia or any state or territory of Australia) contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Australian employees and officers or former employees and officers.
“Australian Priority Payables Reserve” shall mean reserves for amounts which rank or are capable of ranking in priority to the Liens granted to the Australian Security Trustee under the Security Documents, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due or which may become due and not paid for wages, long service leave, retrenchment, payment in lieu of notice, or vacation pay (including in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth of Australia)), any preferential claims as set out in the Australian Corporations Act, amounts due or which may become due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Taxation Administration Act 1953 (Cth of Australia) (but excluding Pay as You Go income withholding tax) and amounts in the future, currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan.
“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian Security Agreement” shall mean:
(a)    each Initial Australian Security Agreement; and
(b)    any other security deed, mortgage or agreement entered into, after the date of this Agreement by any Australian Loan Party or any other Person in respect of Australian Collateral for the benefit of the Secured Parties (in each case as required by this Agreement or any other Loan Document).
“Australian Security Documents” shall mean the Australian Security Agreement, the Australian Security Trust Deed and each Australian Account Control Deed.
“Australian Security Trust Deed” shall mean the Security Trust Deed, dated on or about the date of this Agreement, among each Loan Party thereto, the Administrative Agent and the Australian Security Trustee.
“Australian Security Trustee” shall mean JPMCB or any other security trustee appointed under this Agreement and the Australian Security Trust Deed.
“Australian Subsidiary” shall mean any Subsidiary of the Lead Borrower that is organized under the laws of Australia.
“Australian Tax Act” shall mean the Income Tax Assessment Act 1936 of Australia.
“Australian Tax Consolidated Group” shall mean a “Consolidated Group” or an “MEC Group” as defined in the Australian Tax Act.
“Availability Conditions” shall be deemed satisfied only if:
(a)    each Lender’s North American Revolving Exposure does not exceed such Lender’s North American Revolving Commitment;
(b)    each Lender’s Swiss Revolving Exposure does not exceed such Lender’s Swiss Revolving Commitment;
(c)    the aggregate Revolving Exposures of all Lenders with respect to the U.S. Loan Parties do not exceed an amount equal to (i) the U.S. Borrowing Base minus (ii) the excess, if any, of (A) the aggregate Revolving Exposures of all Lenders with respect to the Foreign Loan Parties over (B) the sum of the Australian Borrowing Base plus the Swiss Borrowing Base;
(d)    the aggregate Revolving Exposures of all Lenders with respect to the Foreign Loan Parties do not exceed an amount equal to (i) the sum of the U.S. Borrowing Base plus the Australian Borrowing Base plus the Swiss Borrowing Base minus (ii) the aggregate Revolving Exposures of all Lenders with respect to the U.S. Loan Parties; and
(e)    if any Senior Notes then remain outstanding (it being understood that, at any time of determination, any Senior Notes that have been defeased and/or discharged in accordance with the terms of the Senior Notes Indenture shall not be deemed to be outstanding), the Aggregate Exposures are permitted to be incurred at such time pursuant to the Senior Notes Indenture.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bail-In Lender” shall have the meaning assigned to such term in Section 3.04.
“Bank Product” shall mean any of the following products, services or facilities extended to the Lead Borrower or any of its Subsidiaries: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card, purchase card and merchant card services; (d) Supply Chain Financings and (e) other banking products or services (including, without limitation, demand lines of credit) as may be requested by the Lead Borrower or any of its Subsidiaries, other than Letters of Credit issued pursuant to the provisions of Section 2.13 by the Administrative Agent or any Issuing Bank.
“Bank Product Debt” shall mean Indebtedness and other obligations of a Borrower or any of its Subsidiaries relating to Bank Products.
“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations (which shall at all times include a reserve for the maximum amount of all Noticed Hedges outstanding at that time).
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.
“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00%, (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day and (d) 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.
“Base Rate Loan” shall mean each Revolving Loan which is designated or deemed designated as a Revolving Loan bearing interest at the Base Rate by the Lead Borrower at the time of the incurrence thereof or conversion thereto. All Base Rate Loans shall be denominated in U.S. Dollars.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall mean, subject to Section 9.10(g) and Section 13.18(b)(2), the U.S. Borrowers and the Swiss Borrower.
“Borrowing” shall mean the borrowing of the same Type, Class and in the same currency, of Revolving Loan by the Borrowers from all the Lenders having Commitments under the applicable Facility on a given date (or resulting from a conversion or conversions on such date), having, in the case of LIBO Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 3.01 shall be considered part of the related Borrowing of LIBO Rate Loans.
“Borrowing Base” shall mean any of the U.S. Borrowing Base, the Australian Borrowing Base and the Swiss Borrowing Base, as applicable.
“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Lead Borrower in form and substance reasonably satisfactory to the Administrative Agent.
“Budget” shall have the meaning assigned to such term in Section 9.04(e).
“Business Day” shall mean any day that is any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, and (A) in connection with Loans to the Swiss Borrower, any day except Saturday, Sunday and any day which shall be in London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, (B) if such day relates to (x) any Loans denominated in Euros or (y) payment or purchase of Euros, any day on which TARGET2 payment system is open for the settlement of payments in Euros, (C) if such day relates to (x) any Loans denominated in Pound Sterling or (y) payment or purchase of Pound Sterling, any day on which banks are open for general business in London and (D) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, any day which is a Business Day which is also a day for trading by and between banks in the New York or London interbank market or the principal financial center of such Alternative Currency.
“Canadian Collateral” shall mean all property (whether real, personal or otherwise) located in Canada with respect to which any security interests have been granted (or purported to be granted) pursuant to any U.S. Security Document (including any Additional Security Documents) or will be granted in accordance with requirements set forth in Section 9.12, including, without limitation, all collateral as described in the U.S. Security Documents. For the avoidance of doubt, in no event shall Canadian Collateral include Excluded Property.
“Canadian Dollars” and “C$” shall mean the lawful money of Canada.
“Canadian Economic Sanctions and Export Control Laws” shall mean any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.
“Canadian PPSA” shall mean the Personal Property Security Act (Ontario), as amended; provided that, in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non‑perfection of a security interest or other applicable Lien is governed by other personal property security laws in any other province or territory of Canada, the term “Canadian PPSA” shall mean such other personal property security laws (including the Civil Code (Quebec)) of such other province or territory of Canada.
“Canadian Unpaid Supplier Reserve” shall mean, with respect to each U.S. Loan Party, a reserve established by the Administrative Agent in the exercise of its Permitted Discretion in respect of (i) any Inventory that is subject to rights of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) as amended, or any other laws of Canada or laws of any Province of Canada that grant repossession, revendication or similar rights to an unpaid supplier, and (ii) Accounts, Inventory and/or proceeds thereof subject to security interests, trusts or repossessory rights in favor of farmers under Section 81.2 of the Bankruptcy and Insolvency Act (Canada), in each case, where such supplier’s or farmer’s right ranks or is capable of ranking in priority to, or pari passu with, one or more of the Liens granted in the Security Documents.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased substantially simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that (A) they are actually paid for by any Person other than a Loan Party or any of its Subsidiaries and (B) no Loan Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.
“Capitalized Lease Obligations” shall mean an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. In the case of an Australian Loan Party, it shall not include any liability in respect of a lease or hire purchase contract which would, in accordance with Australian GAAP in force prior to January 1, 2019, have been treated as an operating lease.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lender (as applicable) and the Lenders, cash (or other credit support in the form of a standby letter of credit in form and substance, and issued by a financial institution, reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash in accordance with Section 2.13(j).
“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean:

(i)    U.S. Dollars, Canadian Dollars, Pound Sterling, Euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(ii)    readily marketable direct obligations of any member of the European Economic Area or Switzerland or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
(iii)    marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
(iv)    securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twelve (12) months from the date of acquisition;
(v)    certificates of deposit and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four (24) months and overnight bank deposits, in each case, with any Lender party to this Agreement at the time of acquisition thereof or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;
(vi)    repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;
(vii)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four (24) months after the date of acquisition;
(viii)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and
(ix)    Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four (24) months after the date of acquisition.
“Cash Management Services” shall mean any services provided from time to time to any Borrower or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the Closing Date or, as to any Lender, if later, the date such Lender becomes a party hereto, (b) any change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date or, as to any Lender, if later, the date such Lender becomes a party hereto or (c) compliance by any Lender, Issuing Bank or Swingline Lender (or, for purposes of Section 3.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date or, as to any Lender, if later, the date such Lender becomes a party hereto; provided, however, that, notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd‑Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender, Issuing Bank or Swingline Lender with any request or directive relating to the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III (including CRD IV), shall in each case under clauses (x) and (y) above be deemed to be a “Change in Law” regardless of when adopted, enacted, issued or implemented but, for purposes of Section 2.15, only to the extent it is the general policy of a Lender, Issuing Bank or Swingline Lender, as applicable, to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (b) and (c) of Section 3.01 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.
“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) or any person or group of persons acting in concert of Equity Interests representing more than 50% of the aggregate ordinary voting power for the election of directors of the Lead Borrower (determined on a fully diluted basis); (b) the sale, lease or transfer (other than by way of merger, amalgamation, consolidation or other business combination transaction, and excluding the creation of a Lien), in one or a series of related transactions, of all or substantially all of the assets of the Lead Borrower and its Subsidiaries, taken as a whole, to any person, other than the Lead Borrower or any of its Subsidiaries; or (c) except as otherwise permitted by this Agreement, the Lead Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in any other Borrower.
“Chattel Paper” shall have the meaning assigned to such term in Article 9 of the UCC or, if applicable, in the Canadian PPSA or the Australian PPSA (section 10).
“Class” (a) when used with respect to Lenders, refers to whether such Lender has a Loan, Protective Advance or Commitment with respect to the North American Revolving Facility or the Swiss Revolving Facility, (b) when used with respect to Commitments, refers to whether such Commitments are the North American Revolving Commitments or the Swiss Revolving Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans under the North American Revolving Facility, Loans under the Swiss Revolving Facility or Protective Advances under the North American Revolving Facility or the Swiss Revolving Facility.

“Closing Date” shall mean September 27, 2019.
“Closing Date Extension Amount” shall mean (a) to the extent that any real property located in New York State is included in the U.S. Borrowing Base, $3,840,000 and (b) otherwise, $0.
“Closing Date Mortgaged Properties” shall have the meaning assigned to such term in the definition of the term “Mortgaged Properties”.
“Closing Date Refinancing” shall mean the repayment in full and termination of all outstanding loans and commitments and termination and release of any guarantees in connection therewith under that certain Credit Agreement, dated as of March 25, 2016, as amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time, by and among the Lead Borrower, the other borrowers and guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto.
“Co-Syndication Agents” shall mean Bank of America, N.A., Bank of Montreal and Wells Fargo Bank, National Association, in their capacities as co-syndication agents under this Agreement.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean, collectively, the U.S. Collateral and the Foreign Collateral.
“Collateral Agent” shall mean JPMCB, in its capacity as Collateral Agent for the Secured Parties, and, where the context requires, shall include JPMCB in its capacity as Australian Security Trustee, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Collateral Agent appointed pursuant to Section 12.10.
“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the last two paragraphs of Section 9.10, and subject to Schedule 9.12 (as may be updated pursuant to Section 13.12 of this Agreement) (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):
(a)    on the Closing Date, the Collateral Agent shall have received:
(i)    from (A) each U.S. Loan Party and (B) each other Loan Party that owns Equity Interests of a person incorporated or organized under the law of the United States, any state thereof, or the District of Columbia (other than Excluded Securities) (provided that the grant by any such other Loan Party under the Initial U.S. Security Agreement shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in the Initial U.S. Security Agreement), a counterpart of the Initial U.S. Security Agreement,
(ii)    from each Loan Party, a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person,
(iii)    from each Australian Loan Party, each Initial Australian Security Agreement to which it is a party,
(iv)    from the Lead Borrower, the Initial Australian Security Agreement in paragraph (c) of the definition thereof,

(v)    from each Swiss Loan Party, each Initial Dutch Security Agreement and each Initial Swiss Security Agreement to which it is a party, and
(vi)    from each Swiss Loan Party, a valid and enforceable first ranking security interest (subject to any Liens permitted under Section 10.02(d) or (n)(i) of this Agreement, solely to the extent such Liens arise by operation of law and either (x) such Liens are permitted by the related Deposit Account Control Agreement or (y) the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Liens) over each of its Collection Accounts governed by the laws of the jurisdiction where the relevant Collection Account is located (including the Initial UK Security Agreement);
(b)    on the Closing Date, (i)(A) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (B) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents, (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers, stock transfer forms or other instruments of transfer with respect thereto (as applicable) endorsed in blank and appropriate authorities to complete and date same and certified copy share registers and (iii) the Collateral Agent shall have received with respect to each Mortgaged Property located in the United States of America or any State thereof as of the Closing Date, the Flood Documentation; provided that to the extent any such Flood Documentation cannot be delivered on or prior to the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so and without undue burden and expense, then the provision of such Flood Documentation may be delivered within ninety (90) days after the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion) but in any event, prior to the delivery of the related Mortgage for such Real Property;
(c)    in the case of any Person that becomes a Borrower or a Guarantor after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement, (ii) a supplement to the applicable Security Document referred to in clause (a) above and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Borrower or Guarantor and (iii) if requested by the Collateral Agent, such documents, certificates and opinions with respect to such Person of the type described in Section 6.01;
(d)    after the Closing Date (x) all outstanding Equity Interests of any person that becomes a Borrower or Guarantor after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party, and Indebtedness owing to a Loan Party after the Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers, stock transfer forms or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(e)    as of the Closing Date, except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code, Australian PPSA and Canadian PPSA financing statements, and filings with the United States Copyright Office, the United States Patent and Trademark Office and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens purported to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;
(f)    as of the Closing Date, evidence of the insurance (if any) required by the terms of Section 9.02 hereof shall have been received by the Collateral Agent;
(g)    after the Closing Date, the Collateral Agent shall have received such other Security Documents as may be required to be delivered pursuant to Section 9.10 or the Security Documents;
(h)    (x) within ninety (90) days after the Closing Date with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(B) (or on such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 9.10 with respect to Mortgaged Properties encumbered pursuant to such Section 9.10, the Collateral Agent shall have received:
(A)    counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording, registering or filing (together with any other forms or undertakings that are required or customary to effect such recording, registration or filing) in all filing, registration or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of filing, registration or recordation thereof, and
(B)    with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the due authorization, execution and delivery, the enforceability, and perfection of the Mortgages and such other matters customarily covered in real estate mortgage counsel opinions as the Collateral Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters;
provided that, notwithstanding the foregoing, it is hereby understood and agreed that no Real Property may constitute “Eligible Real Property” until the Collateral Agent’s receipt of the items described in clauses (A) and (B) above; and
(i)    within (x) ninety (90) days after the Closing Date (or on such later date as the Collateral Agent may agree in its reasonable discretion) with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(B) located in the United States and (y) the time periods set forth in Section 9.10 with respect to Mortgaged Properties located in the United States and encumbered pursuant to said Section 9.10, the Collateral Agent shall have received:
(A)    a Mortgage Policy, and
(B)    an ALTA Survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States; provided, however, that, so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy or policies and issue such survey-related endorsements as the Administrative Agent shall reasonably require and to issue a “same as survey” endorsement, in lieu of a new or revised ALTA Survey, the Borrowers may provide a “no material change” affidavit with respect to any prior survey for the respective Mortgaged Property (which prior survey otherwise substantially complies with the foregoing survey requirements);
provided that, notwithstanding the foregoing, it is hereby understood and agreed that no real property may constitute “Eligible Real Property” until the Collateral Agent’s receipt of the items described in clauses (A) and (B) above.
Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, but subject to the provisos set forth at the end of clauses (h) and (i) above, it is understood that to the extent any Collateral (other than Collateral with respect to which a lien may be perfected by (A) the filing of a Uniform Commercial Code, Canadian PPSA or Australian PPSA financing statement, (B) delivery and taking possession of stock or share certificates of the Subsidiaries of the Lead Borrower or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Closing Date after the use of commercially reasonable efforts by the Borrowers to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the Closing Date or any Credit Event on or within ninety (90) days after the Closing Date and shall instead be required to be delivered and perfected within ninety (90) days after the Closing Date (subject to extension by the Administrative Agent in its sole discretion).
“Collection Account” has the meaning given to that term in Section 9.18(e)(i).
“Collections” has the meaning given to that term in Section 9.18(e)(i).
“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, North American LC Commitment, Swiss LC Commitment or Swingline Commitment, or any Extended Revolving Loan Commitment.
“Commodity Account” shall have the meaning assigned to such term in Article 9 of the UCC or, if applicable, a futures account as defined in the Canadian PPSA.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate of the Responsible Officer of the Lead Borrower substantially in the form of Exhibit J hereto.
“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters for which Financial Statements were required to have been delivered, the ratio of (a) EBITDA of the Lead Borrower and its Subsidiaries for such period minus the sum of (x) Capital Expenditures of the Lead Borrower and its Subsidiaries paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness hereunder)) for such period, (y) the amount of cash payments made during such period (net of cash refunds received during such period) by the Lead Borrower and its Subsidiaries in respect of federal, state, local and foreign income taxes during such period and (z)

Dividends permitted by Section 10.06(d), (g), (h), (j) or (l) paid in cash for such period (provided, however, that, for purposes of calculating the amount to be subtracted under this clause (z) for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, such amount shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365) to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” shall mean, for any period of four consecutive fiscal quarters for which Financial Statements were required to have been delivered, for the Lead Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, calculated on a Pro Forma Basis, of (a) Consolidated Interest Expense for such period to the extent paid in cash (or accrued and payable on a current basis in cash), (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of long-term Consolidated Indebtedness (excluding any scheduled payment at maturity, including the scheduled payment at maturity of the Senior Notes) and (c) the aggregate amount by which the U.S. Fixed Asset Advance has been reduced due to each decrease in the Equipment Amortization Factor, the Real Property Amortization Factor and the Trademark Amortization Factor during such period. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, Consolidated Fixed Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.
“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of the Lead Borrower and its Subsidiaries, (ii) all Indebtedness of the Lead Borrower and its Subsidiaries of the type described in clause (a) of the definition of “Indebtedness” and (iii) all contingent obligations of the Lead Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with GAAP and calculated on a Pro Forma Basis.
“Consolidated Interest Expense” shall mean, for any period, without duplication, the sum of (a) total interest expense (including interest expense attributable to Capital Lease Obligations in accordance with GAAP) of the Lead Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Lead Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined on a consolidated basis for the Lead Borrower and its consolidated Subsidiaries in accordance with GAAP; and (b) to the extent not included in clause (a), the consolidated yield or discount accrued during such period on the aggregate amount of all investments or claims held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with each Qualified Securitization Transaction. For purposes hereof, “Consolidated Interest Expense” shall be calculated on a Pro Forma Basis, including to give pro forma effect to each Permitted Acquisition (including any Indebtedness assumed by the Lead Borrower or any of its Subsidiaries in connection with such Permitted Acquisition and related interest expense) and each disposition of any Subsidiary or of any business or division of a Subsidiary or all or substantially all of the assets of any Subsidiary or of any business or division of a Subsidiary or of greater than 50% of the capital stock, partnership interests, membership interests or equity of any Subsidiary (including any Indebtedness repaid in connection therewith and related interest expense), in each case that occurred during the applicable Test Period as if such Permitted Acquisition or disposition had occurred at the inception of such Test Period.
“Consolidated Net Income” shall mean, for any period, the aggregate of the net income (or net loss) of the Lead Borrower and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis; provided that the net income of any other Person which is not a Subsidiary of the Lead Borrower shall be included in the Consolidated Net Income of the Lead Borrower only to the extent of the amount of cash dividends or distributions paid to the Lead Borrower or to a consolidated Subsidiary of the Lead Borrower.
“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Lead Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Lead Borrower as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Lead Borrower have been delivered (or were required to be delivered) pursuant to Section 9.04(a) or 9.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls,” “Controlled” and “Controlling” shall have meanings correlative thereto.
“Cost” shall mean, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification or first in first out basis or (b) market value, provided that for purposes of the calculation of a Borrowing Base, the cost of Inventory shall not include (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower, or (B) write ups or write downs in cost with respect to currency exchange rates.
“Covenant Transaction” shall have the meaning assigned to such term in Section 1.09(b).
“Covered Entity” shall mean any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning assigned to such term in Section 13.21.
“CRD IV” shall mean (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms or any laws, rules or guidance by which CRD IV is implemented.
“Credit Event” shall mean the making of any Loan.
“Credit Extension” shall mean, as the context may require, (i) a Credit Event or (ii) the issuance, amendment to increase the face amount or extend the expiry date, extension or renewal of any Letter of

Credit by any Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Australian Corporations Act, the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, administration, examinership, moratorium, rearrangement, arrangement, receivership, insolvency, judicial management, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect including any proceeding under corporate law or other law of any jurisdiction whereby a corporation or other Person seeks a stay or a compromise of the claims of its creditors against it, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days after the date when due, (b) has notified the Lead Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; provided further that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a

Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Lead Borrower and each other Lender promptly following such determination.
“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.
“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Deposit Account” shall have the meaning assigned to such term in Article 9 of the UCC (and/or with respect to any Deposit Account located outside of the United States, any bank account with a deposit function) and shall include an Australian ADI Account.
“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for any Loan Party, in each case as required by and in accordance with the terms of Section 9.18 (or any similar agreements, documentation or requirement necessary, including notice to and acknowledgement from the relevant institution maintaining a Deposit Account as determined by the Administrative Agent in its Permitted Discretion, to perfect the security interest of the Collateral Agent and/or effect control over the relevant Deposit Accounts).
“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanctions (on the date of this Agreement, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).
“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current accounting practices of the Loan Parties.
“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.
“Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts.
“Disclosure Exceptions” shall have the meaning assigned to such term in Section 9.04(h).
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of (other than, in each of the foregoing cases, for security purposes) any property, business or asset (including any disposition of any property, business or asset to a Delaware Divided LLC pursuant to a Delaware LLC Division). The term “Disposition” shall have a correlative meaning to the foregoing.
“Disqualified Institutions” shall mean, collectively, (a) those entities identified by the Lead Borrower to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com from time to time on three (3) Business Days’ prior written notice, as competitors of the Lead Borrower and/or one or more of its Subsidiaries and any Affiliates of such entities clearly identifiable solely by similarity of name to such entities other than bona fide debt funds and (b) those banks, financial institutions and other institutional lenders separately identified in writing by the Lead Borrower to the Lenders and the Administrative Agent prior to the Closing Date and any Affiliates of such entities clearly identifiable solely by similarity of name to such entities; provided that in no event shall any update to the list of Disqualified Institutions apply retroactively to disqualify any persons that have (x) previously acquired an assignment or participation interest under this Agreement (solely with respect to those previously acquired interests) or (y) previously entered into a trade to acquire an assignment or participation interest under this Agreement (solely with respect to such trade). Delivery of the list of Disqualified Institutions or any supplement thereto, in each case, to the Administrative Agent shall only be deemed to be received and effective if such list and each such supplement thereto is delivered to the following email address: JPMDQ_Contact@jpmorgan.com.
“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Lead Borrower), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Lead Borrower), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment (or offer to repay) in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Lead Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Disregarded Entity” shall mean an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).
“Documentation Agent” shall mean U.S. Bank National Association, in its capacity as documentation agent for this Agreement.
“Dollar Equivalent” shall mean, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange for the purchase of the U.S. Dollars with the Alternative Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in U.S. Dollars as reasonably determined by the Administrative Agent using any method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as reasonably determined by the Administrative Agent using any reasonable method of determination it deems reasonably appropriate.
“Dominion Account” shall mean a special concentration account established by the Lead Borrower in the United States, at JPMCB, an affiliate thereof, another Lender or any affiliate or branch thereof, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.
“Dutch Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Dutch Security Document (including any Additional Security Documents) or will be granted in accordance with requirements set forth in Section 9.12, including, without limitation, all collateral as described in the Dutch Movables Pledge. For the avoidance of doubt, in no event shall Dutch Collateral include Excluded Property.
“Dutch Movables Pledge” shall mean the Dutch law governed pledge of movables assets entered into on or about the date of this Agreement by and among the Swiss Borrower, as pledgor, and the Collateral Agent, as pledgee.
“Dutch Security Documents” shall mean the Dutch Movables Pledge and, after the execution and delivery thereof, each Additional Security Document governed by Dutch law, together with any other applicable security documents governed by Dutch law from time to time in favor of the Collateral Agent for the benefit of the Secured Parties.
“EBITDA” shall mean, for any period, for the Lead Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of
(a)    Consolidated Net Income for such period; plus (without duplication)
(b)    to the extent deducted in the determination of such Consolidated Net Income:

(i)    Consolidated Interest Expense;
(ii)    federal, state, provincial, local and foreign income Taxes (including franchise Taxes based upon income, gross receipts type Taxes imposed in lieu of income Taxes, commercial activity Taxes imposed in lieu of income Taxes and similar Taxes in the nature of income Taxes);
(iii)    depreciation and amortization;
(iv)    any non-cash losses, expenses or charges or non-cash recurring or unusual fees, costs, expenses, charges or losses (including goodwill impairments, but excluding any contra-revenue accrued in the ordinary course of business);
(v)    any other non-recurring or unusual fees, costs, expenses, charges or losses (including, without limitation, fees, costs, expenses, charges and losses arising from restructurings and discontinued operations);
(vi)    out of pocket fees, costs and expenses incurred during such period in connection with (A) any issuance, incurrence, repayment or satisfaction of Indebtedness or equity or any Qualified Securitization Transactions or Qualified Receivables Facilities, (B) any Acquisition permitted hereunder, (C) any divestiture, (D) the credit facility evidenced by this Agreement, (E) Investments permitted by this Agreement, (F) litigation, arbitration and/or other legal disputes (including, without limitation, awards and settlement payments made in respect thereof) and (G) pension funding requirements;
(vii)    solely with respect to the four consecutive fiscal quarter periods ending on or about September 29, 2019, December 31, 2019 and March 31, 2020, such non-recurring cash charges as have been specifically disclosed by reference to this clause to the Lenders on or prior to the date of this Agreement in an aggregate amount not to exceed $30,587,000 (for the period ending September 29, 2019), $19,957,000 (for the period ending on or about December 31, 2019) and $7,687,000 (for the period ending on or about March 31, 2020) (it being understood and agreed that, for the avoidance of doubt, such amounts may not be added back for any period ending after March 31, 2020);
(viii)    costs, expenses, charges and losses arising from liability or casualty and condemnation events, takings under power of eminent domain and similar events or business interruption, restructurings and discontinued operations, but solely to the extent covered by insurance and actually reimbursed or with respect to which the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, and only to the extent that such amount is (1) not denied by the applicable carrier in writing within 180 days (with a deduction for any amount so added back and then denied within such 180-day period) and (2) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); plus
(ix)    any cost or expense for performance share units and/or performance units awarded pursuant to the Briggs & Stratton Corporation 2017 Omnibus Incentive Plan, as the same may be amended, restated, replaced, supplemented and/or otherwise modified from time to time; minus (without duplication)

(c)    to the extent included in the determination of such Consolidated Net Income, (i) non-cash gains and non-cash non-recurring or unusual gains, but excluding (A) accrual of revenue in the ordinary course, (B) any non-cash gains or other items increasing EBITDA which represent the reversal of any accrual of, or reserve for, anticipated cash changes in any prior period that reduced EBITDA in an earlier period and (C) any items for which cash was received in any prior period plus (ii) any non-cash charges, losses, costs or expenses described in item (b)(iv) above that were added back in the determination of EBITDA for a prior period, to the extent such items have become cash charges during the current period;
in each case, on a consolidated basis and determined in accordance with GAAP; provided, however, that (A) the amounts added pursuant to item (b)(v) above during any consecutive four (4) fiscal quarter period shall not exceed in the aggregate the greater of (1) $25,000,000 and (2) 15% of EBITDA (before giving effect to item (b)(v) above) during such consecutive four (4) fiscal quarter period and (B) the aggregate amount added pursuant to subclauses (F) and (G) of item (b)(vi) above shall not exceed $10,000,000 during the term of this Agreement.
For purposes hereof, “EBITDA” shall be calculated on a Pro Forma Basis, including to give pro forma effect to each Acquisition (including any related Acquisition Debt and related interest expense)) and each disposition of any Subsidiary or of any business or division of a Subsidiary or of all or substantially all of the assets of any Subsidiary or of any business or division of a Subsidiary or of greater than 50% of the capital stock, partnership interests, membership interests or equity of any Subsidiary (including any Indebtedness repaid in connection therewith and related interest expense), in each case that occurred during the applicable Test Period as if such Acquisition or disposition had occurred at the inception of such Test Period.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” shall mean, as to any Revolving Loans or other Indebtedness, the effective yield on such Revolving Loans or other Indebtedness as mutually determined by the Administrative Agent and the Lead Borrower in good faith, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans or other Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Loans or other Indebtedness, but excluding any arrangement, structuring, commitment, underwriting or other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and the Lead Borrower shall be conclusive and binding on all Lenders absent demonstrable error.

“Eligible Accounts” shall mean, on any date of determination of any Borrowing Base, all of the Accounts owned by all applicable Loan Parties and reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust on no less than three (3) Business Days’ prior written notice to the Lead Borrower (unless the exigencies of the circumstance are such that such additional notice cannot be given, in which case the Administrative Agent shall provide written notice to the Lead Borrower substantially concurrently with such change or as expeditiously thereafter as commercially practicable) any of the criteria set forth below, to establish new criteria with respect to Eligible Accounts and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders, as the case may be, in the case of adjustments, new criteria or increases in advance rates which, in each case, have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Accounts shall not include any of the following Accounts:
(i)    any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a valid and enforceable first priority (subject to (x) Permitted Borrowing Base Liens which do not have priority over the Lien in favor of the Collateral Agent or (y) any other Permitted Lien for which the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Permitted Lien (including, without limitation, Liens securing the NMTC Financing, to the extent of the NMTC Reserve)) perfected (or equivalent in any foreign jurisdiction) Lien governed by the laws of each applicable jurisdiction or any Account that is subject to any other Lien of any nature whatsoever (except as set forth in the first parenthetical of this clause (i));
(ii)    any Account that is not owned by a Loan Party;
(iii)    any Account due from (A) an Account Debtor that is not domiciled in the United States, Canada, an Eligible Asian Jurisdiction or an Eligible European Jurisdiction and (if not a natural person) organized or incorporated under the laws of the United States, Canada, an Eligible Asian Jurisdiction or an Eligible European Jurisdiction, (B) with respect to the Australian Borrowing Base, an Account Debtor that is not domiciled in an Eligible Asian Jurisdiction and (if not a natural person) organized or incorporated under the laws of Eligible Asian Jurisdiction or (C) with respect to the Swiss Borrowing Base, an Account Debtor that is not domiciled in an Eligible European Jurisdiction or the United States and (if not a natural person) organized or incorporated under the laws of Eligible European Jurisdiction or the United States, unless, in each case, such Account is backed by credit insurance satisfactory to the Administrative Agent or a letter of credit acceptable to the Administrative Agent which is in the possession of, is directly drawable by the Administrative Agent and with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the UCC; provided that (x) so long as Husqvarna AB has an Investment Grade Rating, any Account in respect of which such Person (or its subsidiaries) is an Account Debtor shall not be excluded from “Eligible Accounts” pursuant to this clause and (y) up to $12,500,000 of Accounts in respect of which Ningbo Daye Machinery Co. (or its subsidiaries) is an Account Debtor shall not be excluded from “Eligible Accounts” pursuant to this clause;
(iv)    any Account that is payable in any currency other than U.S. Dollars, Australian Dollars, Canadian Dollars, Pound Sterling, Euros or Swiss Francs;
(v)    any Account that does not arise from the sale of goods or the performance of services by such Loan Party in the ordinary course of its business;

(vi)    any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any relevant Governmental Authority;
(vii)    any Account (A) as to which a Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (B) as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress or milestone billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer or (D) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
(viii)    to the extent that any defense, counterclaim or dispute arises, or any accrued rebate or sales commission payable exists or is owed, or the Account is, or is reasonably likely to become, subject to any right of recoupment, chargeback or set-off by the Account Debtor, for customer deposits or otherwise, to the extent of the amount of such dispute, defense, counterclaim, rebate, sales commission, recoupment, chargeback or set-off, it being understood that the remaining balance of the Account shall be eligible;
(ix)    any Account that is subject to any netting or similar arrangement;
(x)    any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
(xi)    any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance (it being acknowledged and agreed that the Loan Parties’ manner of invoicing and/or requesting payment as of the Closing Date is so acceptable to the Administrative Agent), has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Loan Parties or that represents a partial payment on a delivered invoice;
(xii)    any Account that arises from a sale to any director, officer, other employee or Affiliate of a Loan Party; provided that up to $5,000,000 of Accounts with respect to which Power Distributors, LLC is the Account Debtor shall not be deemed ineligible by virtue of this clause (xii);
(xiii)    any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default at any time upon the occurrence of any of the following; provided further, that, in calculating delinquent portions of Accounts under clause (xiii)(A)(x) below, credit balances will be excluded:
(A)    such Account (x) is not paid and more than one-hundred twenty (120) days after the date of the original invoice therefor have elapsed, (y) such Account has dated terms of more than one-hundred twenty (120) days from the invoice date or (z) such Account has been written off the books of the Loan Parties or otherwise designated as uncollectible or has been sent to a collection agency; or

(B)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or is classified by the Lead Borrower and its Subsidiaries as “cash only, bad check,” as determined by the Lead Borrower and its Subsidiaries in the ordinary course of business consistent with past-practice; or
(C)    a petition or other proceeding is filed by or against any Account Debtor obligated upon such Account under any Debtor Relief Law; provided that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause (C) to the extent the order permitting such financing allows the payment of the applicable Account;
(xiv)    any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar Equivalent of all Accounts owing by such Account Debtor are ineligible under the criteria set forth in clause (xiii) above;
(xv)    any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);
(xvi)    any Account which is evidenced by a judgment, Instrument (as defined in the applicable Security Document) or Chattel Paper (as defined in the applicable Security Document) and such Instrument or Chattel Paper is not pledged and delivered to the Administrative Agent in accordance with the Security Documents;
(xvii)    any Account on which the Account Debtor is a Governmental Authority, unless the applicable Loan Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers to the extent required under such law for a valid assignment of such Account;
(xviii)    any Account arising on account of a supplier rebate, unless the Loan Parties have received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Administrative Agent;
(xix)    any Account which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds, in the case of (A) an Account Debtor with an Investment Grade Rating, 25% of the aggregate Eligible Accounts of all Loan Parties, (B) in the case of an Account Debtor that does not have an Investment Grade Rating, 15% of the aggregate Eligible Accounts of all Loan Parties and (C) in the case of an Account Debtor listed on Schedule 1.01(A), the percentage set forth on such schedule opposite such Account Debtor’s name (which Schedule 1.01(A) may be updated from time to time solely with the consent of the Administrative Agent, such consent to be granted or withheld in its Permitted Discretion, and the Lead Borrower) of the aggregate Eligible Accounts of all Loan Parties;
(xx)    any Account which the goods giving rise to such Account have not been shipped to the Account Debtor (or which is accounted for as deferred revenue following the shipment thereof until the risk of loss has passed to the Account Debtor) or for which the services giving rise to such Account have not been performed by such Loan Party;
(xxi)    any Account which is owing in respect of interest and late charges or fees in respect of Indebtedness;
(xxii)    any Account which is acquired by a Loan Party after the Closing Date in an acquisition or other bulk purchase of assets (other than from another Loan Party) and would constitute, taken together with all other assets acquired in such acquisition or bulk purchase after the Closing Date and to become eligible pursuant to this clause (xxii) or clause (xii) of the definition of “Eligible Inventory,” more than 15% of the applicable Borrowing Base, unless and until such time as the Administrative Agent shall have received or conducted a field examination, from an examiner reasonably satisfactory to the Administrative Agent, of such Accounts acquired in such acquisition or other bulk purchase of assets and such other customary due diligence as the Administrative Agent may reasonably require in its Permitted Discretion in order to determine the appropriate Reserves against such Accounts, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent (the receipt or completion of such field examination and completion of such due diligence, with results reasonably satisfactory to the Administrative Agent, are collectively referred to herein as the “Applicable Account Diligence”); provided that, notwithstanding the foregoing provisions of this clause (xxii), if the Applicable Account Diligence has not been completed with respect to any such acquired or purchased Account within ninety (90) days following such acquisition or purchase, such Account shall not constitute an “Eligible Account”;
(xxiii)    any Account as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than (A) in the case of the U.S. Borrowing Base, the United States, any state thereof, the District of Columbia, any Eligible Asian Jurisdiction or any Eligible European Jurisdiction, (B) in the case of the Australian Borrowing Base, any Eligible Asian Jurisdiction, (C) in the case of the Swiss Borrowing Base, any Eligible European Jurisdiction or (D) such other jurisdiction as may be consented to by the Administrative Agent in its Permitted Discretion (such consent not to be unreasonably withheld, delayed or conditioned); provided that up to $12,500,000 of Accounts in respect of which Ningbo Daye Machinery Co. (or its subsidiaries) is an Account Debtor shall not be excluded from “Eligible Accounts” pursuant to this clause, so long as the contract or agreement underlying such Account is governed by the laws of the United States, any state thereof or the District of Columbia or Germany;
(xxiv)    any Account which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Account, have the effect of restricting the assignment for or by way of security or the creation of security over such Account generally, in each case unless the Administrative Agent has reasonably determined that such limitation is not enforceable. Each Loan Party shall use its reasonable endeavors to remove any such restrictions from the underlying contracts evidencing its Accounts or to obtain consents to the granting of security over the Accounts from the relevant Account Debtors;
(xxv)    any Account which is excluded from the scope of any Security Document by virtue of the definition of “Excluded Property” (or equivalent terminology in any such Security Document);
(xxvi)    any Account (A) the contract or related documentation (such as invoices or purchase orders) for which contains extended or extendible retention of title rights in favor of the vendor or supplier thereof or (B) on which, under applicable governing laws, extended or extendible retention of title may be imposed unilaterally by the vendor or supplier thereof;
(xxvii)    any Account that is accounted for as deferred revenue, including Accounts arising under extended warranty contracts;
(xxviii)    any Account arising under a contract for which a Loan Party has posted a performance bond, up to the bond amount;
(xxix)    any Account that is represented in the accounting of any Loan Party as unapplied cash, unreconciled difference, debit memos or credit memos, customer returns, adjustments or customer reserves;
(xxx)    any Account due from an Account Debtor that is a Sanctioned Person; or
(xxxi)    any Account arising out of public procurement contracts.
“Eligible Asian Jurisdiction” shall mean any of Australia, Singapore, Hong Kong and New Zealand.
“Eligible Cash” shall mean, with respect to any Loan Party, unrestricted cash of such Loan Party that is on deposit in a Deposit Account maintained at a Lead Arranger or any of its Affiliates and that is subject to a Deposit Account Control Agreement and a valid and enforceable first ranking security interest (subject to any Liens permitted under Section 10.02(d) or (n)(i) of this Agreement, solely to the extent such Liens arise by operation of law and either (x) such Liens are permitted by the related Deposit Account Control Agreement or (y) the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Liens) governed by the laws of the jurisdiction where the relevant Deposit Account is located in favor of the Collateral Agent.
“Eligible Equipment” shall mean, on any date of determination of any Borrowing Base, all of the Equipment owned by all applicable Loan Parties and reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent, except any Equipment that does not meet the criteria set forth below. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust on no less than three (3) Business Days’ prior written notice to the Lead Borrower (unless the exigencies of the circumstance are such that such advance notice cannot be given, in which case the Administrative Agent shall provide written notice to the Lead Borrower substantially concurrently with such change or as expeditiously thereafter as commercially practicable) any of the criteria set forth below, to establish new criteria with respect to Eligible Equipment and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders, as the case may be, in the case of adjustments, new criteria or increases in advance rates which, in each case, have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Equipment shall not include any Equipment of a Loan Party that does not meet each of the following requirements:
(i)    an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent;
(ii)    such Loan Party has good title to such Equipment;

(iii)    such Equipment is subject to a first priority perfected Lien (subject to (x) Permitted Borrowing Base Liens which do not have priority over the Lien in favor of the Collateral Agent or (y) any other Permitted Lien for which the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Permitted Lien (including, without limitation, Liens securing the NMTC Financing, to the extent of the NMTC Reserve)) in favor of the Collateral Agent, for the benefit of the Secured Parties, governed by the laws of each applicable jurisdiction and is free and clear of all other Liens of any nature whatsoever (except as set forth in the immediately preceding parenthetical);
(iv)    the full purchase price for such Equipment has been paid by such Loan Party;
(v)    such Equipment is located on premises (A) owned by such Loan Party, which premises are subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent, unless (x) such Loan Party shall have delivered to the Administrative Agent a mortgage waiver in form and substance reasonably satisfactory to the Administrative Agent or (y) such premises are owned by such Loan Party in fee title free and clear of any Liens (other than Permitted Liens), or (B) leased by such Loan Party where (x) the lessor has delivered to the Administrative Agent a collateral access agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(vi)    such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;
(vii)    except for the Loan Documents and documentation governing other Indebtedness permitted by this Agreement, such Equipment is not subject to any agreement which materially restricts the ability of such Loan Party to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment;
(viii)    such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located; and
(ix)    such Equipment does not constitute Equipment located in the Netherlands on the premises of such Loan Party subject to or liable for Taxes imposed by the Netherlands and that is to be considered a movable asset apparently intended to durably serve such premises (for purposes of Sections 22(3) and 22bis of the Dutch 1990 Tax Collection Act (Invorderingswet 1990).
“Eligible European Jurisdiction” shall mean any of the United Kingdom, Belgium, France, Germany, Ireland, Italy, Netherlands, Spain, Switzerland, Norway, Denmark, Sweden, Finland, Austria, Portugal and Luxembourg.
“Eligible In-Transit Inventory” shall mean Inventory in an aggregate amount not to exceed $15,000,000 that is owned by a U.S. Loan Party or an Australian Loan Party that would meet all of the criteria of “Eligible Inventory” if it were not in transit (solely to a location in the U.S. or Australia that would otherwise be acceptable pursuant to the other clauses of this definition). In addition, no Inventory shall be Eligible In-Transit Inventory unless (a) it is subject to a negotiable document of title, showing the Administrative Agent (or, with the consent of the Administrative Agent in its Permitted Discretion, the applicable U.S. Loan Party or Australian Loan Party) as consignee and the Administrative Agent has control over such documents of title (including by delivery of customs broker or freight forwarder agreements in a form and substance reasonably acceptable to the Administrative Agent); (b) such Inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation, to the extent applicable, marine cargo insurance; (c) such Inventory has been identified to the applicable sales contract and title has passed to the applicable U.S. Loan Party or Australian Loan Party; (d) such Inventory is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory; (e) such Inventory is shipped by a common carrier that is not affiliated with the vendor and has not been acquired from a Person that is (x) currently the subject or target of any Sanctions or (y) a Sanctioned Person; (f) it is being handled by a customs broker, freight-forwarder or other handler that has delivered a customary lien waiver; and (g) such Inventory is in transit for sixty (60) or fewer total consecutive days.
“Eligible Inventory” shall mean, subject to adjustment as set forth below, items of Inventory of any applicable Loan Party held for sale in the ordinary course. Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below apply. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion (subject to the terms and conditions of the definition of “Reserves”). In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust on no less than three (3) Business Days’ prior written notice to the Lead Borrower (unless the exigencies of the circumstance are such that such advance notice cannot be given, in which case the Administrative Agent shall provide written notice to the Lead Borrower substantially concurrently with such change or as expeditiously thereafter as commercially practicable) any of the criteria set forth below, to establish new criteria with respect to Eligible Inventory and to adjust advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders, in the case of adjustments, new criteria or increases in the advance rates, in each case, which have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Inventory shall not include any Inventory of the Loan Parties that:
(i)    is not solely owned by a Loan Party (or a combination of Loan Parties), or is leased by or is on consignment to a Loan Party, or the Loan Parties do not have title thereto (it being understood that the existence of any retention of title rights of the types described in clause (xv) below shall not cause ineligibility under this clause (i), but shall be subject to such clause (xv));
(ii)    the Collateral Agent, on behalf of the Secured Parties, does not have a valid and enforceable first priority (subject to (x) Permitted Borrowing Base Liens which do not have priority over the Lien in favor of the Collateral Agent or (y) any other Permitted Lien for which the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Permitted Lien (including, without limitation, Liens securing the NMTC Financing, to the extent of the NMTC Reserve)) perfected (or equivalent in any foreign jurisdiction) Lien in respect of such Inventory governed by the laws of each applicable jurisdiction or that is subject to any other Lien of any nature whatsoever (except as set forth in the immediately preceding parenthetical); provided that the existence of any retention of title rights of the types described in clause (xv) below shall not cause ineligibility under this clause (ii), but shall be subject to such clause (xv);
(iii)    (A) is stored at a location leased by a Loan Party unless (x) the Administrative Agent has given its prior consent thereto, (y) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Administrative Agent or (z) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (B) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory acknowledged bailee waiver letter has been received by the Administrative Agent or (y) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;

(iv)    (A) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to the Administrative Agent is in place with respect to such Inventory or (B) is in transit (except Eligible In-Transit Inventory);
(v)    is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of landlords, carriers, bailees and warehousemen if clause (iii) above has been complied with;
(vi)    is unsalable, shopworn, seconds, damaged, obsolete, distressed, has been written off or is unfit for sale, in each case, as determined in the ordinary course of business by the Loan Parties;
(vii)    consists of display items or packing or shipping materials or manufacturing supplies;
(viii)    is not of a type generally held for sale in the ordinary course of the Loan Parties’, as applicable, business;
(ix)    except as otherwise agreed by the Administrative Agent, does not conform in all material respects to the representations or warranties pertaining to Inventory set forth in the Loan Documents;
(x)    is subject to any licensing arrangement or any other Intellectual Property or other proprietary rights of any Person, the effect of which would be to limit the ability of the Administrative Agent, or any Person selling the Inventory on behalf of the Administrative Agent, to sell such Inventory in enforcement of the Administrative Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained);
(xi)    is not covered by casualty insurance maintained as required by Section 9.02;
(xii)    is acquired by a Loan Party after the Closing Date in an acquisition or other bulk purchase of assets (other than from another Loan Party) and would constitute, taken together with all other assets acquired in such acquisition or bulk purchase after the Closing Date and to become eligible pursuant to this clause (xii) or clause (xxii) of the definition of “Eligible Accounts,” more than 15% of the Aggregate Borrowing Base, unless and until such time as the Administrative Agent shall have received or conducted an appraisal, from an appraiser reasonably satisfactory to the Administrative Agent, of such Inventory acquired in such acquisition or other bulk purchase of assets and such other customary due diligence as the Administrative Agent may reasonably require in its Permitted Discretion order to determine the appropriate Reserves against such Inventory, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent (the receipt or completion of such appraisal and completion of such due diligence, with results reasonably satisfactory to the Administrative Agent, are collectively referred to herein as the “Applicable Inventory Diligence”); provided that, notwithstanding the foregoing provisions of this clause (xii), (A) if the Applicable Inventory Diligence has not been completed with respect to any such acquired or purchased Inventory within ninety (90) days following such acquisition or purchase, such Inventory shall not constitute “Eligible Inventory” and (B) prior to the completion of the Applicable Inventory Diligence with respect to any Inventory that otherwise constituted “Eligible Inventory,” such Inventory shall be included in the “U.S. Borrowing Base,” the “Australian Borrowing Base” or the “Swiss Borrowing Base,” as applicable, pursuant to clause (c)(i) of the definition thereof (without giving effect to clause (c)(ii) thereof);
(xiii)    is located at any location where the aggregate value of all Eligible Inventory of the Loan Parties at such location is less than $100,000;

(xiv)    is Inventory of another type deemed ineligible per the initial inventory appraisal;
(xv)    is Inventory in relation to which (i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, or (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof; provided that Inventory which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this sub-paragraph (xv) in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Loan Party or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory;
(xvi)    is stored at a location not in the United States, Canada, the Netherlands or Australia;
(xvii)    has been returned by a customer or is in the process of being reworked or retooled;
(xviii)    is not finished goods, work-in-process or raw materials or which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(xix)    is held for use by an outside processor or subcontractor;
(xx)    is of a type generally sold and delivered by the Loan Parties on a “drop-ship” basis;
(xxi)    is represented in the accounting of any Loan Party as inventory adjustment, variance, reclassification, warranty reserve, write-off, inventory valuation or unreconciled difference; or
(xxii)    has been acquired from any Sanctioned Person.
“Eligible Real Property” shall mean, on any date of determination of any Borrowing Base, the Real Property of any Loan Party that satisfies the eligibility criteria set forth below. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust on no less than three (3) Business Days’ prior written notice to the Lead Borrower (unless the exigencies of the circumstance are such that such advance notice cannot be given, in which case the Administrative Agent shall provide written notice to the Lead Borrower substantially concurrently with such change or as expeditiously thereafter as commercially practicable) the criteria set forth below, to establish new criteria with respect to Eligible Real Property and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders, as the case may be, in the case of adjustments, new criteria or increases in advance rates which, in each case, have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Real Property shall not include any Real Property of a Loan Party that does not meet each of the following requirements:
(i)    an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent;

(ii)    evidence of zoning compliance has been delivered to the Administrative Agent in the form of an industry standard zoning report issued by a reputable national provider of zoning services or other form of report reasonably acceptable to the Administrative Agent;
(iii)    the Administrative Agent is reasonably satisfied that all actions necessary or desirable (including, without limitation, the filing and recording of Mortgages) in order to create a perfected first priority Lien (subject to (x) Permitted Borrowing Base Liens which do not have priority over the Lien in favor of the Collateral Agent or (y) any other Permitted Lien for which the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Permitted Lien (including, without limitation, Liens securing the NMTC Financing, to the extent of the NMTC Reserve)) in favor of the Collateral Agent, on behalf of the Secured Parties, on such Real Property have been taken under the laws of each applicable jurisdiction and such Real Property is free and clear of all other Liens of any nature whatsoever (except as set forth in the immediately preceding parenthetical);
(iv)    it is adequately protected by a Mortgage;
(v)    a Phase I Environmental Assessment has been completed and delivered;
(vi)    an ALTA Survey has been delivered for which all necessary fees have been paid;
(vii)    to the extent reasonably required by the Administrative Agent, (A) a local counsel opinion has been delivered and (B) the applicable Loan Party shall have obtained (i) estoppel certificates and subordination agreements executed by all material tenants of such Real Property and (ii) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary or desirable, together with evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create perfected first priority Liens (subject to Permitted Liens) on the property described in the Mortgages have been taken;
(viii)    the Administrative Agent shall have received all Flood Documentation;
(ix)    such Real Property is located in the United States; and
(x)    to the extent reasonably requested and requested at a commercially reasonable time, the Administrative Agent shall have received such other reports, mortgage tax affidavits and declarations and other similar information and related certifications as are usual and customary for similar credit facilities and in form and substance reasonably acceptable to the Administrative Agent.
“Eligible Trademarks” shall mean, on any date of determination of any Borrowing Base, all of the Trademarks owned by all applicable Loan Parties and reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent, except any Trademark that does not meet the criteria set forth below. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust on no less than three (3) Business Days’ prior written notice to the Lead Borrower (unless the exigencies of the circumstance are such that such advance notice cannot be given, in which case the Administrative Agent shall provide written notice to the Lead Borrower substantially concurrently with such change or as expeditiously thereafter as commercially practicable) any of the criteria set forth below, to establish new criteria with respect to Eligible Trademark and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders, as the case may be, in the case of adjustments, new criteria or increases in advance rates which, in each case, have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Trademark shall not include any Trademark of a Loan Party that does not meet each of the following requirements:
(i)    an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent;
(ii)    such Loan Party has good title to such Trademark; and
(iii)    such Trademark is subject to a first priority perfected (or the equivalent thereof in any foreign jurisdiction) Lien (subject to (x) Permitted Borrowing Base Liens which do not have priority over the Lien in favor of the Collateral Agent or (y) any other Permitted Lien for which the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Permitted Lien) in favor of the Collateral Agent, on behalf of the Secured Parties, governed by the laws of each applicable jurisdiction and is free and clear of all other Liens of any nature whatsoever (except as set forth in the immediately preceding parenthetical).
“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (ii) a Defaulting Lender or its subsidiaries, and (iii) each Borrower and its respective subsidiaries and Affiliates.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment, in each case due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, technical standards, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).
“Environmental Permits” shall have the meaning assigned to such term in Section 8.16.
“Equipment” shall mean all “equipment”, as such term is defined in the UCC as in effect on the date hereof in the State of New York or, if applicable, in the Canadian PPSA, wherever located, in which any Person now or hereafter has rights.

“Equipment Amortization Factor” shall mean, with respect to any Equipment on any date of determination, 1 minus a fraction, the numerator of which is the number of full fiscal quarters of the Lead Borrower elapsed as of such date (including any such fiscal quarter ending on such date) since December 31, 2019 (or, if later, the date of the Administrative Agent’s receipt of the results of the most recent completed appraisal of such Equipment conducted pursuant to Section 9.07) and the denominator of which is 28.
“Equity Interests” of any person shall mean any and all shares, interests, equity quotas, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Lead Borrower, any other Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Lead Borrower, any other Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Lead Borrower, any other Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by the Lead Borrower, any other Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Lead Borrower, any other Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower, any other Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Lead Borrower, any other Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” shall mean the single currency of the Participating Member States.
“Event of Default” shall have the meaning assigned to such term in Section 11.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Account” shall mean a Deposit Account, Securities Account or Commodity Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used for the sole purpose of paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party, (iv) which is a zero balance Deposit Account, Securities Account or Commodity Account, unless, in the case of a zero balance Deposit Account of a Foreign Loan Party, such zero balance Deposit Account is used for purposes of the collection of Accounts, (v) which constitutes a reserve account or disbursing account pledged as collateral under the NMTC Financing or (vi) which is not otherwise subject to the provisions of this definition and, in the case of each Foreign Loan Party, is not used for the purposes of collection of Accounts and together with any other Deposit Accounts, Securities Accounts or Commodity Accounts that are excluded pursuant to this clause (vi), has an average daily balance for any fiscal month of less than $2,000,000.
“Excluded Property” shall have the meaning assigned to such term in Section 9.10.
“Excluded Securities” shall mean any of the following:
(a)    any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Lead Borrower reasonably agree that the cost or other consequences (including Tax consequences) of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;
(b)    any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, the Specified Foreign Laws and other applicable law);
(c)    any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation (not created in contemplation of the consummation of the Transactions) with an unaffiliated third party not in violation of Section 10.09 that was existing on the Closing Date or at the time of the acquisition of such Person and was not created in contemplation of such acquisition, (B) any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Lead Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder;
(d)    any Equity Interests of any (A) Unrestricted Subsidiary, (B) any Receivables Entity (to the extent they are restricted from being pledged by the applicable Qualified Receivables Facility) or (C) any Securitization Entity (to the extent they are restricted from being pledged by the applicable Qualified Securitization Transaction);
(e)    any Equity Interests of any Immaterial Subsidiary;
(f)    any Margin Stock; and
(g)    solely with respect to the U.S. Obligations, voting Equity Interests (and any other interests constituting “voting stock” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) in (A) any Foreign Subsidiary of the Lead Borrower that is a CFC or (B) any FSHCO, in each case, in excess of 65% of all such voting Equity Interests.
Notwithstanding anything to the contrary herein, in no event shall any asset included in any Borrowing Base constitute Excluded Securities.
“Excluded Subsidiary” shall mean any of the following:
(i)    each Immaterial Subsidiary,
(ii)    each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),
(iii)    each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),
(iv)    each Subsidiary that is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of the Transactions) from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 10.09 (and for so long as such restriction or any replacement or renewal thereof is in effect),
(v)    any Receivables Entity,
(vi)    any Foreign Subsidiary (other than any Foreign Subsidiary that is organized or incorporated in a Specified Jurisdiction and, solely with respect to the North American Revolving Facility, is not (A) a Foreign Subsidiary of the Lead Borrower that is a CFC or (B) a FSHCO),
(vii)    solely with respect to the North American Revolving Facility, any U.S. Subsidiary (i) that is a FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary of the Lead Borrower that is a CFC,

(viii)    any other Subsidiary with respect to which the Administrative Agent and the Lead Borrower reasonably agree that the cost or other consequences (including, without limitation, Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are excessive in relation to the value to be afforded thereby,
(ix)    each Unrestricted Subsidiary,
(x)    each Insurance Subsidiary,
(xi)    each Not-for-Profit Subsidiary, and
(xii)    each Securitization Entity.
Notwithstanding anything to the contrary herein, no Borrower shall be an Excluded Subsidiary.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Lead Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (a “Recipient”), (i) Taxes imposed on or measured by its net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on it in lieu of net income Taxes) and branch profits Taxes, in each case, imposed by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in, being engaged in a trade or business in for tax purposes, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document), (ii) solely with respect to the North American Revolving Facility, U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than to the extent such Lender is an assignee pursuant to a request by a Borrower under Section 3.04) pursuant to laws in force at the time such Lender becomes a party hereto as a Lender in respect of the North American Revolving Facility (or designates a new lending office in respect of the North American Revolving Facility), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Article 5, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder that is attributable to such Recipient’s failure to comply with Section 5.01(e) or (iv) any withholding Tax imposed under FATCA.
“Existing Credit Agreement” shall mean the Amended and Restated Multicurrency Credit Agreement, dated as of March 25, 2016, among the Lead Borrower, the Swiss Borrower, the other subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, JPMCB, as administrative agent, U.S. Bank National Asssoication, as syndication agent, and BMO Harris Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and PNC Bank, National Association, as documentation agents, as amended, supplemented or otherwise modified from time to time prior to the Closing Date.
“Existing Letter of Credit” shall mean each letter of credit that is listed on Schedule 1.01(C) hereto.
“Existing Revolving Loans” has the meaning assigned to such term in Section 2.19.
“Extended Revolving Loan Commitments” shall mean one or more commitments hereunder to convert Existing Revolving Loans to Extended Revolving Loans of a given Extension Series pursuant to an Extension Amendment.
“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.19.
“Extending Lender” shall have the meaning assigned to such term in Section 2.19(c).
“Extension Amendment” shall have the meaning assigned to such term in Section 2.19(d).
“Extension Election” shall have the meaning assigned to such term in Section 2.19(c).
“Extension Request” shall have the meaning assigned to such term in Section 2.19(a).
“Extension Series” shall have the meaning assigned to such term in Section 2.19(a).
“Facility” shall mean the North American Revolving Facility or the Swiss Revolving Facility.
“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Lead Borrower), including reliance on the most recent real property tax bill or assessment in the case of Real Property.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCCR Test Amount” shall have the meaning assigned to such term in Section 10.10.

“Federal Funds Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the above rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” shall mean the Fee Letter, dated August 13, 2019, by and among JPMCB and the Lead Borrower.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.
“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller, Assistant Controller or other executive responsible for the financial affairs of such person.
“Financial Statements” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.04(a) and (b).
“Fixtures” shall mean “fixtures” as such term is defined in the UCC as in effect on the date hereof in the State of New York and shall, for the purpose of Equipment located in the Netherlands, include Equipment that is located in the Netherlands and that is to be considered an immovable asset (onroerende zaak) by reason of apparent destination to remain at its location or otherwise (for purposes of Section 3:3(1) of the Dutch Civil Code) or a constituent part (bestanddeel) of an immovable asset due to affixation or in accordance with generally accepted practice (for purposes of Section 3:4 of the Dutch Civil Code).
“Flood Documentation” shall mean with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Lead Borrower) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies, along with a copy of the underlying policies (if requested by the Administrative Agent) required by Section 9.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and lender’s loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Collateral Agent and each of the Lenders, subject to the provisions of Sections 9.02(a), 9.02(b) and 9.02(c).
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Collateral” shall mean all Australian Collateral, Canadian Collateral and Dutch Collateral.

“Foreign Loan Parties” shall mean, collectively, the Australian Loan Parties and the Swiss Loan Parties.
“Foreign Obligations” shall mean all Obligations of (a) the Foreign Subsidiaries and (b) each U.S. Subsidiary that constitutes either (i) a FSHCO or (ii) a Subsidiary of a Foreign Subsidiary of the Lead Borrower that is a CFC.
“Foreign Subsidiary” shall mean any Subsidiary that is not incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Share of LC Exposure or Swingline Exposure, as applicable, except to the extent allocated to other Lenders under Section 2.11.
“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).
“FSHCO” shall mean any U.S. Subsidiary that owns no material assets (directly or through subsidiaries) other than the Equity Interests of one or more Foreign Subsidiaries of the Lead Borrower that are CFCs.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America subject to the provisions of Section 1.02.
“Governmental Authority” shall mean the government of the United States of America, Australia, Canada, the Netherlands, Switzerland or any other country, including any political subdivision of any of the foregoing (including state, provincial, territorial, municipal, local or otherwise), the European Central Bank, the Council of Ministers of the European Union, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any person (the “guarantor”) shall mean, without duplication, (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (net of the fair market value of the property, securities or services required to be purchased, as determined by the Lead Borrower in good faith), (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this

Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (except to the extent the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.
“Guarantee Agreement” shall mean the Guarantee Agreement executed by each Loan Party and the Collateral Agent.
“Guaranteed Creditors” shall mean and include (x) each of the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank and the Swingline Lender and (y) any Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time of entry into a particular Secured Bank Product Obligation.
“Guarantor” shall mean and include each Borrower (with respect to the Obligations of each other Borrower) and each Subsidiary of the Lead Borrower (other than the Borrowers) that is or becomes a party to the Guarantee Agreement, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as such Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof.
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Lead Borrower or any of the Subsidiaries shall be a Hedging Agreement.
“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Lead Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 9.04(a) or 9.04(b), have assets (after elimination of intercompany assets) with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Lead Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date (excluding Subsidiaries that constitute Excluded Subsidiaries other than by virtue of being Immaterial Subsidiaries), did not have assets (after elimination of intercompany assets) with a value in excess of

5.0% of Consolidated Total Assets as of such date or revenues (after elimination of intercompany revenues) representing in excess of 5.0% of total revenues of the Lead Borrower and the Subsidiaries on a consolidated basis for the immediately preceding period of four fiscal quarters; provided that no Borrower shall be an Immaterial Subsidiary.
“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate.”
“Increase Date” shall have the meaning assigned to such term in Section 2.15(b).
“Increase Loan Lender” shall have the meaning assigned to such term in Section 2.15(b).
“Incremental Revolving Commitment Agreement” shall have the meaning assigned to such term in Section 2.15(d).
“Indebtedness” of any person shall mean, without duplication,
(a)    all obligations of such person for borrowed money,
(b)    all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business),
(c)    all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business),
(d)    all obligations of such person issued or assumed as the deferred purchase price of property or services (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and is probable to be paid and reasonably calculable and (iii) liabilities accrued in the ordinary course of business; it being understood that, for the avoidance of doubt, obligations owed to banks and other financial institutions in connection with any arrangement whereby a bank or other institution purchases payables described in clause (i) above owed by the Lead Borrower or its Subsidiaries shall not constitute Indebtedness) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,
(e)    all Guarantees by such person of Indebtedness of others,
(f)    all Capitalized Lease Obligations of such person,
(g)    net payment or other settlement obligations under any Hedging Agreements,
(h)    the principal component of all non-contingent reimbursement or payment obligations of such person as an account party in respect of letters of credit,
(i)    the principal component of all obligations of such person in respect of bankers’ acceptances,

(j)    the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock),
(k)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed, and
(l)    all Attributable Receivables Indebtedness with respect to Qualified Receivables Facilities and the outstanding principal amount in respect of Qualified Securitization Transactions, if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP; provided that, notwithstanding the foregoing, (i) contingent obligations incurred in the ordinary course of business or consistent with past practice, (ii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business, (iii) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Lead Borrower and its Subsidiaries, (iv) prepaid or deferred revenue arising in the ordinary course of business, (v) in connection with the purchase by the Lead Borrower or any Subsidiary of any business, assets, Equity Interests or Person, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (vi) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been irrevocably defeased or irrevocably satisfied and discharged pursuant to the terms of such agreement or (vii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, in each case, shall be deemed not to constitute Indebtedness. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, (A) the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement and (B) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Indebtedness. For all purposes of this Agreement, the amount of Indebtedness of the Lead Borrower and its Subsidiaries shall be calculated without duplication of guaranty obligations of the Lead Borrower or any Subsidiary in respect thereof.
“Indemnified Person” shall have the meaning assigned to such term in Section 13.01(a).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.
"Information Memorandum” shall mean the Confidential Information Memorandum dated August 2019, as modified or supplemented prior to the Closing Date.
“Initial Australian Security Agreement” shall mean:
(a)    the Australian Specific Security Deed dated on or about the date of this Agreement granted by the Australian Loan Parties in favor of the Security Trustee over all the Australian Collateral;
(b)    the Australian Featherweight Security Deed dated on or about the date of this Agreement granted by the Australian Loan Parties in favor of the Security Trustee;
(c)    the Australian Specific Security Deed (Marketable Securities) dated on or about the date of this Agreement granted by the Lead Borrower in favor of the Security Trustee over all Equity Interests it owns in the Australian Loan Parties; and
(d)    each Deposit Account Control Agreement over each Deposit Account held by the Australian Loan Parties.
“Initial Dutch Security Agreement” shall mean the Dutch Movables Pledge.
“Initial Field Work” shall mean a field examination and inventory, equipment, real property and trademark appraisal of the Loan Parties completed by examiners and appraisers reasonably acceptable to the Administrative Agent, delivered pursuant to Section 6.01(p).
“Initial Security Agreements” shall mean the Initial U.S. Security Agreement, the Initial Australian Security Agreement, the Initial Dutch Security Agreement, the Initial Swiss Security Agreements and the Initial UK Security Agreement.
“Initial Swiss Security Agreements” shall mean the Swiss Claims Assignment Agreement and the Swiss Share Pledge Agreement.
“Initial U.S. Security Agreement” shall mean the U.S. Collateral Agreement substantially in the form of Exhibit I dated as of the Closing Date, among each U.S. Loan Party, each other Loan Party that owns Equity Interests of a person incorporated or organized under the law of the United States, any state thereof, or the District of Columbia (other than Excluded Securities) (provided that the grant by any such other Loan Party under such U.S. Collateral Agreement shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in such U.S. Collateral Agreement) and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Initial UK Security Agreement” shall mean the English law-governed Book Debts and Account Charge by the Swiss Borrower, as chargor, and the Collateral Agent.
“Insurance Subsidiary” shall have the meaning assigned to such term in Section 10.04(y).

“Intellectual Property” shall mean all intellectual property rights, including the following intellectual property rights, and both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) Trademarks, (c) patents and industrial designs, together with any registered or unregistered rights in designs in the United Kingdom, as well as any reissued and reexamined patents and industrial designs and extensions corresponding to the patents and industrial designs and any patent and industrial design applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
“Intercreditor Agreement” shall have the meaning assigned to such term in Section 12.11.
“Interest Period” shall mean, as to any Borrowing of a LIBO Rate Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending one week thereafter or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three, six, or, if agreed to by all Lenders under the applicable Facility, twelve (12) months or less than one month thereafter, as the Lead Borrower may elect, or the date any Borrowing of a LIBO Rate Loan is converted to a Borrowing of a Base Rate Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.07 or Section 2.09; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Inventory” shall mean all “inventory” (including parts, work-in-process, raw materials, and finished goods), as such term is defined in the UCC as in effect on the date hereof in the State of New York or, if applicable, in the Canadian PPSA or the Australian PPSA, wherever located, in which any Person now or hereafter has rights.
“Inventory Reserves” shall mean reserves established by the Administrative Agent in its Permitted Discretion to reflect factors that may reasonably be expected to negatively impact the value of Eligible Inventory including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, marked to market and vendor chargebacks.
“Investment” shall have the meaning assigned to such term in Section 10.04.
“Investment Grade Rating” shall mean, at any time of determination with respect to any Person, that such Person has at such time a corporate credit rating of BBB- or better by S&P and a corporate family rating of Baa3 or better by Moody’s (or comparable ratings by any other rating agency).
“IRS” shall mean the U.S. Internal Revenue Service.

“Issuing Banks” shall mean the North American Issuing Banks and the Swiss Issuing Banks, collectively.
“JPMCB” shall have the meaning assigned to such term in the preamble hereto.
“Junior Debt Restricted Payment” shall mean, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Lead Borrower or any if its Subsidiaries, of or in respect of principal on any Senior Notes (or any Indebtedness incurred as Permitted Refinancing Indebtedness in respect thereof) or Indebtedness (other than intercompany Indebtedness) that is (x) by its terms subordinated in right of payment to the Loan Obligations, (y) not secured by a Lien or (z) secured by a Lien that ranks junior in priority to the Lien securing the Obligations (each of the foregoing, a “Junior Financing”); provided that the following shall not constitute a Junior Debt Restricted Payment:
(a)    Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 10.01;
(b)    payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;
(c)    payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by the Lead Borrower of Qualified Equity Interests within eighteen months prior thereto; or
(d)    the conversion of any Junior Financing to Qualified Equity Interests of the Lead Borrower.
“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”
“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Obligations pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).
“Landlord Lien Reserve” shall mean an amount equal to three months’ rent (or, if less, the balance of the term of the lease) for all of the leased locations of the Borrowers at which Eligible Inventory is stored, other than leased locations with respect to which the Administrative Agent has received a Landlord Lien Waiver and Access Agreement.
“Landlord Lien Waiver and Access Agreement” shall mean a Landlord Lien Waiver and Access Agreement, in a form reasonably approved by the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment under any Facility hereunder as of such date of determination.
“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 2.13.
“LC Disbursements” shall mean the North American LC Disbursements and/or the Swiss LC Disbursements.
“LC Documents” shall mean all documents, instruments and agreements delivered by any Borrower or any Subsidiary of any Borrower that is a co-applicant in respect of any Letter of Credit to any Issuing Bank or the Administrative Agent in respect of any Letter of Credit.
“LC Exposure” shall mean the North American LC Exposure and/or the Swiss LC Exposure.
“LC Obligations” shall mean the North American LC Obligations and/or the Swiss LC Obligations.
“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c)(i).
“LC Request” shall mean a request in accordance with the terms of Section 2.13(b) in form and substance satisfactory to the Issuing Banks.
“LC Sublimit” shall have the meaning assigned to such term in Section 2.13(b).
“Lead Arrangers” shall mean JPMorgan Chase Bank, N.A, Bank of America, N.A., Bank of Montreal and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and bookrunners for this Agreement.
“Lead Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 13.04(b), and, as the context requires, includes the Swingline Lender.
“Lender Loss Sharing Agreement” shall mean that certain Lender Loss Sharing Agreement entered into by each Lender as of the Closing Date and each other Lender becoming party to this Agreement via an Assignment and Assumption or otherwise after the Closing Date.
“Letter of Credit” shall mean a North American Letter of Credit and/or a Swiss Letter of Credit, as applicable.
“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date.
“LIBO Rate” shall mean, with respect to (a) any LIBO Rate Loan denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (consistent with any such selection by the Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent) (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency and Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (b) any LIBO Rate Borrowing denominated in Australian Dollars and for any applicable Interest Period, the AUD Screen Rate for Australian Dollars on the Quotation Day for Australian Dollars and Interest Period; provided that, if the AUD Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBO Screen Rate or the AUD Screen Rate, as applicable, shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Screen Rate or AUD Screen Rate, as applicable, for such currency and such Interest Period shall be the Interpolated Rate; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 3.01.
“LIBO Rate Loan” shall mean a Loan made by the Lenders to the Borrowers which bears interest at a rate based on the LIBO Rate (other than pursuant to clause (c) of the definition of “Base Rate”). LIBO Rate Loans may be denominated in U.S. Dollars or in an applicable Alternative Currency.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“LIBOR Quoted Currency” shall mean each of (i) U.S. Dollars, (ii) Euros, (iii) Pound Sterling and (iv) Swiss Francs.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset (including, without limitation, any “security interest” as defined in Sections 12(1) and 12(2) of the Australian PPSA) and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Line Cap” shall mean an amount equal to the lesser of (a) the Aggregate Commitments and (b) the then applicable Aggregate Borrowing Base.
“Liquidity Event” shall mean the occurrence of a date when (a) Aggregate Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $50,000,000, in either case for five (5) consecutive Business Days, until such date as (b) Aggregate Availability shall have been at least equal to the greater of (i) 12.5% of the Line Cap and (ii) $50,000,000 for thirty (30) consecutive calendar days.
“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to, in the case of a U.S. Loan Party, a Dominion Account or, in the case of a Deposit Account of a Foreign Loan Party, to the Administrative Agent on a daily basis, (b) to cease following directions or instructions given to such bank or other depository by any Loan Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.
“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) an Event of Default has occurred and is continuing.
“Loan Documents” shall mean this Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guarantee Agreement, each Security Document, each Intercreditor Agreement, each Receivables Intercreditor Agreement, each Securitization Intercreditor Agreement, each Incremental Revolving Commitment Agreement and each Extension Amendment.
“Loan Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance by any Loan Party of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Issuing Bank, Agent or Indemnified Person by any Loan Party arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal or interest (including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, Letters of Credit or any other Obligations, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Loan Party or for which any Loan Party is liable as indemnitor under the Loan Documents, whether or not evidenced by any note or other instrument.
“Loan Party” shall mean the Borrowers and the Guarantors.
“Loans” shall mean advances made to or at the instructions of the Lead Borrower pursuant to Article 2 hereof and may constitute Revolving Loans, Swingline Loans or Overadvance Loans.
“Local Time” shall mean (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (ii) London time in the case of a Loan, Borrowing or LC Disbursement denominated in Pound Sterling, Euros, Australian Dollars or Swiss Francs.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Lead Borrower and its Subsidiaries, taken as a whole, the validity or enforceability of any of the Loan Documents against a Loan Party or the rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders against a Loan Party thereunder.
“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of the Lead Borrower or any Subsidiary in an aggregate principal amount exceeding $50,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.
“Material Real Property” shall mean any parcel of Real Property or group of parcels of Real Property that are adjacent, contiguous or located in close proximity as an integrated operation located in the United States having a Fair Market Value (on a per-property basis) greater than or equal to $5,000,000 as of (x) the Closing Date, for Real Property then owned or (y) the date of acquisition, for Real Property acquired after the Closing Date, in each case as determined by the Lead Borrower in good faith; provided that (i) “Material Real Property” shall exclude all leasehold interests in Real Property and (ii) the Lead

Borrower may elect in its discretion to treat any such Real Property as a “Material Real Property” (subject to the requirements of this Agreement relating to Material Real Properties) even if its Fair Market Value is less than the foregoing threshold.
“Material Subsidiary” shall mean any Subsidiary, other than an Immaterial Subsidiary.
“Maturity Date” shall mean the date that is five (5) years after the Closing Date; provided that, if, on the date (the “Springing Maturity Date”) that is ninety-one (91) days prior to the maturity date of the Senior Notes, any Senior Notes remain outstanding, the Maturity Date shall be the Springing Maturity Date; provided further that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
Notwithstanding the foregoing, the Springing Maturity Date shall not constitute the Maturity Date if, prior to the Springing Maturity Date, the Lead Borrower delivers to the Administrative Agent a certificate of a Financial Officer (i) to the effect that the Loan Parties intend to repay the aggregate outstanding amount in respect of the Senior Notes pursuant to the terms of this definition and (ii) certifying that, as of the date such certificate is delivered to the Administrative Agent, both before and immediately after giving effect to such repayment (assuming removal of the related Reserve as contemplated below), the Payment Conditions have been satisfied (and setting forth in such certificate a reasonably detailed calculation thereof). Upon receipt of such certificate, the Administrative Agent shall establish a Reserve against the U.S. Borrowing Base in an amount equal to 103% of the aggregate outstanding principal amount of the Senior Notes. Thereafter, such Reserve shall remain in effect until satisfaction of the following conditions:
(1) the Lead Borrower shall irrevocably request a Revolving Borrowing in an amount not less than the aggregate outstanding principal amount of the Senior Notes plus accrued and unpaid interest thereon (or, if less, the amount necessary to repay the Senior Notes in full, including after taking into account other available cash) and shall specify that the proceeds of such Borrowing (together with other available cash, as applicable) shall be used on such date to repay the Senior Notes in full; and
(2) immediately upon giving effect to the removal of such Reserve, the conditions set forth in Section 6.02 will be satisfied.
“Moody’s” shall mean Moody’s Investors Service, Inc. (or an applicable foreign Affiliate thereof).
“Mortgage Policy” shall mean an ALTA title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable real property naming the Administrative Agent as insured party for the benefit of the applicable Lenders, insuring that the Mortgage creates a valid and enforceable first priority mortgage lien (subject to (x) Permitted Borrowing Base Liens which do not have priority over the Lien in favor of the Collateral Agent or (y) any other Permitted Lien for which the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Permitted Lien (including, without limitation, Liens securing the NMTC Financing, to the extent of the NMTC Reserve)) on the applicable parcel of real property, free and clear of all Liens, defects and encumbrances (except as set forth in the immediately preceding parenthetical), which Mortgage Policies shall (A) be in an amount no greater than the value of such parcel of real property, as determined by the appraisal report to be delivered pursuant to clause (a) of the definition of Eligible Real Property (provided, however, that, if such Eligible Real Property is located in a mortgage or recording tax jurisdiction and the Administrative Agent limits its recovery under the applicable Mortgage, the insured amount shall be equal to 120% of such appraised value), (B) be from a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (“Title Insurer”), (C) include such endorsements and reinsurance as the Administrative Agent may reasonably require and (D) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent.
“Mortgaged Properties” shall mean the Material Real Properties that are identified on Schedule 1.01(B) on the Closing Date (the “Closing Date Mortgaged Properties”) and each additional Material Real Property encumbered by a Mortgage after the Closing Date pursuant to Section 9.10.
“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, debentures, deeds of hypothec and other security documents (including amendments to any of the foregoing) executed and delivered with respect to Mortgaged Properties (either as stand-alone documents or forming part of other Security Documents), each in form and substance reasonably satisfactory to the Collateral Agent and the Lead Borrower, in each case, as amended, supplemented or otherwise modified from time to time. For the avoidance of doubt, upon the expiration or termination of any such agreement or instrument in accordance with its terms (including, without limitation, in connection with the release of a Loan Party in accordance with the Loan Documents), such document shall cease to constitute a “Mortgage”.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Lead Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds actually received by the Lead Borrower or any Subsidiary in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, minus (b) the sum of (i) the out-of-pocket fees and expenses actually incurred by the Lead Borrower or any Subsidiary (other than those paid to Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) or other obligations related to and secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established in accordance with GAAP against any adjustment to the sale price or any liabilities and that are related to such asset or to such event (as determined reasonably and in good faith by a Financial Officer of the Lead Borrower); provided that, upon the reversal (without the satisfaction of any applicable adjustment to the sale price or liabilities in cash in a corresponding amount) of all or any portion of any reserve described in clause (b)(iii) above or if such adjustment to the sale price or liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such event, then, without duplication, the amount of any such reversal of such reserve shall be deemed to be “Net Proceeds” of such event received at the time of such reversal, and any such reserve remaining outstanding on such 365th day shall be deemed to be “Net Proceeds” of such event received on such 365th day, as applicable; provided further that any proceeds held in escrow pending a purchase price, net working capital or other similar adjustment and/or for the duration of any indemnity period shall not constitute Net Proceeds until released from escrow to the Lead Borrower or applicable Subsidiary.

“NMTC Financing” shall mean (a) the financing transaction contemplated by that certain Loan Agreement dated as of August 16, 2017 among ST CDE XXXVIII, LLC, a Georgia limited liability company, DVCI CDE XXXIV, LLC, a Delaware limited liability company, MUNISTRATEGIES SUB-CDE#24, LLC, a Mississippi limited liability company, and the Lead Borrower, as borrower, relating to the financing of the facilities located at 46 Holland Industrial Park, Statesboro, Georgia 30461 and 7251 Zell Miller Parkway, Statesboro, Georgia 30458 and (b) any Permitted Refinancing Indebtedness in respect of such financing.

“NMTC Reserve” shall mean a reserve established by the Administrative Agent in the exercise of its Permitted Discretion in respect of liabilities of the Lead Borrower and/or its Subsidiaries under the NMTC Financing, to the extent secured by a Lien on any assets of the Lead Borrower and/or its Subsidiaries.

“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the blended recovery on the aggregate amount of Eligible Equipment, Eligible Inventory or Eligible Trademarks at such time on a “net orderly liquidation value” basis as set forth in the most recent appraisal of inventory, equipment and/or trademarks received by the Administrative Agent in accordance with Section 9.07(b), net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is (i) in the case of Eligible Equipment, the market value of the aggregate amount of Eligible Equipment, as set forth in the most recent appraisal of equipment received by the Administrative Agent in accordance with Section 9.07(b), (ii) in the case of Eligible Inventory, the original Cost of the aggregate amount of Eligible Inventory subject to appraisal and (iii) in the case of Eligible Trademarks, the market value of the aggregate amount of Eligible Trademarks, as set forth in the most recent appraisal of trademarks received by the Administrative Agent in accordance with Section 9.07(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Loan Party Investment Cap” shall have the meaning assigned to such term in the definition of “Permitted Acquisition.”
“Non-U.S. Lender” shall mean a Lender that is neither a U.S. Person nor a Disregarded Entity that is treated for U.S. federal income Tax purposes as having a U.S. Person as its sole owner.
“Non-U.S. Security Documents” shall mean the Australian Security Documents, the Swiss Security Documents, the Dutch Security Documents and the Initial UK Security Agreement.
“North American Issuing Bank” shall mean, as the context may require, (a) JPMCB, with respect to Letters of Credit issued by it, Bank of America, N.A., with respect to Letters of Credit issued by it, Bank of Montreal, with respect to Letters of Credit issued by it and Wells Fargo Bank, National Association, with respect to Letters of Credit issued by it, and (b) any other Lender that may become a North American Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing. Each North American Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates or branches of such North American Issuing Bank (including without limitation with respect to Letters of Credit with a co-Applicant that is not a Foreign Loan Party), in which case the term “North American Issuing Bank” shall include any such affiliate or branch with respect to Letters of Credit issued by such affiliate or branch.

“North American Issuing Bank Sublimit” shall mean (i) with respect to JPMCB, $10,500,000, (ii) with respect to Bank of America, N.A., $12,500,000, (iii) with respect to Bank of Montreal, $12,500,000, (iv) with respect to Wells Fargo Bank, National Association, $12,500,000 and (v) with respect to each other North American Issuing Bank, such amount as may be agreed among the Lead Borrower and such other North American Issuing Bank (and notified to the Administrative Agent) at the time such other North American Issuing Bank becomes a North American Issuing Bank. The North American Issuing Bank Sublimit of any North American Issuing Bank may be increased or decreased as agreed by such North American Issuing Bank and the Lead Borrower (each acting in their sole discretion) and notified in a writing executed by such North American Issuing Bank and the Lead Borrower.
“North American LC Commitment” shall mean the commitment of each North American Issuing Bank to issue Letters of Credit under the North American Revolving Facility pursuant to Section 2.13.
“North American LC Disbursement” shall mean a payment or disbursement made by any North American Issuing Bank pursuant to a North American Letter of Credit under the North American Revolving Facility.
“North American LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding North American Letters of Credit at such time plus (b) the aggregate principal amount of all North American LC Disbursements that have not yet been reimbursed at such time. The North American LC Exposure of any Lender at any time shall mean its Pro Rata Percentage (with respect to the North American Revolving Facility) of the aggregate North American LC Exposure at such time.
“North American LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under North American Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding North American Letters of Credit.
“North American LC Sublimit” shall have the meaning assigned to such term in Section 2.13(b).
“North American Letter of Credit” shall mean any letters of credit issued or to be issued by any North American Issuing Bank under the North American Revolving Facility for the account of any U.S. Borrower (or any Subsidiary of such Borrower, with such Borrower as a co-applicant thereof) pursuant to Section 2.13, including any standby letter of credit, time, or documentary letter of credit or any functional equivalent in the form of an indemnity, or bank guarantee or similar form of credit support issued by the Administrative Agent or a North American Issuing Bank for the benefit of a U.S. Borrower.
“North American Protective Advance” shall have the meaning assigned to such term in Section 2.18.
“North American Revolving Borrowing” shall mean a Borrowing comprised of North American Revolving Loans.
“North American Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make North American Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “North American Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its North American Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.15 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ North American Revolving Commitments on the Closing Date is $585,000,000.
“North American Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding North American Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the North American Revolving Facility, plus the aggregate amount of such Lender’s North American LC Exposure in respect of Letters of Credit issued for a U.S. Borrower.
“North American Revolving Facility” shall mean the North American Revolving Commitments of the Lenders and the Loans and Letters of Credit pursuant to those North American Revolving Commitments in accordance with the terms hereof.
“North American Revolving Lenders” shall mean each Lender that has a North American Revolving Commitment or North American Revolving Loans at such time.
“North American Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the North American Revolving Facility (including, for the avoidance of doubt, any North American Swingline Loans).
“North American Swingline Loans” shall have the meaning assigned to such term in Section 2.12(a).
“Not-for-Profit Subsidiary” shall mean an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.
“Note” shall mean each revolving note substantially in the form of Exhibit B hereto.
“Notice of Borrowing” shall mean a notice substantially in the form of the relevant notice attached as Exhibit A-1 hereto or, in the case of a Swingline Borrowing, Exhibit A-2 hereto.
“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-3 hereto.
“Notice Office” shall mean JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Telephone Number: (312) 732-8111, Fax Number: (312) 548-1943, Email: john.morrone@jpmorgan.com, Attn: John Morrone or, in each case, such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Noticed Hedge” shall mean any Secured Bank Product Obligations arising under a Swap Contract with respect to which the Lead Borrower and the Secured Bank Product Provider thereof have notified the Administrative Agent of the intent to include such Secured Bank Product Obligations as a Noticed Hedge hereunder and with respect to which the Administrative Agent, in its Permitted Discretion, has established a Bank Products Reserve in the maximum amount thereof.
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a

Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that, if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” shall mean (x) the Loan Obligations and (y) all Secured Bank Product Obligations (with respect to any Loan Party, other than any Excluded Swap Obligation of such Loan Party) entered into by the Lead Borrower or any of its Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, other than in connection with any application of proceeds pursuant to Section 11.02, (x) obligations of any Loan Party under any Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Loan Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Bank Product Obligations.
“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, any Loan Document or Letter of Credit, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) as a result of any present or former connection between the Recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from such Recipient having executed, delivered, become party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Outstanding Amount” shall mean, with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Overadvance” shall have the meaning assigned to such term in Section 2.17.
“Overadvance Loan” shall mean a Base Rate Loan or a LIBO Rate Loan made when an Overadvance exists or is caused by the funding thereof.
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight LIBO Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Overnight LIBO Rate” shall mean, with respect to any Overnight LIBO Rate Loan on any day, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits of an Alternative Currency (other than Australian Dollars) as displayed on the applicable Thomson Reuters screen page (LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (consistent with any such selection by the Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent)) at approximately 11:00 a.m., London time, on such day; provided that, if the Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Overnight LIBO Rate Loan” shall mean a Loan made by the Swingline Lender or any other Lenders to any Borrower which bears interest at a rate based on the Overnight LIBO Rate. Overnight LIBO Rate Loans may be denominated in U.S. Dollars or in an Alternative Currency (other than Australian Dollars). All Swingline Loans (other than North American Swingline Loans) shall be Overnight LIBO Rate Loans or Loans with such other rate as may be agreed by the applicable Borrower and the Swingline Lender in its sole discretion.
“Parallel Debt Obligation” and “Parallel Debt Obligations” shall have the meanings assigned to such term in Section 12.15.
“Participant” shall have the meaning assigned to such term in Section 13.04(c).
“Participant Register” shall have the meaning assigned to such term in Section 13.04(c).
“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
“Payment Conditions” shall mean, as to any proposed relevant action to be taken on any date:
(a)    no Default or Event of Default has then occurred and is continuing or would result from such action; and
(b)    either:
(i)    (x) Aggregate Availability on a pro forma basis immediately after giving effect to such action would be at least equal to the greater of 20.0% of the Line Cap and $80,000,000 and (y) over the thirty (30) consecutive days prior to consummation of such action, Aggregate Availability averaged no less than the greater of 20.0% of the Line Cap and $80,000,000 on a pro forma basis for such action; or
(ii)    (x) Aggregate Availability on a pro forma basis immediately after giving effect to such action would be at least equal to the greater of 15.0% of the Line Cap and $60,000,000, (y) over the thirty (30) consecutive days prior to consummation of such action, Aggregate Availability averaged no less than the greater of 15.0% of the Line Cap and $60,000,000 on a pro forma basis for such action and (z) the Consolidated Fixed Charge Coverage Ratio as of the applicable Test Period would be at least 1.10 to 1.00 on a Pro Forma Basis for such action.

“Payment Office” shall mean the office of the Administrative Agent located at 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties substantially in the form attached hereto as Exhibit G, or such other form as is reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 9.04(f).
“Permitted Acquisition” shall mean any acquisition by the Lead Borrower or a Subsidiary of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Lead Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Acquisition), if:
(i)    at the time such acquisition is made and immediately after giving effect thereto, the Payment Conditions are satisfied;
(ii)    any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 10.01;
(iii)    to the extent required by Section 9.10, any person acquired in such acquisition shall be merged into or amalgamated with a Loan Party or become upon consummation of such acquisition (or by the deadline contemplated by Section 9.10) a Guarantor; and
(iv)    the aggregate cash consideration in respect of all such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Guarantors or do not become Guarantors, in each case upon consummation of such acquisition (together with Investments by Loan Parties in Subsidiaries that are not Loan Parties pursuant to Section 10.04(b)(v)), shall not exceed during the term of this Agreement the sum of (X) the greater of $75,000,000 and 5.0% of Consolidated Total Assets when made (the “Non-Loan Party Investment Cap”), plus (Y) (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned directly by Loan Parties or Equity Interests in persons that are not Guarantors or do not become Guarantors that were acquired in such Permitted Acquisitions in reliance on the basket in clause (X) above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 10.04 (other than clause (k) thereof).
“Permitted Bond Hedge Transaction” shall mean any bond hedge, capped call or similar option transaction entered into in connection with the issuance of Permitted Convertible Indebtedness.
“Permitted Borrowing Base Liens” shall mean Liens on the Collateral permitted by Sections 10.02(d), (e), and (oo) (in the case of clauses (e) and (oo), subject to compliance with clause (iii) of the definition of “Eligible Inventory” and, in each case, solely to the extent any such Lien set forth in clause (d), (e) or (oo) arises by operation of law).

“Permitted Business” shall mean any business, service or activity that is the same as, or reasonably related, incidental, ancillary, complementary or similar to, or that is a reasonable extension or development of, any of the businesses, services or activities in which the Lead Borrower and its Subsidiaries are engaged on the Closing Date.
“Permitted Convertible Indebtedness” shall mean any notes, bonds, debentures or similar instruments issued by the Lead Borrower or one of its Subsidiaries that are convertible into or exchangeable for (x) cash, (y) shares of the Lead Borrower’s common stock or preferred stock or other Equity Interests other than Disqualified Stock or (z) a combination thereof.
Notwithstanding any other provision contained herein, in the case of any Permitted Convertible Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Permitted Convertible Indebtedness, the Lead Borrower or a Subsidiary enters into a cash-settled Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.
“Permitted Discretion” shall mean reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions, and as it relates to the establishment of reserves or the imposition of exclusionary criteria shall require that (a) the contributing factors to the imposition of any reserves shall not duplicate (i) the exclusionary criteria set forth in the definitions of Eligible Accounts, Eligible Cash, Eligible Equipment, Eligible Inventory, Eligible Real Property or Eligible Trademarks, as applicable, and vice versa or (ii) any reserves deducted in computing book value and (b) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.
“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America, Canada, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Canada, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;
(b)    time deposit accounts, certificates of deposit, guaranteed investment certificates, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Lead Borrower) with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(e)    securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;
(h)    time deposit accounts, certificates of deposit, guaranteed investment certificates, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Lead Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Lead Borrower’s most recently completed fiscal year; and
(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Lead Borrower or any Subsidiary organized/incorporated in such jurisdiction.
“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loan Obligations, one or more customary intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Liens” shall have the meaning assigned to such term in Section 10.02.
“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of the Lead Borrower and any Subsidiary which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Lead Borrower or any of its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Lead Borrower and any Subsidiary which are made pursuant to a Qualified Receivables Facility; provided that in no event shall Permitted Receivables Facility Assets include any assets included in any Borrowing Base.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.
“Permitted Receivables Jurisdiction Subsidiaries” shall mean the Subsidiaries organized in jurisdictions that are not Qualified Jurisdictions in respect thereof.
“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, redeem, repurchase, retire, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:
(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses),
(b)    except with respect to Section 10.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced,
(c)    if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Lead Borrower in good faith),
(d)    no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been required to become) obligors with respect to the Indebtedness being so Refinanced (except that (i) one or more Loan Parties may be added as additional guarantors and (ii) to the extent the Indebtedness being so Refinanced was Indebtedness of a Subsidiary which was not a Loan Party, Refinancing Indebtedness incurred in respect thereof may be incurred or guaranteed by any Subsidiary which is not a Loan Party),
(e)    such Permitted Refinancing Indebtedness may be secured (i) in the case of any Indebtedness being so Refinanced that is secured, by Liens having the same (or junior) priority on the same (or any subset of the) assets plus improvements and accessions to, such property or proceeds or distributions thereof, as secured (or would have been required to secure) the Indebtedness being

Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 10.02 (as determined by the Lead Borrower in good faith) or (ii) in the case of any Indebtedness being so Refinanced that is unsecured, by Junior Liens, and
(f)    if the Indebtedness being Refinanced was subject to a Permitted Junior Intercreditor Agreement or an Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted Junior Intercreditor Agreement and/or an Intercreditor Agreement, as applicable.
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, unlimited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Phase I Environmental Assessment” shall mean a Phase I environmental assessment, consistent with the ASTM Phase I standard in effect at the time performed, from an environmental consultant reasonably acceptable to the Administrative Agent, dated as of a date reasonably acceptable to the Administrative Agent and indicating that, as of such date, no recognized environmental conditions (as defined by ASTM) or other adverse environmental conditions (in each case, other than conditions acceptable to the Administrative Agent in its Permitted Discretion) are present in, on, under or exist with respect to the applicable parcel of real property and any improvements thereon.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Lead Borrower, any other Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Lead Borrower, any other Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pledged Collateral” shall have the meaning assigned to such term in the Initial U.S. Security Agreement.
“Pound Sterling” or “£” shall mean the lawful currency of the United Kingdom.
“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably and in good faith determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably and in good faith determined by the Administrative

Agent); provided that, if any such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Payables Reserve” shall mean reserves for amounts which rank or are capable of ranking in priority to, or pari passu with, the Liens granted to the Collateral Agent under the Security Documents and/or for amounts which may represent costs relating to the enforcement of the Collateral Agent’s Liens, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, vacation and/or holiday pay, severance pay, employee deductions, income tax, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, amounts currently or past due and not paid for taxes and pension obligations and/or contributions.
“Proceeds of Crime Act” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.
“Process Agent” shall have the meaning assigned to such term in Section 13.08(d).
“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”):
(i)    the Transactions, any Asset Sale, any asset acquisition or Investment (or series of related Investments), in each case, in excess of $10,000,000, merger, amalgamation, consolidation (or any similar transaction or transactions), any dividend, distribution or other similar payment;
(ii)    the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary; and
(iii)    any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).
Pro forma calculations made pursuant to this definition shall be determined in good faith by a Responsible Officer of the Lead Borrower.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma

Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such applicable optional rate as the Lead Borrower may designate.
In the event that any financial ratio is being calculated for purposes of determining whether Indebtedness or any lien relating thereto may be incurred, the Lead Borrower may elect, pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment (consistently applied for all purposes under this Agreement), in which case Indebtedness in an amount equal to such commitment shall be deemed to be outstanding for all financial calculations until such commitment is terminated, but any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.
“Projections” shall mean the projections of the Lead Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Lead Borrower or any of the Subsidiaries prior to the Closing Date.
“Properly Contested” with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate action; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Loan Party; (e) no Lien is imposed with respect thereto on assets of the Loan Party, unless bonded and stayed to the reasonable satisfaction of the Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Pro Rata Percentage” of any Lender at any time shall mean either (i) the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment, (ii) the percentage of the total North American Revolving Commitments represented by such Lender’s North American Revolving Commitment or (iii) the percentage of the total Swiss Revolving Commitments represented by such Lender’s Swiss Revolving Commitment, as applicable.
“Pro Rata Share” shall mean, with respect to each Lender at any time, either (i) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Aggregate Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time, (ii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the North American Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all North American Revolving Exposures at such time or (iii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Swiss Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Swiss Revolving Exposures at such time, as applicable.
“Protective Advances” shall have the meaning assigned to such term in Section 2.18.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Lead Borrower or its Controlling person or any of its subsidiaries while in possession of the financial statements provided by the Lead Borrower under the terms of this Agreement.
“Purchase Money Note” shall mean a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Lead Borrower or any of its Subsidiaries to a Securitization Entity in connection with a Qualified Securitization Transaction, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.
“Qualified Jurisdiction” shall mean the United States, any state thereof, the District of Columbia, Australia and Switzerland.
“Qualified Receivables Facility” shall mean any receivables or factoring facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by the Lead Borrower, any Subsidiary and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Lead Borrower, such Subsidiary and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from the Lead Borrower, such Subsidiary and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii) above, (A) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Lead Borrower or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings and Guarantees by any Receivables Entity), (y) is recourse to or obligates the Lead Borrower or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings and other than recourse to, and obligations of, Receivables Entities) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Lead Borrower or any Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings) and (B) subject to Section 9.12, upon reasonable request by the Administrative Agent, the applicable lender, investor, bank or other financial institution shall have entered into an intercreditor agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (with the Administrative Agent’s approval of such intercreditor agreement not to be unreasonably withheld, conditioned or delayed), with respect to the applicable Permitted Receivables Facility Assets (each, a “Receivables Intercreditor Agreement”). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Lead Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Qualified Securitization Transaction” shall mean any Securitization Transaction of a Securitization Entity that meets the following conditions:
(1)    the Board of Directors of the Lead Borrower shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Lead Borrower and the Securitization Entity;
(2)    all sales of accounts receivable and related assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by the Lead Borrower, and which may include any discounts customary for a Securitization Transaction) and may include Standard Securitization Undertakings;
(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Lead Borrower) and may include Standard Securitization Undertakings; and
(4)    subject to Section 9.12, upon reasonable request by the Administrative Agent, the applicable counterparty shall have entered into an intercreditor agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (with the Administrative Agent’s approval of such intercreditor agreement not to be unreasonably withheld, conditioned or delayed), with respect to the applicable Securitization Assets (each, a “Securitization Intercreditor Agreement”).
Notwithstanding anything to the contrary, for the avoidance of doubt, the grant of a security interest in any Receivables Assets of the Borrowers or any of their Subsidiaries (other than a Securitization Entity) to secure the Obligations shall not be deemed a Qualified Securitization Transaction.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning assigned to such term in Section 13.21.
“Quotation Day” shall mean, with respect to any LIBO Rate Loan and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as reasonably determined by the Administrative Agent.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Real Property Amortization Factor” shall mean, with respect to any Eligible Real Property on any date of determination, 1 minus a fraction, the numerator of which is the number of full fiscal quarters of the Lead Borrower elapsed as of such date (including any such fiscal quarter ending on such date) since December 31, 2019 and the denominator of which is 60.
“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).
“Receivables Entity” shall mean any direct or indirect wholly owned Subsidiary of the Lead Borrower which (x) is not a Loan Party and (y) engages in no activities other than in connection with the financing of Receivables Assets of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Lead Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Lead Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Lead Borrower (as determined by the Lead Borrower in good faith) and (b) to which neither the Lead Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Lead Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Intercreditor Agreement” shall have the meaning assigned to such term in the definition of “Qualified Receivables Facility”.
“Receivables Seller” shall mean any Permitted Receivables Jurisdiction Subsidiary that is a party to the Permitted Receivables Facility Documents (other than any Receivables Entity).
“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes”.
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis”.
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.
“Register” shall have the meaning assigned to such term in Section 13.04(b)(iv).
“Regulation” shall have the meaning assigned to such term in Section 8.27.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Party” shall mean with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.
“Replaced Lender” shall have the meaning assigned to such term in Section 3.04.
“Replacement Lender” shall have the meaning assigned to such term in Section 3.04.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Required Facility Lenders” shall mean, with respect to any Facility, Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments under such Facility as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments under such Facility of Non-Defaulting Lenders at such time.
“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time.
“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.
“Reserves” shall mean, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion, including but not limited to Dilution Reserves, Inventory Reserves, the Canadian Unpaid Supplier Reserve, Landlord Lien Reserves, NMTC Reserves and any Bank Product Reserves and, with respect to the Australian Borrowing Base and the Swiss Borrowing Base, the Priority Payables Reserves and/or the Australian Priority Payables Reserve (as applicable) and reserves for VAT.
Notwithstanding anything to the contrary in this Agreement, (i) such Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Lead Borrower, (b) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (c) no Credit Extensions

shall be made to the Borrowers if after giving effect to such Credit Extension the Availability Conditions would not be met after taking into account such Reserves); provided that no Reserves with respect to any failure to deliver Deposit Account Control Agreements in accordance with Section 9.18 may be established prior to the date that is ninety (90) days after the Closing Date (solely with respect to Deposit Accounts existing on the Closing Date), (ii) the amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (iii) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria. Notwithstanding clause (i) of the preceding sentence, changes to the Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period.
“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, president, or any vice president, managing director, member of the management board, director, company secretary, treasurer, controller or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of the Lead Borrower, or any other officer of the Lead Borrower having substantially the same authority and responsibility.
“Restricted Obligations” shall have the meaning assigned to such term in Article 4.
“Restricted Payments” shall have the meaning assigned to such term in Section 10.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.
“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a LIBO Rate Loan, denominated in an Alternative Currency, (ii) each date of a continuation of a LIBO Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) for purposes of calculating the Unused Line Fee, the last day of any fiscal quarter and (iv) such additional dates as the Administrative Agent shall determine or require in its Permitted Discretion; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) for purposes of calculating the Unused Line Fee, the LC Participation Fee and the Fronting Fee, the last day of any fiscal quarter; or (c) with respect to the Swiss Revolving Facility, if required by the Administrative Agent or the Required Facility Lenders, any date on which the Dollar Equivalent of the Outstanding Amount in respect of the Swiss Revolving Facility, as recalculated based on the exchange rate therefor quoted in the Wall Street Journal on the respective date of determination pursuant to this exception, would result in an increase in the Dollar Equivalent of such Outstanding Amount by 5.0% or more since the most recent prior Revaluation Date.
“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a North American Revolving Borrowing and/or a Swiss Revolving Borrowing.
“Revolving Commitment” shall mean the North American Revolving Commitment and/or the Swiss Revolving Commitment.
“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.15(a).
“Revolving Commitment Increase Notice” shall have the meaning assigned to such term in Section 2.15(b).
“Revolving Exposure” shall mean the North American Revolving Exposure and/or the Swiss Revolving Exposure.
“Revolving Loans” shall mean the North American Revolving Loans, the Swiss Revolving Loans, Protective Advances and/or Overadvance Loans.
“S&P” shall mean S&P Global Ratings (or an applicable foreign Affiliate thereof) or any successor thereto.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by an authority, institution or agency identified in the definition of “Sanctions”, (b) any Person operating, organized or resident in a Designated Jurisdiction, in each case to the extent such Person is a target of Sanctions or (c) any Person more than 50% owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b) or the government of a Designated Jurisdiction.
“Sanctions” shall mean any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the governmental institutions and agencies of the United Kingdom, including without limitation, Her Majesty’s Treasury (UK), (e) the federal government of Canada, including pursuant to Canadian Economic Sanctions and Export Control Laws, or (f) any other relevant sanctions authority with jurisdiction over any Loan Party.
“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time it entered into a Bank Product with a Borrower or its Subsidiary, up to the maximum amount (in the case of any Secured Bank Product Provider other than JPMCB and its Affiliates and branches) specified by such provider in writing to the Administrative Agent and the Lead Borrower, which amount may be established or increased (by further written notice by the Lead Borrower or such provider to the Administrative Agent and the Lead Borrower from time to time) as long as no Default or Event of Default then exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.
“Secured Bank Product Provider” shall mean, at the time of entry into a Bank Product with a Borrower or its Subsidiary (or, if such Bank Product exists on the Closing Date, as of the Closing Date) the Administrative Agent, any Lender or any of their respective Affiliates that is providing a Bank Product; provided that such provider (other than JPMCB or its Affiliates or branches) delivers written notice to the Administrative Agent, substantially in the form of Exhibit D hereto (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral, and (ii) agreeing to be bound by Section 12.12.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Australian Security Trustee, each Lender, each Issuing Bank, each Secured Bank Product Provider that is owed Secured Bank Product Obligations and each sub-agent appointed pursuant to Section 12.01 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Account” shall have the meaning assigned to such term in Article 8 of the UCC or, if applicable, in the Canadian PPSA.
“Securitization Assets” shall mean (a) any Receivables Assets, real estate assets, mortgage receivables or related assets and the proceeds thereof subject to a Qualified Securitization Transaction and the proceeds thereof and (b) all collateral securing such Receivables Assets, receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such accounts and all records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in each case subject to a Qualified Securitization Transaction; provided that in no event shall Securitization Assets include any assets included in any Borrowing Base.
“Securitization Entity” shall mean a Wholly Owned Subsidiary of the Lead Borrower (or another person formed for the purposes of engaging in a Qualified Securitization Transaction with the Lead Borrower in which the Lead Borrower or any of its Permitted Receivables Jurisdiction Subsidiaries makes an Investment and to which the Lead Borrower or any Subsidiary of the Lead Borrower transfers Receivables Assets and related assets) which is designated by the Board of Directors of the Lead Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Receivables Assets and other Securitization Assets of the Lead Borrower and its Permitted Receivables Jurisdiction Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:
(i)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Lead Borrower or any of its Subsidiaries (other than any Securitization Entities) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Lead Borrower or any of its Subsidiaries (other than any Securitization Entities) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Lead Borrower or any of its Subsidiaries (other than any Securitization Entities), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(ii)    with which neither the Lead Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Lead Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not

Affiliates of the Lead Borrower (except in respect of the transfer of Securitization Assets to the Securitization Entity and the Standard Securitization Undertakings); and
(iii)    to which neither the Lead Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any designation by the Board of Directors of the Lead Borrower shall be evidenced to the Administrative Agent by delivering a certified copy of the resolutions of the Board of Directors of the Lead Borrower giving effect to such designation and an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying that such designation complied with the foregoing conditions.
“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not a Subsidiary of the Lead Borrower or any of its Subsidiaries in connection with, a Qualified Securitization Transaction.
“Securitization Intercreditor Agreement” shall have the meaning assigned to such term in the definition of “Qualified Securitization Transaction”.
“Securitization Repurchase Obligation” shall mean any obligation of a seller of Receivables Assets in a Qualified Securitization Transaction to repurchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of any Receivables Assets or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by the Lead Borrower, any of its Subsidiaries or a Securitization Entity pursuant to which the Lead Borrower, such Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, the Lead Borrower or any of its Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by the Lead Borrower or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any Receivables Assets (whether now existing or arising or acquired in the future) of the Lead Borrower or any of its Subsidiaries which arose in the ordinary course of business of the Lead Borrower or such Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such Receivables Assets, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables Assets, proceeds of such Receivables Assets and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables Assets.
“Security Document” shall mean and include each U.S. Security Document and each Non-U.S. Security Document. For the avoidance of doubt, upon the expiration or termination of any such U.S. Security Document or Non-U.S. Security Document in accordance with its terms (including, without limitation, in connection with the release of a Loan Party in accordance with the Loan Documents), such document shall cease to constitute a “Security Document”.
“Senior Notes” shall mean the 6 7/8% senior unsecured notes due 2020 issued on December 20, 2010 in an initial aggregate principal amount of $225,000,000.

“Senior Notes Indenture” shall mean the indenture, dated as of December 20, 2010, between the Lead Borrower and Wells Fargo Bank, National Association, as trustee, governing the Senior Notes, as supplemented by the first supplemental indenture, dated as of December 20, 2010, among the Lead Borrower, Briggs & Stratton Power Products Group, LLC, as guarantor, and Wells Fargo Bank, National Association.
“Settlement Date” shall have the meaning assigned to such term in Section 2.14(b).
“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by the Lead Borrower and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Lead Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Lead Borrower and its Subsidiaries.
“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 9.02(c).
“Specified Foreign Laws” shall mean the laws of any Specified Jurisdiction.
“Specified Foreign Receivables” shall mean Receivables Assets with respect to which the related Account Debtor is not domiciled in the United States, Canada, an Eligible Asian Jurisdiction or an Eligible European Jurisdiction.
“Specified Jurisdiction” shall mean each of the United States, any State thereof or the District of Columbia, Australia, Canada (including any province or territory thereof), the Netherlands, Switzerland and each jurisdiction of a Foreign Subsidiary that has become a Guarantor pursuant to clause (ii) of Section 9.10(d).
“Spot Rate” shall mean the exchange rate, as reasonably determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Administrative Agent’s principal foreign exchange trading office for the first currency.
“Springing Maturity Date” shall have the meaning assigned to such term in the definition of “Maturity Date.”
“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Lead Borrower or any Subsidiary thereof in connection with a Securitization Transaction or Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Lead Borrower) in a Receivables Assets financing transaction in the commercial paper, term securitization or structured lending market.
“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. In addition, any joint venture owned by any person which is consolidated with such person pursuant to GAAP shall be a “subsidiary” of such person.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Lead Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Lead Borrower or any of its Subsidiaries for purposes of this Agreement.
“Subsidiary Borrower” shall mean, subject to Section 9.10(g) and Section 13.18(b)(2), each U.S. Subsidiary Borrower and the Swiss Borrower.
“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.
“Successor Borrower” shall have the meaning assigned to such term in Section 10.05(n)(B).
“Supermajority Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represents greater than 66 2/3% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time.
“Supply Chain Financing” shall mean any agreement to provide to the Lead Borrower or any Subsidiary letters of credit, guarantees or other credit support provided in respect of trade payables of the Lead Borrower or any Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers, including tooling vendors, of the Lead Borrower or any Subsidiaries, so long as (i) other than pursuant to this Agreement and the Security Documents, such Indebtedness is unsecured, (ii) the terms of such trade payables shall not have been extended in connection with the Supply Chain Financing and (iii) such Indebtedness represents amounts not in excess of those which the Lead Borrower or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.
“Supported QFC” shall have the meaning assigned to such term in Section 13.21.
“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowing” shall mean a borrowing of a Swingline Loan.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage (with respect to the applicable Facility) of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean JPMCB, in its capacity as lender of Swingline Loans, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Swingline Lender appointed pursuant to Section 12.10.
“Swingline Loans” shall have the meaning assigned to such term in Section 2.12(a).
“Swiss Borrower” shall mean, subject to Section 9.10(g) and Section 13.18(b)(2), Briggs & Stratton AG, a Swiss corporation, and, if different, for purposes of Swiss Withholding Tax, a Loan Party that is organized under the laws of Switzerland or which is treated as resident in Switzerland for Swiss Withholding Tax purposes.
“Swiss Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:
(a)    Eligible Cash of the Swiss Borrower; plus
(b)    (i) the book value of all Eligible Accounts of the Swiss Borrower owing by an Account Debtor that has an Investment Grade Rating multiplied by the advance rate of 90% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 95%) plus (ii) the book value of all other Eligible Accounts of the Swiss Borrower multiplied by the advance rate of 85% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 90%); plus
(c)    the lesser of (i) the Cost of Eligible Inventory of the Swiss Borrower multiplied by the advance rate of 75% and (ii) the Cost of Eligible Inventory of the Swiss Borrower multiplied by the appraised NOLV Percentage of Eligible Inventory of the Swiss Borrower multiplied by the advance rate of 85% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 90%); minus
(d)    any Reserves pertaining to the Swiss Borrower established from time to time by the Administrative Agent in accordance herewith (without duplication of any Reserves deducted in the calculation of any other Borrowing Base);

provided that in no event shall the aggregate amount of Eligible Cash included in all the Borrowing Bases exceed $35,000,000 at any time.
“Swiss Claims Assignment Agreement” shall mean the Swiss law governed assignment of receivables for security purposes (Sicherungszession) of the Swiss Borrower entered into on or about the date of this Agreement by and among Swiss Borrower as assignor and the Collateral Agent.
“Swiss Federal Tax Administration” shall mean the tax authorities referred to in article 34 of the Swiss Federal Act on Withholding Tax for purposes of any tax imposed pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time, together with the related ordinances, regulations and guidelines.
“Swiss Francs” shall mean the lawful currency of Switzerland.
“Swiss Guarantor” shall mean any Guarantor organized under the laws of Switzerland or, if different, deemed resident in Switzerland for Swiss Withholding Tax purposes.
“Swiss Guarantor Obligations” shall have the meaning assigned to such term in Article 4.
“Swiss Guaranty Limitations” shall have the meaning assigned to such term in Article 4.
“Swiss Guidelines” shall mean, together, the guidelines S-02.123 in relation to interbank loans of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind Interbankguthaben)), S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2017) of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the practice note 010-DVS-2019 dated 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019 - Verrechnungssteuer: Guthaben im Konzern), the circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities, promissory note loans, bills of exchange and subparticipations (Kreisschreiben Nr. 46 vom 24. Juli 2019 betreffend “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”) and the circular letter No. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 vom 25. Juli 2019 betreffend “Obligationen”) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.
“Swiss Issuing Bank” shall mean, as the context may require, (a) JPMCB, with respect to Letters of Credit issued by it, Bank of America, N.A., with respect to Letters of Credit issued by it, Bank of Montreal, with respect to Letters of Credit issued by it and Wells Fargo Bank, National Association, with respect to Letters of Credit issued by it, and (b) any other Lender that may become a Swiss Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing. Each Swiss Issuing Bank may, in its discretion, arrange for one or more

Letters of Credit to be issued by affiliates or branches of such Swiss Issuing Bank (including without limitation with respect to Letters of Credit with a co-Applicant that is not a Foreign Loan Party), in which case the term “Swiss Issuing Bank” shall include any such affiliate or branch with respect to Letters of Credit issued by such affiliate or branch.
“Swiss Issuing Bank Sublimit” shall mean (i) with respect to JPMCB, $2,000,000, (ii) with respect to Bank of America, N.A., $0, (iii) with respect to Bank of Montreal, $0, (iv) with respect to Wells Fargo Bank, National Association, $0 and (v) with respect to each other Swiss Issuing Bank, such amount as may be agreed among the Lead Borrower and such other Swiss Issuing Bank (and notified to the Administrative Agent) at the time such other Swiss Issuing Bank becomes a Swiss Issuing Bank. The Swiss Issuing Bank Sublimit of any Swiss Issuing Bank may be increased or decreased as agreed by such Swiss Issuing Bank and the Lead Borrower (each acting in their sole discretion) and notified in a writing executed by such Swiss Issuing Bank and the Lead Borrower.
“Swiss LC Commitment” shall mean the commitment of each Swiss Issuing Bank to issue Letters of Credit under the Swiss Revolving Facility pursuant to Section 2.13.
“Swiss LC Disbursement” shall mean a payment or disbursement made by any Swiss Issuing Bank pursuant to a Swiss Letter of Credit under the Swiss Revolving Facility.
“Swiss LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Swiss Letters of Credit at such time plus (b) the aggregate principal amount of all Swiss LC Disbursements that have not yet been reimbursed at such time. The Swiss LC Exposure of any Lender at any time shall mean its Pro Rata Percentage (with respect to the Swiss Revolving Facility) of the aggregate Swiss LC Exposure at such time.
“Swiss LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Swiss Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding Swiss Letters of Credit.
“Swiss LC Sublimit” shall have the meaning assigned to such term in Section 2.13(b).
“Swiss Letter of Credit” shall mean any letters of credit issued or to be issued by any Swiss Issuing Bank under the Swiss Revolving Facility for the account of the Swiss Borrower (or any Subsidiary of the Swiss Borrower, with the Swiss Borrower as a co-applicant thereof) pursuant to Section 2.13, including any standby letter of credit, time, or documentary letter of credit or any functional equivalent in the form of an indemnity, or bank guarantee or similar form of credit support issued by the Administrative Agent or a Swiss Issuing Bank for the benefit of the Swiss Borrower.
“Swiss Loan Parties” shall mean, individually and collectively, the Swiss Borrower and each Swiss Subsidiary that is a Swiss Guarantor.
“Swiss Non-Bank Rules” shall mean together the Swiss Twenty Non-Bank Rule and the Swiss Ten Non-Bank Rule.
“Swiss Non-Qualifying Lender” shall mean a person which does not qualify as a Swiss Qualifying Lender.
“Swiss Protective Advance” shall have the meaning assigned to such term in Section 2.18.

“Swiss Qualifying Lender” shall mean (i) a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.
“Swiss Revolving Borrowing” shall mean a Borrowing comprised of Swiss Revolving Loans.
“Swiss Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Swiss Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “Swiss Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its Swiss Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.15 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ Swiss Revolving Commitments on the Closing Date is $40,000,000.
“Swiss Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Swiss Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the Swiss Revolving Facility, plus the aggregate amount of such Lender’s Swiss LC Exposure in respect of Letters of Credit issued for the Swiss Borrower.
“Swiss Revolving Facility” shall mean the Swiss Revolving Commitments of the Lenders and the Loans and Letters of Credit pursuant to those Swiss Revolving Commitments in accordance with the terms hereof.
“Swiss Revolving Lenders” shall mean each Lender that has a Swiss Revolving Commitment or Swiss Revolving Loans at such time.
“Swiss Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the Swiss Revolving Facility (including, for the avoidance of doubt, any Swiss Swingline Loans).
“Swiss Security Documents” shall mean the Initial Swiss Security Agreements and, after the execution and delivery thereof, each Additional Security Document governed by Swiss law, together with any other applicable security documents governed by Swiss law from time to time in favor of the Collateral Agent for the benefit of the Secured Parties.
“Swiss Share Pledge Agreement” shall mean the Swiss law governed share pledge agreement over the shares of the Swiss Borrower (other than to the extent constituting Excluded Securities) entered into on or about the date of this Agreement by and among the Lead Borrower as pledgor and the Collateral Agent.
“Swiss Subsidiary” shall mean any Subsidiary of the Lead Borrower that is organized under the laws of Switzerland.
“Swiss Swingline Loans” shall have the meaning assigned to such term in Section 2.12(a).

“Swiss Ten Non-Bank Rule” shall mean the rule that the aggregate number of Lenders other than Swiss Qualifying Lenders of a Swiss Borrower under this Agreement must not at any time exceed ten (10); in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Twenty Non-Bank Rule” shall mean the rule that (without duplication) the aggregate number of creditors other than Swiss Qualifying Lenders of a Swiss Borrower under all its outstanding debts relevant for the classification as debentures (Kassenobligation) (including debt arising under this Agreement, intragroup loans (if and to the extent intragroup loans are not exempt in accordance with art. 14a Swiss Federal Ordinance on withholding tax), facilities and/or private placements), must not at any time exceed twenty (20), in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Withholding Tax” shall mean any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time together with the related ordinances, regulations and guidelines.
“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.
“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholdings), value added taxes, or any other goods and services, use or sales taxes, or other similar fees or charges, imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Termination Date” shall mean the date on which (a) all Aggregate Commitments shall have been terminated, (b) all Letters of Credit shall have expired or terminated or been Cash Collateralized and (c) the principal of and interest on each Loan, all Obligations, fees and all other expenses or amounts shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due, Cash Collateralized Letters of Credit and Secured Bank Product Obligations except to the extent then due and payable and then entitled to payment in accordance with Section 11.02).
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Lead Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 9.04(a) or 9.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 9.04(a) or 9.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period.
“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Lead Borrower or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Lead Borrower or one or more of Subsidiaries to collect and remit those funds to such third parties.
“Title Insurer” shall have the meaning assigned to such term in the definition of the term “Mortgage Policy”.

“Trade Date” shall have the meaning assigned to such term in Section 13.04(d)(i).
“Trademark Amortization Factor” shall mean, with respect to any Eligible Trademarks on any date of determination, 1 minus a fraction, the numerator of which is the number of full fiscal quarters of the Lead Borrower elapsed as of such date (including any such fiscal quarter ending on such date) since December 31, 2019 and the denominator of which is 20.
“Trademarks” shall mean all of the following: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
“Transaction Expenses” shall have the meaning assigned to such term in the definition of “Transactions.”
“Transactions” shall mean, collectively, (i) the consummation of the Closing Date Refinancing on the Closing Date, (ii) the entering into of the Loan Documents, the initial borrowing under this Agreement (if any) and the issuance of the initial Letters of Credit (if any) on the Closing Date and (iii) the payment of fees and expenses and other costs incurred in connection with the foregoing (the “Transaction Expenses”).
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBO Rate Loan.
“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Lead Borrower (other than a Borrower), whether now owned or acquired or created after the Closing Date, that is designated on or after the Closing Date by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Lead Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 10.04 and (c) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an

“unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Closing Date; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Lead Borrower or one or more of its Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Lead Borrower (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Lead Borrower’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 10.04 (and not as an Investment permitted thereby in a Subsidiary). The Lead Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. Notwithstanding anything to the contrary herein, the Lead Borrower shall not be permitted to designate any Borrower as an Unrestricted Subsidiary.
“Unused Line Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Unused Line Fee Rate” shall mean, with respect to any Facility, 0.250% per annum on the average daily amount by which the Commitments under such Facility exceed the Revolving Exposure of all Lenders under such Facility, in each case, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears.
“U.S. Borrowers” shall mean (i) the Lead Borrower and (ii) any U.S. Subsidiary Borrower.
“U.S. Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:
(a)    Eligible Cash of the U.S. Loan Parties; plus
(b)    (i) the book value of all Eligible Accounts of the U.S. Loan Parties owing by an Account Debtor that has an Investment Grade Rating multiplied by the advance rate of 90% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 95%) plus (ii) the book value of all other Eligible Accounts of the U.S. Loan Parties multiplied by the advance rate of 85% (or, for the period commencing on the first day of the fiscal month commencing on or about December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 90%); plus
(c)    the lesser of (i) the Cost of Eligible Inventory of the U.S. Loan Parties multiplied by the advance rate of 75% and (ii) the Cost of Eligible Inventory of the U.S. Loan Parties multiplied by the appraised NOLV Percentage of Eligible Inventory of the U.S. Loan Parties multiplied by the advance rate of 85% (or, for the period commencing on the first day of the fiscal month commencing on or about

December 1 of each calendar year and ending on the last day of the fiscal month ending on or about the last day of February the following calendar year, 90%); plus
(d)    the U.S. Fixed Asset Advance; minus
(e)    any Reserves pertaining to the U.S. Loan Parties established from time to time by the Administrative Agent in accordance herewith (without duplication of any Reserves deducted in the calculation of any other Borrowing Base);
provided that in no event shall (x) the U.S. Fixed Asset Advance exceed $150,000,000 at any time, (y) the aggregate amount of Eligible Cash included in all the Borrowing Bases exceed $35,000,000 at any time or (z) the amount described in clause (iii) of the definition of “U.S. Fixed Asset Advance” exceed 10% of the Aggregate Commitments.
“U.S. Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any U.S. Security Document (including any Additional Security Documents but excluding the Non-U.S. Security Documents) or will be granted in accordance with requirements set forth in Section 9.12, including, without limitation, all collateral as described in the U.S. Security Agreement and all Mortgaged Properties. For the avoidance of doubt, in no event shall U.S. Collateral include Excluded Property.
“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.
“U.S. Fixed Asset Advance” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:
(i)    the applicable Equipment Amortization Factor for Eligible Equipment of the U.S. Loan Parties multiplied by 85% of the NOLV Percentage of such Eligible Equipment; plus
(ii)    the applicable Real Property Amortization Factor for Eligible Real Property of the U.S. Loan Parties multiplied by 75% of the fair market value of such Eligible Real Property, determined based on the most recent real estate appraisal completed by the Administrative Agent in accordance with Section 9.07(b); plus
(iii)    the applicable Trademark Amortization Factor for Eligible Trademarks of the U.S. Loan Parties and the Australian Loan Parties multiplied by 50% of the NOLV Percentage of such Eligible Trademarks.
“U.S. Lender” shall mean a Lender that is not a Non-U.S. Lender.
“U.S. Loan Party” shall mean each U.S. Borrower and each Guarantor that is a U.S. Subsidiary.
“U.S. Obligations” shall mean all Obligations (other than Foreign Obligations).
“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Pledged Collateral” shall have the meaning assigned to such term in the Initial U.S. Security Agreement.

“U.S. Security Documents” shall mean the Initial U.S. Security Agreement, each Deposit Account Control Agreement of a U.S. Loan Party or governed by U.S. law, each Mortgage and, after the execution and delivery thereof, each Additional Security Document of a U.S. Loan Party, together with any other applicable security documents governed by U.S. law from time to time in favor of the Collateral Agent for the benefit of the Secured Parties.
“U.S. Special Resolution Regime” shall have the meaning assigned to such term in Section 13.21.
“U.S. Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is incorporated, formed or otherwise organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Subsidiary Borrower” shall mean, subject to Section 9.10(g) and Section 13.18(b)(2), each U.S. Subsidiary of the Lead Borrower that is on the Closing Date, or which becomes, a party to this Agreement in accordance with the requirements of this Agreement.
“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 5.01(e)(ii)(3).
“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere (including, without limitation, Australian GST) and any tax imposed in compliance with the Swiss Federal Act on Value Added Tax of 12 June 2009 as amended from time to time.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Lead Borrower that is a Wholly Owned Subsidiary of the Lead Borrower.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Terms Generally and Certain Interpretive Provisions. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented and/or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth in the Loan Documents), (b) any definition of or reference to any statute, rule or regulation in any Loan Document shall be construed as referring thereto as from time to time amended, supplemented and/or otherwise modified (including by succession of comparable successor laws), (c) any reference in any Loan Document to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth in the Loan Documents) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if, at any time, any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement in the Loan Documents and the Lead Borrower notifies the Administrative Agent that the Borrowers request an amendment (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrowers shall, at no cost to the Borrowers, negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the application thereof (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, and such financial ratio or requirement shall be interpreted on the basis of GAAP without giving effect to such change until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Lead Borrower or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries, (iv) without giving effect to any change to, or modification of, GAAP (including any future phase-in of changes to GAAP that have been approved as of December 1, 2018) which would require the capitalization of leases characterized as “operating leases” as of December 1, 2018 (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant hereto shall be prepared without giving effect to this clause) and (v) without giving effect to the one-time adjustment to implement Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or the Canadian PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs”, (xii) “joint and several” shall be deemed to include “solidary”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (xv) “easement” shall be deemed to include “servitude”, (xvi) “priority” shall be deemed to include “prior claim”, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) “fee simple title” shall be deemed to include “absolute ownership”, and (xix) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”.
Section 1.03    Exchange Rates; Currency Equivalent. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in U.S. Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than U.S. Dollars shall be determined by the Administrative Agent on a daily basis, based on the current Spot Rate. The Lead Borrower shall report value and other Borrowing Base components to the Administrative Agent in the currency invoiced by the Lead Borrower or shown in the Lead Borrower’s financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in U.S. Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than U.S. Dollars, the Borrowers shall repay such Obligation in such other currency.
Section 1.04    Additional Alternative Currencies.
(a)    The Borrowers may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders with Commitments in respect of the Facility under which such additional Alternative Currency is being requested; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Lender (in the case of any such request pertaining to Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders with Commitments in respect of the Facility under which such additional Alternative Currency is being requested consent to making Loans in such requested currency, the Administrative Agent shall so notify such Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify such Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.04, the Administrative Agent shall promptly so notify such Borrower.
Section 1.05    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.06    Effectuation of Transactions. Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) and applicable on the Closing Date and thereafter, are made after giving effect to the Transactions, unless the context otherwise requires.
Section 1.07    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.08    Joint and Several Liability. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability (as set forth in Section 2.01(b) and (c)) shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section 1.09, in bankruptcy or in any other instance.
Section 1.09    Exchange Rates; Currency Equivalents; Basket Calculations.
(a)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the LIBO Rate or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any alternate rate implemented pursuant to Section 3.01(a)) or the effect of any of the foregoing, or of any related changes made to this Agreement pursuant to Section 3.01(a) (other than, for the avoidance of doubt, with respect to its obligation to apply the definition of such rate in accordance with its terms and comply with its express obligations in Article 3 (including Section 3.01)).
(b)    Notwithstanding the foregoing, for purposes of determining compliance with any covenant in Article 10, (i) with respect to any amount of cash on deposit, Indebtedness, Investment, Restricted Payment, Lien, Disposition or Attributable Receivables Indebtedness (each, a “Covenant Transaction”) in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Covenant Transaction is incurred or made, and (ii) with respect to any Covenant Transaction incurred or made in reliance on a provision that makes reference to a percentage of Consolidated Total Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated Total Assets occurring after the time such Covenant Transaction is incurred or made in reliance on such provision.
(c)    For purposes of determining compliance with any covenant in Article 10, with respect to the amount of any Covenant Transaction in a currency other than U.S. Dollars, such amount (i) if incurred or made in reliance on a fixed Dollar basket, will be converted into U.S. Dollars based on the relevant currency exchange rate in effect on the Closing Date, and (ii) if incurred in reliance on a percentage or ratio basket, will be converted into U.S. Dollars based on the relevant currency exchange rate in effect on the date such Covenant Transaction is incurred or made and such percentage or ratio basket will be measured at the time such Covenant Transaction is incurred or made.
Section 1.10    Interpretation (Australia) and Code of Banking Practice (Australia).
(a)    Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to Australian Loan Party, a reference in this Agreement to:
(i)    “Account” also includes any “account” as defined in section 10 of the Australian PPSA;
(ii)    “Affiliate” has the meaning given to it in section 50AA of the Australian Corporations Act;
(iii)    “Controller”, “receiver” or “receiver manager” has the meaning given to it in section 9 of the Australian Corporations Act;
(iv)    “Account Debtor” also includes any “account debtor” as defined in section 10 of the Australian PPSA;

(v)    “Inventory” has the meaning provided in section 10 of the Australian PPSA; and
(vi)    “Subsidiary” shall mean a subsidiary within the meaning given in Part 1.2 Division 6 of the Australian Corporations Act.
(b)    The parties agree that the Australian Banking Association Banking Code of Practice does not apply to the Loan Documents nor the transactions under them.

ARTICLE 2	AMOUNT AND TERMS OF CREDIT
Section 2.01    The Commitments.
(a)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
(i)    each North American Revolving Lender agrees, severally and not jointly, to make North American Revolving Loans to the U.S. Borrowers in U.S. Dollars or in one or more Alternative Currencies, if any, at any time and from time to time on and after the Closing Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the North American Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; and
(ii)    each Swiss Revolving Lender agrees, severally and not jointly, to make Swiss Revolving Loans to the Swiss Borrower in U.S. Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the Closing Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the Swiss Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met.
Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans under each applicable Facility.
(b)    Subject to the Swiss Guaranty Limitations, all Foreign Loan Parties shall be jointly and severally liable for all Revolving Loans made to the Swiss Borrower.
(c)    All U.S. Loan Parties shall be jointly and severally liable for all Revolving Loans regardless of which Borrower received the proceeds thereof.
(d)    Notwithstanding any provision hereof or any other Loan Document to the contrary and, in the case of any Swiss Loan Party, subject to the limitations set forth in Article 4 of this Agreement, (i) no Foreign Loan Party (other than any Foreign Loan Party that (A) is organized or incorporated in a Specified Jurisdiction and (B) is not a CFC or a FSHCO) shall have any joint and several liability under any Loan Document for, or any Guarantee obligation under any Loan Document with respect to, and (ii) no assets of any Foreign Loan Party (other than any Foreign Loan Party that (A) is organized or incorporated in a Specified Jurisdiction and (B) is not a CFC or a FSHCO) or any Equity Interests of any Foreign Loan Party that constitute Excluded Securities shall constitute Collateral under any Loan Document for, in the case of each of the foregoing clauses (i) and (ii), the U.S. Obligations.

Section 2.02    Loans.
(a)    (i) Each North American Revolving Loan shall be made as part of a Borrowing consisting of North American Revolving Loans made by the Lenders ratably in accordance with their applicable North American Revolving Commitments and (ii) each Swiss Revolving Loan shall be made as part of a Borrowing consisting of Swiss Revolving Loans made by the Lenders ratably in accordance with their Swiss Revolving Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) in the case of Base Rate Loans equal to the amount requested by the applicable Borrower and (ii) in the case of LIBO Rate Loans, (A) an integral multiple of the Dollar Equivalent of $250,000 and not less than the Dollar Equivalent of $1,000,000 (or, if such Borrowing is denominated in an Alternative Currency, 1,000,000 units of such Alternative Currency), or (B) equal to the remaining available balance of the Revolving Commitments under the applicable Facility.
(b)    Subject to Section 3.01, (i) each Borrowing by a U.S. Borrower shall be comprised entirely of LIBO Rate Loans (or, in the case of Borrowings denominated in U.S. Dollars, Base Rate Loans or LIBO Rate Loans) and (ii) each Borrowing by the Swiss Borrower shall be comprised entirely of LIBO Rate Loans, in each case, as the applicable Borrower may request pursuant to Section 2.03. Each North American Swingline Loan made to the U.S. Borrower shall be in U.S. Dollars and shall be a Base Rate Loan unless otherwise agreed by the applicable Borrower and the Swingline Lender in its sole discretion. Each Swiss Swingline Loan made to the Swiss Borrower shall be in Swiss Francs and shall be Overnight LIBO Loans unless otherwise agreed by the applicable Borrower and the Swingline Lender in its sole discretion. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement or cause the Borrowers to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in (x) the Lead Borrower having more than ten (10) LIBO Rate Loans outstanding hereunder at any one time, (y) Briggs & Stratton AG, a Swiss corporation, as the Swiss Borrower, having more than ten (10) LIBO Rate Loans outstanding hereunder at any one time and (z) for any other Person that becomes a Borrower pursuant to the terms hereof after the Closing Date, an amount of LIBO Rate Loans outstanding hereunder at any one time to be mutually agreed by the Lead Borrower and the Administrative Agent. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate (i) in New York City, in the case of Loans to a U.S. Borrower not later than 3:00 p.m. New York time and (ii) in London, in the case of Loans to the Swiss Borrower, not later than the Applicable Time specified by the Administrative Agent in the case of any Loans to the Swiss Borrower, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Lead Borrower in the applicable Notice of Borrowing maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Lead Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate reasonably determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent demonstrable error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(f)    If an Issuing Bank shall not have received from the applicable Borrowers the payment required to be made by Section 2.13(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each applicable Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each such Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan (for LC Disbursements denominated in U.S. Dollars), or a LIBO Rate Loan with an Interest Period of one month (for LC Disbursements denominated in an Alternative Currency) of such Lender, and such payment shall be deemed to have reduced the applicable LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the applicable Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.13(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Lender under the applicable Facility shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Lead Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06, and (ii) in the case of such Lender, at the Base Rate (for U.S. Dollars) or the LIBO Rate with an Interest Period of one month for all Alternative Currencies.

Section 2.03    Borrowing Procedure. To request a Revolving Borrowing, the Lead Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or (other than in the case of requests for LIBO Rate Loans) telephone (promptly confirmed by telecopy or electronic transmission) (i) in the case of a Borrowing by any U.S. Borrower of LIBO Rate Loans under the North American Revolving Facility, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing to the Administrative Agent’s New York office, (ii) in the case of a Borrowing of LIBO Rate Loans under the Swiss Revolving Facility, not later than 11:00 a.m., London time, four (4) Business Days before the date of the proposed Borrowing to the Administrative Agent’s New York office and (iii) in the case of a Borrowing of Base Rate Loans, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing to the Administrative Agent’s New York office. Each such telephonic Notice of Borrowing shall be irrevocable, subject to Sections 2.09 and 3.01, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Borrowing in a form approved by the Administrative Agent and signed by the Lead Borrower. Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:
(a)    the name of the Borrower;
(b)    the aggregate amount of such Borrowing;
(c)    the date of such Borrowing, which shall be a Business Day;
(d)    whether such Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of LIBO Rate Loans;
(e)    in the case of a Borrowing of LIBO Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(f)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02;
(g)    the Facility under which the Loans are to be borrowed;
(h)    the currency of the Borrowing;
(i)    the amount of Eligible Cash as of the close of business on the Business Day prior to the date of such notice and the remaining Aggregate Availability after adjusting for the proposed Borrowing; and
(j)    that the applicable conditions set forth in Article 6 are satisfied or waived as of the date of the notice.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (x) in the case of a Borrowing in U.S. Dollars by a U.S. Borrower, a Borrowing of Base Rate Loans and (y) in the case of any other Borrowing, a Borrowing of LIBO Rate Loans with an Interest Period of one month. If no Interest Period is specified with respect to any requested Borrowing of LIBO Rate Loans, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, then the requested Borrowing shall be made in U.S. Dollars. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
This Section 2.03 shall not apply to Swingline Loans, the borrowing of which shall be in accordance with Section 2.12.
Section 2.04    Evidence of Debt; Repayment of Loans.
(a)    Each U.S. Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent the then unpaid principal amount of each Loan made to any Borrower on the Maturity Date. Subject to the Swiss Guaranty Limitations, the Swiss Borrower hereby unconditionally promises to pay to the Administrative Agent the then unpaid principal amount of each Loan made to the Swiss Borrower on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Lead Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.
(c)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender. The Lead Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.
(d)    The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent demonstrable error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
(e)    Any Lender may request that Loans made by it thereunder be evidenced by a promissory note. In such event, the applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B.
Section 2.05    Fees.
(a)    Unused Line Fee. With respect to each Facility, the U.S. Borrowers or the Swiss Borrower, as applicable, shall pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), under each Facility, a fee in U.S. Dollars equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) under such Facility exceed the average daily balance of outstanding Revolving Loans under such Facility and stated amount of outstanding Letters of Credit under such Facility during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on the first Business Day of each fiscal quarter, commencing on or about October 1, 2019.
(b)    Administrative Agent Fees. The Lead Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Administrative Agent (the “Administrative Agent Fees”).
(c)    LC and Fronting Fees. With respect to the North American Revolving Facility, the U.S. Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each North American Revolving Lender a participation fee (“North American LC Participation Fee”) in U.S. Dollars with respect to its participations in North American Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on LIBO Rate Loans pursuant to Section 2.06, on the average daily amount of such North American Revolving Lender’s North American LC Exposure (excluding any portion thereof attributable to unreimbursed North American LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such North American Revolving Lender’s North American Revolving Commitment terminates and the date on which such North American Revolving Lender ceases to have any North American LC Exposure and (ii) to each North American Issuing Bank a fronting fee (“North American Fronting Fee”) in U.S. Dollars, which shall accrue at the rate of 0.125% per annum on the average daily amount of the North American LC Exposure (excluding any portion thereof attributable to unreimbursed North American LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the North American Revolving Commitments and the date on which there ceases to be any North American LC Exposure, as well as each North American Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any North American Letter of Credit or processing of drawings thereunder as agreed among the Lead Borrower and such North American Issuing Bank from time to time. With respect to the Swiss Revolving Facility, the Swiss Borrower agrees to pay (i) to the Administrative Agent for the account of each Swiss Revolving Lender a participation fee (together with the North American LC Participation Fee, the “LC Participation Fees”) in the same currency of the denomination of the Swiss Letters of Credit issued with respect to its participations in Swiss Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on LIBO Rate Loans pursuant to Section 2.06, on the average daily amount of such Swiss Revolving Lender’s Swiss LC Exposure (excluding any portion thereof attributable to unreimbursed Swiss LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Swiss Revolving Lender’s Swiss Revolving Commitment terminates and the date on which such Swiss Revolving Lender ceases to have any Swiss LC Exposure, and (ii) to each Swiss Issuing Bank a fronting fee (together with the North American Fronting Fee, the “Fronting Fees”) in Pound Sterling, Euros, Australian Dollars or Swiss Francs, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Swiss LC Exposure (excluding any portion thereof attributable to unreimbursed Swiss LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Swiss Revolving Commitments and the date on which there ceases to be any Swiss LC Exposure, as well as each Swiss Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Swiss Letter of Credit or processing of drawings thereunder as agreed among the Lead Borrower and such Swiss Issuing Bank from time to time. LC Participation Fees and Fronting Fees accrued to but excluding the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within ten (10) days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to each Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.
Section 2.06    Interest on Loans.
(a)    (i)    Subject to the provisions of Section 2.06(b), the Loans comprising each Borrowing of Base Rate Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
(ii)    Subject to the provisions of Section 2.06(b), the Loans comprising each Borrowing of LIBO Rate Loans shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
(iii)    Subject to the provisions of Section 2.06(b), (A) the Loans comprising each Borrowing of North American Swingline Loans in U.S. Dollars shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time (or such other rate as may be agreed upon by the applicable Borrower and the Swingline Lender in its sole discretion) and (B) the Loans comprising each Borrowing of Swiss Swingline Loans shall bear interest at a rate per annum equal to the Overnight LIBO Rate plus the Applicable Margin in effect from time to time (or such other rate as may be agreed upon by the applicable Borrower and the Swingline Lender in its sole discretion).
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any interest or fee, 2% plus the rate applicable to Base Rate Loans.
(c)    Accrued interest on each Loan shall be payable (i) in the case of Base Rate Loans, on each Adjustment Date, commencing with October 1, 2019, in arrears for such Base Rate Loans, (ii) in the case of Overnight LIBO Rate Loans, on the first Business Day of each month, in arrears for such Overnight LIBO Rate Loans, (iii) in the case of LIBO Rate Loans, at the end of the current Interest Period therefor and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iv) in the case of all Revolving Loans, upon termination of the Revolving Commitments; provided that (x) interest accrued pursuant to paragraph (b) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date, at the end of the current Interest Period and upon termination of the Revolving Commitments, as applicable, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate and (ii) for Borrowings denominated in Australian Dollars or Pound Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent demonstrable error.
(e)    Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
(f)    Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.06, and (2) second, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.06 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
(g)    Swiss Minimum Interest. By entering into this Agreement, the parties to this Agreement have assumed in bona fide that the interest payable hereunder is not and will not become subject to any tax deduction on account of Swiss Withholding Tax. Nevertheless, if a tax deduction is required by Swiss law to be made by a Loan Party in respect of any interest payable under a Loan Document and should it be unlawful for the relevant Loan Party to comply with Section 5.01 (Net Payments) for any reason (where this would otherwise be required by the terms of Section 5.01 (Net Payments)) then:

(i)    the applicable interest rate in relation to that interest payment shall be:
(1)    the interest rate which would have applied to that interest payment (as provided for in this Section 2.06 (Interest on Loans) or otherwise in this Agreement in the absence of this Section 2.06 (g) (Swiss Minimum interest)); divided by:
(2)    one minus the rate at which the relevant tax deduction for Swiss Withholding Tax is required to be made (where the rate at which such tax deduction is required to be made is for this purpose expressed as a fraction of one rather than as a percentage); and
(ii)    the relevant Loan Party shall be obliged:
(1)    to pay the relevant interest at the adjusted rate in accordance with paragraph (i) above; and
(2)    to make the tax deduction for Swiss Withholding Tax on the interest so recalculated; and
all references to a rate of interest in Section 2.06 (Interest on Loans) or otherwise in this Agreement shall be construed accordingly.
(iii)    To the extent that any interest payable by a Loan Party under this Agreement becomes subject to Swiss Withholding Tax, each relevant party to this Agreement and the relevant Loan Party shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to allow the parties under this Agreement to prepare claims for the refund of any Swiss Withholding Tax so deducted.
(iv)    If a party to this Agreement receives a refund in respect of Swiss Withholding Tax, that party shall pay an amount to the Loan Party in respect of which the Swiss Withholding Tax relates, which that party determines will leave it, after that payment, in the same after-Tax position as it would have been in had that Swiss Withholding Tax not been required to be paid.
(v)    A Loan Party is not required to make an increased payment to a particular Lender (but, for the avoidance of doubt, shall remain required to make an increased payment to all other Lenders) under paragraph (g) above by reason of a tax deduction arising as a result of that Lender (i) making an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Lender or a single Swiss Non-Qualifying Lender, (ii) breaching the restrictions regarding transfers, assignments, participations, sub-participation and exposure transfers set forth in Section 13.04 or (iii) ceasing to be a Swiss Qualifying Lender other than as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority.
Section 2.07    Termination and Reduction of Commitments.
(a)    The Revolving Commitments, the Swingline Commitment, the North American LC Commitment and the Swiss LC Commitment shall automatically terminate on the Maturity Date.

(b)    The Lead Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) any such reduction shall be in an amount that is (x) an integral multiple of $1,000,000 or (y) the entire remaining Revolving Commitments of such Class, (ii) the Revolving Commitments under any Facility shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans under such Facility in accordance with Section 2.09, the Revolving Exposures under such Facility would exceed the Commitments under such Facility and (iii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to such termination or reduction, the Revolving Commitments would be less than the Closing Date Extension Amount but greater than $0.
(c)    The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments of any Facility under paragraph (b) of this Section 2.07 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.07 shall be irrevocable except that, to the extent delivered in connection with a refinancing of the applicable Obligations or other transaction, such notice shall not be irrevocable until such refinancing is closed and funded or other transaction is closed. Any effectuated termination or reduction of the Revolving Commitments of any Facility shall be permanent. Each reduction of the Revolving Commitments of any Facility shall be made ratably among the relevant Lenders in accordance with their respective Revolving Commitments.
Section 2.08    Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of LIBO Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Lead Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of LIBO Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section 2.08, the Lead Borrower shall notify the Administrative Agent of such election by telephone (other than in relation to a Swiss Revolving Loan) or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if the Lead Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-3, unless otherwise agreed to by the Administrative Agent and the Lead Borrower.
(c)    Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Borrowing of Base Rate Loans or LIBO Rate Loans;
(iv)    the currency of the resulting Borrowing; and
(v)    if the resulting Borrowing is a Borrowing of LIBO Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Notice of Conversion/Continuation requests a Borrowing of LIBO Rate Loans but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.
(d)    Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If a Notice of Conversion/Continuation with respect to a Borrowing of LIBO Rate Loans denominated in U.S. Dollars under the North American Revolving Facility is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans; provided, however, that, if (i) approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) the applicable Borrower shall have delivered to the Administrative Agent its customary standard (if applicable) documentation pre-authorizing automatic continuations, such Borrowing shall automatically continue with an Interest Period of one month. If a Notice of Conversion/Continuation with respect to a Borrowing under the Swiss Revolving Facility is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a LIBO Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of LIBO Rate Loans and (ii) unless repaid, each Borrowing of LIBO Rate Loans shall be converted to or continued as a Borrowing of LIBO Rate Loans with an Interest Period of one month at the end of the Interest Period applicable thereto.
Section 2.09    Optional and Mandatory Prepayments of Loans.
(a)    Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided further that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

(b)    Revolving Loan Prepayments.
(i)    In the event of the termination of all the Revolving Commitments of any Facility in accordance with the terms of this Agreement, the applicable Borrowers shall, on the date of such termination, (x) repay or prepay all the outstanding Revolving Borrowings and all outstanding Swingline Loans under such Facility and (y) Cash Collateralize the LC Exposure in respect of such Facility in accordance with Section 2.13(j).
(ii)    In the event of any partial reduction of the Revolving Commitments under any Facility in accordance with the terms of this Agreement, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Lead Borrower and the Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Availability Conditions would not be satisfied upon giving effect to such reduction, then the Borrowers shall, on the date of such reduction (or, if such failure to satisfy the Availability Conditions is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, in each case in accordance with the terms of this Agreement, within (5) five Business Days following receipt of written notice that complies with the terms of this Agreement), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to comply with the Availability Conditions.
(iii)    In the event that the Availability Conditions are not satisfied at any time, the Borrowers shall, immediately after demand (or, if such failure to satisfy the Availability Conditions is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, in each case in accordance with the terms of this Agreement, within five (5) Business Days following receipt of written notice that complies with the terms of this Agreement), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to comply with the Availability Conditions. Notwithstanding the foregoing, if the Availability Conditions are not satisfied solely as a result of the fluctuation of currency exchange rates, then the foregoing requirements shall only apply if the Aggregate Exposures exceed 103% of the amount that would comply with the Availability Conditions.
(iv)    In the event that (1) the aggregate LC Exposure exceeds the LC Sublimit then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (2) the aggregate North American LC Exposure exceeds the North American LC Sublimit then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding North American Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess or (3) the aggregate Swiss LC Exposure exceeds the Swiss LC Sublimit then in effect, the Swiss Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Swiss Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(v)    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Disposition of Real Property included in the U.S. Borrowing Base pursuant to a sale leaseback transaction, the Borrowers shall, promptly after such Net Proceeds are received by a Loan Party, prepay the Obligations in an aggregate amount equal to 100% of such Net Proceeds.
Notwithstanding the foregoing, if any of the foregoing conditions described in subclauses (ii), (iii) or (iv) of this Section 2.09(b) arises solely as a result of the fluctuation of currency exchange rates, then the foregoing requirements set forth in subclauses (ii), (iii) or (iv) of this Section 2.09(b) shall only apply if the LC Exposure, North American LC Exposure or Swiss LC Exposure, as the case may be, exceeds 105% of the maximum amount that would not give rise to any of the foregoing conditions.
(c)    Application of Prepayments.
(i)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the Lead Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of Section 2.09(c). Unless during a Liquidity Period, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Loan Documents; second, to interest then due and payable on the Borrowers’ Swingline Loans; third, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 3.02 and 5.01 in respect of the applicable Facility subject to such mandatory prepayment; fifth, to the principal balance of the Revolving Loans in respect of the applicable Facility subject to such mandatory prepayment until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure in respect of the applicable Facility subject to such mandatory prepayment plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by any Intercreditor Agreement or, in the absence of any such requirement, returned to the Lead Borrower or to such party as otherwise required by law.
(ii)    Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay LIBO Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the applicable Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of LIBO Rate Loans on the last day of the then next-expiring Interest Period for LIBO Rate Loans (with all interest accruing thereon for the account of the applicable Borrowers) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(d)    Notice of Prepayment. The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (other than in the case of the requests in relation to Swiss Revolving Loans and Swingline Loans) (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Borrowing of LIBO Rate Loan, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Borrowing of Base Rate Loans, not later than 1:00 p.m., Local Time, on the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Local Time, on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section shall be irrevocable, except that the Lead Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Lead Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five (5) Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans (denominated in U.S. Dollars), LIBO Rate Loans (not denominated in U.S. Dollars) with an Interest Period of one month, in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
(e)    Closing Date Extension Amount. Notwithstanding anything to the contrary in this Section 2.09, no Borrower may or shall prepay any Borrowing of North American Revolving Loans if, after giving effect to such prepayment, both the North American Revolving Exposure would be less than the Closing Date Extension Amount and the Revolving Commitments would be greater than $0.
Section 2.10    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02, and 5.01 or otherwise) at or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to (x) 3:00 p.m., New York City time or (y) other Applicable Time specified by the Administrative Agent), on the date when due, in immediately available funds, without set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s applicable office in such Alternative Currency and in same day funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in U.S. Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.01 and 13.01 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 11.02 hereof, as applicable, ratably among the parties entitled thereto.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender under such Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders under such Facility to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Lead Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Lead Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Loan Parties rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Loan Party in the amount of such participation.
(d)    Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank pursuant to the terms hereof or any other Loan Document (including the date that is fixed for prepayment by notice from the Lead Borrower to the Administrative Agent pursuant to Section 2.09(d)), notice from any Borrower that such Borrower will not make such payment or prepayment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks under the applicable Facility, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.11    Defaulting Lenders.
(a)    Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 13.12; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in any of such calculations to the extent that disregarding the applicable Revolving Commitments would not cause the Revolving Exposure of any Lender under any Facility to exceed the amount of such Lender’s Revolving Commitment under such Facility.
(b)    Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Parties have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 2.05(a). To the extent any LC Exposure attributable to a Defaulting Lender is reallocated to other Lenders, LC Participation Fees attributable to such LC Exposure under Section 2.05(c) shall be paid to such other Lenders. If all or any portion of the LC Exposure attributable to a Defaulting Lender is neither reallocated to other Lenders nor Cash Collateralized, then LC Participation Fees attributable to such LC Exposure shall be payable to the respective Issuing Banks until, and to the extent that, such LC Exposure is reallocated and/or Cash Collateralized.
(c)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)    Cure. The Lead Borrower, Administrative Agent and applicable Issuing Bank may reasonably agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Lead Borrower, Administrative Agent and applicable Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
Section 2.12    Swingline Loans.
(a)    Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, (i) make Swingline Loans (“North American Swingline Loans”) in U.S. Dollars to the U.S. Borrowers on behalf of the North American Revolving Lenders in an aggregate amount not to exceed $58,500,000 and (ii) make Swingline Loans (“Swiss Swingline Loans”; the North American Swingline Loans and the Swiss Swingline Loans are collectively referred to herein as the “Swingline Loans”) in Swiss Francs or any Alternative Currency to any Borrower on behalf of the Swiss Revolving Lenders in an aggregate amount not to exceed $4,000,000, in each case, from time to time during the Revolving Availability Period so long as the making of any such Swingline Loans will not result in (x) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding 10% of the Aggregate Commitment or (y) the failure to satisfy the Availability Conditions; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lead Borrower may borrow, repay and reborrow Swingline Loans.
(b)    Swingline Loans. To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 Noon, Local Time, on the day of (or, in the case of a proposed Swingline Loan in Australian Dollars or Swiss Francs, one Business Day prior to) a proposed Swingline Loan. Each such notice shall be irrevocable and specify (i) the requested date (which shall be a Business Day), (ii) the Borrower requesting such Swingline Loan, (iii) the requested currency of such Swingline Loans and (iv) amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from any Borrower. Each North American Swingline Loan made in U.S. Dollars shall be a Base Rate Loan. Each Swiss Swingline Loan shall be an Overnight LIBO Rate Loan. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the applicable Issuing Bank) by 5:00 p.m., Local Time, on the requested date of such Swingline Loan. No Borrower may request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000 or the Dollar Equivalent amount thereof.
(c)    Prepayment. The applicable Borrowers shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., London time on (or, in the case of any Swingline Loan denominated in Australian Dollars or Swiss Francs, one Business Day prior to) the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
(d)    Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., Local Time, on (or, in the case of any Swingline Loan denominated in Australian Dollars or Swiss Francs, one Business Day prior to) any Business Day require the Lenders under the applicable Facility to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such Facility. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to such Lender, specifying in such notice such Lender’s Pro Rata Percentage (with respect to the applicable Facility) of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage (with respect to the applicable Facility) of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.14 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Lead Borrower (or other party on behalf of the Lead Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
(e)    If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of the Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Maturity Date.
Section 2.13    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, (x) the Lead Borrower may request the issuance of North American Letters of Credit in U.S. Dollars or in one or more applicable Alternative Currencies (if any) for any U.S. Borrower’s account or the account of a Subsidiary of the Lead Borrower in a form reasonably acceptable to the Administrative Agent and the applicable North American Issuing Bank, at any time and from time to time during the Revolving Availability Period; provided that the Lead Borrower shall be a co-applicant with respect to each North American Letter of Credit issued for the account of or in favor of any Subsidiary that is not a U.S. Borrower and (y) the Swiss Borrower may request the issuance of Swiss Letters of Credit in Swiss Francs or in one or more applicable Alternative Currencies (if any) for the Swiss Borrower’s account or the account of a Subsidiary of the Swiss Borrower in a form reasonably acceptable to the Administrative Agent and the applicable Swiss Issuing Bank, at any time and from time to time during the Revolving Availability Period; provided that, with respect to each Letter of Credit issued for the account of or in favor of any Subsidiary that is not the Swiss Borrower but is a Subsidiary of the Swiss Borrower, the Swiss Borrower shall be a co-applicant. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary in this Agreement, each Existing Letter of Credit shall be deemed issued under this Agreement from and after the Closing Date and shall be a North American Letter of Credit for purposes of this Agreement. If the Borrowers request any Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (including a Subsidiary) (an “Account Party”), (i) such Account Party shall have no rights against such Issuing Bank; (ii) the Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among such Issuing Bank, the Administrative Agent and the Borrowers.
(b)    Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) an LC Request to the applicable Issuing Bank and the Administrative Agent not later than the Applicable Time specified by the Administrative Agent on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) whether such Letter of Credit shall be a North American Letter of Credit or a Swiss Letter of Credit; (iii) the amount and currency thereof; (iv) the expiry date thereof; (v) the name and address of the beneficiary thereof; (vi) the documents to be presented by such beneficiary in case of any drawing thereunder; (vii) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (viii) such other matters as the applicable Issuing Bank may reasonably require and shall attach the agreed form of the Letter of Credit. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank, (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension; and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application substantially on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x)) that, after giving effect to such issuance, amendment, renewal or extension) (A) the LC Exposure shall not exceed $50,000,000 (the “LC Sublimit”), (B) the North American LC Exposure shall not exceed $48,000,000 (the “North American LC Sublimit”), (C) the Swiss LC Exposure shall not exceed $2,000,000 (the “Swiss LC Sublimit”), (D) the Availability Conditions are satisfied, (E) the North American LC Exposure attributable to North American Letters of Credit issued by any North American Issuing Bank shall not exceed the Dollar Equivalent of such North American Issuing Bank’s North American Issuing Bank Sublimit, (F) the Swiss LC Exposure attributable to Swiss Letters of Credit issued by any Swiss Issuing Bank shall not exceed the Dollar Equivalent of such Swiss Issuing Bank’s Swiss Issuing Bank Sublimit and (G) if a Defaulting Lender exists, either such Lender or the Lead Borrower has entered into arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank to eliminate any Fronting Exposure associated with such Lender.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, (y) unless Cash Collateralized or otherwise credit supported or agreed to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case the expiry may extend no longer than twelve (12) months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date. Each Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
(d)    Participations.
(i)    By the issuance of a North American Letter of Credit (or an amendment to a North American Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable North American Issuing Bank or the North American Revolving Lenders, the applicable North American Issuing Bank hereby grants to each North American Revolving Lender, and each such North American Revolving Lender hereby acquires from such North American Issuing Bank, a participation in such North American Letter of Credit equal to such North American Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such North American Letter of Credit. In consideration and in furtherance of the foregoing, each North American Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable North American Issuing Bank, such North American Revolving Lender’s Pro Rata Percentage of each North American LC Disbursement made by the applicable North American Issuing Bank and not reimbursed by the U.S. Borrowers on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the U.S. Borrowers for any reason. Each applicable Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of North American Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any North American Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(ii)    By the issuance of a Swiss Letter of Credit (or an amendment to a Swiss Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Swiss Issuing Bank or the Swiss Revolving Lenders, the applicable Swiss Issuing Bank hereby grants to each Swiss Revolving Lender, and each such Swiss Revolving Lender hereby acquires from such Swiss Issuing Bank, a participation in such Swiss Letter of Credit equal to such Swiss Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Swiss Letter of Credit. In consideration and in furtherance of the foregoing, each Swiss Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Swiss Issuing Bank, such Swiss Revolving Lender’s Pro Rata Percentage of each Swiss LC Disbursement made by the applicable Swiss Issuing Bank and not reimbursed by the Swiss Borrower on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Swiss Borrower for any reason. Each applicable Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Swiss Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Swiss Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement.
(i)    If any North American Issuing Bank shall make any North American LC Disbursement in respect of a North American Letter of Credit, the U.S. Borrowers shall reimburse such North American LC Disbursement by paying to the applicable North American Issuing Bank an amount equal to such North American LC Disbursement not later than (x) in the case of reimbursement in U.S. Dollars, 2:00 p.m., New York City time, on the Business Day after receiving notice from such North American Issuing Bank of such North American LC Disbursement or (y) in the case of reimbursement in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such North American Issuing Bank of such North American LC Disbursement; provided that, whether or not the Lead Borrower submits a Notice of Borrowing, the applicable U.S. Borrower shall be deemed to have requested (except to the extent such U.S. Borrower makes payment to reimburse such North American LC Disbursement when due) a Borrowing of Base Rate Loans (with respect to North American Letters of Credit in U.S. Dollars) or LIBO Rate Loans under the North American Revolving Facility with an Interest Period of one month (with respect to North American Letters of Credit in a currency other than U.S. Dollars) in an amount necessary to reimburse such North American LC Disbursement. If such U.S. Borrower fails to make such payment when due, the applicable North American Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each North American Revolving Lender of the applicable North American LC Disbursement, the payment then due from such U.S. Borrower in respect thereof and such North American Revolving Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each such North American Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed North American LC Disbursement (in U.S. Dollars, if the applicable North American Letter of Credit was denominated in U.S. Dollars, or in the applicable Alternative Currency, if the applicable North American Letter of Credit was denominated in an Alternative Currency) in the same manner as provided in Section 2.02(f) with respect to Loans made by such North American Revolving Lender, and the Administrative Agent shall promptly pay to the applicable North American Issuing Bank the amounts so received by it from such North American Revolving Lenders. In the case of a North American Letter of Credit denominated in an Alternative Currency, the applicable U.S. Borrower shall reimburse the applicable North American Issuing Bank in such Alternative Currency, unless (A) such North American Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, the applicable U.S. Borrower shall have notified such North American Issuing Bank promptly following receipt of the notice of drawing that such U.S. Borrower will reimburse such North American Issuing Bank in U.S. Dollars. In the case of any such reimbursement in U.S. Dollars of a drawing under a North American Letter of Credit denominated in an Alternative Currency, the applicable North American Issuing Bank shall notify the applicable U.S. Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent, of any payment from the U.S. Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable North American Issuing Bank. Any payment made by a North American Revolving Lender pursuant to this paragraph to reimburse a North American Issuing Bank for any North American LC Disbursement (other than the funding of Base Rate Loans or LIBO Rate Loans as contemplated above) shall not constitute a North American Revolving Loan and shall not relieve any U.S. Borrower of its obligation to reimburse such North American LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars pursuant to the third sentence in this Section 2.13(e)(i) and (B) the U.S. Dollar amount paid by the U.S. Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the U.S. Borrowers agree, as a separate and independent obligation, to indemnify the applicable North American Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.
(ii)    If any Swiss Issuing Bank shall make any Swiss LC Disbursement in respect of a Swiss Letter of Credit, the Swiss Borrower shall reimburse such Swiss LC Disbursement by paying to the applicable Swiss Issuing Bank an amount equal to such Swiss LC Disbursement not later than the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such Swiss Issuing Bank of such Swiss LC Disbursement; provided that, whether or not the Swiss Borrower submits a Notice of Borrowing, the Swiss Borrower shall be deemed to have requested (except to the extent the Swiss Borrower makes payment to reimburse such Swiss LC Disbursement when due) a Borrowing of LIBO Rate Loans under the Swiss Revolving Facility of the Swiss Borrower with an Interest Period of one month in an amount necessary to reimburse such Swiss LC Disbursement. If the Swiss Borrower fails to make such payment when due, the applicable Swiss Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Swiss Revolving Lender of the applicable Swiss LC Disbursement, the payment then due from the Swiss Borrower in respect thereof and such Swiss Revolving Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each such Swiss Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed Swiss LC Disbursement in the applicable Alternative Currency in the same manner as provided in Section 2.02(f) with respect to Loans made by such Swiss Revolving Lender, and the Administrative Agent shall promptly pay to the applicable Swiss Issuing Bank the amounts so received by it from such Swiss Revolving Lenders. The Swiss Borrower shall reimburse the applicable Swiss Issuing Bank in such Alternative Currency, unless (A) such Swiss Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars or a different Alternative Currency, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars or a different Alternative Currency, the Swiss Borrower shall have notified such Swiss Issuing Bank promptly following receipt of the notice of drawing that the Swiss Borrower will reimburse such Swiss Issuing Bank in Alternative Currency. In the case of any such reimbursement in an Alternative Currency of a drawing under a Swiss Letter of Credit denominated in Swiss Francs, the applicable Swiss Issuing Bank shall notify the Swiss Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent, of any payment from the Swiss Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Swiss Issuing Bank. Any payment made by a Swiss Revolving Lender pursuant to this paragraph to reimburse a Swiss Issuing Bank for any Swiss LC Disbursement (other than the funding of LIBO Rate Loans as contemplated above) shall not constitute a Swiss Revolving Loan and shall not relieve the Swiss Borrower of its obligation to reimburse such Swiss LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars or a different Alternative Currency pursuant to the third sentence in this Section 2.13(e)(iii) and (B) the amount paid by the Swiss Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in Swiss Francs equal to the drawing, the Swiss Borrower agrees, as a separate and independent obligation, to indemnify the applicable Swiss Issuing Bank for the loss resulting from its inability on that date to purchase Swiss Francs in the full amount of the drawing.
(f)    Obligations Absolute.
(i)    Subject to the limitations set forth below, the obligation of the Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary of any Letter of Credit, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrowers hereunder. None of the Administrative Agent, the Lenders or any Issuing Bank, or any of their respective Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction in a final non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(ii)    No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Loan Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.
(iii)    No Issuing Bank or any of its Affiliates, and their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.
(g)    Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by the terms and conditions of a Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Promptly after such examination, such Issuing Bank shall notify the Administrative Agent and the Lead Borrower or the Swiss Borrower by telephone (confirmed by telecopy and/or electronically) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.13, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.13 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Resignation or Removal of any Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and the Lead Borrower. Any Issuing Bank may be replaced at any time by agreement between the Lead Borrower and the Administrative Agent; provided that so long as no Event of Default has occurred and is continuing under Section 11.01(b), 11.01(c), 11.01(h), 11.01(i) or 11.01(j), such successor Issuing Bank shall be reasonably acceptable to the Lead Borrower. One or more Lenders may be appointed as additional Issuing Banks in accordance with paragraph (k) below. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Lead Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Lead Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(j)    Cash Collateralization.
(i)    If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Lead Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to 103% (or, in the case of Letters of Credit issued in any currency other than U.S. Dollars, 105%) of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Lead Borrower under this Agreement, but shall be immediately released and returned to the Lead Borrower (in no event later than two (2) Business Days) once all Events of Default are cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Lead Borrower and at the Lead Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Lead Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Lead Borrower.
(ii)    The Lead Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.
(k)    Additional Issuing Banks. The Lead Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional North American Revolving Lenders or Swiss Revolving Lenders to act as a North American Issuing Bank or a Swiss Issuing Bank, respectively, under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be an Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank”, “North American Issuing Bank” and/or “Swiss Issuing Bank”, as applicable, shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, North American Issuing Bank and/or Swiss Issuing Bank, as the context shall require.
(l)    No Issuing Bank shall be under an obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date (or, if later, the date it became an Issuing Bank), or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (or, if later, the date it became an Issuing Bank) and which such Issuing Bank in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more generally applicable policies or procedures of such Issuing Bank.
(m)    No Issuing Bank shall be under an obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(n)    LC Collateral Account.
(i)    The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a dominion and control agreement, a restricted deposit account designated “The Lead Borrower LC Collateral Account” (or such sub-accounts as the Administrative Agent may require for purposes of administration or collateral separation or otherwise). Each Loan Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.
(ii)    The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first, for the liabilities in respect of Letters of Credit outstanding from time to time and second, for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Lead Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).
(o)    Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Loan Commitments under the applicable Facility, if any, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments under such Facility at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.13(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before the Maturity Date.
Section 2.14    Settlement Amongst Lenders.
(a)    The Swingline Lender may, at any time (but in any event shall weekly), on behalf of the Lead Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard), request the Administrative Agent to cause the Lenders under the North American Revolving Facility and/or the Swiss Revolving Facility to make a Revolving Loan (which shall be a Base Rate Loan or an Overnight LIBO Rate Loan, as applicable) in an amount equal to such Lender’s Pro Rata Percentage with respect to the North American Revolving Facility and/or the Swiss Revolving Facility, as applicable, of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Section 6.02 have been satisfied. Upon such request, each such Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires such a Revolving Loan to be made by such Lenders and the request therefor is received prior to 12:00 Noon Local Time on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. Local Time that day; and, if the request therefor is received after 12:00 Noon Local Time, then no later than 3:00 p.m. Local Time on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any such Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.
(b)    The amount of each Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.
(c)    The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Percentage of applicable repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender under any applicable Facility with respect to Revolving Loans under such Facility to the Borrowers (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage under such Facility of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.
Section 2.15    Revolving Commitment Increase.
(a)    Subject to the terms and conditions set forth herein, after the Closing Date, the Lead Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving Commitments under any Facility (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $350,000,000 in the aggregate; provided that (i) any Revolving Commitment Increase for the North American Revolving Facility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the North American Revolving Facility) and pursuant to the documentation applicable to the North American Revolving Facility, (ii) any Revolving Commitment Increase for the Swiss Revolving Facility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the Swiss Revolving Facility) and pursuant to the documentation applicable to the Swiss Revolving Facility, (iii) any Revolving Commitment Increase shall be in a minimum amount of $25,000,000 (which may be allocated in smaller increments to various Facilities so long as the aggregate amount of the Revolving Commitment Increase is at least $25,000,000) or, if less than $25,000,000 is available, the amount left available, or such lesser amount as may be agreed by the Administrative Agent in its sole discretion, (iv) following any Revolving Commitment Increase, the Swiss Revolving Commitments shall not exceed 50% of the Aggregate Commitments and (v) all Revolving Commitment Increases for the Swiss Facility shall not in the aggregate exceed $175,000,000.
(b)    Each notice submitted pursuant to this Section 2.15 (a “Revolving Commitment Increase Notice”) requesting a Revolving Commitment Increase shall specify the amount of the increase in the Revolving Commitments being requested and the relevant Facility to be increased. Upon receipt of a Revolving Commitment Increase Notice, the Administrative Agent may (at the direction of the Lead Borrower) promptly notify the Lenders under the applicable Facility and/or such other Persons who may participate as Lenders of the requested increase in Revolving Commitments; provided that (i) each applicable Lender or additional financial institution may elect or decline, in its sole discretion, to have its Revolving Commitment increased in connection with any requested Revolving Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving Commitment unless it, in its sole discretion, so agrees; (ii) if commitments from additional financial institutions are obtained in connection with the Revolving Commitment Increase, any Person or Persons providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lender and the Issuing Banks (such consent not to be unreasonably withheld, conditioned or delayed), if such consent would be required pursuant to Section 13.04; (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolving Commitment Increase and (iv) no Issuing Bank or Swingline Lender shall be required to act in such capacity under the Revolving Commitment Increase without its prior written consent. In the event that any Lender or other Person agrees to participate in any Revolving Commitment Increase (each, an “Increase Loan Lender”), such Revolving Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) no Event of Default would exist upon giving effect thereto; (2) the representations and warranties under Article 8 shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such date; (3) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders; (4) the Loan Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Loan Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; and (5) the Borrowers shall have paid to the Administrative Agent and the Lenders such additional fees, costs and expenses as may be agreed to be paid by the Borrowers in connection therewith (including, without limitation, any notary and registration fees and any expenses relating to the delivery of any notices).
(c)    On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Administrative Agent shall effect a settlement of all outstanding Revolving Loans under the increased Facility among the Lenders that will reflect the adjustments to the Revolving Commitments of the applicable Lenders as a result of the Revolving Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Loan Parties of the occurrence of the Revolving Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Revolving Commitments of the affected Lenders and (iv) Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Revolving Commitment Increase and requesting a Note.
(d)    The terms and provisions of the Revolving Commitment Increase shall be identical to the Revolving Loans and the Revolving Commitments under the applicable Facility (excluding arrangement, upfront and similar fees) and, for purposes of this Agreement and the other Loan Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Revolving Loans. Without limiting the generality of the foregoing, (i) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the existing Revolving Loans, (ii) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolving Loans, (iii) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Revolving Loans under the applicable Facility, (iv) after giving effect to such Revolving Commitment Increases, Revolving Commitments shall be reduced based on each Lender’s Pro Rata Percentage, and (v) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Loans under the applicable Facility. Each joinder agreement and any amendment to any Loan Document requested by the Administrative Agent in connection with the establishment of the Revolving Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving Commitment Agreement”) and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.15.
Section 2.16    Lead Borrower. Each Borrower (to the fullest extent permitted by law) hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Revolving Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any Issuing Bank or any Lender, and each Borrower of any Facility (to the fullest extent permitted by law) hereby designates the Lead Borrower as its representative and agent for purposes of requests for Revolving Loans and Letters of Credit and designation of interest rates. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Lead Borrower on behalf of any Borrower, and any Notice of Borrowing, request for a Letter of Credit or designation of interest rate by the Lead Borrower on behalf of the Borrowers of its Facility. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any Notice of Borrowing, request for a Letter of Credit, designation of interest rate, notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.
Section 2.17    Overadvances. Subject to the limitations set forth below, at the request of the Lead Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make (i) Revolving Loans in U.S. Dollars under the North American Revolving Facility, on behalf of the North American Revolving Lenders, in amounts that do not satisfy the Availability Conditions and/or (ii) Revolving Loans in Swiss Francs or any Alternative Currency under the Swiss Revolving Commitments, on behalf of the Swiss Revolving Lenders, in amounts that do not satisfy the Availability Conditions (the Revolving Loans described in the foregoing clauses (i) and (ii), collectively, “Overadvances”); provided that (a) the authority of the Administrative Agent to make Overadvances under the North American Revolving Commitment is limited to an aggregate amount, when taken together with the aggregate amount of North American Protective Advances, not to exceed 10% of the North American Revolving Commitment, (b) the authority of the Administrative Agent to make Overadvances under the Swiss Revolving Commitment is limited to an aggregate amount, when taken together with the aggregate amount of Swiss Protective Advances, not to exceed 10% of the Swiss Revolving Commitment and (c) the aggregate amount of outstanding Overadvances plus the outstanding amount of Revolving Loans and LC Obligations shall not exceed the Aggregate Commitments. Overadvances may be made even if the condition precedent set forth in Section 6.02(b) has not been satisfied. Each Overadvance shall be repaid by the applicable Borrowers within thirty (30) days of the making of such Overadvance. The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvances by written notice to the Administrative Agent. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
Section 2.18    Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make Base Rate Loans or LIBO Rate Loans with an Interest Period of one month (other than in U.S. Dollars) (each such loan in respect of the North American Revolving Facility, a “North American Protective Advance”; in respect of the Swiss Revolving Facility, a “Swiss Protective Advance”; and collectively, “Protective Advances”) (a) (i) in an aggregate amount, together with the aggregate amount of Overadvances under the North American Revolving Facility, not to exceed 10% of the North American Revolving Commitment and (ii) in an aggregate amount, together with the aggregate amount of Overadvances under the Swiss Revolving Facility, not to exceed 10% of the Swiss Revolving Commitments, in each case, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations under such Facility; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that (i) the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolving Loans and LC Obligations shall not exceed the Aggregate Commitments, (ii) the aggregate amount of outstanding North American Protective Advances plus the outstanding amount of North American Revolving Loans and North American LC Obligations shall not exceed the aggregate North American Revolving Commitments and (iii) the aggregate amount of outstanding Swiss Protective Advances plus the outstanding amount of Swiss Revolving Loans and Swiss LC Obligations shall not exceed the aggregate Swiss Revolving Commitments. Each Protective Advance shall be repaid by the applicable Borrowers within thirty (30) days of the making of such Protective Advance. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided further that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being Properly Contested.
Section 2.19    Extended Loans.
(a)    Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Lead Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the then-existing Revolving Loans under any Facility (the “Existing Revolving Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Revolving Loans (any such Revolving Loans which have been so converted, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.19. In order to establish any Extended Revolving Loans, the Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) be identical to the Existing Revolving Loans, except that: (i) repayments of principal of the Extended Revolving Loans may be delayed to later dates than the Maturity Date; (ii) the Effective Yield with respect to the Extended Revolving Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Existing Revolving Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Revolving Loans at the time of establishment thereof be earlier than the then Maturity Date of any other Revolving Loans hereunder and (B) the Weighted Average Life to Maturity of any Extended Revolving Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Revolving Loans then outstanding. Any Extended Revolving Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Loans, as applicable, for all purposes of this Agreement; provided that any Extended Revolving Loans converted from Existing Revolving Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Revolving Loans.
(b)    With respect to any Extended Revolving Loans, subject to the provisions of Sections 2.12(e) and 2.13(o), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Loan Commitments in accordance with their Pro Rata Share of the Aggregate Commitments under each Extension Series of Extended Revolving Loans, and the Existing Revolving Loans, of the applicable Facility (and, except as provided in Sections 2.12(e) and 2.13(o), without giving effect to changes thereto on the Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Loan Commitments).
(c)    The Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Revolving Loans, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into Extended Revolving Loans pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Loans subject to such Extension Request converted into Extended Revolving Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Loans which it has elected to request be converted into Extended Revolving Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Existing Revolving Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Loans requested pursuant to such Extension Request, Revolving Loans subject to such Extension Elections shall be converted to Extended Revolving Loans, on a pro rata basis based on the aggregate principal amount of Revolving Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Lead Borrower shall have the option to increase the amount of Extended Revolving Loans so that such excess does not exist.
(d)    Extended Revolving Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender providing Extended Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.19(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.
(e)    With respect to any Extension Amendment consummated by a Borrower pursuant to this Section 2.19, (i) such Extension Amendment shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended Revolving Loan Commitments under the North American Revolving Facility, if the aggregate amount extended is less than (A) the North American LC Commitment, the North American LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the North American LC Commitment does not exceed the aggregate Revolving Commitment under the North American Revolving Facility which would be in effect after the Maturity Date), and, if applicable, the U.S. Borrowers shall Cash Collateralize obligations under any issued North American Letters of Credit in an amount equal to 103% (or, in the case of Letters of Credit issued in any currency other than U.S. Dollars, 105%) of the stated amount of such North American Letters of Credit or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment under the North American Revolving Facility which would be in effect after the Maturity Date), and, if applicable, the U.S. Borrowers shall prepay any outstanding Swingline Loans and (iii) with respect to Extended Revolving Loan Commitments under the Swiss Revolving Facility, if the aggregate amount extended is less than (A) the Swiss LC Commitment, the Swiss LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the Swiss LC Commitment does not exceed the aggregate Revolving Commitment under the Swiss Revolving Facility which would be in effect after the Maturity Date), and, if applicable, the Swiss Borrower shall Cash Collateralize obligations under any issued Swiss Letters of Credit in an amount equal to 103% (or, in the case of Letters of Credit issued in any currency other than U.S. Dollars, 105%) of the stated amount of such Swiss Letters of Credit or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment under the Swiss Revolving Facility which would be in effect after the Maturity Date), and, if applicable, the Swiss Borrower shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to each Extension Amendment and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any Extension Amendment or any other transaction contemplated by this Section 2.19; provided that such consent shall not be deemed to be an acceptance of the Extension Request.
(f)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Revolving Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that, whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extension Amendment, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).
Section 2.20    MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or the Loans (including pursuant to Section 2.15 or Section 2.19) or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) any Credit Event, or (iii) the issuance, renewal or extension of Letters of Credit shall be subject to and conditioned upon: (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by the Flood Insurance Laws and as otherwise reasonably required by the Collateral Agent and (2) the Collateral Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

ARTICLE 3	YIELD PROTECTION, ILLEGALITY AND REPLACEMENT OF LENDERS
Section 3.01    Increased Costs, Illegality, Etc.
(a)    (x)     If prior to the commencement of any Interest Period for a LIBO Rate Borrowing or a borrowing of Overnight LIBO Loans:
(i)    the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because the LIBO Screen Rate or AUD Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period;
(ii)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or
(iii)    at any time, if the making or continuance of any LIBO Rate Loan or Overnight LIBO Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the applicable interbank market, then the Administrative Agent shall give notice (in reasonable detail) thereof to the Lead Borrower and the Lenders prior to the commencement of such Interest Period by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (A) any Notice of Conversion/Continuation that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBO Rate Borrowing or a borrowing of Overnight LIBO Loans shall be ineffective, (B) if any Notice of Borrowing requests a LIBO Rate Borrowing or a borrowing of Overnight LIBO Loans, such Borrowing shall be made as a Base Rate Borrowing denominated in U.S. Dollars; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(y)    Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent demonstrable error), or the Lead Borrower notifies the Administrative Agent that the Lead Borrower has determined, that (i) the circumstances set forth in clause (a)(x)(i) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(x)(i) above have not arisen but the supervisor for the administrator of the LIBO Screen Rate or the AUD Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate or AUD Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Lead Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.07, such amendment shall become effective with respect to each Facility without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders under such Facility, a written notice from the Required Facility Lenders stating that such Required Facility Lenders object to such amendment and the basis for such objection. Until an alternate rate of interest shall be determined in accordance with this clause (a) (but, in the case of the circumstances described in clause (a)(x)(ii), only to the extent the LIBO Screen Rate or the AUD Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion/Continuation that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBO Rate Borrowing or a borrowing of Overnight LIBO Loans shall be ineffective, (y) if any Notice of Borrowing requests a LIBO Rate Borrowing or a borrowing of Overnight LIBO Loans, such Borrowing shall be made as a Base Rate Borrowing denominated in U.S. Dollars and (z) and each outstanding LIBO Rate Borrowing and each outstanding borrowing of Overnight LIBO Loans shall convert to a Base Rate Borrowing denominated in U.S. Dollars at the end of the Interest Period in which the circumstances described in the first sentence of this clause (a)(y) have occurred.
(b)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;
(ii)    impose on any Lender or any Issuing Bank or the London or Canadian interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or such Issuing Bank; or
(iii)    subject any Lender, any Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 5.01 or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations of the type that such Lender has hereunder, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Lead Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender, such Issuing Bank or the Administrative Agent (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender, the applicable Issuing Bank or the Administrative Agent under agreements having provisions similar to this Section 3.01 after consideration of such factors as such Lender, such Issuing Bank or the Administrative Agent then reasonably determines to be relevant).
(c)    If any Lender or any Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or such Issuing Bank, to a level below that which such Lender or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Lead Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender, such Issuing Bank or the Administrative Agent (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender, the applicable Issuing Bank or the Administrative Agent under agreements having provisions similar to this Section 3.01 after consideration of such factors as such Lender, such Issuing Bank or the Administrative Agent then reasonably determines to be relevant).
(d)    A certificate of a Lender, an Issuing Bank or the Administrative Agent setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section 3.01, and certifying that it is the general practice and policy of such Lender or such Issuing Bank to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to the Lead Borrower contemporaneously with any demand for payment and shall be conclusive absent clearly demonstrable error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated but shall not require any Lender, any Issuing Bank or the Administrative Agent to disclose confidential or price sensitive information. The Lead Borrower shall pay, or cause the applicable Borrower to pay, such Lender, such Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(e)    Promptly after any Lender, any Issuing Bank or the Administrative Agent has determined that it will make a request for increased compensation pursuant to this Section 3.01, such Lender shall notify the Lead Borrower thereof. Failure or delay on the part of any Lender, any Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Lead Borrower shall not be required to compensate a Lender, an Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender, such Issuing Bank or the Administrative Agent, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or the Administrative Agent’s claim for compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 3.02    Compensation. Each Borrower, jointly and severally, agrees to compensate each Lender, within 30 days of receipt of its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Loans but excluding loss of anticipated profits (and without giving effect to the minimum “LIBO Rate” or similar minimum)) which such Lender may sustain attributable to any of the following events: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Section 11.01) or conversion of any of its LIBO Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Loans is not made on any date specified in a notice of termination or reduction given by the Lead Borrower; or (iv) as a consequence of any other default by any Borrower to repay its LIBO Rate Loans when required by the terms of this Agreement or any Note held by such Lender.
Section 3.03    Change of Lending Office. Each Lender and Issuing Bank agrees that on the occurrence of any event giving rise to the operation of Section 3.01 or Section 5.01(a) with respect to such Lender or Issuing Bank, it will use reasonable efforts to designate a different lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates; provided that such designation (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 5.01(a), as applicable, in the future and (ii) would not subject such Lender or Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. Each Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender or Issuing Bank in connection with such designation or assignment. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender or Issuing Bank provided in Sections 3.01 and 5.01.
Section 3.04    Replacement of Lenders. If (a) any event giving rise to the operation of Section 3.01 or giving rise to the payment by a Loan Party of any Indemnified Taxes, Other Taxes or additional amounts pursuant to Section 5.01 shall occur with respect to any Lender (or any of its Participants), (b) any Lender shall refuse to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), (c) any Lender (1) or any direct or indirect parent company thereof has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), (2) is an EEA Financial Institution that is rated lower than BBB- by S&P (or an applicable Affiliate thereof) and lower than Baa3 by Moody’s (or an applicable Affiliate thereof), (3) is or becomes a Defaulting Lender, a Disqualified Institution or a Swiss Non-Qualifying Lender (but only if such status as a Swiss Non-Qualifying Lender causes a breach of any Swiss Non-Bank Rules), (4) rejects the request to designate a currency as an Alternative Currency if such currency has otherwise been approved as an Alternative Currency by the Required Facility Lenders, (5) fails to promptly provide its written confirmation regarding the completion of flood insurance due diligence and flood insurance compliance as contemplated by Section 2.20 if the Required Lenders have done so, (6) fails to promptly approve the designation of an additional U.S. Subsidiary Borrower or Swiss Borrower under Section 9.10(g) if the Required Facility Lenders have approved such designation or (7) fails to promptly approve the release of a Borrower under Section 13.18(b)(2) if the Required Facility Lenders have approved such release, (d) any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any LIBO Rate Loans as contemplated by this Agreement, (e) any Lender shall enter into, or purport to enter into, any assignment or participation with a Disqualified Institution in violation of this Agreement, or (f) any Lender that is the Swingline Lender or an Issuing Bank shall (1) resign in its capacity as such, (2) fail to promptly approve the assignment of a Commitment to a Replacement Lender that the Administrative Agent has approved as contemplated by this Section 3.04 or (3) fail to promptly approve a financial institution providing a commitment in connection with a Revolving Commitment Increase that the Administrative Agent has approved as contemplated by Section 2.15, the Lead Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04) and to the Issuing Banks (to the extent such Issuing Banks’ consent would be required for an assignment to such Replacement Letter pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Lead Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of each Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder.
If any Lender or Issuing Bank requests compensation under Section 3.01, or if any Loan Party is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 5.01(a), then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 5.01(a), as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
Notwithstanding any other provision of this Agreement to the contrary, if a Lender (or any direct or indirect parent company thereof) has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then the Lead Borrower may terminate such Bail-In Lender’s Commitment hereunder; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of such Commitment termination, (B) in the case of a Bail-In Lender, the Lead Borrower shall concurrently terminate the Commitment of each other Lender that is a Bail-In Lender at such time, (C) the Administrative Agent and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of the Lead Borrower and its Subsidiaries) and (D) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.04)).
Each party hereto agrees that (1) an assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Lead Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

ARTICLE 4	SWISS GUARANTY LIMITATIONS
(a)    Any obligation of any Swiss Loan Party under any Loan Document (the “Swiss Guarantor Obligations”) shall be subject to the following limitations:
(i)    If and to the extent that a Swiss Loan Party becomes liable under this Agreement or any other Loan Documents for obligations other than obligations of one of the relevant Swiss Loan Parties’ direct and indirect Subsidiaries (i.e. obligations of its respective direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and that performing the relevant Swiss Guarantor Obligation with respect to Restricted Obligations would not be permitted under Swiss corporate law then applicable, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under applicable Swiss law; provided that such limited amount shall at no time be less than the relevant Swiss Loan Party’s distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times performance of the relevant Swiss Guarantor Obligation is due or requested from such Swiss Loan Party, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release the relevant Swiss Loan Party from its Swiss Guarantor Obligations in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation.
(ii)    In case a Swiss Loan Party who must make a payment in respect of Restricted Obligations under this Agreement is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Loan Party shall:
(1)    procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;
(2)    if the notification procedure pursuant to sub-paragraph (1) above does not apply, deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (1) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);
(3)    notify the Administrative Agent that such notification, or as the case may be, deduction has been made and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;
(4)    in the case of a deduction of Swiss Withholding Tax in respect of which a Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax so deducted,
A.    as soon as possible after such deduction (y) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (z) pay to the Administrative Agent upon receipt any amounts so refunded; and
B.    if requested by the Administrative Agent, provide the Administrative Agent (on its behalf or on behalf of any Secured Party) those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Secured Party, to prepare a claim for refund of Swiss Withholding Tax.
(iii)    If a Swiss Loan Party is obliged to withhold Swiss Withholding Tax in accordance with Article 4 (a)(i) above, the Administrative Agent shall be entitled to further enforce the Swiss Guarantor Obligation assumed by such Swiss Loan Party and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable reserves of such Swiss Guarantor as set out in Article 4 (a)(i) above. In case the proceeds irrevocably received by the Administrative Agent and the other Secured Parties pursuant to Article 4(ii)(4) (refund) above and this paragraph (additional enforcements) have the effect that the proceeds received by the Administrative Agent and the other Secured Parties exceed the Swiss Secured Obligations, then the Agent or the relevant other Secured Party shall return such overcompensation to the relevant Swiss Loan Party.
(b)    If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Administrative Agent and the other Secured Parties to obtain a maximum benefit under this Agreement and any other Loan Document, as applicable, the relevant Swiss Loan Party shall, and any parent company of such Swiss Loan Party being a party to this Agreement shall procure that such Swiss Loan Party will, to the extent reasonably practicable and possible, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing the prompt fulfilment of the Swiss Guarantor Obligations and allowing the relevant Swiss Loan Party to promptly perform its obligations and make the (requested) payment(s) hereunder from time to time, including the following:
(i)    preparation of an up-to-date audited balance sheet of the relevant Swiss Loan Party;
(ii)    confirmation of the auditors of the relevant Swiss Loan Party that the relevant amount represents (the maximum of) freely distributable capital of the relevant Swiss Loan Party;
(iii)    approval by a shareholders meeting of the relevant Swiss Loan Party of the capital distribution; and
(iv)    if the enforcement of Restricted Obligations would be limited due to the effects referred to in this clause, then the relevant Swiss Loan Party shall to the extent permitted by applicable law write up or realise any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realisation, however, only if such assets are not necessary for the relevant Swiss Loan Party’s business (nicht betriebsnotwendig).

ARTICLE 5	TAXES
Section 5.01    Net Payments.
(a)    All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that, if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall be entitled to make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by such applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, then an additional amount is payable by the Loan Party as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 5.01) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. As soon as reasonably practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.01, the Lead Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Lead Borrower, as the case may be, a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Administrative Agent, as the case may be.
(b)    The Loan Parties shall timely pay in accordance with applicable Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    The Loan Parties shall indemnify and hold harmless each Recipient within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Lead Borrower by a Lender or by the Administrative Agent (as applicable) contemporaneously with the demand for payment on its own behalf or on behalf of a Lender shall be conclusive absent demonstrable error.
(d)    The Lead Borrower shall promptly upon becoming aware that a Loan Party must make any deduction or withholding in respect of Taxes (or that there is any change in the rate or the basis of any deduction or withholding in respect of Taxes) notify the Administrative Agent accordingly.
(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Lead Borrower and the Administrative Agent, at the time(s) and in the manner(s) reasonably requested by the Lead Borrower and/or the Administrative Agent and within a reasonable time period, such information and/or properly completed and executed documentation reasonably requested by the Lead Borrower and/or Administrative Agent as may permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower and/or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Lead Borrower and/or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 5.01(e), the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.01(e)(i), (ii) or (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the foregoing, with respect to any Loan to a U.S. Borrower:
(i)    Each Lender under the North American Revolving Facility that is a U.S. Lender shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under the North American Revolving Facility (and from time to time upon the reasonable request of the Lead Borrower or the Administrative Agent) two properly completed and duly executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from United States backup withholding Tax.
(ii)     Each Non-U.S. Lender under the North American Revolving Facility shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two properly completed and duly executed copies of whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Lead Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payment made in connection with any Loan Document is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Lender (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable;
(4)    to the extent a Non-U.S. Lender is not the beneficial owner of such payments, IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or IRS Form W-8BEN-E, whichever is applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-3 or Exhibit C-4, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 on behalf of each such direct and indirect partner(s); or
(5)    for purposes of furnishing the U.S. Tax Compliance Certificate as described in the foregoing clauses (3) and (4), if a Non-U.S. Lender (or a foreign Participant) is a Disregarded Entity, the Non-U.S. Lender will submit such certificate based on the status of the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender or Participant.
(iii)    Any Non-U.S. Lender under the North American Revolving Facility shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under the North American Revolving Facility (and from time to time thereafter upon the reasonable request of the Lead Borrower and/or the Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any.
(iv)    If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Lead Borrower and/or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower and/or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)    Each Lender (A) shall promptly notify the Lead Borrower and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction, and (B) if any documentation it previously delivered pursuant to this Section 5.01(e) expires or becomes inaccurate in any respect, shall promptly (x) update such documentation or (y) notify the Lead Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(vi)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.01(e).
(f)    If any Lender or the Administrative Agent, as applicable, determines reasonably and in good faith that it has received a refund or repayment (including by way of reduction or offset of Taxes due) of an Indemnified Tax or Other Tax (each, a “Refund”) for which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 5.01, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such Refund) as the Lender or the Administrative Agent, as the case may be, determines in good faith to be the portion of the Refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses (including Taxes) imposed on the Refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such Refund had not been imposed in the first instance and no amounts had been paid in respect thereof pursuant to this Section 5.01; provided that the Loan Party, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period after such funds were paid over to any Loan Party pursuant to this Section 5.01(f), except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Lead Borrower’s request, provide the Lead Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such Refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 5.01.
(g)    VAT.
(i)    All amounts expressed to be payable under a Loan Document by any party to the Administrative Agent or any Lender (for the purposes of this Section 5.01, each, a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).
(ii)    If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(1)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Section 5.01(g)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT payable on that supply; and
(2)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse and indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 5.01(g) to any party shall, at any time when such party is treated as a member of a group or fiscal unity for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping or fiscal unity rules, respectively, provided for in article 11 of the Council Directive 2006/112/EC as amended (or as implemented by the relevant member state of the European Union), or any other similar provision in any jurisdiction so that a reference to a party shall be construed as a reference to that party of the relevant group or fiscal unity of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or fiscal unity at that time (as the case may be).
(v)    In relation to any supply made by a Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
(h)    The agreements in this Section 5.01 shall survive the resignation or replacement of the Administrative Agent, the termination of this Agreement and the repayment, satisfaction or discharge of the Loans and all other obligations and amounts payable under any Loan Document.
(i)    For purposes of this Section 5.01, the term “Lender” shall include any Issuing Bank and the Swingline Lender and the term “Loan Document” shall include any Letter of Credit.
(j)    Notwithstanding any provision of this Agreement to the contrary (including Section 2.06(g) and this Section 5.01), a Swiss Loan Party shall not be required to make a tax gross up, a tax indemnity payment or an increased interest payment under any Loan Document to a specific Lender or Participant (but, for the avoidance of doubt, shall remain required to make a tax gross up, a tax indemnity payment, or an increased interest payment to all other Lenders) in respect of Swiss Withholding Tax due on interest payments by a Swiss Loan Party under this Agreement as a direct result of such Lender or Participant (i) making an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Lender or a single Swiss Non-Qualifying Lender, (ii) breaching the restrictions regarding transfers, assignments, participations, sub-participation and exposure transfers set forth in Section 13.04 or (iii) ceasing to be a Swiss Qualifying Lender other than as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority (and it being understood that a Swiss Loan Party shall not be required to make a tax indemnity payment or increased interest payment under any Loan Document to a specific Lender or Participant to the extent a loss, liability or cost is compensated for by an increased payment under Section 2.06(g) or would have been compensated for by an increased payment under Section 2.06(g) but was not so compensated solely because one of the exclusions in Section 2.06(g) or in this clause (j) applied).

ARTICLE 6	CONDITIONS PRECEDENT
Section 6.01    Conditions Precedent to Credit Events on the Closing Date. The Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders shall not be required to fund any Revolving Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived.
(a)    Loan Documents. The Administrative Agent shall have received this Agreement and each other Loan Document to be delivered on the Closing Date, in each case duly executed and delivered by each party thereto.
(b)    Notes. The Administrative Agent shall have received a Note duly executed by a Responsible Officer of each of the Borrowers in favor of each Lender requesting a Note at least three (3) Business Days prior to the Closing Date.
(c)    Representations and Warranties. The representations and warranties set forth in (i) Article 8 of this Agreement or (ii) any other Loan Document in effect on the Closing Date shall be true and correct in all material respects on and as of the Closing Date (after giving effect to the Transactions); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(d)    No Default or Event of Default. No Default or Event of Default shall have occurred or be continuing, or would result from the consummation of the Transactions, on the Closing Date.
(e)    Organizational Documents. The Administrative Agent shall have received a certificate (or certificates) of the Secretary or Assistant Secretary, statutory director, management board members or similar officer of each Loan Party dated the Closing Date and certifying, to the extent applicable:
(i)    (A) in the case of any Loan Party (other than a Swiss Loan Party), that attached thereto is a true and complete copy of the certificate or articles of incorporation, any certificates of incorporation on change of name, certificates of incorporation on re-registration as a public limited company, certificate of limited partnership, certificate of formation or other equivalent constituent or constitutional and governing documents, including all amendments thereto, of such Loan Party certified as of a recent date by the applicable Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or incorporation or by the Secretary or Assistant Secretary, statutory director, management board members or similar officer of such Loan Party or other person duly authorized by the constituent or constitutional documents of such Loan Party and (B) in the case of a Swiss Loan Party, that attached thereto is a true and complete copy of a an excerpt from the commercial register certified as of a recent date by the competent commercial register officer;
(ii)    that in the case of each U.S. Loan Party, attached thereto is a true and complete copy of a certificate as to the good standing (or similar certification) of such U.S. Loan Party (to the extent that such concept exists in such jurisdiction), as of a recent date from the applicable Secretary of State (or other similar official or Governmental Authority);
(iii)    that attached thereto is a true and complete copy of the by-laws (or articles of association, articles of incorporation, partnership agreement, limited liability company agreement or other equivalent constituent or constitutional and governing documents, if any) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iv);
(iv)    that attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of each of the Loan Documents to which such person is a party on the Closing Date and that such resolutions or meeting minutes have not been modified, rescinded or amended and are in full force and effect on the Closing Date;
(v)    to the extent not covered in clauses (i)-(iv) above, that attached thereto is a true and complete copy of any powers-of-attorney granted by such Loan Party to the individuals executing each of the Loan Documents to which such person is a party on the Closing Date and that such powers-of-attorney have not been limited, revoked or amended and are in full force and effect on the Closing Date;
(vi)    that attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by all the holders of the issued shares in each Loan Party or, as applicable, its general partner or its general partner’s shareholders (if such resolutions are necessary under the relevant local laws), approving the terms of, and the transactions contemplated by, the Loan Documents to which the Loan Party is a party;
(vii)    that (if applicable and not already included in the resolutions referred to in clause (iv) above) attached thereto is a true and complete copy of, a copy of any power of attorney authorizing the person(s) specified therein to sign the Loan Documents to which the Loan Party is a party on behalf of each of the Loan Party;
(viii)    as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on the Closing Date on behalf of such Loan Party; and
(ix)    confirming that (a) borrowing or guaranteeing or securing, as appropriate, the entry into the Loan Documents and the performance of its obligations thereunder would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded and (b) each copy document relating to it specified in this Section 6.01 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(f)    Australian Deliverables. The Administrative Agent shall have received (i) the Initial Australian Security Documents and the Australian Security Trust Deed duly authorized, executed and delivered by each Australian Loan Party and any other Loan Party party to those documents, (ii) a verification certificate for each Australian Loan Party signed by two directors or a director and company secretary attaching the following documents for that Australian Loan Party (A) constitution, (B) extracts of board resolutions approving its entry into the Loan Documents to which it is a party and (C) any powers of attorney under which it signs any Loan Documents, (iii) satisfactory ASIC company searches, insolvency searches and searches of the Australian PPS register, (iv) the original share certificates and an executed blank share transfer form with respect to all the shares of the Australian Loan Parties and (v) all information and documentation required by the Australian Security Trustee to register the Australian Security Trustee’s Lien over the Victa trademarks held by Victa Limited with IP Australia.
(g)    Legal Opinion. The Administrative Agent shall have received, on behalf of itself and the Lenders, the favorable written opinions of (i) Foley & Lardner LLP, as special New York counsel for the Loan Parties, (ii) Norton Rose Fulbright Australia, as Australian legal counsel for the Administrative Agent, (iii) Norton Rose Fulbright LLP, as special Dutch counsel to the Administrative Agent, (iv) Norton Rose Fulbright LLP, as special English counsel to the Administrative Agent and (v) Walder Wyss Ltd., as special Swiss counsel to the Administrative Agent (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent) (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering customary matters relating to the Loan Documents.
(h)    Solvency Certificate. The Lenders shall have received a solvency certificate substantially in the form of Exhibit E and signed by a Financial Officer, relating to the Lead Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.
(i)    Collateral and Guarantee Requirement. To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 13.12) on and as of the Closing Date.
(j)    Know Your Customer. The Administrative Agent and the Lenders (as requested through the Administrative Agent) shall have received at least three (3) Business Days prior to the Closing Date (i) all documentation and other information required with respect to the Loan Parties by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the AML Legislation, and (ii) a Beneficial Ownership Certification in relation to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date.
(k)    Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Borrower certifying compliance with the conditions in Sections 6.01(c) and (d) above.
(l)    Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate, dated on the Closing Date and signed by a Responsible Officer of each Loan Party (to the extent that such concept exists in such jurisdiction), together with all attachments contemplated thereby.
(m)    Lien Searches. The Administrative Agent shall have received:
(i)    as to each U.S. Loan Party (and with respect to Uniform Commercial Code and Canadian PPSA lien searches, each other pledgor under the Initial U.S. Security Agreement), the results of customary lien searches including a search of the Uniform Commercial Code, applicable Canadian PPSA and security granted under the Bank Act (Canada) registers, Tax and judgment searches, United States Patent and Trademark Office, United States Copyright Office and Canadian Intellectual Property Office searches, and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Closing Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).
(ii)    as to each Australian Loan Party, satisfactory ASIC company searches, insolvency searches and searches of the Australian PPS register, and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated therein are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Closing Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).
(n)    Closing Date Refinancing. The Administrative Agent shall be reasonably satisfied that prior to or substantially simultaneously with the Borrowing of the Loans on the Closing Date, the Closing Date Refinancing shall have been consummated.
(o)    Fees and Expenses. The Agents shall have received all fees due and payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder, under this Agreement on or prior to the Closing Date.
(p)    Appraisal/Borrowing Base Certificate. The Lead Borrower shall have delivered to the Administrative Agent the Initial Field Work and a Borrowing Base Certificate in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrowing Base Certificate shall evidence Aggregate Availability of at least $100,000,000 after giving effect to the Borrowings to be made on the Closing Date.
(q)    Lender Loss Sharing Agreement. The Administrative Agent shall have received a counterpart to the Lender Loss Sharing Agreement from each Lender and each Issuing Bank.
(r)    Closing Date Extension Amount. The Lead Borrower shall borrow a North American Revolving Loan in an amount not less than the Closing Date Extension Amount, which North American Revolving Loan shall remain outstanding in a principal amount equal to or greater than the Closing Date Extension Amount until the earlier of one (1) Business Day prior to the Maturity Date and the termination of all of the Revolving Commitments.
Section 6.02    Conditions Precedent to All Credit Events. The obligation of each Lender and each Issuing Bank to make any Credit Extension (but limited, in the case of the initial Credit Extension on the Closing Date (if any), to clauses (a) and (b) below) shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:
(a)     Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).
(b)    Availability. At the time of and immediately upon giving effect to such Credit Extension, the Availability Conditions shall be satisfied.
(c)    No Default. No Default or Event of Default shall exist at the time of, or result from, such Credit Extension.
(d)    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article 8 hereof shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).
The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6.02 and applicable to such Credit Event are satisfied as of that time (other than such conditions which are subject to the discretion of the Administrative Agent or the Lenders).
All of the Notes, certificates, legal opinions and other documents and papers referred to in Article 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

ARTICLE 7	[RESERVED]

ARTICLE 8	REPRESENTATIONS, WARRANTIES AND AGREEMENTS
On the Closing Date and the date of each Credit Extension, to the extent provided in Section 6.02, the Borrowers represent and warrant to the Lenders, the Swingline Lender and the Issuing Banks that:
Section 8.01    Organization; Powers . The Lead Borrower and each of the Subsidiaries which is a Loan Party or a Material Subsidiary (a) is a partnership, limited liability company, unlimited liability company, public limited company, private company limited by shares, corporation or other entity duly organized/incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization/incorporation (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Lead Borrower and the other Borrowers), clause (b) (other than with respect to the Lead Borrower and the other Borrowers), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.
Section 8.02    Authorization. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, partnership, limited liability company or other organizational action required to be obtained by such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to any Loan Party, (B) the certificate or articles of incorporation or other constitutional documents (including any partnership, limited liability company or operating agreements) or by-laws or articles of association of any Loan Party, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to any Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 8.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.
Section 8.03    Enforceability. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.
Section 8.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrowers or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code, Australian PPSA and Canadian PPSA financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 8.04, recordation of the Mortgages and any other filings or registrations required to perfect Liens created by the Security Documents.
Section 8.05    Financial Statements. The Lead Borrower has heretofore furnished to the Lenders the audited consolidated balance sheets as of June 30, 2019, July 1, 2018 and July 2, 2017 and the related statements of income, stockholders’ or shareholders’ equity, and cash flow for the Lead Borrower and its consolidated subsidiaries for the fiscal years ended on June 30, 2019, July 1, 2018 and July 2, 2017, in each case, including the notes thereto (collectively, the “Historical Financial Statements”). The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Lead Borrower and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 8.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein.
Section 8.06    No Material Adverse Effect. Except as disclosed in filings with the SEC prior to the Closing Date, since June 30, 2019, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 8.07    Title to Properties; Possession Under Leases; Flood Documentation.
(a)    Each of the Lead Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law, subject to the provisions of the immediately preceding sentence.
(b)    As to all improved Material Real Property located in the United States which is subject to a Mortgage, (i) the Collateral Agent has received the Flood Documentation with respect to such Material Real Property on or prior to the granting of such Mortgage thereon, (ii) all flood hazard insurance policies required pursuant to Section 9.02(c) with respect to any such Material Real Property have been obtained and remain in full force and effect to the extent required by such Section, and (iii) except to the extent that the Lead Borrower has previously given written notice thereof to the Collateral Agent, there has been, to the Lead Borrower’s knowledge, no redesignation of any Material Real Property subject to a Mortgage into Special Flood Hazard Area.
(c)    Schedule 1.01(B) hereto sets forth a complete list of Material Real Properties as of the Closing Date.
Section 8.08    Subsidiaries.
(a)    Schedule 8.08(a) (as may be updated pursuant to Section 13.12 of this Agreement) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Lead Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Lead Borrower or by any such Subsidiary.
(b)    As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) issued or agreed upon by the Lead Borrower or any Subsidiary or, to the actual knowledge of the Lead Borrower (without any duty to investigate), any Affiliate thereof relating to any Equity Interests of the Lead Borrower or any of the Subsidiaries, except as set forth on Schedule 8.08(b) (as may be updated pursuant to Section 13.12 of this Agreement).
Section 8.09    Litigation; Compliance with Law.
(a)    There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Lead Borrower or any other Borrower, threatened in writing against the Lead Borrower, any other Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Lead Borrower, any other Borrower or any of their Subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed on Form 10-K or Form 10-Q.
(b)    None of the Lead Borrower, any other Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 8.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 8.10    Federal Reserve Regulations. No part of the proceeds of any Credit Event will be used by the Lead Borrower, the other Borrowers and their Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.
Section 8.11    Investment Company Act. None of the Borrowers or the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 8.12    Use of Proceeds.
(a)    The Borrowers will use the proceeds of the Loans made on the Closing Date to finance, in part, the Closing Date Refinancing, to pay Transaction Expenses, and for general corporate purposes.
(b)    All proceeds of the Credit Extensions after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Dividends and any other purpose not prohibited hereunder.
Section 8.13    Tax. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect,
(a)    the Lead Borrower and each of the Subsidiaries has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;
(b)    the Lead Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which the Lead Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and the amount thereof is being contested in good faith by appropriate action; and
(c)    as of the Closing Date, with respect to the Lead Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.
Section 8.14    No Material Misstatements.
(a)    All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Lead Borrower, the other Borrowers, the Subsidiaries and the Transactions included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with this Agreement or the Transactions, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or the Administrative Agent, as applicable (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).
(b)    The Projections and other forward looking information prepared by or on behalf of the Lead Borrower, the other Borrowers or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with this Agreement or the Transactions have been prepared in good faith based upon assumptions believed by the Lead Borrower and the other Borrowers to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized) and as of the date such Projections and information were furnished to the Lenders or the Administrative Agent.
Section 8.15    Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which the Lead Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Lead Borrower, the other Borrowers, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.
Section 8.16    Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by the Lead Borrower or any of its
Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Lead Borrower’s or any other Borrower’s knowledge, threatened in writing which allege a violation of or liability under any Environmental Laws, in each case relating to the Lead Borrower or any of its Subsidiaries, (b) each of the Lead Borrower and its Subsidiaries has all environmental permits, licenses, concessions, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 8.16, no Hazardous Material is located at, on or under any property currently or, to the Lead Borrower’s or any other Borrower’s knowledge, formerly owned, operated or leased by the Lead Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Lead Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Lead Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Lead Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, and (e) there has been no written environmental assessment or audit conducted (other than customary assessments or audits not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Lead Borrower or any of the Subsidiaries of any property currently or, to the Lead Borrower’s or any other Borrower’s knowledge, formerly owned, operated or leased by the Lead Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.
Section 8.17    Security Documents.
(a)    Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, in the case of the Pledged Collateral and U.S. Pledged Collateral described in the Initial U.S. Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and U.S. Pledged Collateral and required to be delivered under the Initial U.S. Security Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the Initial U.S. Security Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the Australian PPSA and the Canadian PPSA, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code, Australian PPSA or Canadian PPSA financing statements or possession.
(b)    When the Initial U.S. Security Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered Trademarks and patents, Trademark and patent applications, and registered copyrights acquired by the Loan Parties after the Closing Date).
(c)    The Mortgages, if any, on the Closing Date Mortgaged Properties, and the Mortgages executed and delivered after the Closing Date pursuant to Section 9.10, shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Mortgage, the Collateral Agent and the other Secured Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof (subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and when such Mortgages are validly filed, registered or recorded in the proper real estate filing, registration or recording offices and any other required registrations have been validly completed by or on behalf of the Collateral Agent, and all relevant mortgage Taxes and recording and registration charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record or registered notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof.
(d)    Notwithstanding anything herein (including this Section 8.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than Foreign Subsidiaries organized in a Specified Jurisdiction), or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than any applicable Specified Foreign Law).
Section 8.18    Solvency. Immediately after giving effect to the Transactions on the Closing Date and the making of each Loan on the Closing Date and the application of the proceeds of such Loans on the Closing Date, (i) the fair value of the assets of the Lead Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Lead Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Lead Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Lead Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
Section 8.19    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of the Lead Borrower and its Subsidiaries, threatened in writing against the Lead Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Lead Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act, the Fair Work Act 2009 (Cth) of Australia or any other applicable law dealing with such matters; and (c) all payments due from the Lead Borrower or any of the Subsidiaries or for which any claim may be made against the Lead Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Lead Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Lead Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Lead Borrower or any of the Subsidiaries (or any predecessor) is bound.
Section 8.20    Insurance. Schedule 8.20 (as may be updated pursuant to Section 13.12 of this Agreement) sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Lead Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.
Section 8.21    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 8.21 (as may be updated pursuant to Section 13.12 of this Agreement), (a) the Lead Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that is used or held for use or is otherwise reasonably necessary in the operation of their respective businesses (provided that this representation and warranty shall not be construed as a representation and warranty that the operation of the Lead Borrower’s, and each of its Subsidiaries’, businesses do not infringe, misappropriate or violate the Intellectual Property of any person, the sole representation and warranty in respect of which is set out in the following clause (b)), (b) to the knowledge of the Lead Borrower or any other Borrower, the operation of the Lead Borrower’s, and each of its Subsidiaries’, businesses is not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any other person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Lead Borrower and its Subsidiaries is pending or, to the knowledge of the Lead Borrower or any other Borrower, threatened in writing and (ii) to the knowledge of the Lead Borrower or any other Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened in writing.
Section 8.22    USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, the Lead Borrower and each of its Subsidiaries is in compliance with the Patriot Act and the AML Legislation.
Section 8.23    Anti-Corruption Laws and Sanctions. The Lead Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects. Neither the Lead Borrower nor any Subsidiary of the Lead Borrower, nor, to the knowledge of the Lead Borrower, any director, officer, agent, employee or affiliate of the Lead Borrower or any of its Subsidiaries that, in each such case, is acting in any capacity under or pursuant to the Loan Documents or directly benefitting from the Credit Extensions, (i) is currently the subject of any Sanctions or (ii) is operating, organized/incorporated or residing in any Designated Jurisdiction except to the extent permissible for a Person required to comply with Sanctions. Neither the Lead Borrower nor any Subsidiary of the Lead Borrower will, directly or, to its knowledge, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any Credit Extension made pursuant to the terms of this Agreement to any Subsidiary, joint venture partner, or other person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (b) to fund any activity or business in, of or with, any Designated Jurisdiction or any Sanctioned Person, in each case except to the extent permissible for a Person required to comply with Sanctions or (c) in any other manner that will result in any violation by the Lead Borrower or any Subsidiary of the Lead Borrower or such Subsidiary of Sanctions.
Section 8.24    [reserved].
Section 8.25    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
Section 8.26    Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.
Section 8.27    Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest of each Loan Party (as that term is used in Article 3(1) of the Regulation) that is incorporated in a jurisdiction to which the Regulation applies is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
Section 8.28    [reserved].
Section 8.29    [reserved].
Section 8.30    Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, (a) assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent and assuming that such criterion has not been changed by the Administrative Agent, (i) each material Account reflected therein as eligible for inclusion in any Borrowing Base as an “Eligible Account” is an Eligible Account, (ii) the material Equipment reflected therein as eligible for inclusion in any Borrowing Base as “Eligible Equipment” is Eligible Equipment, (iii) the material Inventory reflected therein as eligible for inclusion in any Borrowing Base as “Eligible Inventory” is Eligible Inventory, (iv) the Trademarks reflected therein as eligible for inclusion in any Borrowing Base as “Eligible Trademarks” are Eligible Trademarks, (v) the cash reflected therein as eligible for inclusion in any Borrowing Base as “Eligible Cash” is Eligible Cash and (vi) the Real Property reflected therein as eligible for inclusion in any Borrowing Base as “Eligible Real Property” is Eligible Real Property; and (b) the information contained in such Borrowing Base Certificate is accurate and complete in all material respects.
Section 8.31    Compliance with the Swiss Non-Bank Rules.
(a)    Each Swiss Loan Party is in compliance with the Swiss Non-Bank Rules; provided, however, that no Default or Event of Default with respect to this Section 8.31 shall be deemed to exist due to any inaccuracy of the representation and warranty contained herein that arises from:
(i)    a failure by one or more Lenders or Participants to comply with their obligations under Section 13.04(a);
(ii)    a confirmation made by one or more Lenders or Participants to be one single Swiss Non-Qualifying Lender is incorrect;
(iii)    one or more Lenders or Participants ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant confirmed to be a Swiss Qualifying Lender) as a result of any reason attributable to such Lender or Participant;
(iv)    an assignment or participation of any Loan under this Agreement to a Swiss Non-Qualifying Lender after the occurrence and during the continuance of an Event of Default; or
(v)    an inaccurate representation or warranty by a Lender pursuant to Section 13.27.
(b)    For the purposes of this Section 8.31, each Swiss Loan Party shall assume that, for the purpose of determining compliance with the Swiss Twenty Non-Bank Rule, the aggregate number of Lenders or Participants under this Agreement which are Swiss Non-Qualifying Lenders is ten (10).

ARTICLE 9	AFFIRMATIVE COVENANTS
The Borrowers covenant and agree with each Lender, each Issuing Bank and the Swingline Lender that from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Lead Borrower and the other Borrowers will, and will cause each of the Subsidiaries to:
Section 9.01    Existence; Business and Properties.
(a)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of the Lead Borrower (other than a Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 10.05, and (iii) for the liquidation or dissolution of Subsidiaries (other than a Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Lead Borrower or a Wholly Owned Subsidiary of the Lead Borrower in such liquidation or dissolution; provided that (x) Guarantors may not be liquidated into Subsidiaries that are not Loan Parties, and (y) U.S. Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 10.05).
(b)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) except with respect to Intellectual Property, which is addressed in clause (c) below, lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).
(c)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, take all steps necessary to preserve, prosecute, maintain, renew, extend, protect, enforce and keep in full force and effect the Intellectual Property which is owned by the Lead Borrower or its Subsidiaries, to the extent used or held for use in the conduct of its business.
Section 9.02    Insurance.
(a)    Maintain, with financially sound and reputable insurance companies (except to the extent that any insurer ceases to be financially sound and reputable after the Closing Date, in which case such Loan Party shall promptly replace such insurer with a financially sound and reputable insurer), insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or Similar Businesses operating in the same or similar locations, and within ninety (90) days after the Closing Date (or such later date as the Collateral Agent may agree in writing in its reasonable discretion), cause the Collateral Agent to be listed as a co-insured or co-loss payee, on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in any Specified Jurisdiction and as an additional or co-insured on all general liability policies. Notwithstanding the foregoing, the Lead Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.
(b)    Except as the Collateral Agent may agree in its reasonable discretion, within thirty (30) days after the later of the Closing Date and, with respect to any Closing Date Mortgaged Property, the date on which such Mortgaged Property is required to be encumbered by a Mortgage hereunder (or such later date (A) not to exceed an additional fifteen (15) days if reasonably required by the Lead Borrower or (B) as such period may be further extended in the sole discretion of the Collateral Agent), subject to Section 9.02(a)(i), cause all such property and casualty insurance policies with respect to the Mortgaged Property to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, deliver a certificate of insurance with respect to each Mortgaged Property to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.
(c)    Prior to the delivery of the applicable Mortgage, if any portion of any Mortgaged Property located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” (each, a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws (as now or hereafter in effect or successor act thereto), (i) obtain and maintain, with a financially sound and reputable insurer (except to the extent that any insurer insuring such Mortgaged Property of such Loan Party ceases to be financially sound and reputable after the Closing Date, in which case such Loan Party shall promptly replace such insurer with a financially sound and reputable insurer), such flood insurance in such reasonable total amount as the Collateral Agent and the Lenders may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Collateral Agent or any Lender, deliver to the Collateral Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.
(d)    In connection with the covenants set forth in this Section 9.02, it is understood and agreed that:
(i)    the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 9.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrowers, on behalf of themselves and behalf of each of the Lead Borrower and the Subsidiaries, hereby agree, to the extent permitted by law, to waive, and further agree to cause each of the Lead Borrower and their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;
(ii)    the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 9.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Lead Borrower and the Subsidiaries or the protection of their properties; and
(iii)    the amount and type of insurance that the Lead Borrower and its Subsidiaries have in effect as of the Closing Date and the certificates and endorsements, if any, listing the Collateral Agent as a co-insured, co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 9.02.
Section 9.03    Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the Lead Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP and the amount thereof is being contested in good faith by appropriate action and/or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 9.04    Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders (including their Public-Siders)):
(a)    within ninety (90) days after the end of each fiscal year, commencing with the first fiscal year ending after the Closing Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Lead Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Lead Borrower or any Material Subsidiary as a going concern, except that such opinion (i) may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP) and (ii) may include a going concern qualification or like qualification or exception relating to an upcoming maturity date under any Indebtedness incurred under this Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Lead Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Lead Borrower on behalf of the Lead Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Lead Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 9.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period (it being understood that compliance with the Consolidated Fixed Charge Coverage Ratio shall only apply to the extent contemplated by Section 10.10);
(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Lead Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders or shareholders generally, as applicable;
(e)    within ninety (90) days after the beginning of each fiscal year that commences after the Closing Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and projected income to be prepared on a quarter by quarter basis (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Lead Borrower to the effect that the Budget is based on assumptions believed by the Lead Borrower to be reasonable as of the date of delivery thereof;
(f)    concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes to the information required to be disclosed by the terms thereof since the date of the information most recently received pursuant to this clause (f) or Section

9.10(d) (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable);
(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the AML Legislation and the Beneficial Ownership Regulation; and
(h)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Lead Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); provided, however, that, notwithstanding any provision hereof or any other Loan Document to the contrary, no Loan Party nor any Subsidiary thereof shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on any Loan Party or any Subsidiary thereof, (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (iii) constitutes non-financial trade secrets or non-financial proprietary information (the “Disclosure Exceptions”).
Documents required to be delivered pursuant to Section 9.04(a), 9.04(b) or 9.04(d), (1) will be deemed to have been delivered hereunder upon the Lead Borrower filing such documents with the SEC via the EDGAR filing system (or any successor system) to the extent such documents are publicly available and (2) otherwise may be delivered electronically and, if so otherwise delivered electronically, shall be deemed to have been delivered on the date (A) on which the Lead Borrower posts such documents, or provides a link thereto, on the Lead Borrower’s website on the Internet; or (B) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that, the Lead Borrower shall notify (which may be by electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document pursuant to clause (2) and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document posted pursuant to clause (2) specifically requested by the Administrative Agent.
Section 9.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of any Borrower obtains actual knowledge thereof:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Lead Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    any other development specific to the Lead Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 9.05 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 9.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 9.06 shall not apply to Environmental Laws, which are the subject of Section 9.09, or to laws related to Taxes, which are the subject of Section 9.03. The Lead Borrower will implement and maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects.
Section 9.07    Maintaining Records; Access to Properties and Inspections.
(a)    Maintain all financial records to enable the preparation of financial statements in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Lead Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Lead Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Lead Borrower to discuss the affairs, finances and condition of the Lead Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Lead Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to the Disclosure Exceptions and to reasonable requirements of confidentiality, including requirements imposed by law or by contract.
(b)    The Lead Borrower will permit the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and during normal business hours, to visit and inspect the properties of any Borrower, at the Borrower’s expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower and such Borrower shall be permitted to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the foregoing, in each case, shall be subject to the Disclosure Exceptions and to reasonable requirements of confidentiality, including requirements imposed by law or contract; provided further that the Administrative Agent shall only be permitted to conduct one field examination and the Lead Borrower shall be required to provide the Administrative Agent with one inventory appraisal conducted by an appraiser chosen by the Administrative Agent and consented to by the Lead Borrower (such consent not to be unreasonably withheld or delayed) in a form and on a basis reasonably satisfactory to the Administrative Agent with respect to any Collateral comprising the Aggregate Borrowing Base per 12-month period; provided further that, if at any time Aggregate Availability is less than the greater of (x) 15.0% of the Line Cap and (y) $60,000,000 for a period of five (5) consecutive Business Days during such 12-month period, one additional field examination and one additional inventory appraisal will be permitted in such 12-month period, except that during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals that shall be permitted at the Administrative Agent’s request. Notwithstanding the foregoing, additional appraisals of equipment, trademarks or real property shall not be required unless initiated at a time when an Event of Default has occurred and is continuing; provided that (i) not more than one (1) time per 12-month period, the Lead Borrower may, in its sole discretion and expense, request that the Administrative Agent (and, in such event, the Administrative Agent shall promptly) order an appraisal of specified equipment being newly added to any Borrowing Base from an appraiser selected and engaged by the Administrative Agent and consented to by the Lead Borrower (such consent not to be unreasonably withheld, delayed or conditioned) to determine the increase to the Borrowing Bases after the inclusion of such specified equipment, (ii) not more than one (1) time per 12-month period, the Lead Borrower may, in its sole discretion and expense, request that the Administrative Agent (and, in such event, the Administrative Agent shall promptly) order updated appraisals of all equipment from an appraiser selected and engaged by the Administrative Agent and consented to by the Lead Borrower (such consent not to be unreasonably withheld, delayed or conditioned) to redetermine the fixed asset components of the Borrowing Bases based on such appraisals (which redetermination may result in the increase or decrease of such fixed asset components) and (iii) in connection with any Permitted Acquisition, the Lead Borrower may, in its sole discretion and expense, request that the Administrative Agent (and, in such event, the Administrative Agent shall promptly) order appraisals on any acquired equipment from an appraiser selected and engaged by the Administrative Agent and consented to by the Lead Borrower (such consent not to be unreasonably withheld, delayed or conditioned) in order to include such assets in the fixed asset components of the Borrowing Bases. No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection nor to share any results of any inspection, appraisal or report with any Borrower, except that the Administrative Agent shall promptly forward copies to the Lead Borrower of any appraisals, environmental assessments and/or other final work product that is produced by a third party for the Administrative Agent in respect of any appraisal or environmental assessment of the Lead Borrower’s and/or any of its Subsidiaries’ assets (excluding, for the avoidance of doubt, any work product from any field examination). Each of the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrowers shall not be entitled to rely upon them.
(c)    The Lead Borrower will reimburse (or will cause to be reimbursed) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Administrative Agent in connection with (i) one examination per fiscal year of any Borrower’s books and records as described in clause (a) above and (ii) field examinations and appraisals of inventory, equipment, trademarks and real property comprising the Aggregate Borrowing Base, in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section 9.07 shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.
Section 9.08    Use of Proceeds. Use the proceeds of the Loans made in the manner contemplated by Sections 8.12 and 8.23.

Section 9.09    Compliance with Environmental Laws.
(a)    Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 9.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Comply, in all material respects, with the terms and conditions of all closure letters issued by any state or federal Governmental Authority applicable to the facility located at 3300 N. 124th Street, Wauwatosa, Wisconsin regarding the presence or remediation of any Hazardous Materials.
Section 9.10    Further Assurances; Additional Guarantors; Additional Security.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and the delivery of notifications to counterparties and the registration in any applicable public registry), that may be required by the Security Documents or that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection of the Liens created or intended to be created by the Security Documents.
(b)    If any asset (other than Real Property) is acquired by any Loan Party (including, without limitation, any acquisition pursuant to a Delaware LLC Division) after the Closing Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z)(i) in the case of a Loan Party organized under the laws of the United States or any state thereof, assets (other than Equity Interests) owned thereby and located outside of the United States, and (ii) in the case of a Loan Party organized or incorporated under the laws of any Specified Jurisdiction, assets (other than Equity Interests) owned thereby and located outside of such Specified Jurisdiction), such Loan Party will, (A) notify the Collateral Agent of such acquisition or ownership; provided that this clause (A) will be deemed satisfied with respect to any applicable asset so long as such notice is delivered on the first date on which financial statements are required to be delivered pursuant to Section 9.04(a) or (b) which occurs at least ten (10) Business Days after the acquisition of such asset, or at any time prior thereto) and (B) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 9.10, all at the expense of the Loan Parties, subject to the penultimate paragraph of this Section 9.10.
(c)    Grant and cause each of the Guarantors to grant to the Collateral Agent (or to all the Secured Parties, if necessary or customary under applicable local law) security interests in, and mortgages on, any Material Real Property of such Loan Parties, as applicable, that are not Mortgaged Property as of the Closing Date, to the extent acquired after the Closing Date or to the extent a new Guarantor owns Material Real Property after the Closing Date, within ninety (90) days after such acquisition or such Real Property becoming Material Real Property or such new Guarantor becoming a Guarantor, as applicable, or such later date as the Collateral Agent may agree in its reasonable discretion, pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the Lead Borrower (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and record, register or file, and cause each such Subsidiary to record, register or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording, registration or filing, in each case subject to the penultimate paragraph of this Section 9.10. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrowers shall cause the requirements set forth in clauses (b)(iii), (h) and (i) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.
Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any Real Property acquired by any Loan Party after the Closing Date until (1) the date that occurs forty-five (45) days after the Collateral Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Property: (i) a completed flood hazard determination from a third party vendor, (ii) if such Real Property is located in a “special flood hazard area,” (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance is not available and (B) evidence of receipt by the applicable Loan Party of such notice, and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Real Property is located, evidence of flood insurance, and (2) the Collateral Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).
(d)    If any additional direct or indirect Subsidiary of the Lead Borrower (i) is formed (including, without limitation, the formation of any Subsidiary of the Lead Borrower that is a Delaware Divided LLC), acquired or continues to be a Subsidiary of the Lead Borrower but ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a Wholly Owned Subsidiary which is a U.S. Subsidiary or a Foreign Subsidiary organized or incorporated in a Specified Jurisdiction and which is not an Excluded Subsidiary or (2) any other U.S. Subsidiary or Foreign Subsidiary organized or incorporated in a Specified Jurisdiction that may be designated by the Lead Borrower in its sole discretion or (ii) that is not then a Borrower or a Guarantor guarantees or incurs any other Indebtedness under the Senior Notes Indenture or guarantees or incurs any capital markets Indebtedness of the Lead Borrower, the other Borrowers or any Subsidiary of the Lead Borrower with an aggregate principal amount in excess of $50,000,000 or is designated by the Lead Borrower in its sole discretion to become a Guarantor (if, in the case of such a Subsidiary designated by the Lead Borrower, such Subsidiary is a U.S. Subsidiary or a Foreign Subsidiary organized or incorporated in a Specified Jurisdiction), in each case, within twenty (20) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or, in the case of a Subsidiary that ceases to be an Excluded Subsidiary based on its assets and/or revenues, within twenty (20) days after the end of the quarter in which such change in status occurs (or, in each of the foregoing cases, such longer period as the Collateral Agent may agree in its sole discretion), notify the Collateral Agent thereof and, within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or, in the case of such a Subsidiary that ceases to be an Excluded Subsidiary, within twenty (20) days after the end of the quarter in which such change in status occurs or, in the case of clause (ii) above, twenty (20) Business Days following the date such Indebtedness is guaranteed or incurred by the applicable Subsidiary) (or, in each of the foregoing cases, such longer period as the Collateral Agent may agree in its sole discretion), cause such Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 9.10. Notwithstanding anything to the contrary herein, (x) except with respect to clause (y) below, in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by the Lead Borrower in its sole discretion and (y) no Foreign Subsidiary other than a Foreign Subsidiary organized or incorporated in a Specified Jurisdiction shall become a Guarantor unless the Administrative Agent shall have consented in writing (such consent shall be in the sole discretion of the Administrative Agent).
(e)    Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate, registered or organization name, (B) in any Loan Party’s identity or type of legal entity, (C) in any Loan Party’s organizational identification or registered number (to the extent relevant in the applicable jurisdiction of organization or incorporation) and (D) in any Loan Party’s jurisdiction of organization or incorporation; provided that the Loan Parties shall not effect or permit any such change unless all filings have been made, or will have been made within ten (10) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.
(f)    If any additional Subsidiary of the Lead Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Subsidiary of a Loan Party, within thirty (30) days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within sixty (60) days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 9.10.
(g)    At the option of the Lead Borrower, it may (i) cause a U.S. Subsidiary to become a “U.S. Subsidiary Borrower” hereunder or (ii) cause a Swiss Subsidiary to become a “Swiss Borrower” hereunder, in each case, by (x) delivering a written notice to the Agent at least fifteen (15) Business Days prior to such Subsidiary becoming a Subsidiary Borrower, (y) at least three (3) Business Days prior to such Subsidiary becoming a Subsidiary Borrower, delivering to the Agents and the Lenders under the applicable Facility all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the AML Legislation and the Beneficial Ownership Regulation, in each case to the extent requested in writing at least ten (10) Business Days prior to such Subsidiary becoming a Subsidiary Borrower and (z) causing such Subsidiary (A) to execute a joinder agreement to this Agreement in form and substance satisfactory to the Administrative Agent and such Security Documents creating such Lien over its assets in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of all the Secured Parties, if necessary or customary under applicable local law) on such terms and of such scope substantially consistent with the applicable Initial Security Agreements or in such other form acceptable to the Collateral Agent and, in any event, in form and substance reasonably satisfactory to the Collateral Agent; (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the

Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; (C) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.10(g) and customarily opined upon by counsel to the Loan Parties as the Administrative Agent may reasonably request; (D) in the case of a U.S. Subsidiary or Swiss Subsidiary owning assets to be included in a Borrowing Base, (x) the Administrative Agent shall have received the results of an appraisal and a field examination, from an appraiser and an examiner reasonably satisfactory to the Administrative Agent, of all applicable Equipment, Inventory, Real Property and Trademarks requested to be included in the U.S. Borrowing Base or the Swiss Borrowing Base (as applicable) (or such other borrowing base as may be established to reflect the addition of such Subsidiary Borrower, as reasonably agreed upon between the Collateral Agent and the Lead Borrower) and such other customary legal and commercial due diligence as the Administrative Agent may reasonably require in its Permitted Discretion in order to determine customary and appropriate reserves, if any, against such Equipment, Inventory, Real Property and Trademarks, after giving effect to the advance rates set forth in the relevant Borrowing Base component definitions and the existing exclusionary criteria and (y) such U.S. Subsidiary or Swiss Subsidiary shall have duly authorized, executed and delivered such customary documentation governed by United States or Swiss law (as applicable) (or other appropriate governing law reasonably acceptable to the Collateral Agent), and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) and perfected or equivalent Lien in such Equipment, Inventory, Real Property or Trademark.
Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 9.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):
(i)    any Real Property other than Material Real Property;
(ii)    motor vehicles and other assets subject to certificates of title (other than to the extent that a security interest therein can be perfected automatically or by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any action under Specified Foreign Law);
(iii)    letter of credit rights (other than to the extent that a security interest therein can be perfected automatically or by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any action under Specified Foreign Law);
(iv)    commercial tort claims with an expected value of less than $5,000,000 (other than to the extent that a security interest therein can be perfected automatically or by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any filing under Specified Foreign Law), as determined by the Lead Borrower in good faith;

(v)    property subject to a Lien pursuant to Section 10.02(c), (i) or (kk) securing a purchase money security interest, Capitalized Lease Obligation or similar arrangement permitted under this Agreement;
(vi)    leases, licenses, permits and other agreements permitted under this Agreement, in each case, to the extent, and so long as, the pledge thereof as Collateral would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Specified Foreign Law, the Bankruptcy Code or other Requirement of Law and other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, Specified Foreign Law or other applicable law;
(vii)    other assets to the extent the pledge thereof or the security interest therein is prohibited by applicable law, rule or regulation (other than to the extent such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Specified Foreign Law of the applicable jurisdiction, Bankruptcy Code or any other Requirement of Law and other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, Specified Foreign Law or other applicable law) or requires governmental (including regulatory) consent, approval, license or authorization or third party consent binding on any asset on the Closing Date or at the time of their acquisition, as applicable, to be pledged (unless such consent, approval, license or authorization has been received);
(viii)    those assets as to which the Administrative Agent and the Borrowers shall reasonably agree that the costs or other adverse consequences (including, without limitations, Tax consequences) of obtaining such security interest or perfection thereof are likely to be excessive in relation to the value of the security to be afforded thereby;
(ix)    “intent-to-use” Trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any Trademark registration issued as a result of such application under applicable law;
(x)    assets securing any Qualified Receivables Facility or Qualified Securitization Transaction in compliance with this Agreement;
(xi)     any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent Liens and security interests therein are prohibited or restricted thereby, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or Specified Foreign Law, as applicable (other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or Specified Foreign Law, as applicable);
(xii)    cash, cash equivalents and/or securities held by a trustee or other escrow agent under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions; provided that the related discharge, redemption and/or defeasance does not conflict with this Agreement;

(xiii)    Excluded Securities; and
(xiv)    Excluded Accounts;
provided that (x) the Lead Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property” and (y) in no event shall any asset included in any Borrowing Base constitute Excluded Property.
Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents, (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (C) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar Tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the Fair Market Value of such Mortgaged Property as determined in good faith by the Lead Borrower (subject to such lesser amount agreed to by the Collateral Agent).
Section 9.11    Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.
Section 9.12    Post-Closing. Take all necessary actions to satisfy the items described on Schedule 9.12 (as may be updated pursuant to Section 13.12 of this Agreement) within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).
Section 9.13    [reserved].
Section 9.14    [reserved].
Section 9.15    Centre of Main Interests. Each Loan Party that is incorporated in a jurisdiction to which the Regulation applies shall maintain its “centre of main interests” in its jurisdiction of incorporation for the purposes of the Regulation.
Section 9.16    [reserved].
Section 9.17    [reserved].
Section 9.18    Collateral Monitoring and Reporting.
(a)    Borrowing Base Certificates. By (x) the 30th day of each of the first three (3) months ending after the Closing Date and (y) the 20th day of each month thereafter (or, in each case, if such date is not a Business Day, the following Business Day), the Lead Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the previous month (provided that, if requested by the Administrative Agent, from and after the date on which Aggregate Availability is less than the greater of 15% of the Line Cap and $60,000,000 for five (5) consecutive Business Days and until such subsequent date, if any, on which Aggregate Availability equals or exceeds such threshold for a period of thirty (30) consecutive calendar days, the Lead Borrower shall deliver to the Administrative Agent weekly Borrowing Base Certificates by Wednesday (or if such date is not a Business Day, the following Business Day) of every week prepared as of the close of business on Friday of the previous week, which weekly Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent), or more frequently if elected by the Lead Borrower, provided that the Aggregate Borrowing Base shall continue to be reported on such more frequent basis for at least three (3) months following such election; provided further that (i) amounts of Equipment, Inventory, Real Property and Trademarks shown in the Borrowing Base Certificates delivered on a weekly basis will be based on the amount of Equipment, Inventory, Real Property or Trademarks, as applicable, (a) set forth in the most recent weekly report, where possible, and (b) for the most recently ended month for which such information is available with regard to locations where it is impracticable to report Equipment, Inventory, Real Property or Trademarks, as applicable, more frequently, and (ii) the amount of Eligible Accounts shown in such Borrowing Base Certificate will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended month. In addition, an updated Borrowing Base Certificate will be delivered in connection with any Notice of Borrowing delivered following the transfer of any assets pursuant to Section 10.05(c) between the Loan Parties if such transferred assets would need to be included in the applicable Borrowing Base in order to meet the Availability Conditions. All calculations of Aggregate Availability in any Borrowing Base Certificate shall be made by the Lead Borrower and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.
(b)    Records and Schedules of Accounts. The Lead Borrower shall keep materially accurate and complete records of all Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent, upon the Administrative Agent’s request, sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of each of the Financial Statements). The Lead Borrower shall also provide to the Administrative Agent, upon the Administrative Agent’s reasonable advance request, on or before the 20th day of any calendar month as to which the Administrative Agent has made such a reasonable advance request, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and the amount, invoice date and due date as the Administrative Agent may reasonably request. If Accounts owing from any single Account Debtor in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three (3) Business Days) after any Responsible Officer of the Lead Borrower has actual knowledge thereof.
(c)    Maintenance of Dominion Account by U.S. Loan Parties. With respect to each U.S. Loan Party’s Deposit Accounts (other than Excluded Accounts) and Dominion Accounts, within ninety (90) days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Deposit Account or the date any Person that owns such Deposit Account becomes a U.S. Loan Party hereunder, (i) each U.S. Loan Party shall obtain from each bank or other depository institution that maintains such Deposit Account, a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent that provides for such bank or other depository institution, following its receipt of a Liquidity

Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), to transfer to a Dominion Account, on a daily basis, all balances in such Deposit Account (net of such minimum balance required by the bank at which such Deposit Account is maintained) for application to the Obligations then outstanding (the “U.S. Sweep”); provided that, following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the U.S. Sweep; (ii) the Lead Borrower shall establish the Dominion Account and obtain a Deposit Account Control Agreement in form reasonably satisfactory to the Administrative Agent, from the applicable Dominion Account bank, establishing the Administrative Agent’s control over such Dominion Account, (iii) each U.S. Loan Party irrevocably appoints the Administrative Agent as such U.S. Loan Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iv) each U.S. Loan Party shall instruct each Account Debtor to make all payments with respect to Collateral into Deposit Accounts subject to Deposit Account Control Agreements, and if deposited in violation of such instructions, the U.S. Loan Parties shall promptly (and in any event within seven (7) days) direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account pursuant to clause (v) of the definition thereof); and it is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such ninety (90) day period. The provisions of this Section 9.18(c) do not apply to Excluded Accounts.
(d)    [Reserved.]
(e)    Foreign Deposit Accounts. Each Foreign Loan Party shall, with respect to its Deposit Accounts into which proceeds of the Accounts of such Foreign Loan Party (“Collections”) are paid or any master account to which any such Accounts are swept (each such Deposit Account being a “Collection Account”), (i) ensure that it is subject to a valid and enforceable first ranking security interest (subject to any Liens permitted under Section 10.02(d) or (n)(i) of this Agreement, solely to the extent such Liens arise by operation of law and either (x) such Liens are permitted by the related Deposit Account Control Agreement or (y) the Administrative Agent has established a Reserve in its Permitted Discretion for liabilities secured by such Liens) under the laws of the jurisdiction where the relevant Collection Account is located and (ii) within ninety (90) days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Collection Account or the date any Person that owns such Collection Account becomes a Foreign Loan Party hereunder take all actions necessary to obtain a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent, that provides for such bank or other depository institution, following its receipt of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), to transfer to the Administrative Agent, on a daily basis, all balances in such Collection Account (net of such minimum balance required by the bank at which such Collection Account is maintained) for application to the Obligations then outstanding (the “Foreign Sweep”); provided that, following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the Foreign Sweep. It is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such initial ninety (90) day period. The provisions of this Section 9.18(e) do not apply to Excluded Accounts.
(f)    Deposit Account Operations.

(i)    Schedule 9.18 sets forth all Deposit Accounts (other than Excluded Accounts or accounts not required to be subject to a Deposit Account Control Agreement pursuant to Section 9.18(e)) maintained by the Loan Parties, including the Dominion Accounts, as of the Closing Date. The Lead Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Accounts) by the Lead Borrower or any other Loan Party, and shall not open, and shall ensure that no other Loan Parties open, any Deposit Accounts (other than any Excluded Accounts) at a bank not reasonably acceptable to the Administrative Agent.
(ii)    If any Loan Party receives cash or any check, draft or other item of payment payable to such Loan Party with respect to any Collateral, it shall hold the same in trust for the Collateral Agent and promptly (and in any event within seven (7) days) deposit the same into any Deposit Account that is subject to a Deposit Account Control Agreement or a Dominion Account.
(iii)    Each Foreign Loan Party agrees that upon the commencement and during the continuation of a Liquidity Period, the only way in which monies may be withdrawn from any Deposit Account with respect to which Deposit Account Control Agreements have been entered into (including for purposes of establishing the amounts in such Deposit Account as “Eligible Cash”) is (i) by (or on the authorization or instruction of) the Collateral Agent (or the Administrative Agent) in order to apply them in accordance with Section 11.02(c) or (ii) at the sole discretion of, and through the express authorization or instruction by, the Collateral Agent (or the Administrative Agent).
(iv)    The Collateral Agent shall be given sufficient access to each relevant Deposit Account (including each Collection Account) to ensure that the provisions of Section 11.02(c) are capable of being complied with including, without limitation, by having entered into a Deposit Account Control Agreement or other equivalent agreement with the account bank holding the relevant Deposit Account requiring such account bank to follow the instructions of the Administrative Agent and/or the Collateral Agent if instructions are given by it.
(v)    Each Foreign Loan Party shall instruct each Account Debtor to pay all Collections into segregated Collection Accounts, which only contain Collections and are not used for any other purpose and which are subject to a Deposit Account Control Agreement as specified in clause (e) above (and if deposited in violation of such instructions, each Foreign Loan Party shall promptly (and in any event within seven (7) days) direct any such payments into such Collection Accounts).
(g)    Transfer of Accounts; Notification of Account Debtors.
(i)    At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Liquidity Period, the Foreign Loan Parties shall (a) at the discretion of the Administrative Agent, either (i) immediately cause all of their Deposit Accounts into which the proceeds of Accounts are being paid (each, an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) promptly open new Deposit Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent or an Affiliate of the Administrative Agent (such new bank accounts being Deposit Accounts under and for the purposes of this Agreement), and (b) if new Deposit Accounts have been established pursuant to this Section (each, a “New Collection Account”) ensure that all Account Debtors are instructed to pay the Collections owing to such Loan Parties to the New

Collection Accounts. Until all Collections have been redirected to the New Collection Accounts, each such Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that, if any such Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).
(ii)    At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Liquidity Period, each Foreign Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Collateral Agent over the Accounts and the Collections, it shall give notice to such Account Debtors and if any such Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent or the Collateral Agent to serve such notice on their behalf.
Section 9.19    Financial Assistance. Each Loan Party and its Subsidiaries shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, to the extent such legislation is applicable to such Loan Party or such Subsidiary, including in relation to the execution of the Security Documents by such Loan Party and payments of amounts due under this Agreement.
Section 9.20    Foreign Collateral. Each Foreign Loan Party shall ensure that (i) its standard terms and conditions of purchase at all times contain a condition to the effect that title to the purchased goods transfers to such Loan Party at a time no later than on delivery of the purchased goods to such Loan Party and that, pursuant to such standard terms and conditions of purchase, there are no extendible retention of title rights in favor of its suppliers; provided, however, that retention of title rights may be imposed in the ordinary course of buying and using and/or selling current assets, (ii) its standard terms and conditions of purchase are not amended in a manner that would prejudice the interest of the Lenders without the prior consent in writing of the Administrative Agent, and (iii) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, up to date and publicly accessible at all times. During any Liquidity Period or at any other time at which the Administrative Agent in its Permitted Discretion determines that the Collateral of any Foreign Loan Party may be at substantial risk of loss of title, at the request of the Administrative Agent, the specified Loan Party must send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the Administrative Agent which rejects retention of title and/or extendible retention of title provisions in relation to the Loan Party’s Equipment, Inventory, Real Property or Trademarks (other than retention of title rights imposed in the ordinary course of buying and using and/or selling current assets)) to its suppliers.
Section 9.21    Australian PPSA Undertaking.
(a)    If a Loan Party holds any security interests for the purposes of the Australian PPSA and if failure by the Loan Party to perfect such security interests would materially adversely affect its business, the Loan Party agrees to implement, maintain and comply in all material respects with, procedures for the perfection of those security interests. These procedures must include procedures designed to ensure that the Loan Party takes all reasonable steps under the Australian PPSA to continuously perfect any such security interest including all steps reasonably necessary:
(i)    for the Loan Party to obtain, the highest ranking priority possible in respect of the security interest (such as perfecting a purchase money security interest or perfecting a security interest by control); and

(ii)    to reduce as far as possible the risk of a third party acquiring an interest free of the security interest (such as including the serial number in a financing statement for personal property that may or must be described by a serial number).
(b)    Everything a Loan Party is required to do under this Section 9.21 is at the Loan Party’s expense. Each Loan Party agrees to pay or reimburse the costs (including in connection with advisers) of the Loan Parties in connection with anything the Loan Party is required to do under this clause.
Section 9.22    Australian Tax Consolidation. Each Australian Loan Party is a member of an Australian Tax Consolidated Group for which the Head Company (as defined in the Income Tax Assessment Act 1997) is Briggs & Stratton Australia Pty. Limited.
Section 9.23    Compliance with the Swiss Non-Bank Rules.
(a)    Each Swiss Loan Party shall comply with the Swiss Non-Bank Rules, to the extent applicable; provided, however, that a Swiss Loan Party shall not be in breach of this covenant if non-compliance arises solely by reason of:
(i)    a failure by one or more Lenders or Participants to comply with their obligations under Section 13.04;
(ii)    a confirmation made by one or more Lenders or Participants to be one single Swiss Non-Qualifying Lender is incorrect;
(iii)    one or more Lenders or Participants ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant confirmed to be a Swiss Qualifying Lender) as a result of any reason attributable to such Lender or Participant;
(iv)    an assignment or participation of any Loan under this Agreement to a Swiss Non-Qualifying Lender after the occurrence and during the continuance of an Event of Default; or
(v)    an inaccurate representation or warranty by a Lender pursuant to Section 13.27.
(b)    For the purposes of this Section 9.23, each Swiss Loan Party shall assume that, for the purpose of determining compliance with the Swiss Twenty Non-Bank Rule, the aggregate number of Lenders and Participants under this Agreement which are Swiss Non-Qualifying Lenders is ten (10).

ARTICLE 10	NEGATIVE COVENANTS
The Borrowers covenant and agree with each Lender, each Issuing Bank and the Swingline Lender that from the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Lead Borrower and the other Borrowers will not, and will not permit any of the Subsidiaries to:
Section 10.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness outstanding on the Closing Date (provided that any Indebtedness incurred pursuant to this clause (a) in an aggregate principal amount in excess of $20,000,000 shall be set forth on Schedule 10.01), and any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred pursuant to this clause (a); provided that any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;
(b)    Indebtedness created hereunder (including pursuant to Section 2.15 and Section 2.19) and under the other Loan Documents;

(c)    Indebtedness of the Lead Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;
(d)    Indebtedness (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of any person providing such Indebtedness) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty, liability or self-insurance obligations, supply chain financing transactions, trade contracts, bankers’ acceptances, guarantees, performance, tender, bid, stay, surety, statutory, judgment, appeal, advance payment, completion, export or import, indemnities, customs, value added or similar tax or other guarantees and warranties, revenue bonds or similar instruments, in each case in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations;
(e)    Indebtedness of the Lead Borrower to any Subsidiary and of any Subsidiary to the Lead Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party incurred pursuant to this Section 10.01(e) shall be subject to Section 10.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 10.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;
(f)    Indebtedness in connection with floor plan and other finance programs provided for the benefit of customers, dealers and/or distributors of the Lead Borrower and/or its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding;
(g)    Indebtedness arising in connection with endorsement of instruments for collection or deposit, from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business;
(h)    (i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged, amalgamated or consolidated with the Lead Borrower, any other Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with a Permitted Acquisition; provided that Indebtedness incurred pursuant to this clause (h)(i) shall be in existence prior to such Permitted Acquisition and shall not have been created in contemplation thereof or in connection therewith; (ii) Indebtedness incurred to finance any Permitted Acquisition; provided that (A) immediately before and upon giving effect to such Permitted Acquisition on a Pro Forma Basis, no Default or Event of Default exists, (B) after giving effect to such acquisition on a Pro Forma Basis, the Consolidated Fixed Charge Coverage Ratio shall be equal to or greater than 2.00 to 1.00, (C) any such Indebtedness, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (D) such Indebtedness shall not mature prior to the date that is the latest final maturity date of the Loans existing at the time of such incurrence (or in the case of any Junior Financing, until the date that is 91 days thereafter) and (E) the then outstanding aggregate principal amount of Indebtedness incurred pursuant to this clause (h)(ii), Section 10.01(p) and Section 10.01(q) by Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $75,000,000 and (y) 5.0% of Consolidated Total Assets at the time of incurrence, and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (h);
(i)     (x) Capitalized Lease Obligations, mortgage financings, purchase money obligations (including Indebtedness as lessee or guarantor) and other Indebtedness (including, for the avoidance of doubt, any Indebtedness in connection with sale leaseback transactions) in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, repair, replacement, installation or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property), in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(i), would not exceed the greater of $75,000,000 and 5.0% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;
(j)    the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof;
(k)    (x) other Indebtedness of the Lead Borrower or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(k), would not exceed the greater of $110,000,000 and 7.5% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;
(l)    [reserved];
(m)    Guarantees:
(i)    by any Loan Party of any Indebtedness of any Loan Party permitted to be incurred under this Agreement,
(ii)    by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 10.04,
(iii)    by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party, and
(iv)    by any Loan Party of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 10.01(q) and to the extent such Guarantees are permitted by Section 10.04; provided that Guarantees by any Loan Party under this Section 10.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;
(n)    Indebtedness arising from agreements of the Lead Borrower or any Subsidiary providing for Guarantees, indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, other Investments or the disposition of any business, assets, Equity Interests or Subsidiary not prohibited by this Agreement;
(o)    Indebtedness in respect of letters of credit (including standby and commercial), banker’s acceptances, bank guarantees, shipside bonds, surety bonds, performance bonds, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices that (i) do not support obligations in respect of Indebtedness for borrowed money and/or (ii) remain contingent;
(p)    (i) other Indebtedness of the Lead Borrower or any Subsidiary so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (A) the Consolidated Fixed Charge Coverage Ratio on a Pro Forma Basis is equal to or greater than 2.00 to 1.00, (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (C) any such Indebtedness, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (D) such Indebtedness shall not mature prior to the date that is the latest final maturity date of the Loans existing at the time of such incurrence (or in the case of any Junior Financing, until the date that is ninety-one (91) days thereafter) and (E) the then outstanding aggregate principal amount of Indebtedness incurred pursuant to this clause (p)(i), Section 10.01(h) and Section 10.01(q) by Subsidiaries that are not Borrowers or Guarantors shall not exceed the greater of (x) $75,000,000 and (y) 5.0% of Consolidated Total Assets at the time of incurrence, and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(q)    (x) Indebtedness of Subsidiaries that are not Guarantors in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(q), Section 10.01(h) and Section 10.01(p), would not exceed the greater of $75,000,000 and 5.0% of Consolidated Total Assets and (y) any Permitted Refinancing Indebtedness in respect thereof;
(r)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Lead Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;
(s)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Lead Borrower or any Subsidiary incurred in the ordinary course of business;
(t)    (i) Indebtedness incurred by Receivables Entities, Securitization Entities and/or Permitted Receivables Jurisdiction Subsidiaries in connection with Qualified Securitization Transactions and Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the initial use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(t), would not exceed $25,000,000 when incurred, created or assumed and (ii) any Permitted Refinancing Indebtedness incurred by Receivables Entities, Securitization Entities and/or Permitted Receivables Jurisdiction Subsidiaries; provided that, in each case, subject to Section 9.12, upon reasonable request by the Administrative Agent, the applicable counterparty shall have entered into a Receivables Intercreditor Agreement or a Securitization Intercreditor Agreement, as applicable;
(u)    obligations in respect of Bank Product Debt;
(v)    (i) Indebtedness incurred by Receivables Entities, Securitization Entities and/or Permitted Receivables Jurisdiction Subsidiaries in connection with Qualified Securitization Transactions and Qualified Receivables Facilities, in each case, the related Receivables Assets of which exclusively constitute Specified Foreign Receivables, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(v), would not exceed the greater of (x) $50,000,000 and (y) 3.0% of Consolidated Total Assets when incurred, created or assumed and (ii) any Permitted Refinancing Indebtedness (to the extent the related Receivables Assets exclusively constitute Specified Foreign Receivables) incurred by Receivables Entities, Securitization Entities and/or Permitted Receivables Jurisdiction Subsidiaries; provided that, in each case, subject to Section 9.12, upon reasonable request by the Administrative Agent, the applicable counterparty shall have entered into a Receivables Intercreditor Agreement or a Securitization Intercreditor Agreement, as applicable;
(w)    Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness by the Lead Borrower or any Subsidiary of, joint ventures or Unrestricted Subsidiaries subject to compliance with Section 10.04, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(w), would not exceed the greater of $75,000,000 and 5.0% of Consolidated Total Assets when incurred;
(x)    Indebtedness issued by the Lead Borrower or any Subsidiary to current or former officers, directors and employees, their respective permitted transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Lead Borrower permitted by Section 10.06;
(y)    Indebtedness consisting of obligations of the Lead Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;
(z)    Indebtedness of the Lead Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Lead Borrower and the Subsidiaries;
(aa)    Indebtedness under tax-favored or government sponsored financing transactions (including, for the avoidance of doubt, financing transactions sponsored by the European Investment Bank); provided that the net proceeds of such Indebtedness incurred after the Closing Date shall be used to prepay, repay or refinance other Indebtedness incurred under other tax-favored or government sponsored financing transactions;
(bb)    Indebtedness consisting of (i) obligations to pay, or the financing of, insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and
(cc)    Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law.
For purposes of determining compliance with this Section 10.01 or Section 10.02, if Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i)

the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.
Further, for purposes of determining compliance with this Section 10.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 10.01(a) through (cc) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 10.02) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 10.01(a) through (cc), the Lead Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 10.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 10.01.
For the avoidance of doubt, this Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Section 10.02    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Lead Borrower or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(a)    Liens on property or assets (i) of the Lead Borrower and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $20,000,000, set forth on Schedule 10.02(a), and any modifications, replacements, renewals or extensions of Liens permitted by this clause (a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations that is permitted by Section 10.01) and shall not subsequently apply to any other property or assets of the Lead Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and/or that otherwise constitutes after-acquired property that would be required to be subjected to such Lien pursuant to the collateral grant clause and/or other terms of such Indebtedness as in effect on the Closing Date and (B) proceeds and products thereof and (ii) of the Lead Borrower associated with the project that is the subject of the NMTC Financing that from time to time secure the NMTC Financing (and any Permitted Refinancing Indebtedness in respect of such obligations that is permitted by Section 10.01);
(b)    any Lien created under the Loan Documents (including Liens created under the Security Documents securing Secured Bank Product Obligations);
(c)    any Lien on any property or asset of the Lead Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 10.01(h); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of the Lead

Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrowers or any other Loan Party, including any Loan Party into which such acquired entity is merged or with whom it is amalgamated) required to be subjected to such Lien pursuant to the collateral grant clause and/or other terms of such Indebtedness (and refinancings thereof)) and (iii) to the extent such Lien applies to any Collateral, such Lien shall be junior in priority to the Lien on the Collateral securing the Obligations;
(d)    Liens for Taxes, assessments or other governmental charges, levies or claims not yet delinquent by more than thirty (30) days or that are being contested in good faith in compliance with Section 9.03;
(e)    Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Lead Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Lead Borrower or any Subsidiary;
(g)    pledges and deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Lead Borrower or any Subsidiary (including, without limitation, all such matters shown on any Mortgage Policies in respect of any Mortgaged Property delivered to the Administrative Agent prior to the Closing Date);
(i)    Liens securing Indebtedness permitted by Section 10.01(i); provided that such Liens do not apply to any property or assets of the Lead Borrower or any Subsidiary other than the property or assets acquired, leased (including in connection with a sale leaseback transaction), constructed, replaced, repaired, improved with or financed by such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided further that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that, with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);
(j)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;
(k)    Liens arising out of (i) judgments, decrees, orders or awards not constituting an Event of Default under Section 11.01(k) or (ii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;
(l)    any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Lead Borrower or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Lead Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Lead Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Lead Borrower or any Subsidiary in the ordinary course of business;
(n)    Liens (i) that are banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;
(o)    Liens securing obligations in respect of letters of credit (including standby and commercial), banker’s acceptances, bank guarantees, shipside bonds, surety bonds, performance bonds, warehouse receipts or similar instruments permitted under Section 10.01(d), (g) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices that (i) do not support obligations in respect of Indebtedness for borrowed money and/or (ii) remain contingent;
(p)    leases or subleases, and licenses or sublicenses (including with respect to any Real Property, fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property) and covenants not to sue of or under Intellectual Property or software or other technology, granted to others in the ordinary course of business or otherwise not interfering in any material respect with the business of the Lead Borrower and its Subsidiaries, taken as a whole;
(q)    pledges and deposits and other Liens in favor of customs and revenue authorities to secure contested Taxes and payment of customs duties in connection with the importation of goods;
(r)    Liens solely on any cash earnest money deposits made by the Lead Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(s)    Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party which obligations are not prohibited under Section 10.01;
(t)    Liens on any cash, cash equivalents and/or securities held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions and customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued;
(u)    [reserved];
(v)    [reserved];
(w)    Liens arising from precautionary Uniform Commercial Code financing statements (or other similar filings in other applicable jurisdictions) regarding operating leases or other obligations not constituting Indebtedness;
(x)    Liens, encumbrances or restrictions (including, without limitation, put and call agreements) (i) on Equity Interests in joint ventures that are not Subsidiaries (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement, (ii) on Equity Interests in Unrestricted Subsidiaries and (iii) constituting options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments;
(y)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(z)    (i) Liens created in connection with any Qualified Securitization Transaction or Qualified Receivables Facility that, in the good faith determination of the Lead Borrower, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables Facility and (ii) Liens on Securitization Assets incurred in connection with a Qualified Securitization Transaction and Liens on Receivables Assets incurred in connection with a Qualified Receivables Facility; provided that such Liens (x) only apply to Receivables Assets of Securitization Entities, Receivables Entities and/or Permitted Receivables Jurisdiction Subsidiaries and (y) do not apply to any Collateral;
(aa)    Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(bb)    (i) any condemnation or eminent domain proceedings affecting any Real Property and (ii) in the case of Real Property in which a Loan Party has a leasehold interest or easement rights, any Lien, mortgage, security interest, restriction, encumbrance or any other matter of record to which the fee simple interest (or any superior leasehold interest) is subject;
(cc)    Liens securing Indebtedness or other obligation (i) of the Lead Borrower or a Subsidiary in favor of a Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;
(dd)    Liens securing obligations under Hedging Agreements consisting of Liens on any margin or collateral posted by the Lead Borrower or any Subsidiary under a Hedging Agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rule, or requirement;
(ee)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Lead Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Lead Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 10.01;
(ff)    subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by the Lead Borrower or any Subsidiary;
(gg)    [reserved];
(hh)    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods by the Lead Borrower or any of the Subsidiaries in the ordinary course of business;
(ii)    with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Lead Borrower or any of its Subsidiaries;
(jj)    Liens securing Indebtedness permitted by Section 10.01(aa), provided that such Liens do not at any time encumber any Collateral;
(kk)    Liens securing Indebtedness permitted by Section 10.01(k) and any Permitted Refinancing Indebtedness thereof; provided that to the extent such Lien applies to any Collateral, such Lien shall be junior in priority to the Lien on the Collateral securing the Obligations;
(ll)    Liens to secure any Permitted Refinancing Indebtedness incurred in accordance with the definition thereof;
(mm)    [reserved];
(nn)    Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect;

(oo)    Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by persons (including, without limitation, any client or supplier) other than the Lead Borrower or its Subsidiaries;
(pp)    Liens on Equity Interests or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and
(qq)    in the case of Liens on any Collateral, Junior Liens securing Indebtedness in an aggregate amount not to exceed at any time the greater of $75,000,000 and 5.0% of Consolidated Total Assets.
For purposes of determining compliance with this Section 10.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 10.02(a) through (qq) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing any obligation (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 10.02(a) through (qq), the Lead Borrower may, in its sole discretion, classify or divide such Lien securing such obligation (or any portion thereof) in any manner that complies with this Section 10.02 and will be entitled to only include the amount and type of such Lien or such obligation secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such obligation (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Liens securing Indebtedness under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 10.02.
Section 10.03    Limitations on Certificate of Incorporation, By-Laws and Certain Other Agreements, Etc. Amend or modify, or permit the amendment or modification of (i) any provision of the indenture or other definitive documentation governing the Senior Notes, (ii) any provision of the definitive documentation governing any Junior Financing (after the entering into thereof) or (iii) its certificate or articles of incorporation, certificate of formation, limited liability company or by-laws (or the equivalent organizational documents), in each case, in a manner that is materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.
Section 10.04    Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:
(a)    Guarantees permitted by Section 10.01;
(b)    (i)    Investments by any Loan Party in any other Loan Party;
(ii)    [reserved];
(iii)    Investments by any Subsidiary that is not a Loan Party in any Loan Party or any Subsidiary that is not a Loan Party;

(iv)    other intercompany liabilities amongst the Lead Borrower and its Subsidiaries (or solely amongst its Subsidiaries) in the ordinary course of business in connection with the cash management operations of the Lead Borrower and its Subsidiaries; and
(v)    Investments by any Borrower or any Guarantor in any Subsidiary that is not a Loan Party (together with the aggregate amount of investments made pursuant to clause (iv) of the definition of “Permitted Acquisition”) in an aggregate outstanding amount not to exceed the Non-Loan Party Investment Cap.
(c)    Permitted Investments and Investments that were Permitted Investments when made;
(d)    Investments arising out of the receipt by the Lead Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 10.05;
(e)    loans and advances to officers, directors, employees or consultants (i) in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Lead Borrower;
(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)    Hedging Agreements entered into for non-speculative purposes;
(h)    Investments existing or committed, or anticipated to exist in the future, as of the Closing Date, and, with respect to all such investments in an aggregate amount in excess of $20,000,000, set forth on Schedule 10.04, and any extensions, modifications, renewals, replacements, refundings, refinancings or reinvestments of Investments permitted by this clause (h), so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 10.04);
(i)    Investments resulting from pledges and deposits under Sections 10.02(f), (g), (n), (q), (r), (dd) and (ii);
(j)    other Investments by the Lead Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed during the term of this Agreement the sum of (x) the greater of $150,000,000 and 10.0% of Consolidated Total Assets when made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (x); provided that, if any Investment pursuant to this Section 10.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Lead Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 10.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 10.04(j);

(k)    Investments constituting Permitted Acquisitions;
(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Lead Borrower or a Subsidiary as a result of a foreclosure by the Lead Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(m)    Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Lead Borrower or merged into or consolidated or amalgamated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 10.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 10.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(n)    acquisitions by the Lead Borrower or any Subsidiary of obligations of one or more officers or other employees of the Lead Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Lead Borrower, so long as no cash is actually advanced by the Lead Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(o)    Guarantees by the Lead Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by the Lead Borrower or any Subsidiary in the ordinary course of business;
(p)    Investments to the extent that payment for such Investments is made with any contribution to the common equity of the Lead Borrower or any Subsidiary, or with or out of the proceeds of Qualified Equity Interests of the Lead Borrower;
(q)    Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(r)    loans and advances to future, present or former officers, directors, employees, members of management or consultants or their respective estates, spouses or former spouses in connection with such person’s purchase or redemption of Equity Interests of the Lead Borrower, to the extent not prohibited by Section 10.06;
(s)    advances in the form of deposits, prepayment of expenses and other credits made in the ordinary course of business;
(t)    Investments by the Lead Borrower and the Subsidiaries, if the Lead Borrower or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 10.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 10.06(g) for all purposes of this Agreement);
(u)    (i) Investments by the Lead Borrower or any of their Subsidiaries in any Qualified Receivables Facility or any Securitization Entity or any Investments by a Securitization Entity in any

other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness, (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Qualified Receivables Facility; provided, however, that such Investment is solely in the form of a Purchase Money Note, equity interests or contribution of additional accounts receivable generated by the Lead Borrower or any of their Subsidiaries and (iii) Standard Securitization Undertakings;
(v)    Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;
(w)    to the extent constituting Investments, purchases and acquisitions of Inventory, supplies, materials and Equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;
(x)    Investments by the Lead Borrower or any Subsidiary in joint ventures, Permitted Businesses and Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed during the term of this Agreement the greater of $75,000,000 and 5.0% of Consolidated Total Assets when made;
(y)    any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with customary practices of portfolio management;
(z)    Investments made in connection with the Transactions;
(aa)    additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, the Payment Conditions are satisfied;
(bb)    Investments in any Permitted Bond Hedge Transaction;
(cc)    to the extent constituting an Investment, repurchases of the Senior Notes and other Indebtedness that is not subordinated to the Loan Obligations and otherwise permitted hereunder;
(dd)    guaranties, keepwells and similar arrangements made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Lead Borrower or any Subsidiary and performance guarantees with respect to obligations that are permitted by this Agreement;
(ee)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement; and
(ff)    contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of the Lead Borrower; and
(gg)    any Investment acquired by virtue of any Bail-in Action with respect to any Lender (or any direct or indirect parent company thereof);

provided that, to the extent any Investment under this Section 10.04 constitutes an intercompany loan or other intercompany Indebtedness owing from a non-Loan Party to a Loan Party and with a value in excess of $7,500,000, such loan or other Indebtedness shall be documented by a promissory note and pledged to the Administrative Agent for the benefit of the Secured Parties in accordance with the applicable Security Documents.
For purposes of determining compliance with this Section 10.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 10.04(a) through (aa) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 10.04(a) through (aa), the Lead Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 10.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Investments described in Schedule 10.04 shall be deemed outstanding under Section 10.04(b) or Section 10.04(h), as applicable.
Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Permitted Investments shall be the Fair Market Value thereof valued at the time of the making thereof (without giving effect to any subsequent increases or decreases (including, without limitation, write-downs or write-offs) thereof) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Section 10.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person (including, in each case, pursuant to a Delaware LLC Division), except that this Section 10.05 shall not prohibit:
(a)    (i)    the purchase and Disposition by the Lead Borrower or any Subsidiary of inventory, products, equipment, services or accounts receivable in the ordinary course of business or consistent with past practice,
(ii)    the disposition of a business not comprising the disposition of an entire line of business,
(iii)    the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Lead Borrower or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Lead Borrower),

(iv)    the Disposition by the Lead Borrower or any Subsidiary of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or consistent with past practice, or
(v)    the Disposition of Permitted Investments in the ordinary course of business;
(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom,
(i)    the merger, amalgamation or consolidation of any Subsidiary with or into the Lead Borrower or any other Borrower in a transaction in which the Lead Borrower or such Borrower is the survivor,
(ii)    the merger, amalgamation or consolidation of any Subsidiary (other than a Borrower) with or into any Guarantor in a transaction in which the surviving, continuing or resulting entity is or becomes a Guarantor, and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Guarantor receives any consideration (unless otherwise permitted by Section 10.04),
(iii)    the merger, amalgamation or consolidation of any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor,
(iv)    the solvent liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if (x) the Lead Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Lead Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 9.01(a),
(v)    the merger, amalgamation or consolidation of any Subsidiary (other than a Borrower) with any other person in order to effect an Investment permitted pursuant to Section 10.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 10.04 (other than Section 10.04(m)(ii))), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 9.10, or
(vi)    any Subsidiary (other than a Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 10.05;
(c)    Dispositions to the Lead Borrower, a Borrower or a Subsidiary; provided that any Dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this clause (c) shall be made in compliance with Section 10.04 (other than Section 10.04(aa));
(d)    licenses, sublicenses, or covenants not to sue by the Lead Borrower or any Subsidiary of or under Intellectual Property or software or other technology in the ordinary course of business or otherwise not interfering in any material respect with the business of the Lead Borrower and its Subsidiaries, taken as a whole;

(e)    Investments permitted by Section 10.04 (other than Section 10.04(m)(ii)), Permitted Liens, and Restricted Payments permitted by Section 10.06;
(f)    the discount, forgiveness or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(g)    other Dispositions of assets (including in connection with sale leaseback transactions); provided that any such Dispositions shall comply with the final sentence of this Section 10.05;
(h)    Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided that, following any such merger, consolidation or amalgamation involving any Borrower, such Borrower is the surviving entity or the requirements of Section 10.05(n) are otherwise complied with;
(i)    leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;
(j)    Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Lead Borrower and its Subsidiaries determined in good faith by the management of the Lead Borrower to be no longer economically practicable or commercially reasonable to maintain or useful or necessary in the operation of the business of the Lead Borrower or any of the Subsidiaries;
(k)    Dispositions pursuant to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $7,500,000;
(l)    the purchase and Disposition (including by capital contribution) of Securitization Assets and Permitted Receivables Facility Assets, in each case, by Securitization Entities, Receivables Entities and/or Permitted Receivables Jurisdiction Subsidiaries, or participations therein, including pursuant to Qualified Securitization Transactions or Qualified Receivables Facilities;
(m)    any exchange or swap of assets (other than cash and Permitted Investments) for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Lead Borrower and the Subsidiaries as a whole, determined in good faith by the management of the Lead Borrower;
(n)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into any Borrower, provided that (A) such Borrower shall be the surviving entity (it being understood and agreed that the Lead Borrower shall be the surviving entity of any merger, amalgamation or consolidation of the Lead Borrower with another Borrower) or (B) if the surviving entity is not the applicable Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the jurisdiction of the applicable Borrower, (2) the Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto and, in the case of any Security Document, by executing and/or delivering any additional required documents, in each case in a form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3) above, (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) above, (6) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel and (7) to the extent requested by the Administrative Agent or a Lender (as requested through the Administrative Agent), the Administrative Agent and any such Lender shall have received at least three (3) Business Days prior to the consummation of such merger, amalgamation or consolidation all documentation and other information required with respect to the Successor Borrower by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, the AML Legislation and the Beneficial Ownership Regulation (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement);
(o)    any conversion of a Loan Party from a corporation to a limited liability company, or from a limited liability company to a corporation, or other change in corporate formation;
(p)    any surrender, termination or waiver of contract rights or settlement, release, waiver of, recovery on or surrender of contract, tort or other claims of any kind;
(q)    any solvent liquidation or dissolution of a Subsidiary of the Lead Borrower, provided that such Subsidiary’s direct parent is also either the Lead Borrower or a Subsidiary and immediately becomes the owner of such Subsidiary’s assets;
(r)    any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Lead Borrower or any of its Subsidiaries after the Closing Date, including sale leaseback transactions and Securitization Transactions permitted by this Agreement;
(s)    any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(t)    the sale, transfer, termination or other disposition in connection with Hedging Agreements incurred in compliance with this Agreement or the partial or total unwinding of obligations in respect of any Bank Product Debt in compliance with this Agreement;
(u)    sales of assets received by the Lead Borrower or any Subsidiary upon the foreclosure on a Lien;
(v)    dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, and dispositions of property subject to casualty events (including, without limitation, resulting from any involuntary loss or damage to or destruction of any property or assets of the Lead Borrower or any Subsidiary;
(w)    the termination of leases and subleases in the ordinary course of business;

(x)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;
(y)    dispositions of assets or Investments (including Equity Interests) in connection with the establishment, operation or termination of joint ventures to the extent required by, or made pursuant to (including customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in) joint venture arrangements and similar binding arrangements;
(z)    any exchange of assets for other assets used in the business of the Lead Borrower or any Subsidiary (including a combination of such assets and a de minimis amount of cash or Permitted Investments) of comparable or greater market value than the assets exchanged, as determined in good faith by the Lead Borrower, which exchange occurs within ninety (90) days of the transfer of such assets;
(aa)    any sale leaseback transaction of (i) any property acquired or built after the Closing Date or (ii) any Real Property; provided that, in the case of each of subclauses (i) and (ii) of this clause (aa), such sale is for at least Fair Market Value;
(bb)    the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Lead Borrower or any of Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;
(cc)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within ninety (90) days of such disposition or (ii) the proceeds of such disposition are applied within ninety (90) days of such disposition to the purchase price of such replacement property (which replacement property is purchased within ninety (90) days of such disposition); and
(dd)    any Disposition of any Investment acquired by virtue of any Bail-in Action with respect to any Lender (or any direct or indirect parent company thereof);
provided that, in each case, if (i) (x) any such disposition involves assets that accounted for more than 5% of the Aggregate Borrowing Base immediately prior to such disposition and (y) any Revolving Loans are outstanding at such time, (ii) any such disposition results in a Borrower ceasing to be a Subsidiary, as a condition to such disposition or (iii) any such disposition is made in reliance on Section 10.05(aa) and involves Real Property included in the U.S. Borrowing Base, an updated Borrowing Base certificate shall be delivered to the Administrative Agent recalculating the applicable Borrowing Bases after giving effect to such disposition.
Notwithstanding anything to the contrary contained in Section 10.05 above, no Disposition of assets under Section 10.05(g) shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments.
Notwithstanding anything to the contrary contained in Section 10.05 above, no Disposition of Accounts of a Loan Party in connection with a Qualified Securitization Transaction or Qualified Receivables Facility shall be permitted unless at least 100% of the proceeds of such Disposition consists of cash and Permitted Investments.
Section 10.06    Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions), (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Lead Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) or (iii) make any Junior Debt Restricted Payment, (all of the foregoing, “Restricted Payments”); provided, however, that:
(a)    Restricted Payments may be made by any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Lead Borrower or the Subsidiary which is the parent of such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);
(b)    [reserved];
(c)    any person may (i) make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests or (ii) withhold a portion of Equity Interests issued upon any such exercise to cover any withholding tax obligations in respect of such issuance;
(d)    any Restricted Payment so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied;
(e)    Restricted Payments made in connection with the Transactions;
(f)    Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Equity Interests or Indebtedness convertible into, or exchangeable for, Equity Interests or (iii) stock dividends, splits or combinations or business combinations;
(g)    other Restricted Payments may be made in an aggregate amount not to exceed during the term of this Agreement the greater of $15,000,000 and 1.0% of Consolidated Total Assets when made;
(h)    Restricted Payments in an aggregate amount not to exceed $7,500,000 in any fiscal quarter, so long as Aggregate Availability on a pro forma basis immediately after giving effect to any such Restricted Payment is at least equal to the greater of 10.0% of the Line Cap and $40,000,000;
(i)    [reserved];
(j)    [reserved];
(k)    the Lead Borrower or any Subsidiary thereof may (i) pay any premium or other amount in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction and (ii) make any Restricted Payments and/or payments or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction (including making payments and/or deliveries due upon exercise and settlement or termination thereof);
(l)    any Subsidiary may declare and pay regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of the Lead Borrower or any of its Subsidiaries issued not in violation of Section 10.01; and
(m)    any person may make (i) purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees and (ii) purchases of Receivables Assets in connection with a Qualified Receivables Facility and distributions or payments of other payments associated therewith.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 10.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, retirement defeasance or other payment within sixty (60) days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 10.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).
Section 10.07    Transactions with Affiliates.
(a)    Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Lead Borrower, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $20,000,000 unless the terms of such transaction are substantially no less favorable to the Lead Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined, in the case of any transaction (or series of related transactions) involving aggregate consideration in excess of $25,000,000, by the Board of Directors of the Lead Borrower or such Subsidiary in good faith.
(b)    The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,
(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Lead Borrower or any Subsidiary, as appropriate,
(ii)    transactions with a person (other than an Unrestricted Subsidiary) that is an Affiliate of the Lead Borrower solely because the Lead Borrower owns, directly or through a Subsidiary, an Equity Interest in, or controls, such person,
(iii)    transactions among the Lead Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Lead Borrower or a Subsidiary is the surviving entity),
(iv)    the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Lead Borrower and the Subsidiaries in the ordinary course of business,
(v)    (A) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and (B) permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 10.07, and, in each case, any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not more disadvantageous to the Lenders when taken as a whole in any material respect than the original agreement as in effect on the Closing Date (as determined by the Lead Borrower in good faith),
(vi)    (A) any employment agreement, consulting agreement, severance agreement, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by the Lead Borrower or any of the Subsidiaries in the ordinary course of business and any payments pursuant thereto, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)    Restricted Payments permitted under Section 10.06 and Investments permitted under Section 10.04,
(viii)    transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice,
(ix)    any transaction in respect of which the Lead Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Lead Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Lead Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Lead Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Lead Borrower or such Subsidiary, as applicable, from a financial point of view,
(x)    payments to or the receipts of payments from, and entry into and the consummation of transactions with joint ventures entered into in the ordinary course of business,
(xi)    solely with respect to any Securitization Entities, Receivables Entities and/or Permitted Receivables Jurisdiction Subsidiaries, (A) transactions pursuant to any Qualified Receivables Facility and (B) customary transactions with a Securitization Entity effected as part of a Qualified Securitization Transaction, including in respect of Standard Securitization Undertakings, any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Transaction and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation,
(xii)    transactions between the Lead Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Lead Borrower; provided, however, that (A) such director abstains from voting as a director of the Lead Borrower on any matter involving such other person and (B) such person is not an Affiliate of the Lead Borrower for any reason other than such director’s acting in such capacity,
(xiii)    transactions permitted by, and complying with, the provisions of Section 10.05 (other than Section 10.05(m)),
(xiv)    intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Lead Borrower) for the purpose of improving the consolidated Tax efficiency of the Lead Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein; provided that any such transaction does not materially decrease the value of any interest of any Secured Party in the Guarantees or Collateral,
(xv)    payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) made in the ordinary course of business or approved by a majority of the Disinterested Directors of the Lead Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,
(xvi)    transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to the Lead Borrower or the Subsidiaries,
(xvii)    any issuance of Qualified Equity Interests of the Lead Borrower to Affiliates of the Lead Borrower,
(xviii)    sales of Equity Interests of the Lead Borrower to Affiliates of the Lead Borrower or any Subsidiary not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith,
(xix)    transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of the Lead Borrower,
(xx)    any contributions to the common equity capital of the Lead Borrower or any Subsidiary,
(xxi)    pledges of Equity Interests of Unrestricted Subsidiaries, and
(xxii)    any purchases by the Lead Borrower’s Affiliates of Indebtedness or Disqualified Stock of the Lead Borrower or any Subsidiary the majority of which Indebtedness or Disqualified Stock is purchased by persons who are not the Lead Borrower’s Affiliates; provided that such purchases by the Lead Borrower’s Affiliates are on the same terms as such purchases by such persons who are not the Lead Borrower’s Affiliates.
Section 10.08    Business of the Lead Borrower and the Subsidiaries; Etc. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date and/or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities. For the avoidance of doubt, any Disposition that does not conflict with this Agreement, or that is otherwise approved in accordance with the terms of this Agreement, shall not be deemed to conflict with this Section 10.08.
Section 10.09    Restrictions on Subsidiary Distributions and Negative Pledge Clauses Permit the Lead Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the Lead Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by any Borrower or any Guarantor pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(a)    restrictions imposed by applicable law rule, regulation, order or other requirement;
(b)    contractual encumbrances or restrictions (i) in effect on the Closing Date under Indebtedness existing on the Closing Date, (ii) contained in the indentures governing the Senior Notes or (iii) contained in any Indebtedness outstanding pursuant to Section 10.01(z), or, in each case, any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness (subject to the limitations set forth in clause (f) below) (provided that, in each case, such documentation shall permit the Liens on Collateral granted pursuant to the Loan Documents);
(c)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(d)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(e)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;
(f)    any restrictions imposed by any agreement relating to Indebtedness permitted to be incurred under Section 10.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions either (i) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement, or, in the case of Permitted Refinancing Indebtedness, the Indebtedness being refinanced, or (ii) are not materially more disadvantageous to the Lenders than is customary in comparable financings (in each case, as determined in good faith by the Lead Borrower, and in the case of clause (ii), either (x) the Lead Borrower determines in good faith that such encumbrance or restriction will not affect the Borrower’s ability to make principal or interest payments on the Loan Obligations or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness);
(g)    customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;
(h)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(i)    customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;
(j)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 10.05 pending the consummation of such sale, transfer, lease or other disposition;
(k)    Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.09;
(l)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Lead Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Lead Borrower and its Subsidiaries to meet their ongoing obligations;
(m)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;
(n)    restrictions in agreements representing Indebtedness permitted under Section 10.01 of a Subsidiary that is not a Guarantor that apply only to such Subsidiary and its Subsidiaries that are not Guarantors;
(o)    customary restrictions contained in contracts, leases, subleases, licenses, sublicenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(p)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(q)    restrictions created in connection with any Qualified Securitization Transaction or restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;
(r)    [reserved];
(s)    any encumbrances or restrictions of the type referred to in Section 10.09(A) above imposed by any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Lead Borrower in good faith, will not materially adversely affect the Borrowers’ ability to make payments on the Loans;
(t)    customary restrictions imposed in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations on the property purchased or leased relating to the sale, lease or transfer of such property;
(u)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with an Investment permitted hereunder), which limitation is applicable only to the assets that are the subject of such agreements;
(v)    restrictions imposed in connection with any Investment permitted under Section 10.04;
(w)    in the case of the redesignation of an Unrestricted Subsidiary as a Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Lead Borrower or a Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Lead Borrower or a Subsidiary, restrictions imposed under any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation of such redesignation, merger, amalgamation, consolidation or transfer); and
(x)    any encumbrances or restrictions of the type referred to in clause 10.09(A) or (B) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (w) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Lead Borrower, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement
Section 10.10    Financial Covenant. On any date when Aggregate Availability is less than the greater of (a) 12.5% of the Line Cap and (b) $50,000,000 (the “FCCR Test Amount”), have a Consolidated Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis, of less than 1.0 to 1.0, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Lead Borrower was required to deliver Financial Statements, and at the end of each succeeding fiscal quarter thereafter until the date on which Aggregate Availability has exceeded the FCCR Test Amount for thirty (30) consecutive days.
Section 10.11    Fiscal Quarter and/or Fiscal Year. In the case of the Lead Borrower, permit any change to its fiscal quarter and/or fiscal year; provided that the Lead Borrower and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as the Lead Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Lead Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

ARTICLE 11	EVENTS OF DEFAULT
Section 11.01    Events of Default. In case of the happening of (each, an “Event of Default”) on and after the Closing Date, any of the following events:
(a)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;
(b)    default shall be made in the payment of any principal of any Loan, any North American LC Disbursement or any Swiss LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
(d)    (x) default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in Section 9.01(a) (solely with respect to the Lead Borrower and the other Borrowers), 9.05(a), 9.08, 9.18(c)-(g) or in Article 10 or (y) the Borrowers shall fail to deliver a Borrowing Base Certificate required to be delivered under this Agreement within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered (other than from and after the date on which Aggregate Availability is less than the greater of 15% of the Line Cap and $60,000,000 for five (5) consecutive Business Days and until such subsequent date, if any, on which Aggregate Availability equals or exceeds such threshold for thirty (30) consecutive calendar days, in which case such period shall be three (3) Business Days);
(e)    default shall be made in the due observance or performance by any of the Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Lead Borrower and (y) any Borrower’s actual knowledge of such default;
(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness; provided further that this clause (f) shall not apply to, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, Equity Interests (other than Disqualified Stock) of the Lead Borrower or a combination thereof (in each case to the extent permitted hereunder); provided further that, notwithstanding the foregoing, none of the following events shall constitute an Event of Default under this clause (f) unless such event results in the acceleration of other Material Indebtedness of the Lead Borrower or any Subsidiary: (i) any secured Indebtedness becoming due as a result of a casualty or similar event, (ii) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, in each case pursuant to Indebtedness of an acquired business), (v) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements and (vi) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of the Lead Borrower or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction;
(g)    there shall have occurred a Change of Control;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Lead Borrower, any other Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Lead Borrower, any other Borrower or any Material Subsidiary, under the Bankruptcy Code, or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership, administration or any other Debtor Relief Law, (ii) the appointment of a receiver, interim receiver, trustee, monitor, custodian, sequestrator, conservator, examiner, liquidator, administrator, Controller, receiver manager or similar official for or to the Lead Borrower, any other Borrower or any of the Material Subsidiaries for or to a substantial part of the property or assets of the Lead Borrower, any other Borrower or any of the Material Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement, administration, examinership, receivership or other relief in respect of the Lead Borrower, any other Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and, in the case of any Borrower or any Material Subsidiary such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    (x) the Lead Borrower, any other Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership, administration, arrangement or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, monitor, custodian, sequestrator, conservator, examiner, liquidator, administrator or similar official for the Lead Borrower, any other Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Lead Borrower, any other Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due or (y) without prejudice to any other provisions of this Article 11, any of the following occurs in respect of any Swiss Borrower: the occurrence of any event or procedure in relation to such Swiss Borrower which is analogous to those listed in the clauses (f), (h), (i) and (j) of this Section 11.01 above including, inter alia “Zahlungsunfähigkeit” (inability to pay its debts), “Zahlungseinstellung” (suspending making payments), or, provided that no subordination (Rangrücktritt) within the meaning of article 725 of the Swiss Code of Obligations in an amount sufficient to cover the respective shortfall (Unterdeckung) is put in place, “Überschuldung” within the meaning of art. 725 and art. 820 para. 1 of the Swiss Federal Code of Obligations (CO) (over-indebtedness, i.e. liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725a and art. 820 para. 1 CO, “Konkurseröffnung und Konkurs” (declaration of bankruptcy and bankruptcy), “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), proceedings regarding “Fälligkeitsaufschub” (postponement of maturity), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725a or art. 820 para. 2 CO, notification of the judge of a capital loss or over-indebtedness under these provisions and “Auflösung / Liquidation” (dissolution/liquidation);

(j)    any Australian Loan Party (A) is (or has stated that it is) insolvent under administration or insolvent (each as defined in the Australian Corporations Act); (B) is in liquidation, in provisional liquidation, under administration or wound up or has had a controller (as defined in the Australian Corporations Act) appointed to its property; (C) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Administrative Agent); (D) has had an application or order made or resolution passed, in each case in connection with that person, which is preparatory to or could result in any of clauses (A), (B) or (C) above (and in the case of an application or similar action, it is not stayed, withdrawn or dismissed within 21 days); (E) is taken (under section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand; (F) is the subject of an event described in section 459C(2)(b) or section 585 of the Australian Corporations Act (or it makes a statement from which the Administrative Agent reasonably deduces it is so subject); or (G) is otherwise unable to pay its debts generally when they fall due;
(k)    the failure by the Lead Borrower, any other Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $50,000,000, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Lead Borrower, any other Borrower or any Material Subsidiary to enforce any such judgment; provided, however, that any such judgment shall not be included in the calculation of the aggregate amount of judgments under this clause (k) if and for so long as (A) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment;
(l)    (i) an ERISA Event shall have occurred, (ii) the PBGC or other Governmental Authority shall have instituted proceedings (including giving notice of intent thereof) to terminate any Plan or Plans or (iii) the Lead Borrower, any other Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA; and in the case of each of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(m)    (i) any Loan Document, including any subordination provision therein, shall for any reason cease to be (or be asserted in writing by any Borrower or any Guarantor to not be) a legal, valid and binding obligation of any Loan Party party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby (other than in accordance with the terms of the applicable Loan Documents), except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof other than Specified Foreign Laws, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Initial U.S. Security Agreement or to file Uniform Commercial Code continuation statements or to make any other similar filings (provided that the Loan Parties have provided any cooperation, documentation or other assistance reasonably requested on reasonable notice by the Collateral Agent and/or Administrative Agent to enable the Collateral Agent to make any such filings by the applicable deadline), and in any case so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party, or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided that no Event of Default shall occur under this Section 11.01(m) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;
then, and in every such event (other than an event with respect to the Lead Borrower or any other Borrower described in clause (h), (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times: (i) terminate, reduce or condition any of the Commitments or make any adjustment to any Borrowing Base, (ii) declare the Loans then outstanding and all other Obligations to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees (including, for the avoidance of doubt, any break funding payments) and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) require the Loan Parties to Cash Collateralize the LC Obligations, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 7.01 are satisfied); and in any event with respect to the Lead Borrower and the other Borrowers described in clause (h), (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees (including, for the avoidance of doubt, any break funding payments) and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
In addition to any other rights and remedies granted to the Administrative Agent and the Secured Parties in the Loan Documents, following the occurrence and continuation of an Event of Default, the Collateral Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code, the Canadian PPSA, the Australian PPSA or any other applicable law. Without limiting the generality of the foregoing, following the occurrence and continuation of an Event of Default, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Guarantor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, subject to applicable laws and conditions provided by the relevant Security Documents, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Guarantor of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, and/or may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Guarantor, which right or equity is hereby waived and released. The Administrative Agent or Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Article 11, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Guarantor. To the extent permitted by applicable law, each Guarantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, except abuse of right and fraud. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
Section 11.02    Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above):
(a)    any amounts received on account of the Obligations (other than proceeds of the Collateral) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied ratably by the Administrative Agent, separately in respect of each Facility, in the following order:
First, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization, if any, including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;
Second, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations);
Third, to interest then due and payable on the Swingline Loans;
Fourth, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full and the principal balance of Protective Advances outstanding until paid in full;
Fifth, to interest then due and payable on Revolving Loans and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Seventh, to the principal balance of Revolving Borrowings then outstanding and all Obligations on account of Noticed Hedges with Secured Parties, pro rata;
Eighth, to all other Obligations pro rata; and
Ninth, the balance, if any, as required by any Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Eighth of this Section 11.02(a), the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02(a) is subject to the provisions of each Intercreditor Agreement (if any).
(b)    any proceeds of U.S. Collateral received by the Administrative Agent shall be applied ratably in the following order:
First, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.S. Borrowers;
Second, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations or the Guarantee by the U.S. Borrowers of the Foreign Loan Parties) due from the U.S. Borrowers;
Third, to interest then due and payable on the Swingline Loans made to the U.S. Borrowers;
Fourth, to the principal balance of the Swingline Loans outstanding and made to the U.S. Borrowers until the same has been prepaid in full and the principal balance of the North American Protective Advances outstanding until the same has been prepaid in full;
Fifth, to interest then due and payable on Revolving Loans made to the U.S. Borrowers under the North American Revolving Facility and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Sixth, to Cash Collateralize all North American LC Exposures in respect of the U.S. Borrowers (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Seventh, to the principal balance of Revolving Borrowings made to the U.S. Borrowers under the North American Revolving Facility then outstanding and all Obligations of the U.S. Borrowers on account of Noticed Hedges with Secured Parties, pro rata;
Eighth, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Foreign Loan Parties;
Ninth, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations) due from the Foreign Loan Parties;
Tenth, to interest then due and payable on the Swingline Loans made to the Swiss Borrower;
Eleventh, to the principal balance of the Swingline Loans made to the Swiss Borrower outstanding until the same has been prepaid in full and the principal balance of Protective Advances under the Swiss Revolving Facility outstanding until the same has been prepaid in full;
Twelfth, to interest then due and payable on Revolving Loans made to the Swiss Borrower and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Thirteenth, to Cash Collateralize all LC Exposures in respect of the Swiss Borrower (in each case, to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Fourteenth, to the principal balance of Revolving Borrowings made to the Swiss Borrower then outstanding and all Obligations of the Foreign Loan Parties on account of Noticed Hedges with Secured Parties, pro rata;
Fifteenth, to all other Obligations pro rata; and
Sixteenth, the balance, if any, as required by any Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Fourteenth of this Section 11.02(b), the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02(b) is subject to the provisions of each Intercreditor Agreement (if any). Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.
(c)    any proceeds of Foreign Collateral received by the Administrative Agent shall be applied ratably in the following order:
First, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Foreign Loan Parties;
Second, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations) due from the Foreign Loan Parties;
Third, to interest then due and payable on the Swingline Loans made to the Swiss Borrower;
Fourth, to the principal balance of the Swingline Loans outstanding and made to the Swiss Borrower until the same has been prepaid in full and the principal balance of Protective Advances under the Swiss Revolving Facility outstanding until the same has been prepaid in full;
Fifth, to interest then due and payable on Revolving Loans made to the Swiss Borrower and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Sixth, to Cash Collateralize all LC Exposures in respect of the Swiss Borrower (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Seventh, to the principal balance of Revolving Borrowings made to the Swiss Borrower then outstanding and all Obligations of the Foreign Loan Parties on account of Noticed Hedges with Secured Parties, pro rata;
Eighth, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.S. Loan Parties;
Ninth, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations or the Guarantee by the U.S. Loan Parties of the Obligations of the Foreign Loan Parties) due from the U.S. Loan Parties;
Tenth, to the principal balance of any Protective Advances outstanding until the same has been prepaid in full;
Eleventh, to interest then due and payable on Revolving Loans made to the U.S. Borrowers and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Twelfth, to Cash Collateralize all LC Exposures in respect of the U.S. Borrowers (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Thirteenth, to the principal balance of Revolving Borrowings made to the U.S. Borrowers then outstanding and all Obligations of the U.S. Borrowers on account of Noticed Hedges with Secured Parties, pro rata;
Fourteenth, to all other Obligations pro rata; and
Fifteenth, the balance, if any, as required by any Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Fourteenth of this Section 11.02(c), the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02(c) is subject to the provisions of each Intercreditor Agreement (if any). Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE 12	THE ADMINISTRATIVE AGENT
Section 12.01    Appointment and Authorization.
(a)    Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and neither the Lead Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. At the request of the Administrative Agent, a Lender that cannot authorize or empower, or has not authorized or empowered, the Administrative Agent to act on its behalf, irrevocably undertakes before the Administrative Agent and the other Lenders, to appear and execute with the Administrative Agent to enable the Administrative Agent to exercise any right, power, authority or discretion vested in it as Administrative Agent pursuant to this Agreement and to execute any document or instrument.
(b)    Each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as Secured Bank Product Provider) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent and, to the extent relevant, security trustee of such Lender hereunder and under the other Loan Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Loan Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, it being understood that the provisions of this Article 12 apply to the Collateral Agent in its capacity as such and references to Administrative Agent in the rest of this Article 12 shall be interpreted accordingly to include references to the Collateral Agent (including in the Collateral Agent’s capacity as trustee of any trust under the Security Documents). The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 12 and Article 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” or “security trustee” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and/or the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Without limiting any other rights of the Collateral Agent under this Agreement or any other Loan Documents, in relation to the Swiss Security Documents the following shall apply:
(i)    the Collateral Agent holds:
(1)    any security constituted by such Swiss Security Document (but only in relation to an assignment or any other non-accessory (nicht akzessorische) security);
(2)    the benefit of this paragraph (i); and
(3)    any proceeds of such security;
as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such security in accordance with the Loan Documents and the respective Swiss Security Document;
(ii)    each present and future Secured Party hereby authorises the Collateral Agent:
(1)    acting for itself and in the name and for the account of such Secured Party to accept as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security made or expressed to be made to such Secured Party in relation to the Swiss Security Documents, to hold, administer and, if necessary, enforce any such security on behalf of each relevant Secured Party which has the benefit of such security;
(2)    to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Document which creates a pledge or any other Swiss law accessory (akzessorische) security;
(3)    to effect as its direct representative (direkter Stellvertreter) any release of a security interest created under a Swiss Security Document in accordance with the Intercreditor Agreement (if any) and this Agreement; and
(4)    to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Collateral Agent hereunder, under the Intercreditor Agreement (if any) or under the relevant Swiss Security Document;
(iii)    the Collateral Agent, when acting in its capacity as creditor of each Parallel Debt Obligation holds:
(1)    any Swiss law pledge or any other Swiss law accessory (akzessorische) security;
(2)    any proceeds of such security; and
(3)    the benefit of this paragraph and of the Parallel Debt,
as creditor in its own right but for the benefit of the Secured Parties in accordance with this Agreement.
(c)    The Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement and any arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such Intercreditor Agreement or arrangement or supplemented thereto shall be binding upon the Lenders.
Section 12.02    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 12.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 11 and Section 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Lead Borrower or a Lender;
(e)    shall not be required to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(f)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Borrowers, any subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Spot Rate or Dollar Equivalent; and
(g)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 12.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the

Borrowers), independent accountants and other experts selected by it, and shall not be liable, in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in selecting such counsel, accountants or other experts, for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 12.05    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, the Co-Syndication Agents or the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 12.06    Non-reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Co-Syndication Agent, the Documentation Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Co-Syndication Agent, the Documentation Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 12.07    Indemnification by the Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or the Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent) in connection with such capacity; provided further that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.01.
Section 12.08    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Lead Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 12.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Article 6 and Section 13.01) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, examiner, sequestrator, judicial manager, or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 6 and Section 13.01.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any other Debtor Relief Laws or similar laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.04 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 12.10    Resignation of the Agents.
(a)    The Administrative Agent (including as Collateral Agent) and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01(b), (c), (h), (i) or (j)), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or, in the case of a Collateral Agent, such other third party providing agency services as may be acceptable to the Required Lenders and consented to by the Lead Borrower (other than during the existence of an Event of Default under Section 11.01(b), (c), (h), (i) or (j)); provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Disqualified Institution. If
no such successor shall have been so appointed by the Required Lenders (and consented to by the Lead Borrower, to the extent so required) and shall have accepted such appointment within thirty (30) days after such retiring Agent gives notice of its resignation, then such retiring Agent may, with the Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01(b), (c), (h), (i) or (j)), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such retiring Agent on behalf of the Lenders under any of the Loan Documents, then such retiring Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Parties’ security interest thereon until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of the Lead Borrower, to the extent so required) appoint a successor Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment hereunder (which, in the case of any third party providing services as a Collateral Agent hereunder may require the entry into such customary documentation reasonably satisfactory to the Lead Borrower as such third party provider shall require, including without limitation in certain jurisdictions a security trust deed or similar arrangement), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Agent, and such retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After such retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Agent was acting as an Agent hereunder.
(b)    Any resignation by JPMCB as administrative agent pursuant to this Section 12.10 shall also constitute its resignation as lender of the Swingline Loans to the extent that JPMCB is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swingline Loans and (ii) the retiring lender of the Swingline Loans shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.
Section 12.11    Collateral Matters and Guarantee Matters. The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 13.18 or if approved, authorized or ratified in accordance with Section 13.12. The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, (x) enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any of Section 10.02(i) or (ll) (solely as it relates to clause (i) of Section 10.02) (and in accordance with the relevant requirements thereof) and (y) enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any of Sections 10.02(c), (qq) and/or (ll) (solely as it relates to clause (c) or (qq) of Section 10.02) (and in accordance with the relevant requirements thereof) (any of the foregoing under clause (x) or this clause (y), an “Intercreditor Agreement”). The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Lead Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and each other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i) or (z) of Section 10.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Lead Borrower; provided that, prior to any such request, the Lead Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 10.09. The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 12.12    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice substantially in the form of Exhibit D to the Administrative Agent of such agreement, agrees to be bound by this Article 12. Each such Secured Bank Product Provider shall indemnify and hold harmless the Administrative Agent and the Collateral Agent, to the extent not reimbursed by the Loan Parties, against all claims that may be incurred by or asserted against the Administrative Agent and the Collateral Agent in connection with such provider’s Secured Bank Product Obligations.
Section 12.13    Withholding Taxes. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 12.13. For purposes of this Section 12.13, the term “Lender” shall include any Issuing Bank and the Swingline Lender. This Section 12.13 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
Section 12.14    Australian Security Trust Deed. Each Secured Party hereby:

(a)	acknowledges that they are aware of, and consent to, the terms of the Australian Security Trust Deed;

(b)	agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (as that term is defined in the Australian Security Trust Deed);

(c)
acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement;

(d)
without limiting the general application of paragraph (a) above, acknowledges and agrees as specified in clause 5.12 (Independent decisions by Beneficiaries) of the Australian Security Trust Deed and provides the indemnities as specified in clause 10.3 (Indemnity by Beneficiaries) of the Australian Security Trust Deed; and

(e)
without limiting the general application of paragraph (a) above, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (as defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.

This clause is executed as a deed poll in favor of the Australian Security Trustee and each Beneficiary (as defined in the Australian Security Trust Deed) from time to time.
Section 12.15    Parallel Debt Undertaking.
(a)    In order to ensure the continuing validity and enforceability of the Liens expressed to be created under the Security Documents governed by Dutch law, each Loan Party hereby irrevocably and unconditionally undertakes (the resulting liabilities and obligations under that undertaking in respect of any amount, a “Parallel Debt Obligation” and in respect of all of them, the “Parallel Debt Obligations”) to pay to the Collateral Agent amounts equal to, and in the currency of, all amounts from time to time due and payable by any Loan Party to any Secured Party under the Secured Obligations as and when the same fall due for payment under the Secured Obligations.
(b)    Each Parallel Debt Obligation shall be separate from and independent of the corresponding Secured Obligation, so that the Collateral Agent will have its own independent right to demand payment of the Parallel Debt Obligation.
(c)    The Parallel Debt Obligations shall be owed to the Collateral Agent in its own name and not as agent or representative of the Secured Parties.
(d)    Other than as set out in paragraph (e) below, the Parallel Debt Obligations shall not limit or affect the existence of the Secured Obligations, for which the Secured Parties shall have an independent right to demand performance.
(e)    The rights of the Secured Parties to receive payment of the Secured Obligations are several from the rights of the Collateral Agent to receive payment of the Parallel Debt Obligations, provided that:
(i)    payment by a Loan Party of its Parallel Debt Obligations in accordance with this Section 12.15 shall to the same extent decrease and discharge the corresponding Secured Obligations owing to the Secured Parties; and
(ii)    payment by a Loan Party of its Secured Obligations in accordance with the Secured Obligations shall to the same extent decrease and discharge the corresponding Parallel Debt Obligations.
Section 12.16    [reserved].
Section 12.17    [reserved].
Section 12.18    Certain ERISA Matters. (g) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(h)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger, any Co-Syndication Agent, the Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(i)    The Administrative Agent, each Lead Arranger, each Co-Syndication Agent and the Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 13	MISCELLANEOUS
Section 13.01    Payment of Expenses, Etc.
(a)    The Loan Parties hereby jointly and severally agree, from and after the Closing Date, to: (i) pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the Agents and Issuing Banks (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and Issuing Banks and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement and any registration fees; (ii) pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the Agents, each Lender and each Issuing Bank (including court clerk fees (even if their intervention is not mandatory), court costs and any sworn translation costs and together with any applicable VAT) in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents, Lenders and Issuing Banks to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs the Lead Borrower of such conflict, of a single additional firm of counsel and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), in each case for all similarly situated affected Indemnified Persons); and (iii) indemnify each Agent and each Lender, each Issuing Bank and their respective Affiliates, and the officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party) related to the entering into and/or performance of this Agreement or any other Loan Document, the issuance of any Letter of Credit or the proceeds of any Loans or Letters of Credit hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (b) the actual or alleged presence of Hazardous Materials in the Environment relating in any way to any Real Property owned, leased or operated, at any time, by the Lead Borrower or any of its subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by the Lead Borrower or any of its subsidiaries at any location, whether or not owned, leased or operated by the Lead Borrower or any of its subsidiaries; the non-compliance by the Lead Borrower or any of its subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against the Lead Borrower, any of its subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by the Lead Borrower or any of its subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Loan Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Lead Borrower or Guarantors or any of their respective affiliates and is brought by an Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Bank or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Loan Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
(b)    No Agent or any Indemnified Person shall be responsible or liable to any Loan Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Loan Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.
(c)    No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of any Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of any Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Loan Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Loan Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).
(d)    This Section 13.01 shall not apply to any Taxes (other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim).
Section 13.02    Right of Set-off.

(a)    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Lead Borrower or any of its subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, such Issuing Bank or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The Administrative Agent, each Lender and each Issuing Bank agrees to notify the Lead Borrower and the Administrative Agent promptly after the exercise of such set-off rights; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)    NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO ISSUING BANK OR LENDER SHALL EXERCISE A RIGHT OF SET-OFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SET-OFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY ISSUING BANK OR ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH ISSUING BANK, EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.
Section 13.03    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and emailed: if to any Loan Party, at its address specified on Schedule 13.03; if to any Lender, at its address specified on Schedule 13.03 or in writing to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent. Each of the Administrative Agent and the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided further that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
Section 13.04    Benefit of Agreement; Assignments; Participations, Etc.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Lead Borrower; provided that the Lead Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01(b), (c), (h), (i) or (j), any other Eligible Transferee (it being understood that, in the event of any assignment made without the Lead Borrower’s consent, the assigning Lender shall provide written notice thereof to the Lead Borrower prior to, or promptly after, such assignment);

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    each applicable Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment from a Lender to its Affiliate; and
(D)    the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment from a Lender to its Affiliate.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Lead Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Lead Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01(b), (c), (h), (i) or (j);
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans of a single class, other than as set forth in clause (C) below;
(C)    [reserved];
(D)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with the payment by the assignee of a processing and recordation fee of $3,500;
(E)    [reserved];
(F)    the assignee shall not be any Disqualified Institution (but solely to the extent the DQ List has been made available to the assigning Lender pursuant to Section 13.04(d));
(G)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(H)    notwithstanding anything to the contrary in this Section 13.04 or elsewhere in this Agreement, the consent of each Swiss Borrower shall, so long as no Event of Default has occurred and is continuing, be required (such consent not to be unreasonably withheld or delayed) for an assignment or participation to an assignee or Participant that is a Swiss Non-Qualifying Lender; provided, however, that such a consent shall not be required by any Swiss Borrower, if, taking into consideration the contemplated assignment or participation, the number of Lenders or Participants, as applicable, that are Swiss Non-Qualifying Lenders, does not and will not exceed ten (10).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 5.01 and 13.01). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Lender, as to its own positions only, and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(D) above and any written consent to such assignment required by clause (b)(i) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).
(c)    Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including participations in Letters of Credit) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) such Participant shall not be a Disqualified Institution (but solely to the extent the DQ List has been posted to the Platform pursuant to Section 13.04(d)). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 5.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 5.01 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) agrees to be subject to the provisions of Section 3.03 as if it were an assignee clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or 5.01, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such Commitments, Loans, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    The following provisions shall apply to Disqualified Institutions notwithstanding any provision of this Agreement to the contrary:

(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Lead Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from being a Lender or Participant and (y) the execution by the Lead Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (d)(i) shall not be void, but the other provisions of this clause (d) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Lead Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Lead Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Transferees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Lead Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Lead Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Lead Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
(e)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or any such central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations hereunder, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder (to include, for the avoidance of doubt, in case of an enforcement of such pledge, the limitations pursuant to clause (b)(ii)(H) above) or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    [Reserved].
(g)    [Reserved].
(h)    [Reserved].
(i)    [Reserved].
(j)    Each Lender acknowledges and agrees to comply with the provisions of this Section 13.04 applicable to it as a Lender hereunder.
Section 13.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.
Section 13.06    Exclusions of the Australian PPSA; Australian PPSA Further Assurances.
(a)    Where any Secured Party has a security interest (as defined in the Australian PPSA) under any Loan Document, to the extent the law permits:
(i)    for the purposes of sections 115(1) and 115(7) of the Australian PPSA:
(1)    each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and
(2)    sections 142 and 143 of the Australian PPSA are excluded;
(ii)    for the purposes of section 115(7) of the Australian PPSA, each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);
(iii)    each Party waives its right to receive from any Secured Party any notice required under the Australian PPSA (including a notice of a verification statement);
(iv)    if a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Secured Party states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA; and
(v)    if the Australian PPSA is amended to permit the Parties to agree not to comply with or to exclude other provisions of the PPSA, the Administrative Agent may notify the Lead Borrower and the Secured Parties that any of these provisions is excluded, or that the Secured Parties need not comply with any of these provisions.
This clause (a) does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Loan Document.
(b)    Whenever the Administrative Agent or the Australian Security Trustee reasonably requests a Loan Party to take an action to ensure any Loan Document (or any security interest (as defined in the Australian PPSA) is fully effective, enforceable and perfected with the contemplated priority, for more satisfactorily assuring or securing to the Loan Parties the property the subject of any such security interest or other Security in a manner consistent with the Loan Documents or for aiding the exercise of any power in any Loan Document, the Loan Party shall do it promptly at its own cost. Such actions may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest.

Section 13.07    Distributable Reserves. Nothing in this Agreement or any other Loan Document will prevent any of the Lead Borrower, any other Borrower or any of the Subsidiaries from reducing its company capital in any way permitted by applicable law and the Lenders hereby consent to any such reduction of company capital and, without limiting the foregoing, consent to and agree not to object to any such reduction of company capital by way of court or other procedure required to implement any such reduction of company capital. Notwithstanding the foregoing, nothing in this Section 13.07 shall diminish the applicability of the covenants contained in Article 10 hereof.
Section 13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION, (Y) IN THE CASE OF ANY SPECIFIED FOREIGN LOAN DOCUMENT, LEGAL ACTIONS AND PROCEEDINGS MAY BE BROUGHT AS SPECIFIED THEREIN AND (Z) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY LOAN PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY ONLY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID AT SUCH PARTY’S ADDRESS SET FORTH IN SECTION 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR ANY RIGHT THAT ANY AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN ANY OTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(d)    Each Loan Party party hereto irrevocably and unconditionally appoints the Lead Borrower, with an office on the date hereof at 12301 W. Wirth Street, Wauwatosa, Wisconsin 53222, and its successors hereunder (in each case, the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York; provided that to the extent the Process Agent is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia, the Process Agent agrees to maintain an office in the United States (which may be effected through a sub-agent) for service of process. Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.
Section 13.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Administrative Agent.
Section 13.10    [reserved].
Section 13.11    Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 13.12    Amendment or Waiver; Etc.
(a)    Except as expressly contemplated hereby, neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Loan Parties party hereto, the Administrative Agent and the Required Lenders, or the Administrative Agent with the written consent of the Required Lenders, provided that no such change, waiver, discharge or termination shall:
(i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Revolving Commitment, or reduce the rate or extend the time of payment of interest or fees thereon or reduce or forgive the principal amount thereof; provided that, (x) any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest or the reduction or forgiveness of any interest for purposes of this clause (i) and (y) the default interest rate specified in Section 2.06(b) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders;
(ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender;
(iii) except as otherwise provided in the Loan Documents, release all or substantially all of the value of the Guarantees by the Guarantors without the prior written consent of each Lender;
(iv) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provisions of Section 11.02, or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Commitments on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby;
(v) reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders without the prior written consent of each Lender (it being understood that, without the prior written consent of the Required Lenders or Supermajority Lenders, as applicable, additional extensions of credit pursuant to this Agreement that are permitted by the terms hereof or that have been consented to by the Required Lenders may be included in the determination of the Required Lenders or Supermajority Lenders, as applicable, on substantially the same basis as the extensions of Revolving Commitments are included on the Closing Date);
(vi) amend Section 1.04 or the definition of “Alternative Currency” in a manner that could cause any Lender to be required to lend Loans in an additional currency without the written consent of such Lender; or
(vii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement without the consent of each Lender;
provided further that no such change, waiver, discharge or termination shall:
(1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender);
(2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Loan Document as the same relates to the rights or obligations of such Agent;
(3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent;
(4) without the consent of an Issuing Bank or the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of such Issuing Bank or Swingline Lender;
(5) without the prior written consent of the Supermajority Lenders, change the definition of the term “Aggregate Availability”, “Aggregate Borrowing Base”, “U.S. Borrowing Base”, “Australian Borrowing Base”, “Swiss Borrowing Base” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts”, “Eligible Cash”, “Eligible Equipment”, “Eligible Inventory”, “Eligible Real Property” and “Eligible Trademarks”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased, or increase the percentages set forth therein or add any new classes of eligible assets thereto; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to any Borrowing Base as provided herein;
(6) without the prior written consent of the Supermajority Lenders, add Borrowers under this Agreement that are organized under the laws of a jurisdiction other than the United States, Australia, the Netherlands or Switzerland or, in each case, any state thereof or the District of Columbia; provided further that no Lender shall be required to lend to any such Borrower without the prior written consent of such Lender; or
(7) without the prior written consent of the Required Facility Lenders, adversely affect the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facility.
(b)    If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Lead Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Revolving Loans of such Lender in accordance with Section 3.04; provided that, unless the Commitments that are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided further that, in any event the Lead Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
(c)    Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrowers, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase may (i) in accordance with the provisions of Section 2.15, enter into an Incremental Revolving Commitment Agreement, and (ii) in accordance with the provisions of Section 2.19, enter into an Extension Amendment; provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.
(d)    Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
(e)    Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.
(f)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Supermajority” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
(g)    Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
(h)    Notwithstanding the foregoing, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

Section 13.13    Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
Section 13.14    [reserved].
Section 13.15    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section 13.15, each Agent, each Lead Arranger, each Co-Syndication Agent, the Documentation Agent and each Lender agrees that it will not disclose any information received from or on behalf of the Lead Borrower, any other Borrower or any of their Subsidiaries relating to the Lead Borrower, any other Borrower or any of their Subsidiaries or any of their respective businesses without the prior consent of the Lead Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors, agents, representatives, counselors and credit risk insurance providers (it being understood that the disclosing Agent, Lead Arranger, Co-Syndication Agent, Documentation Agent or Lender shall be responsible for any violation of the provisions of this Section 13.15(a) by any such Person), or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s, Co-Syndication Agent’s, Documentation Agent’s or Lender’s role hereunder or investment in the Loans), provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or any foreign regulatory authorities and central banking authorities having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)), (viii) as has become available to any Agent, Lead Arranger, any Co-Syndication Agent, the Documentation Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Lead Borrower or any of its Subsidiaries, agents or representatives and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Lead Borrower or any Affiliate of the Lead Borrower, (ix) for purposes of establishing a “due diligence” defense and (x) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Lead Borrower or on the Lead Borrower’s behalf; provided that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Lead Borrower in advance of such disclosure so as to afford the Lead Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed. Nothing in this Agreement permits the Secured Parties to disclose any information under Section 275(4) of the Australian PPSA unless Section 275(7) of the Australian PPSA applies.
(b)    The Lead Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Lead Borrower or any of its subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Lead Borrower and its subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.
(c)    [reserved].
(d)    If any Loan Party provides any Agent, any Lead Arranger, any Co-Syndication Agent, the Documentation Agent or any Lender with personal data of any individual as required by, pursuant to, or in connection with the Loan Documents, that Loan Party represents and warrants to the Agents, the Lead

Arrangers, the Co-Syndication Agents, the Documentation Agent and the Lenders that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Agents, the Lead Arrangers, the Co-Syndication Agents, the Documentation Agent and the Lenders, in each case, in accordance with or for the purposes of the Loan Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.
Section 13.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules, it is required to obtain, verify, and record information that identifies the Borrowers and each Subsidiary Guarantor, which information includes the name of each Loan Party and other information that will allow such Lender to identify the Loan Party in accordance with the Patriot Act, and each Loan Party agrees to provide such information from time to time to any Lender.
Section 13.17    [reserved].
Section 13.18    Release of Liens and Guarantees.
(a)    The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 13.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased or licensed to a Loan Party, upon termination or expiration of such lease or license (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.12), (v) to the extent that the property constituting such Collateral is owned by any Guarantor (other than the Lead Borrower or any other Borrower), upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) upon such Collateral becoming Excluded Property, and (viii) in the case of Permitted Receivables Facility Assets or Securitization Assets, upon the Disposition thereof by any Permitted Receivables Jurisdiction Subsidiary to a Receivables Entity or Securitization Entity (or to another Affiliate for substantially simultaneous ultimate Disposition to a Receivables Entity or Securitization Entity), as applicable, of such Permitted Receivables Facility Assets or Securitization Assets, in each case, pursuant to a Qualified Receivables Facility or in connection with a Qualified Securitization Transaction, in each case to the extent permitted hereunder, and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 12.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.
(b)
(1)    In addition, the Lenders and the other Secured Parties hereby irrevocably agree that any Guarantor (other than the Lead Borrower or any other Borrower) shall be released from its respective Guarantee (i) automatically upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Guarantor (other than the Lead Borrower and the Borrowers) which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Lead Borrower to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that any such release pursuant to the preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 10.01 and 10.04 (for this purpose, with the Borrowers being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to Section 10.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)) and (D) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 13.12).
(2)    In addition, the Lenders and the other Secured Parties hereby irrevocably agree that any Borrower (other than the Lead Borrower) shall be released from its respective Guarantee and shall cease to be a Borrower (i) upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary following a written request by the Lead Borrower to the Administrative Agent requesting that such person no longer constitute a Borrower and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that any such release shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) no Loans have been made to such Borrower that have not yet been repaid at the time of such release, (C) no Letters of Credit have been issued for the account of such Borrower that have not expired, been terminated or been Cash Collateralized and (D) to the extent that after giving effect to such release, no Borrower would remain with respect to the applicable Facility, all Commitments with respect to such Facility shall have been terminated or (ii) if the release of such Borrower is approved, authorized or ratified by each Lender under the applicable Facility.
(c)    The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 13.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense in connection with the release of any Liens created by any Loan Document in respect of such Loan Party, property or asset; provided that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 13.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.
(d)    Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Lead Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan

Document, including, without limitation, original executed releases of the Mortgages in recordable or registerable form and any reasonable assistance as may be required to make any applicable recording, filing or registration of such releases, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Bank Product Obligations (other than in connection with any application of proceeds pursuant to Section 11.02) and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided that the Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, administration, receivership, arrangement or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, interim receiver, monitor, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Lead Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 13.18(d).
(e)    Other than in connection with any application of proceeds pursuant to Section 11.02, Obligations of the Lead Borrower or any of its Subsidiaries under any Secured Bank Product Obligations (after giving effect to all netting arrangements relating to such Secured Bank Product Obligations) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Bank Product Obligations. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Bank Product Obligations.
Section 13.19    [reserved].
Section 13.20    Waiver of Sovereign Immunity. Each of the Loan Parties, in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that the Borrowers or any of their respective subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of the Borrowers or any of their respective subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrowers, for themselves and on behalf of their respective subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, the Borrowers further agree that the waivers set forth in this Section 13.20 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
Section 13.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 13.22    Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, (i) none of the Lead Arrangers, the Co-Syndication Agents, the Documentation Agent or any Lender shall, solely by reason of this Agreement or any other Loan Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) the Borrowers hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers, the Co-Syndication Agents, the Documentation Agent or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty.
Section 13.23    Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the Spot Rate for conversion into U.S. Dollars or, for conversion into another currency, the spot rate for the purchase of the Agreement Currency with such other currency through the Administrative Agent’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

Section 13.24    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 13.25    Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
Section 13.26    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Lead Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could reasonably be expected to be asserted against such Lender).
Section 13.27    Confirmation of Lender’s Status as a Swiss Qualifying Lender.

(a)    Each Lender represents and warrants to the Loan Parties that, as of the Closing Date (or, if later, the date such Lender becomes a party hereto), unless notified in writing to the Administrative Agent and the Lead Borrower prior to the Closing Date (or such later date), such Lender is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender.
(b)    Without limitation to any consent or other rights provided for in this Agreement (including Section 13.04), any Person that shall become a successor, an assignee, a Participant or a sub-participant with respect to any Lender or Participant pursuant to this Agreement shall confirm in writing to the Administrative Agent and the Lead Borrower prior to the date such Person becomes a Lender, Participant or sub-participant, that:
(i)    it is a Swiss Qualifying Lender and has not entered into a participation (including sub-participation) arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender; or
(ii)    if it is a Swiss Non-Qualifying Lender, it counts as one single creditor for purposes of the Swiss Non-Bank Rules (taking into account any participations and sub-participations).
(c)    Each Lender or Participant (including sub-participants) shall promptly notify the Lead Borrower and the Administrative Agent if for any reason it ceases to be a Swiss Qualifying Lender and/or it enters into a participation (including sub-participation) arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender.
Section 13.28    Termination of Commitments under Existing Credit Agreement. Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that, as of the date hereof, all of the commitments to extend credit under the Existing Credit Agreement to which such signatory is a party are terminated automatically and any and all required notice periods in connection with such termination are hereby waived and of no further force and effect.
*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
BRIGGS & STRATTON CORPORATION,
as Lead Borrower
By: /s/ Mark A. Schwertfeger
Name: Mark A. Schwertfeger
Title: Senior Vice President and Chief Financial Officer

BRIGGS & STRATTON AG,
as Subsidiary Borrower
By: /s/ Mark A. Schwertfeger
Name: Mark A. Schwertfeger
Title: Member of the Board of Directors

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, Australian Security Trustee, a Lender and an Issuing Bank
By: /s/ Richard D. Barritt
Name: Richard D. Barritt
Title: Executive Director

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as a Swiss Lender
By: /s/ Kennedy Capin
Name: Kennedy Capin
Title: Authorised Officer

BANK OF AMERICA, N.A.,
as Co-Syndication Agent, an Issuing Bank and individually as a Lender
By: /s/ Brian Conole
Name: Brian Conole
Title: Senior Vice President

BANK OF MONTREAL,
as Co-Syndication Agent, an Issuing Bank and individually as a Lender
By: /s/ Brittany Malone
Name: Brittany Malone
Title: Vice President
BANK OF MONTREAL, LONDON BRANCH,
as Co-Syndication Agent, an Issuing Bank and individually as a Lender
By: /s/ William K S Smith
Name: William K S Smith
Title: Managing Director, Head of EMEA BMO Financial Group
By: /s/ Richard Couzens
Name: Richard Couzens
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agent, an Issuing Bank and individually as a Lender
By: /s/ Michael Matranga
Name: Michael Matranga
Title: Authorized Signatory
WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH
as an Issuing Bank and individually as a Lender
By: /s/ T Saldanha
Name: T Saldanha
Title: Authorised Signatory

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent and a Lender
By: /s/ Daniel K. Yu
Name: Daniel K. Yu
Title: Senior Vice President

CIBC BANK USA,
as a Lender
By: /s/ Peter B. Campbell
Name: Peter B. Campbell
Title: Managing Director

KEYBANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Paul H. Steiger
Name: Paul H. Steiger
Title: Vice President

FIRST MIDWEST BANK,
as a Lender
By: /s/ Thomas Brennan
Name: Thomas Brennan
Title: Vice President

Solely for purposes of Section 13.28:
BMO HARRIS BANK, N.A.,
as a lender under the Existing Credit Agreement
By: /s/ Brittany Malone
Name: Brittany Malone
Title: Vice President

SCHEDULE 1.01(A)
DESIGNATED ACCOUNT DEBTORS

None.

SCHEDULE 1.01(B)
MORTGAGED PROPERTY

1.	150 Technology Pkwy, Auburn, AL 36830-8137

2.	110 Main St, Murray, KY 42071-2147

3.	731 Highway 142 & 3200 Butzen Dr, Poplar Bluff, MO 63901-8159

4.	3300 N 124th St, Wauwatosa, WI 53222-3106

5.	12301 W Wirth St, Wauwatosa, WI 53222-2110

6.	5375 N Main St, Munnsville, NY 13409-4003

7.	7251 Zell Miller Pkwy, Statesboro, GA 30458-3487

8.	46 Holland Industrial Park, Statesboro, GA 30461

SCHEDULE 1.01(C)
EXISTING LETTERS OF CREDIT

Issuer	Issuing Bank	Principal Amount	Date of Issuance	Maturity Date
Briggs & Stratton Corporation	Bank of America, N.A.	$1,000,000.00	11/20/2018	3/24/2021
Briggs & Stratton Corporation	Bank of America, N.A.	$540,000.00	4/9/2010	3/31/2020
Briggs & Stratton Corporation	Bank of America, N.A.	$10,000.00	9/2/2016	5/31/2021

Schedule 2.01

Commitments

Lender	North American Revolving Commitment	Swiss Revolving Commitment	Aggregate Commitments
JPMorgan Chase Bank, N.A.	$101,443,089.43	$7,056,910.57	$108,500,000.00
Bank of America, N.A.	$101,443,089.43	$7,056,910.57	$108,500,000.00
Bank of Montreal	$101,443,089.43	$7,056,910.57	$108,500,000.00
Wells Fargo Bank, National Association	$101,443,089.43	$0.00	$101,443,089.43
Wells Fargo Bank, National Association (London Branch)	$0.00	$7,056,910.57	$7,056,910.57
U.S. Bank National Association	$75,731,707.32	$5,268,292.68	$81,000,000.00
CIBC Bank USA	$70,121,951.22	$4,878,048.78	$75,000,000.00
KeyBank National Association	$23,373,983.74	$1,626,016.26	$25,000,000.00
First Midwest Bank	$10,000,000.00	$0.00	$10,000,000.00
TOTAL	$585,000,000.00	$40,000,000.00	$625,000,000.00

SCHEDULE 8.04
GOVERNMENT APPROVALS

None.

SCHEDULE 8.05
FINANCIAL STATEMENTS

[See attached.]

SCHEDULE 8.08(a)
SUBSIDIARIES

Current Legal Entities Owned	Record Owner	Percent Owned	State or Country of Organization
Briggs & Stratton AG	Briggs & Stratton Corporation	100%	Switzerland
Briggs & Stratton Australia Pty. Limited	Briggs & Stratton Corporation	100%	Australia
Briggs & Stratton Austria Gesellschaft m.b.H.	Briggs & Stratton Corporation	100%	Austria
Briggs & Stratton Canada Inc.	Briggs & Stratton Corporation	100%	Canada
Briggs & Stratton (Chongqing) Engine Co., Ltd.	Briggs & Stratton International, Inc.	95.18%	China
Briggs & Stratton CZ, s.r.o.	Briggs & Stratton Corporation	100%	Czech Republic
Daihatsu-Briggs Co., Ltd.	Briggs & Stratton Corporation	50.0001%	Japan
Briggs & Stratton France	Briggs & Stratton Corporation	100%	France
Briggs & Stratton Germany GmbH	Briggs & Stratton Corporation	100%	Germany
Briggs & Stratton Iberica, S.L.	Briggs & Stratton Corporation	100%	Spain
Briggs & Stratton International Holding B.V.	Briggs & Stratton International, Inc.	100%	Netherlands
Briggs & Stratton International AG	Briggs & Stratton Corporation	100%	Switzerland
Briggs & Stratton International, Inc.	Briggs & Stratton Corporation	100%	Wisconsin
Briggs & Stratton Italy S.r.l.	Briggs & Stratton Corporation	100%	Italy
Briggs & Stratton Japan K.K.	Briggs & Stratton Corporation	100%	Japan
Briggs & Stratton (Malaysia) Sdn. Bhd.	Briggs & Stratton Corporation	100%	Malaysia
Briggs & Stratton Mexico S. de R.L. de C.V.	Briggs & Stratton Corporation	99.999997%	Mexico
Briggs & Stratton Mexico S. de R.L. de C.V.	Briggs & Stratton International, Inc.	0.000003%	Mexico
Briggs & Stratton Netherlands B.V.	Briggs & Stratton Corporation	100%	Netherlands
Briggs & Stratton New Zealand Limited	Briggs & Stratton Corporation	100%	New Zealand
Branco Motores Ltda	Briggs & Stratton International, Inc.	99.999998%	Brazil

Current Legal Entities Owned	Record Owner	Percent Owned	State or Country of Organization
Branco Motores Ltda	Briggs & Stratton Tech, LLC	0.000002%	Brazil
Briggs & Stratton RSA (Proprietary) Limited	Briggs & Stratton Corporation	100%	South Africa
Briggs & Stratton (Shanghai) International Trading Co., Ltd.	Briggs & Stratton International, Inc.	100%	China
Briggs & Stratton (Shanghai) Management Co., Ltd.	Briggs & Stratton International, Inc.	100%	China
Briggs & Stratton Sweden Aktiebalog	Briggs & Stratton Corporation	100%	Sweden
Briggs & Stratton Tech, LLC	Briggs & Stratton Corporation	100%	Wisconsin
Briggs & Stratton U.K. Limited	Briggs & Stratton Corporation	100%	United Kingdom
Briggs & Stratton India Private Limited	Briggs & Stratton International Holding B.V.	100%	India
Victa Lawncare Pty. Ltd.	Briggs & Stratton Australia Pty. Limited	100%	Australia
Victa Ltd	Victa Lawncare Pty. Ltd.	100%	Australia
Billy Goat Industries, Inc.	Briggs & Stratton Corporation	100%	Missouri
Allmand Bros., Inc.	Briggs & Stratton Corporation	100%	Nebraska
Briggs & Stratton Limited Liability Company	Briggs & Stratton International, Inc.	99.99%	Russia
Briggs & Stratton Limited Liability Company	Briggs & Stratton Tech, LLC	0.01%	Russia
Briggs & Stratton Corporation Foundation Inc.	Briggs & Stratton Corporation	100%	Wisconsin

SCHEDULE 8.08(b)
SUBSCRIPTIONS

1.
Pursuant to the Amended and Restated Deferred Compensation Plan for Directors dated as of April 21, 2016 (Exhibit No. 10.9 to the Lead Borrower’s 2019 Form 10-K), directors are permitted to defer cash compensation payable to them to a common share unit account which is to be distributed in shares of common stock of the Lead Borrower unless the director elects a cash distribution.

2.
Employees who receive restricted stock awards each year have the option of taking the award either in shares of restricted stock or in restricted stock units. If the former is elected, then the employee enters into a restricted stock award agreement with the Lead Borrower (outstanding forms thereof are filed as Exhibit Nos. 10.5(b), 10.5(h), 10.21 and 10.25 to the Lead Borrower’s 2019 Form 10-K). If the latter is elected, then no shares are issued at the outset; however, the award agreement provides the employee with the right to receive common stock in the future (outstanding forms thereof are filed as Exhibit Nos. 10.5(c), 10.5(g), 10.22 and 10.26 to the Lead Borrower’s 2019 Form 10-K).

SCHEDULE 8.16
ENVIRONMENTAL MATTERS

None.

SCHEDULE 8.20
INSURANCE

Coverage	Deductible/Retention	Territory of Coverage	General Description of What is Covered	Limits	Primary Insurer	Policy Inception
Directors & Officers	$500,000/claim; $1MM/securities claim	Worldwide	Protects individual directors and officers when indemnification is not available because the corporate entity is unwilling/unable to indemnify. Reimburses corporate entity for its indemnification obligation to directors and officers. Covers the corporate entity itself for securities claims.	$75,000,000	Continental Casualty Company	10/27/2018
Employment Practices Liability	$250,000	Worldwide	Protects businesses (including subsidiaries), directors, officers, and all employees against claims alleging employment practices wrongful acts brought by or on behalf of any past, present, or prospective employees and by the Equal Opportunity Employment Commission (EEOC) or similar state or local governmental authorities.	$10,000,000	Axis Insurance Company	10/27/2018

Fiduciary Liability	$250,000	Worldwide	Protects fiduciaries of benefit plans, other employees, the plans themselves, and businesses (plan sponsers) against financial loss caused by claims for alleged mismanagement of plans and/or their assets.	$30,000,000	Axis Insurance Company	10/27/2018
Crime	$150,000	Worldwide	Protection for organizations against employee theft of assets, including money, securities, and other property, and to certain types of acts of non-employees, such as robbery of property located on the Insured's premises or while in transit, loss due to forgery or alteration of negotiable instruments (e.g. securities, checks) or loss due to electronic funds transfer fraud.	$10,000,000	Berkley Regional Insurance Company	10/27/2018
Cyber	$100,000/10 Hour Waiting Period	Worldwide	Protects against losses and expenses associated with a growing range of cyber perils, for example, date breaches, notification costs, third-party liability, business interruption, cyber extortion and reputation damage.	$10,000,000	Indian Harbor Insurance Company	7/1/2018
Aircraft H&L	N/A	Worldwide	Aircraft Hull & Liability	$100,000,000	Global Aerospace, Inc.	6/1/2019

Work Comp	N/A	California	Workers Compensation (CA)	$1M/$1M/$1M	C N A	12/31/2018
Work Comp	N/A	AZ, AR, CO, CT, ID, IL, IN, IA, KS, LA ME, MD, MA, MI, MN, MS, NH, NJ, NC, OK, OR, PA, SC, TN, TX, VA	Work Comp (AOS)	$1M/$1M/$1M	Transportation Insurance Company	12/31/2018
Business Auto	N/A	United States	Business Auto	$2,000,000	Continental Insurance Company	12/31/2018
Commercial Flood	$5,000/$5,000	Poplar Bluff, MO	National Flood Insurance Program: 3200 Butzen Dr (Poplar Bluff, MO)	$500k/$500K	Hartford Insurance Company of the Midwest	5/9/2019
Commercial Flood	$5,000	Poplar Bluff, MO	National Flood Insurance Program: 1515 Cravens Dr (Poplar Bluff, MO)	$500k	Hartford Insurance Company of the Midwest	2/10/2019
Commercial Flood	$5,000/$5,000	Poplar Bluff, MO	National Flood Insurance Program: 731 Hwy 142 (Poplar Bluff, MO)	$500k/$500k	Hartford Insurance Company of the Midwest	12/8/2018
Lead Umbrella / Excess Liability	UL $2,000,000	Worldwide	$10M x UL Part of $25M	$10,000,000	Apollo/Star	4/1/2019
Excess Liability	UL $2,000,000	Worldwide	$10M x UL Punitive	$10,000,000	Magna Carta	4/1/2019
Excess Liability	$10,000,000	Worldwide	$5M part of 15 x 10 Punitive	$5,000,000	AWAC Bermuda	4/1/2019
Excess Liability	$10,000,000	Worldwide	$5M part of 15 x 10 Punitive	$5,000,000	AWAC	4/1/2019
Excess Liability	$10,000,000	Worldwide	$10M part of 15 x 10	$10,000,000	Allianz	4/1/2019
Excess Liability	$25,000,000	Worldwide	$75M x $25M	$75,000,000	Liberty, AXA XL, Everest, Allianz	4/1/2019
Excess Liability	$100,000,000	Worldwide	$25M x $100M	$25,000,000	AXA XL	4/1/2019

Foreign Casualty (Difference-in-Condition Coverage)	Various	Worldwide, except US and Puerto Rico	Foreign, Auto, GL, WC	Various	ACE American Insurance Company	4/1/2019
Special Contingency Risks	N/A	Worldwide	Special Contingency Risks Coverage	$5,000,000	Great American Insurance Group	4/23/2019
Environmental Pollution Liability	$500,000	Billy Goat Locations	Environmental Pollution Liability (5-Year)	$10,000,000	Indian Harbor Insurance Company	5/20/2015
Aviation Liability	N/A	Worldwide	Aircraft Products/Completed Operations and Grounding Liability	$10,000,000	QBE Insurance Corporation	4/1/2019
Excess Work Comp	Self-Insured Retention of $600,000 for NY and $500,000 for all other states	AL, GA, KY, MO, NE, NY and WI	Specific Excess Workers' Compensaion and Employers' Liability Insurance	$1M/$1M/$1M	Safety National	12/31/2018
Commercial Property	Various ($500,000 general; $100,000 local; $25,000 transit)	Worldwide (except where United States prohibits business)	Risks of physical loss or damage	$650,000,000 general; $100,000,000 local	XL Insurance America, Inc.	6/1/2019
Product Liability	N/A	N/A	Product Liability: Ground Logic	$1M/$2M	Gemini Insurance Company	12/11/2017
Excess Liability	N/A	N/A	Excess Liability: Ground Logic	$1,000,000	Evanston Insurance Company	12/11/2017
Marine Cargo	$5,000	Worldwide	Marine Cargo and War Risks and Strikes, Riots & Civil Commotions	$10,000,000	Travelers Property Casualty Company of America	7/1/2019

SCHEDULE 8.21
INTELLECTUAL PROPERTY

None.

SCHEDULE 9.12
POST-CLOSING ITEMS

1.
Within thirty (30) days of the Closing Date, the Loan Parties shall deliver to the Administrative Agent stock or share certificates for all certificated Equity Interests in each Subsidiary owned by a Loan Party and all notes or other instruments owned by a Loan Party in respect of Indebtedness owing to such Loan Party (in each case other than Excluded Securities), together with note powers, stock powers, stock transfer forms or other instruments of transfer with respect thereto endorsed in blank.

2.
Within thirty (30) days of the Closing Date, the Loan Parties shall deliver to the Administrative Agent insurance endorsements for each of its property and liability insurance policies, in each case in form and substance reasonably satisfactory to the Administrative Agent.

3.
Within ninety (90) days of the Closing Date, the Loan Parties shall deliver to the Administrative Agent each Receivables Intercreditor Agreement or Securitization Intercreditor Agreement, as applicable, in respect of arrangements with Lowes, MTD, Husqvarna, Toro and Black & Decker, in each case in form and substance reasonably satisfactory to the Administrative Agent.

4.
Within ninety (90) days of the Closing Date, the Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent a landlord waiver or bailee waiver, in form and substance reasonably satisfactory to the Administrative Agent, for each location leased by any Loan Party where such Loan Party stores Collateral or where a Loan Party otherwise stores Collateral.

5.
Within ninety (90) days of the Closing Date, the Loan Parties shall deliver to the Administrative Agent a control agreement in respect of each of its deposit accounts, securities accounts and other bank accounts (other than any such accounts constituting Excluded Property), in each case in form and substance reasonably satisfactory to the Administrative Agent.

SCHEDULE 9.18
DEPOSIT ACCOUNTS

Owner	Type of Account	Bank	Account Number (Final Four Digits)	Currency
Briggs & Stratton Corporation	Deposit	Bank of America	1014	JPY
Briggs & Stratton Corporation	Deposit	Bank of America	8011	EUR
Briggs & Stratton Corporation	Deposit	Bank of Montreal	1266	CAD
Briggs & Stratton Corporation	Concentration	JPMorgan Chase Bank, N.A.	4049	USD
Briggs & Stratton Corporation	Concentration	US Bank	1465	USD
Briggs & Stratton Australia Pty. Limited	Deposit	JPMorgan Chase Bank, N.A.	9489	USD
Briggs & Stratton Australia Pty. Limited	Deposit	JPMorgan Chase Bank, N.A.	6702	AUD
Briggs & Stratton AG	Deposit	Bank of America	6018	EUR
Briggs & Stratton AG	Deposit	Bank of America	6034	GBP
Briggs & Stratton AG	Deposit	Bank of America	6026	USD
Briggs & Stratton AG	Deposit	Bank of America	5011	CHF
Briggs & Stratton AG	Deposit	Bank of America	6042	NOK

SCHEDULE 10.01
INDEBTEDNESS

Appeal bond relating to the ongoing Exmark litigation described in Note 13 to the consolidated financial statements of Briggs & Stratton Corporation included in the report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2019

Indebtedness in connection with New Market Tax Credit in an aggregate amount of $23,635,000.00 pursuant to Loan Agreement dated August 16, 2017 by and among ST CDE XXXVIII, LLC, DVCI CDE XXXIV, LLC, MuniStrategies Sub-CDE#24, LLC and Briggs & Stratton Corporation

Chapter 100 PILOT Project:
Obligation to make payments in lieu of taxes as contemplated by the Performance Agreement dated as of December 1, 2011 between City of Poplar Bluff, Missouri, and Briggs & Stratton Corporation

SCHEDULE 10.02(A)
LIENS

BRIGGS & STRATTON CORPORATION

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Wisconsin	HYG Financial Services, Inc.	70004650419	04/03/2007	Certain leased equipment.
Continuation #110013976430 filed 11/14/2011;
Amendment #110013976531 filed 11/14/2011 changing Secured Party’s address; Amendment #160014892630 filed 11/14/2016 changing Secured Party; Continuation #160014901823 filed 11/14/2016

Wisconsin	Cisco Systems Capital Corporation	80001813619	02/05/2008	Certain leased equipment.	Continuation #130001533012 filed 2/1/2013; Continuation #180001348319 filed 1/30/2018
Wisconsin	Citibank NA	130005145924	04/18/2013	Certain accounts owed to Briggs & Stratton Corporation by Husqvarna Professional Products, Inc.	Continuation #180001741518 filed 2/7/2018
Wisconsin	Hagemeyer North America, Inc.	130014411112	11/04/2013	Certain consigned items, parts and products.	Continuation #180013310412 filed 10/2/2018

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Wisconsin	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	140012742622	09/30/2014	Certain printing equipment.
Wisconsin	Salem Tools, Inc	150012911418	10/13/2015	Inventory Consignment Agreement covering Consumable Tooling and Production Supplies.
Wisconsin	Die-Tech and Engineering, Inc.	160011269726	08/24/2016	Certain equipment.
Wisconsin	HYG Financial Services, Inc.	160013113312	10/05/2016	Leased equipment.
Wisconsin	Die-Tech and Engineering, Inc.	170001847525	02/09/2017	Certain equipment.
Wisconsin	Citibank, N.A., its branches, subsidiaries and affiliates	170003049218	03/08/2017	All right, title and interest of Debtor in and to all accounts and all other forms of obligations owing to Debtor by Stanley Black & Decker, Inc. and its subsidiaries and affiliates.
Wisconsin	JPMorgan Chase Bank, N.A.	170011475321	08/22/2017	All accounts receivable which arise out of the sale of goods and services by Debtor to MTD Products Inc. and/or its subsidiaries or affiliates.
Wisconsin	Tristate Machinery, Inc.	170015370218	11/10/2017	Certain equipment.

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Wisconsin	TCF Equipment Finance, a division of TCF National Bank	180017087124	12/28/2018	Certain equipment.

•	Those certain Liens securing the NMTC Financing.

ALLMAND BROS., INC.

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nebraska	Mitsubishi Turbocharger and Engine America, Inc.	9916780079-8	09/20/2016	Certain equipment.

BRIGGS & STRATTON AUSTRALIA PTY. LIMITED

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE (DD/MM/YYYY)	SUMMARY COLLATERAL DESCRIPTION
Australia	DAVEY WATER PRODUCTS PTY LTD	201112280311162	30/01/2012
Collateral description: all goods supplied by the secured party to the grantor including any proceeds being all present and after acquired property relating to the goods
Proceeds: Yes - PROCEEDS OF INVENTRY AND ALL PRESENT AND AFTER
ACQUIRED PROPERTY
Inventory: Yes
PMSI: Yes

Australia	VISY BOARD PROPRIETARY LIMITED	201201050027782	30/01/2012
Collateral description: All goods, services, products and equipment supplied by Visy Board Pty Ltd, acting through its trading divisions, together with the proceeds of sale generated by such supply.
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	PRO-PAC PACKAGING (AUST) PTY. LIMITED	201201051973772	30/01/2012
Collateral description: All goods supplied by the secured party to the grantor including but not limited to packaging products and related goods.
Proceeds: Yes – All present and after acquired property.
Inventory: Yes
PMSI: Yes

Australia	FLEET PARTNERS PTY LIMITED	201202210008374	21/02/2012	Collateral description: All motor vehicles subject to lease arrangements with Fleet Partners Pty Ltd Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	ORIX AUSTRALIA CORPORATION LIMITED	201302120030221	12/02/2013
Collateral description: Any and all motor vehicles (including their accessories, parts, and equipment) presently or at any future time mortgaged in favour of the Secured Party by the Grantor or leased, hired or supplied by the Secured Party (or any party for which the Secured Party is nominated to act) to the Grantor
Proceeds: Yes - All present and after acquired property
Inventory: No
PMSI: Yes

Australia	DULUXGROUP (AUSTRALIA) PTY LTD	201303130045461	13/03/2013
Collateral description: All types of products, goods and equipment including, without limitation, decorative coatings, gardening products, adhesives, sealants, surface protecting products, doors & openers, construction supplies and kitchen & laundry products, supplied by or on behalf of the secured party to the grantor, whether DuluxGroup branded or not [together with all attachments, accessories and ancillary products used with or for any of these products, goods or equipment whether DuluxGroup branded or not].
Proceeds: Yes - All proceeds (as that term is defined in s.31 of the PPSA) arising from the sale or any other dealing with any of the collateral including, without limitation, goods, money, accounts receivable, chattel paper, intangibles, negotiable instruments, documents of title and investment securities
Inventory: No
PMSI: Yes

Australia	LOSCAM AUSTRALIA PTY LTD	201308190040786	19/08/2013	Collateral description: All equipment leased, rented or otherwise made available to the grantor by the secured party Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	R.H. BARE PTY LTD	201309050010304	05/09/2013	Collateral description: Other goods Proceeds: Yes - All present and after acquired property. Inventory: No PMSI: No
Australia	CROWN EQUIPMENT PTY. LIMITED	201310150016585	15/10/2013
Collateral description: "All motor vehicles including all forklift trucks and sweepers supplied to the Grantor by the Secured Party in accordance with any agreement to rent, purchase, finance or loan motor vehicles to/by the Grantor."
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	CROWN EQUIPMENT PTY. LIMITED	201310220050259	22/10/2013
Collateral description: All motor vehicles including all forklift trucks and sweepers supplied to the Grantor by the Secured Party in accordance with any agreement to rent, purchase, finance or loan motor vehicles to/by the Grantor.
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	WELLEN PTY LTD	201311080029381	08/11/2013	Collateral description: Collateral supplied by the Secured Party Proceeds: Yes - All present and after acquired property. Inventory: Yes PMSI: Yes
Australia	JUBILEE SPRING CO PTY LTD	201311270088232	27/11/2013	Collateral description: All goods supplied by the Secured Party to the Grantor. Proceeds: Yes - All Present and After Acquired Property Inventory: Yes PMSI: Yes
Australia	MASPORT AUSTRALIA PTY. LTD.	201401290162377	29/01/2014
Collateral description: All Masport Lawnmowers (including ride-ons), Shredders, Barbeques, Outdoor Heating, Garden products, Alko Concord, and other products supplied from time to time by Masport
Limited and any services relating thereto, together with all proceeds (including, without limitation, goods, money, accounts receivable, chattel paper, intangibles, negotiable
instruments, documents of title and investment securities) arising from these goods and services.
Proceeds: Yes - All present and after acquired property
Inventory: Yes
PMSI: Yes

Australia

1.    VISY LOGISTICS NO 2 PTY LTD
2.    REGIONAL RECYCLERS PTY LTD
3.    VISY AUTOMATION INTERNATIONAL PTY LTD
4.    SOUTHERN PAPER PTY LTD
5.    VISY WEST COAST PTY LTD
6.    VISY INDUSTRIES AUSTRALIA PTY LTD
7.    VISY LEASING PTY LTD
8.    VISY LOGISTICS PTY LTD
9.    VISY CDL SERVICES PTY LTD
10.    SALVAGE PAPER PTY LTD
11.    MASON DUFLEX DISPLAYS PTY. LIMITED
12.    P & I PTY. LTD.
13.    VISY RECYCLING AUSTRALIA PTY LTD
14.    VISY TECHNOLOGY SYSTEMS PTY LTD
15.    VISY TECH SYSTEMS PTY. LTD.
16.    MPC QUIKPAK PTY LTD
17.    ACE PRINT AND DISPLAY PTY LIMITED
18.    The Trustee for SOUTHERN PAPER CONVERTERS TRUST
19.    VISY PAPER PTY. LTD.
20.    BUILD RUN REPAIR (AUSTRALIA) PTY LTD
21.    VISYPET PTY. LTD.
22.    VISY PACKAGING PTY. LTD.
23.    VISY PULP AND PAPER PTY. LTD.
24.    VISY GLAMA PTY LTD
25.    VISY CARTONS PTY LTD
26.    VISY BOARD PROPRIETARY LIMITED

		201401300235461	30/01/2014
Collateral description: All goods, services, products,
materials and equipment sold,
supplied, delivered, leased, consigned or otherwise made available to the Grantor by or on behalf of a Secured Party or any of its related entities from time to time,[including but not limited to: any goods, products, materials or equipment marked with a Visy logo or trademark; expressed to be produced, manufactured, delivered or made available by Visy]
Proceeds: Yes - All present and after acquired property.
Inventory: Yes
PMSI: Yes

Australia

1.    VISY LOGISTICS NO 2 PTY LTD
2.    REGIONAL RECYCLERS PTY LTD
3.    VISY AUTOMATION INTERNATIONAL PTY LTD
4.    SOUTHERN PAPER PTY LTD
5.    VISY WEST COAST PTY LTD
6.    VISY INDUSTRIES AUSTRALIA PTY LTD
7.    VISY LEASING PTY LTD
8.    VISY LOGISTICS PTY LTD
9.    VISY CDL SERVICES PTY LTD
10.    SALVAGE PAPER PTY LTD
11.    MASON DUFLEX DISPLAYS PTY. LIMITED
12.    P & I PTY. LTD.
13.    VISY RECYCLING AUSTRALIA PTY LTD
14.    VISY TECHNOLOGY SYSTEMS PTY LTD
15.    VISY TECH SYSTEMS PTY. LTD.
16.    MPC QUIKPAK PTY LTD
17.    ACE PRINT AND DISPLAY PTY LIMITED
18.    The Trustee for SOUTHERN PAPER CONVERTERS TRUST
19.    VISY PAPER PTY. LTD.
20.    BUILD RUN REPAIR (AUSTRALIA) PTY LTD
21.    VISYPET PTY. LTD.
22.    VISY PACKAGING PTY. LTD.
23.    VISY PULP AND PAPER PTY. LTD.
24.    VISY GLAMA PTY LTD
25.    VISY CARTONS PTY LTD
26.    VISY BOARD PROPRIETARY LIMITED
		201401300235658	30/01/2014
Collateral description: All goods, services, products,
materials and equipment sold,
supplied, delivered, leased, consigned or otherwise made available to the Grantor by or on behalf of a Secured Party or any of its related entities from time to time,[including but not limited to: any goods, products, materials or equipment marked with a Visy logo or trademark; expressed to be produced, manufactured, delivered or made available by Visy]”
Proceeds: Yes - All present and after acquired property.
Inventory: Yes
PMSI: No

Australia	GPC ASIA PACIFIC PTY LTD	201401300432070	30/01/2014	Collateral description: Motor Vehicle Hard Parts & Accessories Proceeds: Yes - All present and after acquired property. Inventory: Yes PMSI: Yes
Australia	BARRON & RAWSON PTY LTD	201406040038832	04/06/2014	Collateral description: Goods supplied and all tooling by the secured party to the grantor Proceeds: Yes - All present and after acquired property. Inventory: Yes PMSI: Yes
Australia	M P I AUSTRALIA PTY LTD	201406120014424	12/06/2014
Collateral description: Autobag Machine Model Bagger AB180 and Model Maximiser Serial Numbers 6291 (Bagger) & 7013 (Maximiser)
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	CAPS AUSTRALIA PTY LTD	201505110061948	11/05/2015	Collateral description: Collateral supplied by the secured party Proceeds: Yes - All present and after acquired property. Inventory: Yes PMSI: Yes
Australia	R.H. BARE PTY LTD	201505120055909	12/05/2015	Collateral description: Other Goods Proceeds: No Inventory: Yes PMSI: Yes
Australia	Komatsu Forklift Australia Pty Ltd	201505140061451	14/05/2015	Collateral description: Motor vehicle Proceeds: Yes - All present and after acquired property. Inventory: No PMSI: Yes
Australia	Komatsu Forklift Australia Pty Ltd	201505140062040	14/05/2015	Collateral description: Motor vehicle Proceeds: Yes - All present and after acquired property. Inventory: No PMSI: Yes
Australia	A PLUS PLASTICS & TOOLING PTY LTD	201507170003611	17/07/2015
Collateral description: Supply of manufactured plastic injected moulded products as described by the Secured Party to the
Grantor on associated invoices. All Goods supplied by the Secured Party to the Grantor, pursuant to the signed Credit Application dated 26/03/2015 allowing a security interest, as stated in the Secured Party's terms and conditions, to be taken in all Goods previously supplied (if any) and all Goods that will be supplied in the future by the Secured Party to the Grantor.
Proceeds: Yes - All present and after-acquired property. If any of the secured Goods are sold by the Grantor prior to payment of the Goods, then proceeds of the sale thereof shall be the property of the Secured Party Group.
Inventory: Yes
PMSI: No

Australia	TYRE & TUBE AUSTRALIA (SERVICES) PTY LTD	201511050036276	05/11/2015	Collateral description: Tyres, Tubes and all relevant components supplied by Tyre & Tube Australia (Services) Pty Ltd Proceeds: Yes - All present and after acquired property. Inventory: Yes PMSI: Yes
Australia	MACQUARIE LEASING PTY LTD	201512220089415	22/12/2015
Collateral description: All goods leased to the grantor under novated lease arrangements between Macquarie Leasing Pty Ltd and one or more employees of the grantor, and all proceeds arising from those goods, or novated lease agreements.
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	FLEETPLUS PTY LIMITED	201602270001628	27/02/2016	Collateral description: Motor Vehicle Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	Komatsu Forklift Australia Pty Ltd	201605180044684	18/05/2016	Collateral description: All Equipment, Parts and Consumables supplied by the secured Party to the Grantor Proceeds: Yes - All present and after acquired property. Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201609300072962	30/09/2016	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201609300075938	30/09/2016	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201610170062246	17/10/2016	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	ESSENTRA PTY LTD	201611070027210	07/11/2016	Collateral description: Other Goods Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: No
Australia	FLEETPLUS PTY LIMITED	201611180061634	18/11/2016	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201612120005927	12/12/2016	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201701240034311	24/01/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	ELGAS LIMITED	201704010041553	01/04/2017
Collateral description: All goods now and in future supplied, bailed or otherwise made available by the secured party to grantor including but not limited to all gas, bulk gas facilities, exchange cylinders, equipment, consumables and rental cylinders.
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	FLEETPLUS PTY LIMITED	201705290049355	29/05/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201706140046077	14/06/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201707270048879	27/07/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	WASTECH (HOLDINGS) PTY. LTD.	201708170052612	17/08/2017
Collateral description: Being for Rental of Baler 4-X16 Bramidan Baler serial number PEX 207 097-2 Located at 8 Dansu Court, Hallam Vic 3803
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	FLEETPLUS PTY LIMITED	201708240062392	24/08/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201710300024173	30/10/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201711270038580	27/11/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201711290089470	29/11/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201712070063099	07/12/2017	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201805100046926	10/05/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201805160058125	16/05/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201806050005905	05/06/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201807160026306	16/07/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201807190022484	19/07/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	CEVOL INDUSTRIES PTY. LIMITED	201808170045766	17/08/2018	Collateral description: Cevol Pallets, Stillages, Cages and associated products Proceeds: Yes - All present and after acquired property. Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201808200045697	20/08/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201808300046668	30/08/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	UCI PROJECTS PTY LTD	201809060071987	06/09/2018
Collateral description: All goods sold, hired, rented, leased, bailed or otherwise made available to the grantor by the Secured Party.
Proceeds: Yes - All present and after acquired
property.
Inventory: Yes
PMSI: Yes

Australia	CANON FINANCE AUSTRALIA PTY LTD	201809270030879	27/09/2018
Collateral description: All goods or Equipment sold, leased, consigned or otherwise made available from time to time (whether present or future) by the secured party to the grantor including but not limited to the Agreement Number listed as the Giving of Notice Identifier in this financing statement
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	FLEETPLUS PTY LIMITED	201809270066246	27/09/2018	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	MARS FORKLIFT SERVICES PTY LTD	201811260059873	26/11/2018
Collateral description: MR215 Raymond 752-DR32TT
Serial: 752-18-BD67672 MR216 Raymond 752-DR32TT Serial: 752-18-BD67677 ME91 Toyota 8FBN30 Serial: 30253 ME92 Toyota 8FBN30 Serial:30248 ME93 Toyota
8FBN30 Serial: 30249
Proceeds: Yes - All present and after acquired property.
Inventory: Yes
PMSI: Yes

Australia	MARS FORKLIFT SERVICES PTY LTD	201812110060525	11/12/2018
Collateral description: MR217 BT RRE160H Serial: 6602218 MR218 BT RRE160H
Serial: 6602223 MR219 BT
RRE160H Serial: 6602220 MR220 BT RRE160H Serial: 6602224 MR221 BT RRE160H Serial: 6602219 MR222 BT RRE160H Serial: 6602221 MR223 BT RRE160H Serial: 6602222 MR224 BT RRE160H Serial: 6602225
Proceeds: Yes - All present and after acquired property.
Inventory: Yes
PMSI: Yes

Australia	CAPITAL FINANCE AUSTRALIA LIMITED	201901100000720	10/01/2019	Collateral description: 2018 PRECOR TRM 731 Treadmill serial: ANGGJ0118D044 ANGGJ0118D045 Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	CAPITAL FINANCE AUSTRALIA LIMITED	201901100000731	10/01/2019	Collateral description: 2018 CONCEPT 2 Model D Rower SERIAL: 09281802715430743496 Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	CAPITAL FINANCE AUSTRALIA LIMITED	201901100000749	10/01/2019	Collateral description: 2018 PRECOR Weight Plate Tree . Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	CAPITAL FINANCE AUSTRALIA LIMITED	201901100000754	10/01/2019	Collateral description: 2018 PRECOR 113 Adjustable Decline Bench serial: BB02H27180010 Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	CAPITAL FINANCE AUSTRALIA LIMITED	201901100000765	10/01/2019	Collateral description: 2018 PRECOR 408 Olympic Bench serial: BB08I04170008 Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	CAPITAL FINANCE AUSTRALIA LIMITED	201901100000777	10/01/2019	Collateral description: 2018 PRECOR UBK 835 Recumbent Bike serial: AKCEE09180002 Proceeds: Yes - All present and after acquired property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201902060011995	06/02/2019
Collateral description: Any and all goods the subject of any rental agreement, finance lease
agreement, chattel mortgage or any other financing arrangements between the Secured Party and the Grantor or otherwise supplied by the
Secured Party to the Grantor
Proceeds: Yes - All present and after acquired property
Inventory: No
PMSI: Yes

Australia	FLEETPLUS PTY LIMITED	201902060012165	06/02/2019
Collateral description: Any and all goods the subject of any rental agreement, finance lease
agreement, chattel mortgage or any other financing arrangements between the Secured Party and the
Grantor or otherwise supplied by the Secured Party to the Grantor
Proceeds: Yes - All present and after acquired property
Inventory: No
PMSI: No

Australia	FLEETPLUS PTY LIMITED	201903130016161	13/03/2019	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201904020048833	02/04/2019	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201904240046505	24/04/2019	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia

1.    VISY LOGISTICS NO 2 PTY LTD
2.    REGIONAL RECYCLERS PTY LTD
3.    VISY AUTOMATION INTERNATIONAL PTY LTD
4.    SOUTHERN PAPER PTY LTD
5.    VISY WEST COAST PTY LTD
6.    VISY INDUSTRIES AUSTRALIA PTY LTD
7.    VISY LEASING PTY LTD
8.    VISY LOGISTICS PTY LTD
9.    VISY CDL SERVICES PTY LTD
10.    SALVAGE PAPER PTY LTD
11.    MASON DUFLEX DISPLAYS PTY. LIMITED
12.    P & I PTY. LTD.
13.    VISY RECYCLING AUSTRALIA PTY LTD
14.    VISY TECHNOLOGY SYSTEMS PTY LTD
15.    VISY TECH SYSTEMS PTY. LTD.
16.    MPC QUIKPAK PTY LTD
17.    ACE PRINT AND DISPLAY PTY LIMITED
18.    The Trustee for SOUTHERN PAPER CONVERTERS TRUST
19.    VISY PAPER PTY. LTD.
20.    BUILD RUN REPAIR (AUSTRALIA) PTY LTD
21.    VISYPET PTY. LTD.
22.    VISY PACKAGING PTY. LTD.
23.    VISY PULP AND PAPER PTY. LTD.
24.    VISY GLAMA PTY LTD
25.    VISY CARTONS PTY LTD
26.    VISY BOARD PROPRIETARY LIMITED
		201905070006806	07/05/2019
Collateral description: All goods sold, hired, rented, leased, bailed, consigned or otherwise made available to the grantor by the Secured Party.
Proceeds: Yes - All present and after acquired property.
Inventory: Yes
PMSI: Yes

Australia	CANON FINANCE AUSTRALIA PTY LTD	201905130057757	13/05/2019
Collateral description: All goods or Equipment sold, leased, consigned or otherwise made available from time to time (whether present or future) by the secured party to the grantor including but not limited to the Agreement Number listed as the Giving of Notice Identifier in this financing statement
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	FLEETPLUS PTY LIMITED	201905300043199	30/05/2019	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	CANON FINANCE AUSTRALIA PTY LTD	201906270126343	27/06/2019
Collateral description: All goods or Equipment sold, leased, consigned or otherwise made available from time to time (whether present or future) by the secured party to the grantor including but not limited to the Agreement Number listed as the Giving of Notice Identifier in this financing statement
Proceeds: Yes - All present and after acquired property.
Inventory: No
PMSI: Yes

Australia	FLEETPLUS PTY LIMITED	201908230073878	23/08/2019	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes
Australia	FLEETPLUS PTY LIMITED	201909200044744	20/09/2019	Collateral description: Motor Vehicle Proceeds: Yes - All Present And After Acquired Property Inventory: No PMSI: Yes

SCHEDULE 10.04
INVESTMENTS

1.	Equity Investments in Subsidiaries in existence as of the Closing Date (valued at $186,887,686 as of 8/31/19)

2.	Investment in Power Distributors, LLC in existence as of the Closing Date valued at $31,758,849

SCHEDULE 10.07
TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 13.03
LENDER ADDRESSES

LOAN PARTIES:

c/o Briggs & Stratton Corporation
12301 W. Wirth Street
Wauwatosa, WI 53222
Attention: Senior Vice President & Chief Financial Officer
Email: schwertferger.mark@basco.com
Telecopy: (414) 975-1716
Telephone: (414) 479-8019

with a copy to, in the case of any notice of Default or Event of Default:

Briggs & Stratton Corporation
12301 W. Wirth Street
Wauwatosa, WI 53222
Attention: General Counsel
Email: generalcounsel@basco.com
Telephone: (414) 259-5308

LENDERS:

Bank of America, N.A.
Brian Conole
833 E Michigan St
Suite 701
Milwaukee, WI 53202
Telephone: 414-615-9318
Email: brian.conole@baml.com

Bank of Montreal
Brittany Malone
111 West Monroe, 20W
Chicago, IL 60603
Telephone: 312-293-5224
Email: brittany.malone@bmo.com

Wells Fargo Bank, National Association
Bobby Ruiz
Wells Fargo Bank, N.A.
1100 Abernathy Rd NE, 16th Floor
Tel: 770-508-1387
Email: Roberto.M.Ruix@wellsfargo.com

Patricia Del Busto
33 King William Street, 1st Floor
London, LN EC4R 9AT

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Tel: 44-020 3942 9366
Email: Patricia.Delbusto@wellsfargo.com

U.S. Bank National Association
Deborah Saffie
136 S. Washington St.
MK-IL-2360
Naperville, IL 60540
Telephone: 630-637-2723
Email: Deborah.Saffie@usbank.com

CIBC Bank USA
Peter Campbell
120 S LaSalle St
Chicago, IL 60603
Telephone: 312-564-2734
Email: PeterB.Campbell@cibc.com

KeyBank National Association
Paul Steiger
127 Public Square
Cleveland, OH 44114
Telephone: 216-689-4358
Email: paul_h_steiger@keybank.com

First Midwest Bank
Thomas Brennan
8750 W. Bryn Mawr Avenue
Chicago, IL 60631
Telephone: 708-831-7246
Email: Thomas.brennan@firstmidwest.com

US-DOCS\110931489.5

EXHIBIT A-1
FORM OF NOTICE OF BORROWING
[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
(the “Administrative Agent”) for the Lenders
party to the Credit Agreement referred to below
10 South Dearborn Street, Floor L2
Chicago, Illinois 60603
Attention: John Morrone
Ladies and Gentlemen:
The undersigned refers to the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein are used herein as therein defined), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, as the Lead Borrower, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and the Administrative Agent, and hereby gives you irrevocable notice, subject to Sections 2.09 and 3.01 of the Credit Agreement, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement (the “Proposed Borrowing”) and sets forth below the information relating to the Proposed Borrowing as required by Section 2.03 of the Credit Agreement:
(a)     The name of the Borrower for whose account the Proposed Borrowing is requested is _______________.
(b)    The Business Day of the Proposed Borrowing is ________, ________.
(c)     The aggregate principal amount of the Proposed Borrowing is __________.
(d)     The Facility under which the Proposed Borrowing is to be made is the [North American Revolving Facility] [Swiss Revolving Facility].
(e)     The Revolving Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBO Rate Loans].
(f)     [The initial Interest Period for the Proposed Borrowing is [if Interest Period is less than one month, describe Interest Period] [one month] [two months] [three months] [six months] [twelve months]].
(g)     The location and number of the account to which funds shall be disbursed is as follows: [________________].
A-1-1

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(h)     As of the close of business on the Business Day prior to the date of this notice, the amount of Eligible Cash is $[______]. After adjusting for the Proposed Borrowing amount, the remaining Aggregate Availability is $[_______].
The undersigned hereby certifies that the conditions set forth in [Sections 6.01 and 6.02(a) and (b)] [Section 6.02] of the Credit Agreement are satisfied or waived as of the date hereof.
[Signature Page Follows]

A-1-2

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Very truly yours,
BRIGGS & STRATTON CORPORATION,
as the Lead Borrower
By:
    Name:
    Title:

A-1-3

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EXHIBIT A-2
FORM OF NOTICE OF SWINGLINE BORROWING
[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
(the “Administrative Agent”) for the Lenders
party to the Credit Agreement referred to below
10 South Dearborn Street, Floor L2
Chicago, Illinois 60603
Attention: John Morrone
Ladies and Gentlemen:
The undersigned refers to the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein are used herein as therein defined), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, as the Lead Borrower, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and the Administrative Agent, and hereby gives you irrevocable notice pursuant to Section 2.12(b) of the Credit Agreement that the undersigned hereby requests a Swingline Borrowing under the Credit Agreement (the “Proposed Borrowing”) and sets forth below the information relating to the Proposed Borrowing as required by Section 2.12(b) of the Credit Agreement:
(a)     The name of the Borrower for whose account the Proposed Borrowing is requested is _______________.
(b)    The Business Day of the Proposed Borrowing is ________, ________.
(c)     The aggregate principal amount of the Proposed Borrowing is __________.
(d)     The location and number of the account to which funds shall be disbursed is as follows: [________________].
The undersigned hereby certifies that the conditions set forth in Section 6.02 of the Credit Agreement are satisfied or waived as of the date hereof.
[Signature Page Follows]

A-2-1

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Very truly yours,
[__],
as the [__] Borrower
By:
    Name:
    Title:

A-2-2

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EXHIBIT A-3
FORM OF NOTICE OF CONVERSION/CONTINUATION
[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
(the “Administrative Agent”) for the Lenders
party to the Credit Agreement referred to below
10 South Dearborn Street, Floor L2
Chicago, Illinois 60603
Attention: John Morrone
Ladies and Gentlemen:
The undersigned refers to the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein are used herein as therein defined), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, as the Lead Borrower, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and the Administrative Agent, and hereby gives you notice pursuant to Section 2.08(b) of the Credit Agreement that the undersigned hereby requests to [convert][continue] the Borrowing of Revolving Loans referred to below (the “Proposed [Conversion][Continuation]”) and sets forth below the information relating to such Proposed [Conversion][Continuation] as required by Section 2.08(c) of the Credit Agreement:
(i)     The Proposed [Conversion][Continuation] relates to the Borrowing of Revolving Loans in the principal amount of ________ and currently maintained as a Borrowing of [Base Rate Loans] [LIBO Rate Loans] [with an Interest Period ending on___________ ___, 20__] (the “Outstanding Borrowing”).
(ii)     The Business Day of the Proposed [Conversion][Continuation] is ____________.
(iii)     The Outstanding Borrowing shall be [continued as a Borrowing of [LIBO Rate Loans] [with an Interest Period ending on___________ ___, 20__]] [converted into a Borrowing of [Base Rate Loans] [LIBO Rate Loans] [with an Interest Period ending on___________ ___, 20__]].
[The undersigned hereby certifies that no Event of Default is in existence on the date of the Proposed [Conversion][Continuation]].
[Signature Page Follows]

A-3-1

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Very truly yours,
BRIGGS & STRATTON CORPORATION,
as the Lead Borrower
By:
    Name:
    Title:

A-3-2

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EXHIBIT B
FORM OF NOTE
$____________________     New York, New York
    _________ __, ____
FOR VALUE RECEIVED, [__] (the “Borrower”), hereby promises to pay to [_____________________] or its registered assigns (the “Lender”), in lawful money of [__] in immediately available funds, at the Payment Office on (or, to the extent required by the Credit Agreement, before) the Maturity Date for [North American] [Swiss] Revolving Loans the principal sum of ___________________ or, if less, the unpaid principal amount of all [North American] [Swiss] Revolving Loans represented by this Note made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of each [North American] [Swiss] Revolving Loan represented by this Note and made by the Lender in like money at the Payment Office from the date hereof until payment in full of such [North American] [Swiss] Revolving Loans at the rates and at the times provided in Section 2.06 of the Credit Agreement.
This Note is one of the Notes referred to in the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among the Borrower, the other Borrowers (as defined therein) party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and the Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guarantee Agreement. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement. This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.
If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
Except as specifically otherwise provided in the Credit Agreement and the other Loan Documents, the Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

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THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

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[__],as the Borrower
By:
    Name:
    Title:

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EXHIBIT C-1
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Revolving Credit Agreement, dated as of September 27, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), the other Borrowers party thereto from time to time, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 5.01(e)(ii)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Revolving Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of any of the U.S. Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any of the U.S. Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Lead Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Lead Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Lead Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

C-1-1

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[Non-U.S. Lender]
By:
    Name:
    Title:
[Address]
Dated:                                     , 20[ ]

US-DOCS\110931489.5

EXHIBIT C-2
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Revolving Credit Agreement, dated as of September 27, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), the other Borrowers party thereto from time to time, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 5.01(e)(ii)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Revolving Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Revolving Note(s) evidencing such Revolving Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a 10-percent shareholder of any of the U.S. Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to any of the U.S. Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.
The undersigned has furnished the Administrative Agent and the Lead Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

C-2-1

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[Non-U.S. Lender]

By:
    Name:
    Title:
[Address]
Dated:                                                 , 20[ ]

US-DOCS\110931489.5

EXHIBIT C-3
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Revolving Credit Agreement, dated as of September 27, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), the other Borrowers party thereto from time to time, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 5.01(e)(ii)(4) and Section 13.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of any of the U.S. Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any of the U.S. Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

C-3-1

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[Non-U.S. Lender]
By:
    Name:
    Title:
[Address]
Dated:                                                 , 20[ ]

US-DOCS\110931489.5

EXHIBIT C-4
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Revolving Credit Agreement, dated as of September 27, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), the other Borrowers party thereto from time to time, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 5.01(e)(ii)(4) and Section 13.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a 10-percent shareholder of any of the U.S. Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to any of the U.S. Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

C-4-1

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[Non-U.S. Participant]
By:
    Name:
    Title:
[Address]
Dated:                                           , 20[ ]

C-4-2

US-DOCS\110931489.5

EXHIBIT D
FORM OF NOTICE OF SECURED BANK PRODUCT PROVIDER

[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
(the “Administrative Agent”) for the Lenders
party to the Credit Agreement referred to below
10 South Dearborn Street, Floor L2
Chicago, Illinois 60603
Briggs & Stratton Corporation
Secured Bank Product Provider
Ladies and Gentlemen:

Reference is hereby made to the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein are used herein as therein defined), among the Lead Borrower, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and the Administrative Agent.
In accordance with the definition of “Secured Bank Product Provider” as set forth in the Credit Agreement, [ ], [an Affiliate of [ ],] [a Lender] [the Administrative Agent] under the Credit Agreement, hereby notifies the Administrative Agent of the Bank Product[s] set forth on Schedule A hereto (describing [each] such Bank Product and setting forth the maximum amount to be secured by the Collateral) and agrees, in accordance with Section 12.12 of the Credit Agreement, that it is bound by Section 12.12 of the Credit Agreement.
[Signature Pages Follow]

Very truly yours,
[ ]
By:
    Name:
    Title:

[Signature Page to Notice of Secured Bank Product Provider]

US-DOCS\110931489.5

Schedule A
Bank Product[s]
[See attached]

US-DOCS\110931489.5

EXHIBIT E

SOLVENCY CERTIFICATE
of
THE LEAD BORROWER
AND ITS SUBSIDIARIES
Pursuant to Section 6.01(h) of the Revolving Credit Agreement, dated as of September 27, 2019 (the “Credit Agreement”), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, the undersigned hereby certifies, solely in such undersigned’s capacity as a Financial Officer of the Lead Borrower, and not individually, as follows:
As of the date hereof, immediately after giving effect to the Transactions on the Closing Date and the making of each Loan on the Closing Date and the application of the proceeds of such Loans on the Closing Date:

a.	The fair value of the assets of the Lead Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Lead Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.
The Lead Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

d.	The Lead Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The undersigned is familiar with the business and financial position of the Lead Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Lead Borrower and its Subsidiaries after consummation of the Transactions on the Closing Date.

US-DOCS\110931489.5

[Signature Page Follows]

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WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as a Financial Officer of the Lead Borrower, on behalf of the Lead Borrower, and not individually, as of the date first stated above.
BRIGGS & STRATTON CORPORATION

By:
    Name:
    Title:

US-DOCS\110931489.5

EXHIBIT F
[Reserved]

F-1

US-DOCS\110931489.5

EXHIBIT G
FORM OF PERFECTION CERTIFICATE
[See attached]

G-1

4838-6361-4623

Execution Version

PERFECTION CERTIFICATE

September 27, 2019

Reference is hereby made to (i) that certain Revolving Credit Agreement, dated as of September 27, 2019 (the “Credit Agreement”), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), each of the other Borrowers party thereto, the Lenders party thereto, the Issuing Banks party thereto from time to time and JPMORGAN CHASE BANK, N.A., as the Administative Agent, the Collateral Agent and the Swingline Lender and (ii) that certain U.S. Collateral Agreement, dated as of September 27, 2019 (the “Collateral Agreement”), among the Lead Borrower, the other Loan Parties party thereto and JPMORGAN CHASE BANK, N.A., as Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement or the Collateral Agreement, as applicable.

The undersigned hereby certify to the Collateral Agent, as of the date hereof, as follows:

1.Names.

(a)    The exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation or any other organizational or constitutional document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization or company in the jurisdiction of its incorporation/organization disclosed next to its name, except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification or company number, if any, of each Loan Party that is a registered organization or company, the Federal Taxpayer Identification Number of each Loan Party (or any equivalent identification number in any applicable jurisdiction) and the jurisdiction of formation or incorporation/organization of each Loan Party.
(b)    Set forth in Schedule 1(b) hereto is a list of any other corporate, organizational or registered names each Loan Party has had in the past five years, together with the date of the relevant change.
(c)    Set forth in Schedule 1(c) is a list of all other names (if any) used by each Loan Party, or any other business or organization to which each Loan Party became the successor by merger, amalgamation, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization or incorporation at any time during the past four months.

2.Current Locations. The chief executive office of each Loan Party (to the extent one has been appointed) is located at the address set forth in Schedule 2 hereto.

3.Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, in the past five years, all of the Collateral with a Fair Market Value in excess of $5,000,000 has been originated or acquired by each Loan Party in the ordinary course of business

4838-6361-4623

or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
4.File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code (or other similar legislation where such searches can be conducted, including, without limitation, ASIC company searches, insolvency searches and searches of the Australian PPS register and Swiss law and Dutch law equivalents) (i) in each jurisdiction identified in Schedule 1(a) or Schedule 2 with respect to each legal name set forth in Schedule 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule 1(c) or Schedule 3 with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any of the Collateral.
5.Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Collateral Agreement or the applicable Mortgage located in the United States, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.
6.Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 10(d), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required, other than as may be required under Australian, Dutch or Swiss law, to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.
7.Real Property. Attached hereto as Schedule 7(a) is a list of all (i) real property to be encumbered by a Mortgage and fixture filing, which real property includes, without limitation, all real property located in the United States owned by each Loan Party as of the Closing Date having a Fair Market Value (on a per-property basis) equal to or greater than $5,000,000 (such real property, the “Mortgaged Property”), (ii) common names, addresses and uses of each Mortgaged Property and (iii) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto in order to grant a mortgage on any of the real property described in Schedule 7(a). Attached hereto as Schedule 7(c) is a list of all locations leased by any Loan Party where any Loan Party stores Collateral. Attached hereto as Schedule 7(d) is a list of all locations where any Loan Party stores Collateral that is not listed on Schedule 7(a) or 7(c).
8.Stock Ownership and Other Equity Interests. Attached hereto as Schedule 8(a) is a true and correct list of each of the issued and outstanding, stock, shares, partnership interests, limited liability company membership interests or other equity interest of each Subsidiary of the Loan Parties and the record and

4838-6361-4623

beneficial owners of such stock, shares, partnership interests, membership interests or other equity interests setting forth the percentage, class and number of such equity interests pledged under the Security Documents. Also set forth in Schedule 8(b) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.
9.Instruments and Tangible Chattel Paper. Attached hereto as Schedule 9 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Loan Party as of the date hereof, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries, in excess of $1,000,000 with respect to each such note or instrument.
10.Intellectual Property.

(a)
Attached hereto as Schedule 10(a) is a schedule setting forth all of the Loan Parties’ Patents and Trademarks applied for or registered with the United States Patent and Trademark Office (“USPTO”), the World Intellectual Property Organization, IP Australia, Benelux Office for Intellectual Property and all other Patents and Trademarks, including, where applicable, the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Loan Party.

(b)
Attached hereto as Schedule 10(b) is a schedule setting forth all of each Loan Party’s United States Copyrights (as defined in the Collateral Agreement) applied for or registered with the United States Copyright Office (“USCO”), and all other registered Copyrights, including those applied for or registered with IP Australia and, where applicable, the name of the registered owner and the registration number of each Copyright owned by each Loan Party.

(c)
Attached hereto as Schedule 10(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO, USCO, IP Australia and the Dutch Patent Office (Nederlandsch Octrooibureau) as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d)
Attached hereto as Schedule 10(d) in proper form for filing with the USPTO and USCO are the filings necessary to preserve, protect and perfect the security interests in the Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 10(a), Schedule 10(b) and Schedule 10(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

11.Commercial Tort Claims. Attached hereto as Schedule 11 is a true and correct list of all Commercial Tort Claims (as defined in the Collateral Agreement) with an expected value of $5,000,000 or greater, as determined by the Lead Borrower in good faith, held by each Loan Party, including a brief

4838-6361-4623

description thereof and stating if such commercial tort claims are required to be pledged under the Collateral Agreement.
12.Insurance. Attached hereto as Schedule 12 is a true and correct list of all material insurance policies of the Loan Parties.
13.Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Collateral Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name/type of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement and/or pledge agreement, as applicable depending on the location of the relevant accounts, pursuant to the Collateral Agreement or the Credit Agreement and the reason for such account to be excluded from the control agreement requirement.

[The remainder of this page has been intentionally left blank]

4838-6361-4623

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

BRIGGS & STRATTON CORPORATION

By:
Name:
Title:
BRIGGS & STRATTON AG

By:
Name:
Title:

4838-6361-4623

ALLMAND BROS., INC.

By:
Name:
Title:
BILLY GOAT INDUSTRIES, INC.

By:
Name:
Title:
BRIGGS & STRATTON AUSTRALIA PTY. LIMITED

By:
Name:
Title:
BRIGGS & STRATTON INTERNATIONAL AG

By:
Name:
Title:

4838-6361-4623

VICTA LTD

By:
Name:
Title:

4838-6361-4623

Schedule 1(a)
Legal Names, etc.

Legal Name	Type of Entity	Registered Organization/Company (Yes/No)	Organizational or Company Number	Federal Taxpayer Identification Number	Jurisdiction of Formation or Incorporation

4838-6361-4623

Schedule 1(b)
Current and Prior Corporate, Organizational or Registered Names

Company/Subsidiary	Prior Name	Date of Change

See also Schedule 1(c).

4838-6361-4623

Schedule 1(c)
Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	Jurisdiction of Formation or Incorporation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

See also Schedule 1(b).

4838-6361-4623

Schedule 2
Chief Executive Offices

Company/Subsidiary	Address of Chief Executive Office	County	State / Province	Country

4838-6361-4623

Schedule 3
Transactions Other Than in the Ordinary Course of Business

4838-6361-4623

Schedule 4(a)
File Search Reports from UCC Filing Offices

4838-6361-4623

Schedule 4(b)
File Search Reports from PPSR

4838-6361-4623

Schedule 5
Copy of Financing Statements To Be Filed

4838-6361-4623

Schedule 6
Filings/Filing Offices

Type of Filing	Entity	Applicable Security Document [Mortgage, Collateral Agreement or Other]	Jurisdictions

4838-6361-4623

Schedule 7(a)

Owned Real Property

Entity of Record	Common Name, Address and Tax Parcel ID No(s)	Purpose/Use	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/ Right of First Refusal

4838-6361-4623

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I. Landlord’s / Grantor’s Consent Required

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest.

4838-6361-4623

Schedule 7(c)

Leased Real Property

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Schedule 7(d)

Other Locations

4838-6361-4623

Schedule 8(a)
Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	Class	No. Shares/Interest	Percent Pledged	State or Country of Organization

4838-6361-4623

Schedule 8(b)

Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	Class	No. Shares/Interest	Percent Pledged	State of Country of Organization

4838-6361-4623

Schedule 9
Instruments and Tangible Chattel Paper
1.    Promissory Notes:

Payee	Payor	Currency	Principal Amount	Date of Issuance	Maturity Date	Pledged [Yes/No]

2.    Chattel Paper:
3.    Other Debt:

.

4838-6361-4623

Schedule 10(a)
Patents and Trademarks
UNITED STATES PATENTS:
Registrations:

Applications:

OTHER PATENTS (including Industrial Designs):
Registrations:

Applications:

UNITED STATES TRADEMARKS:
Registrations:
Applications:

OTHER TRADEMARKS:
Registrations:

Applications:

4838-6361-4623

Schedule 10(b)
Copyrights
UNITED STATES COPYRIGHTS

Registrations:

NAME	FULL TITLE	US COPYRIGHT REGISTRATION NO.	DATE

Applications:

OTHER COPYRIGHTS

Registrations:

Applications:

4838-6361-4623

Schedule 10(c)
Intellectual Property Licenses
Patent Licenses:

Trademark Licenses:

Copyright Licenses:

4838-6361-4623

Schedule 10(d)
Intellectual Property Filings

4838-6361-4623

Schedule 11
Commercial Tort Claims

4838-6361-4623

Schedule 12
Insurance

Coverage	Deductible/Retention	Territory of Coverage	General Description of What is Covered	Limits	Primary Insurer	Policy Inception

4838-6361-4623

Schedule 13
Deposit Accounts

Owner	Type of Account	Bank	Account Number	Currency	Subject to Control Agreement?	Reason for Exclusion from control requirement

29

US-DOCS\110931489.5

EXHIBIT H
[Reserved]

H-1

US-DOCS\110931489.5

Exhibit I
FORM OF U.S. COLLATERAL AGREEMENT
[See attached]

US-DOCS\109866925.9

Execution Version

U.S. COLLATERAL AGREEMENT

dated and effective as of
September 27, 2019
among
BRIGGS & STRATTON CORPORATION,
as the Lead Borrower,
each other Loan Party
party hereto
and
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

US-DOCS\109866925.9

Page

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.1.	Credit Agreement 1

SECTION 1.2.	Other Defined Terms 1
ARTICLE II

Pledge of Securities

SECTION 2.1.	Pledge 5

SECTION 2.2.	Delivery of the Pledged Collateral 6

SECTION 2.3.	Representations, Warranties and Covenants 7

SECTION 2.4.	Certification of Limited Liability Company and Limited Partnership Interests 8

SECTION 2.5.	Registration in Nominee Name; Denominations 9

SECTION 2.6.	Voting Rights; Dividends and Interest, Etc. 9
ARTICLE III

Security Interests in Other Personal Property

SECTION 3.1.	Security Interest 11

SECTION 3.2.	Representations and Warranties 13

SECTION 3.3.	Covenants 16

SECTION 3.4.	Other Actions 18

SECTION 3.5.	Covenants Regarding Patent, Trademark and Copyright Collateral 19
ARTICLE IV

Remedies

SECTION 4.1.	Remedies Upon Default 20

SECTION 4.2.	Application of Proceeds 23

SECTION 4.3.	Securities Act, Etc. 23

SECTION 4.4.	Collection of Receivables Assets 24

SECTION 4.5.	Special Collateral Account 24

SECTION 4.6.	Pledgors’ Obligations Upon Event of Default. 25

-i-
US-DOCS\109866925.9

Page

ARTICLE V

Miscellaneous

SECTION 5.1.	Notices 25

SECTION 5.2.	Security Interest Absolute 25

SECTION 5.3.	Limitation By Law 26

SECTION 5.4.	Binding Effect; Several Agreements 26

SECTION 5.5.	Successors and Assigns 26

SECTION 5.6.	Collateral Agent’s Fees and Expenses; Indemnification 26

SECTION 5.7.	Collateral Agent Appointed Attorney-in-Fact, Authorization of Financing Statements 27

SECTION 5.8.	Governing Law 28

SECTION 5.9.	Waivers; Amendment 28

SECTION 5.10.	WAIVER OF JURY TRIAL 29

SECTION 5.11.	Severability 29

SECTION 5.12.	Counterparts 29

SECTION 5.13.	Headings 30

SECTION 5.14.	Jurisdiction; Consent to Service of Process 30

SECTION 5.15.	Termination or Release. 30

SECTION 5.16.	Additional Subsidiaries 31

SECTION 5.17.	General Authority of the Collateral Agent 32

SECTION 5.18.	Subject to Intercreditor Agreements; Conflicts 32

SECTION 5.19.	Limitation of Scope 33

SECTION 5.20.	Person Serving as Collateral Agent 33

SECTION 5.21.	Survival of Agreement 33

SECTION 5.22.	Secured Bank Product Obligations 34

SECTION 5.23.	Judgement Currency 34

-ii-
US-DOCS\109866925.9

Schedules

Schedule I    Loan Parties
Schedule II    Pledged Stock; Pledged Debt
Schedule III    Intellectual Property
Schedule IV    Commercial Tort Claims

Exhibits

Exhibit I    Form of Supplement to the U.S. Collateral Agreement
Exhibit II    Form of Grant of Security Interest in [Copyrights][Patents][Trademarks]

-iii-
US-DOCS\109866925.9

U.S. COLLATERAL AGREEMENT, dated and effective as of September 27, 2019 (this “Agreement”), is among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), each other Pledgor (as defined below) from time to time party hereto and JPMorgan Chase Bank, N.A., as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”).
PRELIMINARY STATEMENT
Reference is made to the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers (as defined therein), the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A., as the Administrative Agent, the Collateral Agent, the Australian Security Trustee and the Swingline Lender.
The Lenders, the Issuing Banks and the Swingline Lender have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders, the Issuing Banks and the Swingline Lender to extend such credit from time to time are conditioned upon, among other things, the execution and delivery of this Agreement on or prior to the Closing Date. The Borrowers and the other Loan Parties, as affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement. The Loan Parties that are parties hereto are willing to execute and deliver this Agreement in order to induce the Lenders, the Issuing Banks and the Swingline Lender to extend such credit under the Credit Agreement.
Therefore, to induce the Lenders, the Issuing Banks and the Swingline Lender to make their respective extensions of credit under the Credit Agreement from time to time, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1.    Credit Agreement.
(a)    Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the Uniform Commercial Code or the PPSA, as applicable (as defined herein) and not defined in this Agreement or the Credit Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in the Uniform Commercial Code.
(b)    The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.
SECTION 1.2.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

US-DOCS\109866925.9

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper or General Intangibles.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.1.
“CIPO” means the Canadian Intellectual Property Office.
“Collateral” means Article 9 Collateral and Pledged Collateral. For the avoidance of doubt, the term Collateral does not include any Excluded Property or Excluded Securities.
“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including any such rights that such Pledgor has the right to sublicense).
“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States and Canada or any other country or group of countries, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States and Canada or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office or CIPO and the right to obtain all renewals thereof, including those listed on Schedule III; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof; and (e) all other rights accruing thereunder or pertaining thereto throughout the world.
“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Federal Securities Laws” has the meaning assigned to such term in Section 4.3.
“General Intangibles” means all “general intangibles” as defined in the Uniform Commercial Code, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property, goodwill, registrations, franchises,

US-DOCS\109866925.9

tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.
“Grants of Security Interest in Intellectual Property” means the grants of security interest substantially in the form attached hereto as Exhibit II or such other form as shall be reasonably acceptable to the Collateral Agent.
“Intellectual Property” means (a) all intellectual property of every kind and nature of any Pledgor, whether now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation; (b) all IP Agreements now or hereafter held by any Pledgor; (c) all claims for, and rights to sue for, past or future infringements, misappropriations, dilutions and other violations of any of the foregoing; (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof; and (e) all other rights accruing thereunder or pertaining thereto throughout the world.
“Intellectual Property Collateral” has the meaning assigned to such term in Section 3.2.
“Intercreditor Agreement” means each Intercreditor Agreement, each Receivables Intercreditor Agreement and each Securitization Intercreditor Agreement.
“IP Agreements” means all material Copyright Licenses, Patent Licenses and Trademark Licenses, including, without limitation, the agreements set forth on Schedule III hereto; provided, for the avoidance of doubt, “IP Agreements” shall exclude any shrink-wrap licenses or other ordinary course Copyright Licenses, Patent Licenses or Trademark Licenses, as the case may be, in which any Pledgor is a licensee.
“Lead Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, have made, use, sell, offer to sell, or import any invention or design covered by a Patent, now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).
“Patents” means all of the following: (a) all letters patent and industrial designs of the United States and Canada or the equivalent thereof in any other country or jurisdiction or group of countries, including those listed on Schedule III, and all applications for letters patent and industrial designs of the United States and Canada or the equivalent thereof in any other country or jurisdiction or group of countries, including those listed on Schedule III; (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, including the right to exclude others from making, using, importing and/or selling the inventions or designs disclosed or claimed in any of the foregoing in the immediately preceding sub-part (a) or this sub-part (b); (c) all claims for, and rights to sue for, past or future

US-DOCS\109866925.9

infringements of any of the foregoing; (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof; and (e) all other rights accruing thereunder or pertaining thereto throughout the world.
“Permitted Liens” means Liens that are permitted pursuant to Section 10.02 of the Credit Agreement.
“Pledged Collateral” has the meaning assigned to such term in Section 2.1.
“Pledged Debt” has the meaning assigned to such term in Section 2.1
“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Pledged Stock” has the meaning assigned to such term in Section 2.1.
“Pledgor” means the Lead Borrower and each other Loan Party set forth on Schedule I and any other Loan Party that becomes a party hereto pursuant to Section 5.16. Notwithstanding anything to the contrary set forth herein, any entity that ceases to be a Loan Party in accordance with the terms of Section 12.11 of the Credit Agreement shall automatically cease to be a Pledgor.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s Orders, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the PPSA Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in any applicable jurisdiction in Canada, “PPSA” means the Personal Property Security Act or such other applicable legislation (including, the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Proceeds” means all “Proceeds” as defined in the Uniform Commercial Code and the PPSA, including all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Pledgor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.
“Receiver” has the meaning assigned to such term in Section 4.1.
“Security Interest” has the meaning assigned to such term in Section 3.1.

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“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).
“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos and other source or business identifiers, and all designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, CIPO or any similar offices in any State of the United States or any other country or group of countries or any political subdivision of any of the foregoing, and all renewals thereof, including those listed on Schedule III; (b) all goodwill associated with or symbolized by the foregoing; (c) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing; (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilutions or other violations thereof; and (e) all other rights accruing thereunder or pertaining thereto throughout the world.
ARTICLE II

PLEDGE OF SECURITIES
SECTION 2.1.    Pledge. As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):
(a)    all Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (any such Equity Interests, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Securities or Excluded Property;
(b)    (i) the debt obligations owed to such Pledgor listed opposite the name of such Pledgor on Schedule II, (ii) all other debt obligations existing on the Closing Date or in the future issued to such Pledgor, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the property described in clauses (b)(i), (ii) and (iii) above, the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Securities or Excluded Property;
(c)    subject to Section 2.6, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of the Pledged Stock and the Pledged Debt;
(d)    subject to Section 2.6, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and
(e)    all Proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in this clause (e) and in clauses (c) through (d) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Securities or Excluded Property;
TO HAVE AND TO HOLD, the Pledged Collateral together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.
SECTION 2.2.    Delivery of the Pledged Collateral.
(a)    Each Pledgor agrees to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date or on such other applicable date pursuant to Section 9.12 of the Credit Agreement, or if acquired after the date hereof, within thirty (30) calendar days after receipt by such Pledgor (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), any and all certificates or other instruments (if any) representing any Pledged Securities, to the extent such Pledged Securities are either (i) Pledged Stock or (ii) in the case of promissory notes or other instruments evidencing Pledged Debt, are required to be delivered pursuant to paragraph (b) of this Section 2.2.
(b)    To the extent any Indebtedness for borrowed money constituting Pledged Collateral owed to any Pledgor (other than intercompany Indebtedness owed to such Pledgor by another Pledgor or other Loan Party that has pledged substantially all of its assets to the Collateral Agent for the benefit of the Secured Parties pursuant to a Security Document governed by the Specified Foreign Laws) is evidenced by a duly executed promissory note in an individual principal amount in excess of $1,000,000, such Pledgor shall cause such promissory note to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date or on such other applicable date pursuant to Section 9.12 of the Credit Agreement, as applicable, or if acquired after the date hereof, within thirty (30) calendar days after receipt by such Pledgor (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), pursuant to the terms hereof (except to the extent that delivery of such promissory note would violate applicable law). To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon the occurrence and during the continuance of an Event of Default, unless such demand would expose such Pledgor to liability to the maker of such promissory note.
(c)    Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.2 shall be accompanied by stock powers or allonges, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent, and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities that are created pursuant to Section 2.4(b)) as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

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SECTION 2.3.    Representations, Warranties and Covenants. Each Pledgor, as applicable represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:
(i)    Schedule II correctly sets forth (or, with respect to any Pledged Stock issued by an issuer that is not a Subsidiary of the Lead Borrower, correctly sets forth, to the knowledge of the relevant Pledgor), as of the Closing Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) Pledged Debt pledged hereunder and in an individual principal amount in excess of $1,000,000;
(ii)    the Pledged Stock and Pledged Debt (with respect to any Pledged Stock or Pledged Debt issued by an issuer that is not a Subsidiary of the Lead Borrower, to the knowledge of the relevant Pledgor), as of the Closing Date, (x) have been duly and validly authorized and issued by the issuers thereof and (y) (i) in the case of Pledged Stock, are fully paid and, with respect to Equity Interests constituting capital stock of a corporation, nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing;
(iii)    except for the security interests granted hereunder (and other security interests not prohibited by the Loan Documents), each Pledgor (i) is and, subject to any transfers or transactions not in violation of the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (as may be supplemented from time to time pursuant to Section 2.2(c)) as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents to Dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;
(iv)    other than as set forth in the Credit Agreement, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise not prohibited by the Credit Agreement, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder other than under any applicable Requirement of Law;
(v)    each Pledgor has the power and authority to pledge the Pledged Collateral, pledged by it hereunder in the manner hereby done or contemplated;
(vi)    other than as set forth in the Credit Agreement, as of the Closing Date, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is

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necessary to the validity of the pledge effected hereby other than such as have been obtained and are in full force and effect;
(vii)    by virtue of the execution and delivery by the respective Pledgors of this Agreement or any supplement hereto, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement (to the extent required hereunder) and financing statements naming the Collateral Agent as the secured party described in Section 3.2 are filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in the Pledged Collateral under the Uniform Commercial Code or its equivalent in any applicable jurisdiction, subject only to Permitted Liens; and
(viii)    each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of any applicable Intercreditor Agreement, agrees to transfer record ownership of the Pledged Collateral issued by it in connection with any request by the Collateral Agent if an Event of Default has occurred and is continuing.
SECTION 2.4.    Certification of Limited Liability Company and Limited Partnership Interests.
(a)    As of the Closing Date, except as set forth on Schedule II, the Equity Interests in limited liability companies and limited partnerships that are pledged by the Pledgors hereunder and do not have a certificate described on Schedule II do not constitute a security under Section 8-103 of the Uniform Commercial Code or the corresponding code or statute of any other applicable jurisdiction.
(b)    The Pledgors shall at no time elect to treat any interest in any limited liability company or limited partnership Controlled by a Pledgor and pledged hereunder as a “security” within the meaning of Article 8 of the Uniform Commercial Code or its equivalent in any jurisdiction or issue any certificate representing such interest, unless promptly thereafter (and in any event within 30 days or such longer period as the Collateral Agent may permit in its sole discretion) the applicable Pledgor provides notification to the Collateral Agent of such election and takes all action necessary to establish the Collateral Agent’s control (within the meaning of Section 8-106 of the Uniform Commercial Code or the PPSA, as applicable) thereof.
SECTION 2.5.    Registration in Nominee Name; Denominations. Subject to any applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). If an Event of Default shall have occurred and be continuing, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement, subject to any applicable Intercreditor Agreement. Subject to any applicable Intercreditor Agreement, each Pledgor shall cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.5, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.
SECTION 2.6.    Voting Rights; Dividends and Interest, Etc.
(a)    Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:
(i)    Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Loan Documents; provided that, except as not prohibited by the Credit Agreement, such rights and powers shall not be exercised in any manner that would materially and adversely affect the rights and remedies of any of the Collateral Agent or any other Secured Parties under this Agreement or any Loan Document or the ability of the Secured Parties to exercise the same.
(ii)    The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.
(iii)    Subject to Section 2.2 and paragraph (b) below, each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral.
(b)    Notwithstanding anything to the contrary in any other Loan Document, upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.6 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.6 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.2. After all Events of Default have been cured (to the extent such Events of Default are permitted to be cured under the Loan Documents) or waived and the Lead Borrower has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.6 solely to the extent that such dividends, interest, principal or other distributions remain in such account and have not been applied in accordance with the provisions of Section 4.2.
Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the Lead Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.6, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.6, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right (in its sole discretion) from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured (to the extent such Events of Default are permitted to be cured under the Loan Documents) or waived and the Lead Borrower has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Agent under paragraph (a)(ii) shall be in effect.
ARTICLE III

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY
SECTION 3.1.    Security Interest.
(a)    As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of its present and after-acquired personal property, including the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all cash and Deposit Accounts;
(iv)    all Documents and Documents of Title;
(v)    all Equipment;
(vi)    all Fixtures and other Goods;
(vii)    all General Intangibles and Intangibles (including, without limitation, all Intellectual Property);
(viii)    all Instruments (other than Pledged Debt which is governed by Article II);
(ix)    all Inventory and all other Goods not otherwise described above;
(x)    all Investment Property (other than the Pledged Collateral, which is governed by Article II);

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(xi)    all Letters of Credit and Letter of Credit Rights;
(xii)    all Commercial Tort Claims, as described on Schedule IV (as may be supplemented from time to time pursuant to Section 3.4 or the Supplement hereto substantially in the form of Exhibit I);
(xiii)    all books and records, customer lists, credit files, programs, printouts and other computer materials and records pertaining to the Article 9 Collateral; and
(xiv)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.
Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include), and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to, the Excluded Property, the Excluded Securities, Consumer Goods or the last day of the term of any lease or agreement for lease of real property, provided that upon enforcement of the Security Interest, each Pledgor shall stand possessed of such last day in trust or assign the same to any person acquiring such term.
Each Pledgor confirms that value has been given by the Secured Parties to such Pledgor, that such Pledgor has rights in its Collateral existing at the date of this Agreement, and that such Pledgor and the Collateral Agent have not agreed to postpone the time for attachment of the Security Interest granted to the Collateral Agent in any of the PPSA Collateral of such Pledgor pursuant to this Agreement.
(b)    Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant United States or Canadian jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral, the Pledged Collateral or any part thereof, and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code, the PPSA or their equivalent in each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property” or words of similar effect. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.
The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office or CIPO (or any successor office), as applicable, such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor in such Pledgor’s Patents, Trademarks and Copyrights, without the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

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(c)    The security interest granted hereunder is security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Collateral.
(d)    Notwithstanding anything to the contrary in this Agreement, in no event shall (A) any control agreements or control, lockbox or similar agreements or arrangements be required with respect to any Securities Accounts or Commodities Accounts constituting Excluded Property, (B) any landlord, mortgagee and bailee waivers or subordination agreements be required (other than subordination agreements expressly required by the Credit Agreement); provided that, if any Pledgor does not obtain and maintain a landlord, mortgagee or bailee waiver or subordination agreement with respect to the location of any Inventory, the Administrative Agent shall have the right at any time to establish a Reserve against the applicable Borrowing Base with respect to the Inventory at such location or (C) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing.
SECTION 3.2.    Representations and Warranties. On the Closing Date and the date of each Credit Extension, each of the Pledgors, as applicable, represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:
(a)    Each Pledgor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, except where the failure to have such rights and title would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. Each of (i) the Pledgors has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto, and (ii) the Pledgors has full power and authority to execute, deliver and perform its obligations in accordance with the terms of this Agreement (or any supplement hereto, as applicable), in each case, without the consent or approval of any other person as of the Closing Date other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement.
(b)    Each Pledgor represents that the Perfection Certificate has been duly prepared, completed and executed with respect thereto and the information set forth therein, including the exact legal name of such Pledgor, is correct and complete, in all material respects, as of the Closing Date. Except as provided in Section 9.10 of the Credit Agreement, the Uniform Commercial Code and PPSA financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared for filing in each governmental, municipal or other office specified in the Perfection Certificate constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office, the United States Copyright Office and CIPO in order to perfect the Security Interest in Article 9 Collateral consisting of United States and Canadian Patents, United States and Canadian registered Trademarks and United States and Canadian registered Copyrights) that are necessary as of the Closing Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States or Canada (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Except as provided in Section 9.10 of the Credit Agreement, each Pledgor represents and warrants that the Grants of Security Interest in Intellectual Property executed by the applicable Pledgors containing descriptions of all Article 9 Collateral that consists of United States and Canadian federally issued Patents (and Patents for which United States and Canadian federal registration applications are pending), United States and Canadian federally registered Trademarks (and Trademarks for which United States and Canadian federal registration applications are pending) and United States and Canadian registered Copyrights have been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, or with CIPO, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property described in such Grants of Security Interest in Intellectual Property as of the Closing Date in which a security interest may be perfected by recording with the United States Patent and Trademark Office, the United States Copyright Office and CIPO, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than the Uniform Commercial Code and PPSA financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared for filing in each governmental, municipal or other office specified in the Perfection Certificate, and other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United

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States and Canadian federally issued, registered or pending Patents, Trademarks and Copyrights acquired or developed after the Closing Date).
(c)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.2(b), as of the Closing Date, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States or Canada (or any political subdivision thereof) pursuant to the Uniform Commercial Code, PPSA or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Grants of Security Interest in Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office and CIPO, as applicable (and, as applicable, upon the filing, recording and registering actions described in the immediately preceding sub-part (ii)) upon the making of such filings with such offices (and, as applicable, upon the filing, recording and registering actions described in the immediately preceding sub-part (ii)). The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.
(d)    The Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code, the PPSA or any other applicable laws covering any Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office, the United States Copyright Office or CIPO for the benefit of a third party or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, in each case (of the immediately preceding sub-parts (i)-(iii)), which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.
(e)    No Pledgor holds any Commercial Tort Claim individually reasonably estimated to exceed $5,000,000 as of the Closing Date except as indicated on Schedule IV.
(f)    As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”):
(i)    The Intellectual Property Collateral set forth on Schedule III includes a true and complete list of all of the issued and applied for United States and Canadian federal Patents, registered and applied for United States and Canadian federal Trademarks and material United States and Canadian federal registered Copyrights owned by such Pledgor as of the date hereof (other than Excluded Property).
(ii)    The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part and, to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any current uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.
(iii)    Except as would not reasonably be expected to have a Material Adverse Effect, (A) such Pledgor has made or performed all commercially reasonable acts, including without limitation

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filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and Canada and (B) such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral.
(iv)    With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received a notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) such Pledgor is not in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default by any Pledgor under such IP Agreement, including in a manner that would permit termination, modification or acceleration under such IP Agreement.
(v)    Except as would not reasonably be expected to have a Material Adverse Effect, no item of Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.
SECTION 3.3.    Covenants.
(a)    [Reserved].
(b)    Subject to any rights of such Pledgor to Dispose of Collateral provided for in the Loan Documents, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent granted hereunder, for the benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.
(c)    Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the security interest granted hereunder and the rights and remedies created hereby, including the payment of any fees and taxes together with any interest and penalties, if any, required in connection with the execution and delivery of this Agreement and the granting of the security interest granted hereunder and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and the terms of the Credit Agreement. Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item that may constitute a material issued or applied for United States or Canadian federal Patent of such Pledgor, material registered or applied for United States or Canadian Trademark of such Pledgor or material registered United States or Canadian federal Copyright of such Pledgor; provided that any Pledgor shall have the right, exercisable within 90 days after the Lead Borrower has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion), to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 45 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion).
(d)    After the occurrence and during the continuance of an Event of Default, each Pledgor will permit any representatives designated by the Collateral Agent or any Secured Party (pursuant to a request made through the Collateral Agent), at reasonable times upon reasonable prior notice, (i) to inspect the Collateral (including to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral), and including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification, (ii) to examine and make copies of the records of such Pledgor relating to the Collateral and (iii) to discuss the Collateral and related records of such Pledgor with, and to be advised as to the same by, such Pledgor’s officers and employees. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to Section 13.15 of the Credit Agreement.
(e)    The Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Pledgor fails to do so as required by the Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization, which demand shall be accompanied by a written statement setting forth in reasonable detail the calculation of the amount of such payment or expense; provided, however, that nothing in this Section 3.3(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
(f)    Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.
(g)    None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral owned by it or in which it has an interest, and no Pledgor shall grant any other Lien in respect of the Collateral owned by it or in which it has an interest, in each case, except as not prohibited by the Credit Agreement. None of the Pledgors shall make or permit to be made any transfer of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement and each Intercreditor Agreement.
(h)    Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Loan Documents or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.3(h), including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Obligations secured hereby.
(i)    Each Pledgor shall keep and maintain, in all material respects, complete, accurate and proper books and records with respect to the Collateral owned by such Pledgor, and, after the occurrence and during the continuance of an Event of Default, furnish to the Collateral Agent, subject to the Disclosure Exceptions, such reports relating to the Collateral as the Collateral Agent shall from time to time reasonably request.
SECTION 3.4.    Other Actions. In order to further ensure the attachment, and perfection of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:
(a)    Instruments, Tangible Chattel Paper and Chattel Paper. If any Pledgor shall at any time own or acquire any Instruments, Tangible Chattel Paper or Chattel Paper (other than debt obligations which constitute Pledged Debt which is governed by Article II and checks received and processed in the ordinary course of business), in each case evidencing an individual amount in excess of $1,000,000, such Pledgor shall promptly (and in any event within 30 days of its acquisition or such longer period as the Collateral Agent may permit in its sole discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.
(b)    Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5,000,000, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and deliver to the Collateral Agent in writing a supplement to Schedule IV including such description.
(c)    Pledgor Changes. Each Pledgor will not change its legal name, type of entity, jurisdiction or organization or chief executive office, in each case, without giving the Collateral Agent at least 10 days’ prior written notice thereof and taking such action, if any, as may be required to ensure that the Collateral Agent retains a perfected security interest in the Article 9 Collateral and Pledged Collateral granted by it.
(d)    Certificate of Title. During a Liquidity Period, upon the written request of the Collateral Agent, each Pledgor shall deliver to the Collateral Agent the original of any certificate of title on any motor vehicle, Equipment or other Collateral included in any Borrowing Base and, upon the written request of the Collateral Agent, take any action necessary to ensure the perfection of the Collateral Agent’s security interest therein and Lien thereon, including by providing, executing and/or filing any documents or instruments necessary to have the Lien of the Collateral Agent noted on any such certificate and/or with the appropriate Governmental Authority.
SECTION 3.5.    Covenants Regarding Patent, Trademark and Copyright Collateral. Except as not prohibited by the Credit Agreement:
(a)    Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business would become prematurely invalidated, abandoned, lapsed or dedicated to the public.
(b)    Each Pledgor will for each Trademark that is material to the normal conduct of such Pledgor’s business, (i) use its commercially reasonable efforts to maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use and (ii) maintain (and use its commercially reasonable efforts to cause its licensees or its sublicensees to maintain) the quality of products and services offered under such Trademark in a manner consistent with the operation of such Pledgor’s business.
(c)    Each Pledgor shall notify the Collateral Agent promptly if it knows that any United States or Canadian federally issued or applied for Patent, United States or Canadian federally registered or applied for Trademark or United States or Canadian federally registered Copyright material to the normal conduct of such Pledgor’s business is likely to imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, CIPO, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.
(d)    Each Pledgor, either by itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on a quarterly basis (concurrently with the delivery of each Compliance Certificate in accordance with Section 9.04(c) of the Credit Agreement) of each application for, or registration or issuance of, any Patent or Trademark with the United States Patent and Trademark Office and CIPO and each registration of any Copyright with the United States Copyright Office and CIPO filed by or on behalf of, or issued to, or acquired by, any Pledgor during the preceding quarterly period and (ii) upon the reasonable request of the Collateral Agent, execute, deliver and file with the United States Patent and Trademark Office, United States Copyright Office and/or CIPO, as applicable, any and all agreements, instruments, documents and papers necessary, or as reasonably requested by the Collateral Agent, to evidence the Collateral Agent’s Security Interest in such Patent, Trademark or Copyright and the perfection thereof, provided that any such Patent, Trademark or Copyright shall automatically become subject to the Security Interest and constitute Collateral to the extent such would have constituted Collateral if owned at the Closing Date without further action by any party.
(e)    Each Pledgor shall exercise its reasonable business judgment consistent with its past practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or CIPO with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business, and use its commercially reasonable efforts to maintain (i) each United States and Canadian federally issued Patent that is material to the normal conduct of such Pledgor’s business and (ii) the registrations of each United States and Canadian federally registered Trademark and each United States and Canadian federally registered Copyright, in each case that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.
(f)    In the event that any Pledgor knows or has reason to know that any Intellectual Property Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall take all actions as such Pledgor shall, in its reasonable business judgment, deem reasonably appropriate under the circumstances.
(g)    Upon and during the continuance of an Event of Default, at the request of the Collateral Agent, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from each licensor under each Copyright License, Patent License or Trademark License that constitutes Intellectual Property Collateral to effect the assignment or sub-license of all such Pledgor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent; provided, however, that nothing contained in this Section 3.5(g) should be construed as an obligation of any Pledgor to incur any costs or expenses in connection with obtaining such approval.

US-DOCS\109866925.9

ARTICLE IV

REMEDIES
SECTION 4.1.    Remedies Upon Default. In accordance with, and to the extent consistent with, the terms of any applicable Intercreditor Agreement, the Collateral Agent may take any action specified in this Section 4.1. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral, as applicable, to the Collateral Agent on demand. It is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times upon the occurrence and during the continuance of an Event of Default: (a) exercise those rights and remedies provided in this Agreement, the Credit Agreement or any other Loan Document, (b) with respect to any Intellectual Property Collateral, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Intellectual Property Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense (subject to any such licensee’s obligation to maintain the quality of the goods and/or services provided under any Trademark consistent with the quality of such goods and/or services provided by the Pledgors immediately prior to the Event of Default), whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, and on a royalty-fee basis, any such Intellectual Property Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing or Trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use), (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral or any records relating to the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) or in equity. The Collateral Agent agrees and covenants not to exercise any of the rights or remedies set forth in the preceding sentence unless and until the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise Dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such Disposition of Collateral pursuant to this Section 4.1 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use). Each such purchaser at any such Disposition shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted and (d) if it so elects, shall have the right to, seek the appointment of a receiver, interim receiver, receiver-manager, or a receiver and manager or keeper (each, a “Receiver”) to take possession of Collateral and to enforce any of the Collateral Agent’s remedies, or may institute proceedings in any court of competent jurisdiction for the appointment of such Receiver and each Pledgor hereby consents to such rights and such appointment and hereby waives any objection such Pledgor may have thereto or the right to have a bond or other security posted by the Collateral Agent. Any such Receiver given and shall have the same powers and rights and exclusions and limitations of liability as the Collateral Agent has under this Agreement, at law or in equity. To the extent permitted by applicable law, any Receiver appointed by the Collateral Agent shall (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of any such Pledgor and not of the Collateral Agent. The Collateral Agent may from time to time fix the Receiver’s remuneration and the Pledgors shall pay the amount of such remuneration to the Collateral Agent. The Collateral Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Collateral Agent. A court need not appoint, ratify the appointment by the Collateral Agent, or otherwise supervise in any manner the actions, of any Receiver. Upon a Pledgor receiving notice from the Collateral Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of the Pledgors with respect to the Collateral shall cease, unless specifically continued by the written consent of the Collateral Agent.
Except as provided in Section 9-611(d) of the Uniform Commercial Code, the Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code, the PPSA, any applicable Debtor Relief Laws or their equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale, and each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Uniform Commercial Code or its equivalent in any applicable jurisdiction. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.1, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and Dispose of such property in accordance with Section 4.2 without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.1 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Uniform Commercial Code, the PPSA or their equivalent in other jurisdictions.
Without limiting any other rights of the Collateral Agent granted pursuant to this Agreement, each Pledgor hereby grants to the Collateral Agent a royalty-free (and also free of any other obligation of payment), non-exclusive license (such license to be effective and exercisable only upon the occurrence and during the continuance of any Event of Default), to use or otherwise exploit any Intellectual Property or to exercise any of such Pledgor’s rights under any IP Agreements (to the extent permitted under such IP Agreements), solely in connection with the Collateral Agent’s sale or other disposition of Inventory in connection with its enforcement of rights or remedies hereunder; provided, that the foregoing license shall be subject, in the case of Trademarks, to sufficient rights of quality control and inspection in favor of such Pledgor to avoid the risk of invalidation of such Trademarks.
SECTION 4.2.    Application of Proceeds. The Collateral Agent shall, subject to any applicable Intercreditor Agreement, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, as well as any Collateral consisting of cash at any time when remedies are being exercised hereunder, on the terms set forth in Section 11.02 of the Credit Agreement.
The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon the request of the Collateral Agent prior to any distribution under this Section 4.2, the Administrative Agent shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in this Section 4.2 that each applicable Secured Party or its authorized representative believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
SECTION 4.3.    Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as amended, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any Disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to Dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could Dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to Dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or, in each case, part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.3 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.
SECTION 4.4.    Collection of Receivables Assets. Subject to any applicable Intercreditor Agreement, the Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default, by giving each Pledgor written notice, elect to require that any Accounts of any Pledgor be paid directly to the Collateral Agent for the benefit of the Secured Parties. In such event, each such Pledgor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Accounts owned by such Pledgor of the Collateral Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Accounts directly to the Collateral Agent. Upon receipt of any such notice from the Collateral Agent, each Pledgor shall, so long as an Event of Default is continuing, thereafter hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Accounts and other Collateral and promptly deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 4.2 and 4.5 hereof.
SECTION 4.5.    Special Collateral Account. Subject to any applicable Intercreditor Agreement, the Collateral Agent may, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral Agent promptly after receipt thereof by a Pledgor and held in such cash collateral account as security for its Obligations. No Pledgor shall have any control whatsoever over such cash collateral account; provided that the Collateral Agent shall at the request of the Lead Borrower, release all funds in such cash collateral account (less any amounts that have been applied in accordance with the immediately following sentence) to the applicable Pledgor promptly upon the cure (to the extent such Events of Default are permitted to be cured by the Loan Documents) or waiver of all Events of Default and the delivery by the Lead Borrower to the Collateral Agent of a certificate of a Responsible Officer to that effect. The Collateral Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Obligations then due in accordance with the terms of Section 4.2 hereof and the terms of any applicable Intercreditor Agreement.
SECTION 4.6.    Pledgors’ Obligations Upon Event of Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Pledgor will:
(a)    assemble and make available to the Collateral Agent the Collateral at a place or places specified by the Collateral Agent that is reasonably convenient to the Collateral Agent and such Pledgor; and
(b)    permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises owned or, to the extent lawful and permitted, leased by any of the Pledgors where all or any part of the Collateral is located, to take possession of all or any part of the Collateral, to remove all or any part of the Collateral, and to conduct sales of the Collateral, without any obligation to pay the Pledgor for such use and occupancy; provided that the Collateral Agent shall provide the applicable Pledgor with notice thereof prior to such occupancy or use.
ARTICLE V

MISCELLANEOUS
SECTION 5.1.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.03 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Lead Borrower, with such notice to be given as provided in Section 13.03 of the Credit Agreement.
SECTION 5.2.    Security Interest Absolute; Further Assurances. To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance of such Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made)). Each Pledgor and the Collateral Agent agree that the provisions of Section 9.10 of the Credit Agreement shall apply mutatis mutandis to such Pledgor and the Collateral Agent under this Agreement.
SECTION 5.3.    Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
SECTION 5.4.    Binding Effect; Several Agreements. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted under this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.9 or 5.15, as applicable.
SECTION 5.5.    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns, provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement except as permitted by Section 5.4.
SECTION 5.6.    Collateral Agent’s Fees and Expenses; Indemnification.
(a)    The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder by the Pledgors, and the Collateral Agent and other Indemnified Persons shall be indemnified by the Pledgors, in each case of this clause (a), mutatis mutandis, as provided in Section 13.01 of the Credit Agreement.
(b)    Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.6 shall remain operative and in full force and effect regardless of the resignation of the Collateral Agent, the termination of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.
SECTION 5.7.    Collateral Agent Appointed Attorney-in-Fact, Authorization of Financing Statements.
(a)    Each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each case upon the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to any applicable Requirements of Law and any applicable Intercreditor Agreements, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and reasonable notice by the Collateral Agent to the Lead Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent as contemplated by Section 4.4; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Notwithstanding anything in this Section 5.7 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 5.7 unless an Event of Default shall have occurred and be continuing. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. For the avoidance of doubt, Section 12.03 of the Credit Agreement shall apply to the Collateral Agent as agent for the Secured Parties hereunder.
(b)    Each Pledgor acknowledges that, pursuant to Section 9-509(b) of the Uniform Commercial Code, the PPSA and any other applicable law, the Collateral Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Article 9 Collateral and the Pledged Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Each Pledgor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property” of such Pledgor, whether now owned or hereafter existing or acquired by such Pledgor or such other description as the Agent, in its reasonable judgment, determines is necessary or advisable.
SECTION 5.8.    Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 5.9.    Waivers; Amendment.
(a)    No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.12 of the Credit Agreement, and except as otherwise provided in any applicable Intercreditor Agreement. For the avoidance of doubt, the Collateral Agent is authorized to amend, supplement or otherwise modify this Agreement without further consent of any Lender in the circumstances expressly contemplated by the definition of “Junior Liens” in the Credit Agreement. The Collateral Agent may conclusively rely on a certificate of an officer of the Lead Borrower as to whether any amendment contemplated by this Section 5.9(b) is permitted.
(c)    Notwithstanding anything to the contrary contained herein, the Collateral Agent may (in its sole discretion) grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Lead Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.
SECTION 5.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.
SECTION 5.11.    Severability. In the event any one or more of the provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.12.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 5.4. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
SECTION 5.13.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.14.    Jurisdiction; Consent to Service of Process.
(a)    Each Pledgor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party to this Agreement or any Affiliate thereof, in any way relating to this Agreement, any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.
(b)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 5.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

SECTION 5.15.    Termination or Release.
In each case subject to any applicable Intercreditor Agreement:
(a)    This Agreement and the pledges made by the Pledgors herein and all other security interests granted by the Pledgors hereby shall automatically terminate and be released upon the occurrence of the Termination Date.
(b)    (i) A Pledgor shall automatically be released from its obligations hereunder if such Pledgor is released from its obligations under the Guarantee Agreement in accordance with Section 13.18(a)(1)(v) of the Credit Agreement and/or (ii) the security interest granted hereunder in any portion of the Collateral shall be automatically released upon the occurrence of any of the circumstances set forth in Section 13.18(a) of the Credit Agreement (other than Section 13.18(a)(1)(v) thereof) with respect to such portion of the Collateral, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights to the applicable Collateral shall revert to any applicable Pledgor.
(c)    The security interest granted hereunder in any portion of the Collateral shall be automatically released upon such portion of the Collateral becoming Excluded Property or Excluded

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Securities (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Pledgor upon its reasonable request without any further inquiry).
(d)    In connection with any termination or release pursuant to this Section 5.15, the Collateral Agent shall execute and deliver to any Pledgor all documents that such Pledgor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Pledgor, any of such released Collateral that is in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. Any execution and delivery of documents pursuant to this Section 5.15 shall be made without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 5.15, the applicable Pledgor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of Uniform Commercial Code partial release amendments or termination statements, or PPSA financing change statements or discharges, as applicable, in each case, as may be reasonably acceptable to the Collateral Agent with respect to the released portion of the Collateral. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Lead Borrower, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute, deliver or acknowledge any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. The Pledgors agree to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.
SECTION 5.16.    Additional Subsidiaries. Upon execution and delivery by any Subsidiary that is required or permitted to become a party hereto by Section 9.10 of the Credit Agreement or the Collateral and Guarantee Requirement of the Credit Agreement of a Supplement hereto substantially in the form of Exhibit I hereto (or another instrument reasonably satisfactory to the Collateral Agent and the Lead Borrower), such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.
SECTION 5.17.    General Authority of the Collateral Agent.
(a)    By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Security Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Security Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (iv) to agree to be bound by the terms of this Agreement and any other Security Documents and applicable Intercreditor Agreements then in effect.
(b)    Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by Article 12 of the Credit Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
(c)    It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and Article 12 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article 12 of the Credit Agreement.
SECTION 5.18.    Subject to Intercreditor Agreements; Conflicts. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of any applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of such applicable Intercreditor Agreement and the terms of this Agreement, the terms of such applicable Intercreditor Agreement shall govern. In the event of any conflict between the terms of the Credit Agreement and the terms of this Agreement, the terms of the Credit Agreement shall govern.
SECTION 5.19.    Limitation of Scope. Notwithstanding any provision hereof or any other Loan Document to the contrary, (i) no Foreign Loan Party (other than any Foreign Loan Party that (A) is organized or incorporated in a Specified Jurisdiction and (B) is not a CFC or a FSHCO) shall have any joint and several liability under any Loan Document for, or any Guarantee obligation under any Loan Document with respect to, and (ii) no assets of any Foreign Loan Party (other than any Foreign Loan Party that (A) is organized or incorporated in a Specified Jurisdiction and (B) is not a CFC or a FSHCO) or any Equity Interests of any Foreign Loan Party that constitute Excluded Securities shall constitute Collateral under any Loan Document for, in the case of each of the foregoing clauses (i) and (ii), the U.S. Obligations.
SECTION 5.20.    Person Serving as Collateral Agent. On the Closing Date, the Collateral Agent hereunder is also the Administrative Agent. Written notice of resignation by the Administrative Agent under (and as defined in) the Credit Agreement pursuant to the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the Administrative Agent under (and as defined in) the Credit Agreement by a successor, that successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto. The Collateral Agent immediately prior to any change in Collateral Agent pursuant to this Section 5.20 (the “Prior Collateral Agent”) shall be deemed to have assigned all of its rights, powers and duties hereunder to the successor Collateral Agent determined in accordance with this Section 5.20 (the “Successor Collateral Agent”) and the Successor Collateral Agent shall be deemed to have accepted, assumed and succeeded to such rights, powers and duties. The Prior Collateral Agent shall cooperate with the Pledgors and such Successor Collateral Agent to ensure that all actions are taken that are necessary or reasonably requested by the Successor Collateral Agent to vest in such Successor Collateral Agent the rights granted to the Prior Collateral Agent hereunder with respect to the Collateral, including (a) the filing of amended financing statements in the appropriate filing offices, (b) to the extent that the Prior Collateral Agent holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code, the PPSA or their equivalent in any other applicable jurisdiction) (or any similar concept under foreign law) over Collateral pursuant to this Agreement or any other Security Document, the delivery to the Successor Collateral Agent of the Collateral in its possession or control together with any necessary endorsements to the extent required by this Agreement, and (c) the execution and delivery of any further documents, financing statements or agreements and the taking of all such further action that may be required under any applicable law, or that the Successor Collateral Agent may reasonably request, all without recourse to, or representation or warranty by, the Collateral Agent, and at the sole cost and expense of the Pledgors.
SECTION 5.21.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Pledgors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans under the Loan Documents, regardless of any investigation made by or on behalf of any Secured Party or any other person and notwithstanding that any Secured Party or any other person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date.
SECTION 5.22.    Secured Bank Product Obligations. No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to, any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Lender, an Issuing Bank, the Administrative Agent or Collateral Agent, and, in any such case, only to the extent expressly provided in the Loan Documents, including without limitation Article 12 of the Credit Agreement. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Collateral Agent pursuant to the terms of the Credit Agreement, including, without limitation, under Article 12 of the Credit Agreement and the appointment.
SECTION 5.23.    Judgement Currency. If, for the purposes of enforcing judgment in any court or for any other purpose hereunder or in connection herewith, it is necessary to convert a sum due hereunder in any currency into another currency, such conversion should be carried out to the extent and in the manner provided in the Credit Agreement.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written
BRIGGS & STRATTON CORPORATION
By:
    Name:
    Title:

[Signature Page to U.S. Collateral Agreement]
US-DOCS\109866925.9

[GUARANTORS]

By:
    Name:
    Title:

[Signature Page to U.S. Collateral Agreement]
US-DOCS\109866925.9

JPMORGAN CHASE BANK, N.A., as Collateral Agent
By:
    Name:
    Title:

[Signature Page to U.S. Collateral Agreement]
US-DOCS\109866925.9

Schedule I to the
U.S. Collateral Agreement

Loan Parties

[ ]

US-DOCS\109866925.9

Schedule II to the
U.S. Collateral Agreement

Pledged Stock; Pledged Debt

A.    Pledged Stock

[ ]
B.    Pledged Debt

[ ]

US-DOCS\109866925.9

Schedule III to the
U.S. Collateral Agreement
Intellectual Property

A.    U.S. and Canadian Federally Issued or Applied for Patents
U.S. and Canadian Patent Registrations:

[ ]

U.S. and Canadian Patent Applications:
[ ]

B.    U.S. and Canadian Federally Registered Copyrights
U.S. and Canadian Copyright Registrations
[ ]

C.    U.S. and Canadian Federally Registered or Applied for Trademarks
U.S. and Canadian Trademark Registrations
[ ]

U.S. and Canadian Trademark Applications
[ ]

Schedule IV to the
U.S. Collateral Agreement
Commercial Tort Claims

[ ]

US-DOCS\109866925.9

Exhibit I to the
U.S. Collateral Agreement
Form of Supplement to the U.S. Collateral Agreement
SUPPLEMENT NO. [ ˜ ] (this “Supplement”), dated as of [ ˜ ], 20[ ˜ ] to the U.S. Collateral Agreement, dated as of September 27, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), each other Pledgor (as defined therein) from time to time party thereto and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).
A.    Reference is made to the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers (as defined therein), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties party thereto.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement or the Credit Agreement, as applicable.
C.    The Pledgors have entered into the Collateral Agreement pursuant to the requirements set forth in Section 9.10 of the Credit Agreement. Section 5.16 of the Collateral Agreement provides that additional Loan Parties may become Pledgors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Collateral Agreement.
Accordingly, the New Pledgor agrees as follows:
SECTION 1. In accordance with Section 5.16 of the Collateral Agreement, the New Pledgor by its signature below becomes a Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of its Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Pledgor; provided that, for the avoidance of doubt, the Collateral shall not include any Excluded Property or Excluded Securities. Each reference to a “Pledgor” in the Collateral Agreement shall be deemed to include the New Pledgor (except as

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otherwise provided in clause (ii) of the definition of Pledgor to the extent applicable). The Collateral Agreement is hereby incorporated herein by reference.
SECTION 2. The New Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Pledgor. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. The New Pledgor hereby represents and warrants that, as of the date hereof, (a) set forth on Schedule I attached hereto is a true and correct schedule of any and all of (and, with respect to any Pledged Stock issued by an issuer that is not a Subsidiary of the Lead Borrower, correctly sets forth, to the knowledge of the New Pledgor) the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all Pledged Debt pledged hereunder in an individual principal amount in excess of $1,000,000 now owned by the New Pledgor required to be pledged in order to satisfy the Collateral and Guarantee Requirement or delivered pursuant to Section 2.2(a) and 2.2(b) of the Collateral Agreement, (b) set forth on Schedule II attached hereto is a list of any and all Intellectual Property now owned by the New Pledgor consisting of material Patents and Trademarks applied for or registered with the United States Patent and Trademark Office and material Copyrights registered with the United States Copyright Office, (c) set forth on Schedule III attached hereto is a list of any and all Commercial Tort Claims individually in excess of $5,000,000, and (d) set forth under its signature hereto is the true and correct legal name of the New Pledgor, its jurisdiction of organization and the location of its chief executive office. Schedule III hereto shall supplement Schedule IV to the Collateral Agreement.
SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Collateral Agreement) be in writing and given as provided in Section 5.1 of the Collateral Agreement.
SECTION 9. The New Pledgor agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.
IN WITNESS WHEREOF, the New Pledgor has duly executed this Supplement to the Collateral Agreement as of the day and year first above written.
[Signature Page Follows]

[NAME OF NEW PLEDGOR]
By:
    Name:
    Title:
Address:
Legal Name:
Jurisdiction of Formation:

US-DOCS\109866925.9

Schedule I to
Supplement No. __ to the
U.S. Collateral Agreement
Pledged Stock; Pledged Debt
A.    Pledged Stock

Issuer	Record Owner	Certificate No.	Number and Class	Percentage of Equity Interest Owned	Percent Pledged

B.    Pledged Debt

Payee	Payor	Principal	Date of Issuance	Maturity Date

US-DOCS\109866925.9

Schedule II to
Supplement No. __ to the
U.S. Collateral Agreement
Intellectual Property
A.    U.S. and Canadian Federally Issued or Applied for Patents Owned by [New Pledgor]
U.S. and Canadian Patent Registrations

Title	Patent No.	Issue Date

U.S. and Canadian Patent Applications

Title	Application No.	Filing Date

B.    U.S. and Canadian Federally Registered Copyrights Owned by [New Pledgor]
U.S. and Canadian Copyright Registrations

Title	Registration No.	Registration Date

C.    U.S. and Canadian Federally Registered or Applied for Trademarks Owned by [New Pledgor]
U.S. and Canadian Trademark Registrations

Mark	Registration No.	Registration Date

U.S. and Canadian Trademark Applications

US-DOCS\109866925.9

Mark	Application No.	Filing Date

US-DOCS\109866925.9

Schedule III to
Supplement No. __ to the
U.S. Collateral Agreement
Commercial Tort Claims

US-DOCS\109866925.9

Exhibit II to the
U.S. Collateral Agreement
Form of Grant of Security Interest in [Copyrights][Patents][Trademarks]
THIS GRANT OF SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS], dated as of [ ˜ ] (this “Agreement”), is made by [ ˜ ], a [ ˜ ] (the “Granting Pledgor[s]”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (as defined below).
WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of September 27, 2019 by and among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), each of the other Borrowers, the Lenders, the Issuing Banks, and JPMORGAN CHASE BANK, N.A., as administrative agent collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have agreed to make extensions of credit to the Borrowers upon the terms and conditions set forth therein; and
WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrowers under the Credit Agreement, the Grantors entered into that certain U.S. Collateral Agreement dated as of September 27, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), by and among the Lead Borrower, each of the Pledgors from time to time party thereto, and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), pursuant to which [the Granting Pledgor][each Granting Pledgor] assigned, and granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the [Copyright Collateral][Patent Collateral][Trademark Collateral] [of such Grantor] (as defined below);
WHEREAS, pursuant to the Collateral Agreement, the Granting Pledgor[s] agreed to execute and deliver this Agreement, in order to record the security interest granted to the Collateral Agent for the benefit of the Secured parties with the [United States Copyright Office][United States Patent and Trademark Office][CIPO].
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Granting Pledgor[s] hereby agrees with the Agent as follows:
SECTION 1.    Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.1(b) of the Collateral Agreement also apply to this Agreement.
SECTION 2.    Grant of Security Interest. As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may

US-DOCS\109866925.9

be, in full of the Obligations, [the][each] Granting Pledgor pursuant to the Collateral Agreement did, and hereby does, assign and pledge to the Collateral Agent, for the benefit of the Secured Parties, and grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Granting Pledgor’s right, title and interest in, to and under any and all of the following assets and properties (collectively, but excluding any Excluded Property, the “[Copyright][Patent][Trademark] Collateral”):
[: (a) all copyright rights in any work subject to the copyright laws of the United States, Canada or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, CIPO and the right to obtain all renewals thereof, including those registered United States and Canadian Copyrights listed on Schedule I; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof; and (e) all other rights accruing thereunder or pertaining thereto throughout the world;]
[all (a) all letters patent and industrial designs of the United States and Canada or the equivalent thereof in any other country or jurisdiction, and all applications for letters patent and industrial designs of the United States and Canada or the equivalent thereof in any other country or jurisdiction, including those United States and Canadian patents and patent applications listed on Schedule I; (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, including the right to exclude others from making, using, importing and/or selling the inventions or designs disclosed or claimed in any of the foregoing in the immediately preceding sub-part (a) or this sub-part (b); (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof; and (e) all other rights accruing thereunder or pertaining thereto throughout the world;]
[(a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos and other source or business identifiers, and all designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, CIPO or any similar offices in any State of the United States, any Province of Canada or any other country or any political subdivision thereof, and all renewals thereof, including those United States and Canadian registrations and applications listed on Schedule I; (b) all goodwill associated with or symbolized by the foregoing; (c) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing;

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(d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilutions or other violations thereof; and (e) all other rights accruing thereunder or pertaining thereto throughout the world (“Trademarks”);]
[provided, however, that the foregoing assignment and grant of security interest will not cover any Excluded Property, including, without limitation, any “intent-to-use” Trademark application, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any Trademark registration issued as a result of such application under applicable federal law.]
SECTION 3.    Collateral Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance of, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. [Each][The] Granting Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the IP Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 4.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.
SECTION 5.    Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Signature Pages Follow]

US-DOCS\109866925.9

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[NAME OF GRANTING PLEDGOR[S]]
By:
    Name:
    Title:

[Signature Page to Grant of Security Interest in [Copyrights][Patents][Trademarks]]
US-DOCS\109866925.9

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent,
By:
    Name:
    Title:

[Signature Page to Grant of Security Interest in [Copyrights][Patents][Trademarks]]
US-DOCS\109866925.9

Schedule I
to Grant of Security Interest in Patents
Patents Owned by [Name of Pledgor]
U.S. and Canadian Patent Registrations

Title	Patent No.	Issue Date

U.S. and Canadian Patent Applications

Title	Application No.	Filing Date

US-DOCS\109866925.9

Schedule I
to Grant of Security Interest in Copyrights
Copyrights Owned by [Name of Pledgor]
U.S. and Canadian Copyright Registrations

Title	Registration No.	Registration Date

US-DOCS\109866925.9

Schedule I
to Grant of Security Interest in Trademarks
Trademarks Owned by [Name of Pledgor]
U.S. and Canadian Trademark Registrations

Mark	Registration No.	Registration Date

U.S. and Canadian Trademark Applications

Mark	Application No.	Filing Date

I-1

US-DOCS\110931489.5

EXHIBIT J
FORM OF COMPLIANCE CERTIFICATE
[Date]
This Compliance Certificate is delivered to you pursuant to Section 9.04(c) of the Revolving Credit Agreement, dated as of September 27, 2019 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement,” the terms defined therein are used herein as therein defined), among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A, as Administrative Agent, Collateral Agent and Swingline Lender.
1.     I am a duly elected, qualified and acting Financial Officer of the Lead Borrower.
2.     I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as a Financial Officer of the Lead Borrower and not in my individual capacity.
3.     I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Lead Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default[, except as set forth below and described in detail, the nature and extent thereof and what corrective actions, if any, the Lead Borrower has taken or proposes to take with respect thereto].
4.     Attached hereto as ANNEX 2 is the reasonably detailed calculation with respect to the Consolidated Fixed Charge Coverage Ratio (it being understood that compliance with the Consolidated Fixed Charge Coverage Ratio shall only apply to the extent contemplated by Section 10.10 of the Credit Agreement).
[Signature Page Follows]

J-1

US-DOCS\110931489.5

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first set forth above.
BRIGGS & STRATTON CORPORATION,
as the Lead Borrower
By:
    Name:
    Title:

J-2

US-DOCS\110931489.5

Exhibit J
ANNEX 1
Financial Statements

1-J-1

US-DOCS\110931489.5

Exhibit J
ANNEX 2

Capitalized terms used but not defined in this Annex 2 shall have the meanings assigned to such terms in the Credit Agreement.  In the event of a conflict or discrepancy between the form of this Annex 2 and the Credit Agreement, the Credit Agreement shall govern.

Consolidated Fixed Charge Coverage Ratio

(1)    (w) EBITDA:

(a)	Consolidated Net Income of the Lead Borrower and its Subsidiaries		$_____
(b)	plus (without duplication), to the extent deducted in the determination of such Consolidated Net Income:
	(i)	Consolidated Interest Expense	$_____
(ii)
federal, state, provincial, local and foreign income Taxes (including franchise Taxes based upon income, gross receipts type Taxes imposed in lieu of income Taxes, commercial activity Taxes imposed in lieu of income Taxes and similar Taxes in the nature of income Taxes)
$_____
	(iii)	depreciation and amortization	$_____
(iv)
any non-cash losses, expenses or charges or non-cash recurring or unusual fees, costs, expenses, charges or losses (including goodwill impairments, but excluding any contra-revenue accrued in the ordinary course of business)
$_____
(v)
any other non-recurring or unusual fees, costs, expenses, charges or losses (including, without limitation, fees, costs, expenses, charges and losses arising from restructurings and discontinued operations)
$_____
(vi)
out of pocket fees, costs and expenses incurred during such period in connection with (A) any issuance, incurrence, repayment or satisfaction of Indebtedness or equity or any Qualified Securitization Transactions or Qualified Receivables Facilities, (B) any Acquisition permitted under the Credit Agreement, (C) any divestiture, (D) the credit facility evidenced by the Credit Agreement, (E) Investments permitted by the Credit Agreement, (F) litigation, arbitration and/or other legal disputes (including, without limitation, awards and settlement payments made in respect thereof) and (G) pension funding requirements
$_____

3-J-1

US-DOCS\110931489.5

(vii)
solely with respect to the four consecutive fiscal quarter periods ending on or about September 29, 2019, December 31, 2019 and March 31, 2020, such non-recurring cash charges as have been specifically disclosed by reference to this clause to the Lenders on or prior to the date of the Credit Agreement in an aggregate amount not to exceed $30,587,000 (for the period ending September 29, 2019), $19,957,000 (for the period ending on or about December 31, 2019) and $7,687,000 (for the period ending on or about March 31, 2020) (it being understood and agreed that, for the avoidance of doubt, such amounts may not be added back for any period ending after March 31, 2020)
$_____
(viii)
costs, expenses, charges and losses arising from liability or casualty and condemnation events, takings under power of eminent domain and similar events or business interruption, restructurings and discontinued operations, but solely to the extent covered by insurance and actually reimbursed or with respect to which the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, and only to the extent that such amount is (1) not denied by the applicable carrier in writing within 180 days (with a deduction for any amount so added back and then denied within such 180-day period) and (2) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)
$_____
(ix)
any cost or expense for performance share units and/or performance units awarded pursuant to the Briggs & Stratton Corporation 2017 Omnibus Incentive Plan, as the same may be amended, restated, replaced, supplemented and/or otherwise modified from time to time
$_____
(c)	minus (without duplication), to the extent included in the determination of such Consolidated Net Income:
(i)
non-cash gains and non-cash non-recurring or unusual gains, but excluding (A) accrual of revenue in the ordinary course, (B) any non-cash gains or other items increasing EBITDA which represent the reversal of any accrual of, or reserve for, anticipated cash changes in any prior period that reduced EBITDA in an earlier period and (C) any items for which cash was received in any prior period
$_____
(ii)
any non-cash charges, losses, costs or expenses described in item (b)(iv) above that were added back in the determination of EBITDA for a prior period, to the extent such items have become cash charges during the current period
$_____
	EBITDA (item 1(w)) equals Consolidated Net Income (item 1(a) above) plus the sum of items (1)(b)(i) through (1)(b)(ix) above, less the sum of items (1)(c)(i) through (1)(c)(ii) above	$_____
	(x) Capital Expenditures of the Lead Borrower and its Subsidiaries paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness under the Credit Agreement)) for such period	$_____

(y) the amount of cash payments made during such period (net of cash refunds received during such period) by the Lead Borrower and its Subsidiaries in respect of federal, state, local and foreign income taxes during such period
$_____

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(z) Dividends permitted by Section 10.06(d), (g), (h), (j) or (l) paid in cash for such period	$_____
(2)	Consolidated Fixed Charges of the Lead Borrower and its Subsidiaries:
(a)	Consolidated Interest Expense for such period to the extent paid in cash (or accrued and payable on a current basis in cash)	$_____
(b)
the aggregate amount of scheduled amortization payments of principal made during such period in respect of long-term Consolidated Indebtedness (excluding any scheduled payment at maturity, including the scheduled payment at maturity of the Senior Notes)
$_____
(c)
the aggregate amount by which the U.S. Fixed Asset Advance has been reduced due to each decrease in the Equipment Amortization Factor, the Real Property Amortization Factor and the Trademark Amortization Factor during such period
$_____
Consolidated Fixed Charges equals (2)(a) plus (2)(b) plus (2)(c) above	$_____
Consolidated Fixed Charge Coverage Ratio: (A) Item 1(w) above, minus item 1(x) above, minus item 1(y) above, minus item 1(z) above	$_____
to
(B) Consolidated Fixed Charges (Item 2 above)	$_____
____: 1.00

US-DOCS\110931489.5

EXHIBIT K
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors][Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to the [Assignee][respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from the [Assignor][ respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the [Assignor’s][respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the [Assignor][respective Assignors] as further detailed below (including without limitation any guarantees), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the [Assignor (in its capacity as a Lender)][ respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:

    Assignor is [not] a Defaulting Lender

US-DOCS\110931489.5

2.     Assignee[s]:

    [for each Assignee, indicate if an Affiliate or an Approved Fund of [identify Lender]]
3.    Lead Borrower:     Briggs & Stratton Corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Revolving Credit Agreement, dated as of September 27, 2019, among Briggs & Stratton Corporation, the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender

6.    Assigned Interest[s]:

Assignor[s]	Assignee[s]	Class/ Facility Assigned	Amount of Commitment/ Revolving Loans for all Lenders		Amount of Commitment/ Revolving Loans Assigned		Percentage Assigned of Commitment/ Revolving Loans[8]		CUSIP Number
			Class/ Facility	Aggregate	Class/ Facility	Aggregate	Class/ Facility	Aggregate
			$	$	$	$	%	%
			$	$	$	$	%	%
			$	$	$	$	%	%

[7.    Trade Date:     ______________]

US-DOCS\110931489.5

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:
    Title:
[NAME OF ASSIGNOR]
By:
    Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:
    Title:
[NAME OF ASSIGNEE]
By:
    Title:

US-DOCS\110931489.5

Consented to and Accepted:
[JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:
    Title:]
[[_____________],
as Issuing Bank
By:
    Title:]
[[_____________],
as Swingline Lender
By:
    Title:]
[Consented to:
BRIGGS & STRATTON CORPORATION
By:
    Title:]

US-DOCS\110931489.5

ANNEX 1
CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Transferee (subject to such consents, if any, as may be required under Section 13.04 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the Lender Loss Sharing Agreement, in each case as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, in each case duly completed and executed by [the][such]

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Assignee and (viii) it is not a Disqualified Institution or, to the extent if the status as a Swiss Non-Qualifying Lender causes a breach of any Swiss Non-Bank Rules, a Swiss Non-Qualifying Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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